UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Avid Bioservices, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Avid Bioservices, Inc.
14191 Myford Road
Tustin, California 92780
Dear Avid Bioservices, Inc. Stockholder:
You are cordially invited to attend a virtual special meeting (such meeting, including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Avid Bioservices, Inc. (“Avid” or the “Company”) to be held virtually on January 30, 2025, at 10:00 a.m. Pacific time at www.virtualshareholdermeeting.com/CDMO2025SM.
At the Special Meeting, you will be asked to consider and vote on (1) a proposal to adopt the Agreement and Plan of Merger, dated November 6, 2024 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Avid, Space Finco, Inc., a Delaware corporation (“Parent”), and Space Mergerco, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) and approve the Merger (as defined below) (the “Merger Agreement Proposal”), (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Avid’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (3) a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement Proposal if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting (the “Adjournment Proposal”). Parent and Merger Sub are owned by funds managed by affiliates of GHO Capital Partners LLP (“GHO”) and Ampersand Capital Partners (“Ampersand”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Avid, and as a result of which the separate existence of Merger Sub will cease, and Avid will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).
If the Merger is completed, you will be entitled to receive $12.50 in cash, without interest and subject to any withholding of taxes required by applicable law, for each share of Avid common stock (the “common stock”) that you own (unless you have properly exercised your appraisal rights), which represents a premium of approximately: (i) 13.8% to the closing price of Avid’s common stock of $10.98 on November 6, 2024, the last full trading day prior to the announcement of the transaction (the “Unaffected Date”); (ii) 21.9% to the volume-weighted average price of Avid’s common stock for the twenty (20) day period ending on the Unaffected Date; and (iii) 50.1% to the volume-weighted average price of Avid’s common stock for the six (6) month period ending on the Unaffected Date.
The Company’s Board of Directors (the “Board of Directors”), after considering the factors more fully described in the accompanying proxy statement, has unanimously: (i) determined that the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger, are advisable, and in the best interest of, Avid and its stockholders; (ii) authorized and approved the execution, delivery and performance by Avid of the Merger Agreement and the consummation of the Transactions, including the Merger; and (iii) subject to the terms and conditions of the Merger Agreement, resolved to recommend that Avid’s stockholders adopt the Merger Agreement and approve the Merger and the Transactions. The Board of Directors unanimously recommends, on behalf of Avid, that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We urge you to read the proxy statement, its annexes, including, but not limited to, the Merger Agreement, and any document incorporated by reference carefully and in their entirety.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting virtually, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote virtually, your vote will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of a majority of the shares of Avid’s common stock that are issued and outstanding as of the close of business on December 11, 2024, which is the record date for the Special Meeting.
If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
7 Penn Plaza, #503
New York, NY 10001
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

/s/ Joseph Carleone	/s/ Nicholas S. Green
Joseph Carleone, Ph.D.	Nicholas S. Green
Chairman of the Board of Directors	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the Transactions, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated December 18, 2024, and, together with the enclosed form of proxy card, is first being mailed on or about December 18, 2024 to our stockholders of record entitled to vote at the Special Meeting.

Avid Bioservices, Inc.
14191 Myford Road
Tustin, California 92780
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 30, 2025
Notice is hereby given that a virtual special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Avid Bioservices, Inc., a Delaware corporation (“Avid” or the “Company”), will be held virtually on January 30, 2025, at 10:00 a.m. Pacific time at www.virtualshareholdermeeting.com/CDMO2025SM, for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated November 6, 2024, (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Avid, Space Finco, Inc., a Delaware corporation (“Parent”), and Space Mergerco, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) and approve the Merger (as defined below) (the “Merger Agreement Proposal”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Avid, and as a result of which the separate existence of Merger Sub will cease, and Avid will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

2.
To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Avid’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement Proposal if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

Only stockholders of record as of the close of business on December 11, 2024, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Company’s Board of Directors unanimously recommends, on behalf of Avid, that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
All stockholders are invited to attend the Special Meeting virtually. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.

/s/ Joseph Carleone	/s/ Nicholas S. Green
Joseph Carleone, Ph.D.	Nicholas S. Green
Chairman of the Board of Directors	President and Chief Executive Officer

Dated: December 18, 2024

AVID BIOSERVICES, INC.
14191 Myford Road
Tustin, California 92780
IMPORTANT NOTICE REGARDING THE PROXY MATERIALS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 30, 2025
The accompanying proxy statement is available on the investor relations page of our website at https://ir.avidbio.com. The information provided on, or accessible through, our website is not part of the proxy statement, and therefore is not incorporated therein by reference. The accompanying proxy statement is dated December 18, 2024 and is first being mailed on or about December 18, 2024 to all stockholders of record entitled to vote at the Special Meeting.
A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination during regular business hours for the ten (10) days prior to the Special Meeting at our headquarters, located at 14191 Myford Road, Tustin, California 92780. Stockholders may examine the list for any legally valid purpose related to the Special Meeting. If you would like to examine the list, please contact our corporate secretary to schedule an appointment by calling (800) 987-8256 or writing to him at the address above.
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting in the manner described in the accompanying proxy statement.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.
If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote virtually at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal (as defined below).
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
7 Penn Plaza, #503
New York, NY 10001
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Space Mergerco, Inc. with and into Avid Bioservices, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement (as defined below) is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Avid,” the “Company,” “we,” “our,” “us” and similar words refer to Avid Bioservices, Inc., including, in certain cases, our subsidiary. Throughout this proxy statement, we refer to Space Finco, Inc. as “Parent” and Space Mergerco, Inc. as “Merger Sub.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated November 6, 2024, by and among Avid, Parent and Merger Sub, as the “Merger Agreement,” our common stock, par value $0.001 per share, as “common stock” and the holders of our common stock as “stockholders.”
The Special Meeting
Date, Time, Place and Purpose of the Special Meeting
A special meeting of Avid stockholders to consider and vote on the Merger Agreement Proposal, the Compensation Proposal and, if necessary or appropriate, the Adjournment Proposal, each as defined below, will be held virtually on January 30, 2025, at 10:00 a.m. Pacific time at www.virtualshareholdermeeting.com/CDMO2025SM (the “Special Meeting”).
At the Special Meeting, stockholders of record as of the close of business on December 11, 2024 (the “Record Date”) will be asked to consider and vote on:
•	a proposal to adopt the Merger Agreement and approve the Merger (such proposal, the “Merger Agreement Proposal”);
•
a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Avid’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Transactions”) (such proposal, the “Compensation Proposal”); and

•
a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement Proposal if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting (such proposal, the “Adjournment Proposal”).

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.
Record Date; Shares Entitled to Vote; Quorum
You are entitled to receive notice of, and vote at, the Special Meeting if you owned shares of common stock at the close of business on the Record Date. Each stockholder shall be entitled to one (1) vote for each such share of common stock owned at the close of business on the Record Date on all matters properly coming before the Special Meeting. As of the Record Date, there were 63,963,302 shares of common stock outstanding and entitled vote at the Special Meeting. A quorum is necessary to approve the Merger Agreement Proposal and the Compensation Proposal. A quorum is the minimum number of shares required to be present at the Special Meeting for the meeting to be properly held under our bylaws and Delaware law. The holders of a majority of the common stock issued and outstanding and entitled to vote at the Special Meeting, as of the close of business on the Record Date, present virtually or represented by proxy, will constitute a quorum at the Special Meeting. Your shares of common stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), if you vote at the Special Meeting or if you attend the Special Meeting but abstain from voting. The Special Meeting may be adjourned whether or not a quorum is present.

Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the common stock issued and outstanding as of the close of business on the Record Date is required to approve the Merger Agreement Proposal. Because the required vote for the Merger Agreement Proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the Special Meeting (including by abstaining), or fail to instruct your broker on how to vote, such failure will have the same effect as votes cast “AGAINST” the Merger Agreement Proposal. As of December 11, 2024, the Record Date for the Special Meeting, 31,981,652 shares constitute a majority of the issued and outstanding shares of common stock.
Under our bylaws, approval of the Compensation Proposal and the Adjournment Proposal each require the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Special Meeting and entitled to vote on the subject matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will have the effect of a vote “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal.
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present. However, because none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, Avid does not expect any broker non-votes at the Special Meeting. As such, if you fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted towards a quorum at the Special Meeting.
Shares Held by Avid’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 725,178 shares of common stock, representing approximately 1.1% of the shares of common stock outstanding on the Record Date (and approximately 6.6% of the shares of common stock outstanding when taking into account Company Options, Company RSUs and Company PSUs (each as defined below), as applicable, held in the aggregate by our directors and executive officers).
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.
The Merger
Parties Involved in the Merger
Avid Bioservices, Inc.
Headquartered in Tustin, California, Avid is a dedicated biologics contract development and manufacturing organization working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies. Avid’s common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “CDMO.” The principal executive offices of Avid are located at 14191 Myford Road, Tustin, California 92780 and its telephone number is (800) 987-8256.
Space Finco, Inc.
Parent is a Delaware corporation that was formed on October 30, 2024, solely for the purpose of engaging in the Transactions. Parent is currently owned by funds managed by affiliates of GHO Capital Partners LLP (“GHO”). At the consummation of the Merger (the “Closing”), Parent will be owned by funds managed by affiliates of GHO and Ampersand Capital Partners (“Ampersand”). Parent has not engaged in any business activities other than in connection with the Transactions and the related equity financing and debt financing transactions. Immediately following the Closing, Avid will be an indirect wholly owned subsidiary of Parent. The principal executive offices of Parent are located at c/o GHO Capital Partners LLP, 21 St James’s Square, London SW1Y 4JZ and its telephone number is +44-20-3700-7440.
Space Mergerco, Inc.
Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of Parent and was formed on October 30, 2024, solely for the purpose of engaging in the Transactions. Merger Sub has not engaged in any business activities other than in connection with the Transactions and the related equity financing and debt financing transactions. Immediately following the Closing, Merger Sub will cease to exist and Avid will continue as the surviving corporation and an indirect wholly owned subsidiary of Parent (the “Surviving Corporation”). The principal executive offices of Merger Sub are located at c/o GHO Capital Partners LLP, 21 St James’s Square, London SW1Y 4JZ and its telephone number is +44-20-3700-7440.
In connection with the Transactions, each of (i) (x) GHO Capital IV USD LP, (y) GHO Capital IV EUR LP, and (z) GHO Capital IV EUR 2 LP, each acting by its general partner, GHO GP IV LP, acting by its general partner, GHO GP IV Ltd, whose registered office is at Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Island, (ii) Space Co-Invest LP, (iii) Space Co-Invest (US) LP, and (iv) Ampersand 2023 Limited Partnership (collectively, the “Equity Financing Parties”) have delivered an equity commitment letter (each, an “Equity Commitment Letter” and together, the “Equity Commitment Letters”) to Parent, pursuant to which, upon the terms and subject to the conditions set forth in such Equity Commitment Letters, the Equity Financing Parties have committed to capitalize Parent at the Closing (the “Equity Financing”). The Equity Financing Parties may assign some or all of their respective obligations under the Equity Commitment Letters to any of their respective affiliates, co-investment funds or, subject to certain conditions being met, other investors. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.” In addition, Parent and/or one of its affiliates has obtained debt financing commitments for the Transactions.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below), Merger Sub will merge with and into Avid, and as a result of which the separate existence of Merger Sub will cease, and Avid will continue as the surviving corporation and an indirect wholly owned subsidiary of Parent. As a result of the Merger, Avid’s common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, Avid’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Avid will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree in writing and specify in the certificate of merger).
Effect on Avid if the Merger is Not Completed
If the Merger Agreement is not adopted by Avid stockholders, or if the Merger is not completed for any other reason:
(i)	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;
(ii)
(a) Avid will remain an independent public company, (b) Avid’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (c) Avid will continue to file periodic reports with the SEC; and

(iii)
under certain specified circumstances, Avid will be required to pay Parent a termination fee of $32,000,000 (the “Company Termination Fee”) upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Termination Fee.”

Merger Consideration
Avid Common Stock
At the Effective Time, and without any further action on the part of the parties or any Avid stockholder, each share of common stock then outstanding immediately prior to the Effective Time (except for shares of common stock (i) owned or held by the Company or any direct or indirect wholly owned subsidiary of the Company or held in the Company’s treasury (other than, in each case, shares of common stock held in a fiduciary or agency capacity and beneficially owned by third parties); (ii) owned or held by Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of Parent; and (iii) held by stockholders (a) who are entitled to demand appraisal rights under Section 262 of the DGCL, (b) who have properly exercised and perfected their respective demands for appraisal of such shares of common stock in the time and manner provided in Section 262 of the DGCL, and (c) as of the Effective Time have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such shares of common stock, the “Dissenting Shares”)) will be cancelled and cease to exist and automatically converted into the right to receive $12.50 in cash, without interest (the “Merger Consideration” or “Per Share Merger Consideration”), subject to any withholding of taxes required by applicable law.
At or immediately prior to the Effective Time, Parent will deposit, or cause to be deposited, sufficient funds to pay the aggregate Per Share Merger Consideration with Broadridge Financial Solutions, Inc. (the “Paying Agent”) for payment of each share of common stock owned by each stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Treatment of Company Options, RSUs and PSUs
The Company from time to time has granted under its equity incentive plans awards of (i) options to purchase shares of Avid common stock (each, a “Company Option”), (ii) restricted stock units covering shares of Avid common stock subject to time-based vesting (each a “Company RSU”) and (iii) restricted stock units covering shares of Avid common stock subject to performance-based vesting conditions (each a “Company PSU”).
The Merger Agreement provides that each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time, and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess of the Per Share Merger Consideration over the exercise price payable per share under such Company Option, less applicable tax withholdings. Each Company Option with a per share exercise price that is equal to or greater than the Per Share Merger Consideration will be cancelled at the Effective Time without payment of consideration and have no further force or effect.
Each Company PSU that is outstanding as of immediately prior to the Effective Time, will, immediately prior to the Effective Time, to the extent unvested, vest in accordance with its terms at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time, and each such Company PSU will be cancelled and converted into solely the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares (determined at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time) issuable in settlement of such Company PSU immediately prior to the Effective Time without regard to vesting, multiplied by (ii) the Per Share Merger Consideration, less applicable tax withholdings.
Each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares issuable in settlement of such Company RSU immediately prior to the Effective Time without regard to vesting, multiplied by (ii) the Per Share Merger Consideration, less applicable tax withholdings.

For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Merger Consideration—Treatment of Company Options, RSUs and PSUs.”
Treatment of Purchase Rights under Avid’s 2010 Employee Stock Purchase Plan
The Merger Agreement generally provides that as soon as practicable following the date of the Merger Agreement, the Company will take all actions with respect to Avid’s 2010 Employee Stock Purchase Plan (the “Avid ESPP”) that are necessary to provide that: (i) subject to the consummation of the Merger, the Avid ESPP will terminate effective immediately prior to the Effective Time; (ii) with respect to any offering periods in effect as of the date of the Merger Agreement, no employee who is not a participant in the Avid ESPP as of the date of the Merger Agreement may become a participant in the Avid ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for such offering periods; (iii) if such offering periods terminate prior to the Effective Time, then the Avid ESPP will be suspended and no new offering period will be commenced under the Avid ESPP prior to the termination of the Merger Agreement; and (iv) if an offering period in effect on the date of the Merger Agreement is still in effect at the Effective Time, then the last day of such offering period will be accelerated to a date prior to the Closing reasonably agreed by the parties.
Recommendation of the Avid Board of Directors
After considering various factors described in this proxy statement under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors unanimously: (i) determined the Merger Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of, Avid and its stockholders; (ii) authorized and approved the execution, delivery and performance by Avid of the Merger Agreement and the consummation of the Transactions, including the Merger; and (iii) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the Avid stockholders adopt the Merger Agreement and approve the Merger and the Transactions.
The Board of Directors also recommends that Avid stockholders vote: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
Prior to receipt of the required stockholder approval, under certain specified circumstances, the Board of Directors may withdraw or change the foregoing recommendation in favor of the Merger Agreement Proposal if the Board of Directors determines in good faith, after consultation with Avid’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors to Avid’s stockholders under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing Parent four (4) business days to propose revisions to the terms of the Merger Agreement or make another proposal (as further described in the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—The Board of Directors’ Recommendation; Company Adverse Change Recommendation”). The termination of the Merger Agreement by Parent following the withdrawal by the Board of Directors of its recommendation that the stockholders adopt the Merger Agreement as a result thereof will result in the payment by Avid of the Company Termination Fee. The termination of the Merger Agreement by the Company following the Board of Directors’ authorization for the Company to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Conduct of Business Pending the Merger—No Solicitation of Other Offers”) will result in the payment by Avid of the Company Termination Fee. For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—The Board of Directors’ Recommendation; Company Adverse Change Recommendation.”
Opinion of Moelis & Company LLC
In connection with the Merger, at the meeting of the Board of Directors on November 6, 2024 to evaluate and approve the Merger, the Board of Directors received an oral opinion, which was confirmed by delivery of a written opinion, dated November 6, 2024, from Avid’s financial advisor, Moelis & Company LLC, referred to as Moelis, that the Merger Consideration to be received in the Merger by Avid stockholders was fair from a financial point of view as of the date of such opinion.
The full text of Moelis’ written opinion dated November 6, 2024, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use of the Board of Directors (solely in its capacity as such) in its evaluation of the Merger Consideration. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration and does not address Avid’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to Avid. Moelis’ opinion does not constitute a recommendation to any stockholder of Avid as to how such stockholder should vote or act with respect to the Merger or any other matter.
Interests of Avid’s Directors and Executive Officers in the Merger
When considering the foregoing recommendation of the Board of Directors that you vote to approve the Merger Agreement Proposal, Avid stockholders should be aware that Avid’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Avid stockholders more generally. In (i) evaluating and negotiating the Merger Agreement, (ii) approving the Merger Agreement and the Merger and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:
•
at the Effective Time of the Merger, each Avid executive officers’ Company Options, Company RSUs and Company PSUs will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—Treatment of Company Options, RSUs and PSUs”;

•
Avid’s executive officers may become eligible to receive their target annual bonus under Avid’s Annual Cash Bonus Plan for the current fiscal year shortly following Closing, as described in the section entitled “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—Treatment of Annual Bonuses”;

•
continued eligibility for Avid’s executive officers to remain employed through and following the Closing pursuant to the existing terms of their employment arrangement, including their eligibility to receive severance payments and benefits (including equity award vesting acceleration) under their existing arrangements with Avid, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control”;

•
continued eligibility for Avid’s executive officers to receive certain compensation and benefits for one (1) year following the Closing, as described in the section entitled “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—Employee Benefits Matters”;

•
early receipt of vested and earned amounts distributable pursuant to the termination of the Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”), as described in the section entitled “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—Treatment of Deferred Compensation Plan”;

•
Avid’s executive officers are eligible to receive acceleration of vesting, payment, settlement and/or income inclusion into the 2024 calendar year of (i) Company RSUs and Company PSUs, (ii) their target annual bonus under our Annual Cash Bonus Plan for the current fiscal year, and (iii) receipt of amounts payable pursuant to the termination of the Deferred Compensation Plan, as described in the section entitled “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—280G Mitigation Actions”;

•
eligibility of Avid’s non-employee directors to receive accelerated vesting of their Company RSUs, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—Treatment of Company Options, RSUs and PSUs”;

•
eligibility of Avid’s non-employee directors to continue to receive annual director awards and cash retainers prior to the Closing, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—Interim Director Compensation”;

•
eligibility of Avid’s executive officers to accelerate the purchase of shares subject to their purchase rights under the Avid ESPP, as described in the section entitled “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—Treatment of Purchase Rights under the Avid ESPP”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the Merger Agreement Proposal is approved, the shares of common stock held by Avid directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger.”
Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. Parent and Merger Sub have represented to Avid that, assuming the Equity Financing (as defined below) is funded in accordance with the Equity Commitment Letters and assuming the satisfaction of the conditions set forth in the Merger Agreement, Parent and Merger Sub will have available to them sufficient funds to pay the aggregate Merger Consideration, any payments required to be made on or after the Closing under the 2029 Indenture in respect of the 2029 Convertible Notes as a result of the Transactions and the fees and expenses required to be paid at the Closing by Parent and Merger Sub under the Merger Agreement. This includes funds needed to: (i) pay Avid stockholders the amounts due under the Merger Agreement for their Avid common stock, (ii) make payments in respect of our outstanding Company Options, Company RSUs, and Company PSUs payable at Closing pursuant to the Merger Agreement, (iii) pay and discharge any outstanding indebtedness of the Company required to be repaid at Closing pursuant to the Merger Agreement, and (iv) all fees, costs and expenses required to be paid at Closing pursuant to the Merger Agreement (collectively, the “Required Amounts”). We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the Closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $1,120,000,000.
In connection with the financing of the Merger, Parent and/or Merger Sub has obtained debt and equity commitments as described below. For more information, please refer to the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Equity Financing
In connection with the execution of the Merger Agreement, the Equity Financing Parties have delivered the Equity Commitment Letters (together with the Debt Commitment Letter, the “Financing Letters”) to Parent, pursuant to which, upon the terms and subject to the conditions set forth in the Equity Commitment Letters, the Equity Financing Parties have committed to contribute an aggregate amount of up to $1,120,000,000 (the “Equity Financing,” and together with the Debt Financing, the “Financing”) to Parent in connection with the Merger solely for the purpose of funding, and to the extent necessary to fund, the Required Amounts pursuant to the Merger Agreement. The Equity Financing Parties may assign some or all of their respective obligations under the Equity Commitment Letters to any of their respective affiliates, co-investment funds or, subject to certain conditions being met, other investors. Avid is an express third-party beneficiary of the Equity Commitment Letters with respect to enforcing Parent’s right to cause the Equity Financing Parties to fund their respective commitments under their Equity Commitment Letter in accordance with such Equity Commitment Letter, and to cause Parent to enforce its rights against such Equity Financing Party to perform its funding obligations under such Equity Commitment Letter, in each case subject to (i) the limitations and conditions set forth in such Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.
Debt Financing
Parent has entered into a debt commitment letter (the “Debt Commitment Letter”) with MidCap Financial Trust (the “Debt Commitment Party”), pursuant to which, subject to the terms and conditions set forth therein, the Debt Commitment Party has committed to provide debt financing in an aggregate principal amount of up to $235.0 million, of which up to $165.0 million will be available at Closing in the form of initial term loans to consummate the Merger and pay related fees, costs and expenses (the “Debt Financing”). The Debt Commitment Party’s obligation to provide the Debt Financing is subject to certain conditions, including, but not limited to, the following (subject to certain exceptions and qualifications as set forth in the Debt Commitment Letter):
•	since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement) that is continuing as of the date of the Debt Commitment Letter;
•
the consummation of the Merger substantially concurrently with the initial funding of the Debt Financing and in accordance with the Merger Agreement in all material respects and without any amendments or waivers that are material and adverse to the Debt Commitment Party;

•	the making of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the loan documents;
•	the Equity Financing shall be made substantially concurrently with the initial funding of the Debt Financing; and
•
the (i) delivery of (A) certain required financial information regarding the Company and its subsidiaries, (B) certain customary closing certificates, (C) customary documentation relating to “know your customer” and anti-money laundering rules and regulations and (ii) the payment of fees required to be paid by Parent on the closing date.

The Debt Commitment Party’s commitments under the Debt Commitment Letter automatically terminate upon the earliest to occur of: (i) five (5) business days after the Termination Date (as defined in the Merger Agreement), which shall not be extended beyond 11:59 p.m. Eastern Time on November 6, 2025, (ii) the initial funding date of the Debt Financing under the Debt Commitment Letter, (iii) the date of the valid termination of the Merger Agreement in accordance with its terms prior to the consummation of the Merger, and (iv) the consummation of the Merger without the funding of the Debt Financing.
As of the date hereof, the documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.
Limited Guarantees
In addition and also concurrently with the execution of the Merger Agreement, the Equity Financing Parties have entered into limited guarantees (each, a “Limited Guarantee”), pursuant to which such Equity Financing Parties have agreed, on a several and not joint basis, to guarantee the payment and performance of such Equity Financing Party’s respective pro rata percentage of Parent’s obligation to (a) pay Avid (i) a termination fee of $64,000,000 (the “Reverse Termination Fee”) or the Regulatory Termination Fee (as defined below) and (ii) enforcement expenses related to the Reverse Termination Fee or Regulatory Termination Fee (as defined below) and (b) reimburse and indemnify Avid with respect to certain expenses in connection with Parent’s debt financing and pay certain other amounts required under the Merger Agreement, in each case subject to an aggregate cap in the amount of $64,000,000 plus the actual amount of the Company’s enforcement expenses and reimbursement obligations, and an individual cap applicable to each Equity Financing Party equal to such Equity Financing Party’s specified percentage share of the guaranteed obligations. Each Equity Financing Party may assign some or all of their respective obligations under its Limited Guarantee to any persons who have been allocated a portion of its investment in accordance with the terms of its Equity Commitment Letter.
Financing Cooperation
Each of Parent and Merger Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the financing described in the Financing Letters.
Avid has agreed to use its reasonable best efforts to provide to Parent and Merger Sub such reasonable cooperation as is requested by Parent in connection with the arrangement of the financing contemplated by the Debt Commitment Letter, subject to the terms set forth in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Cooperation with the Financing.”
Appraisal Rights
If the Merger is consummated and certain conditions are met, Avid stockholders who continuously hold shares of Avid common stock through the Effective Time, who do not vote in favor of the Merger Agreement Proposal and who are entitled to and otherwise properly demand and exercise, and do not effectively withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the DGCL, will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Avid common stock (exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any), as determined by the court, as described further below in lieu of receiving the Merger Consideration if the Merger is completed. The amount determined to be fair value by the court will be determined as of the Effective Time and could be more than, the same as or less than the Per Share Merger Consideration for Avid common stock. Voting “AGAINST” or failing to vote “FOR” the Merger Agreement Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.
Due to the complexity of the appraisal process, Avid stockholders who wish to seek appraisal of their shares or who wish to preserve their rights to do so should review Annex C carefully and are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights.
To exercise appraisal rights, Avid stockholders must: (i) submit a written demand for appraisal to Avid before the stockholder vote is taken on the Merger Agreement Proposal at the Special Meeting; (ii) not submit a proxy or otherwise vote in favor of the Merger Agreement Proposal; (iii) continue to hold shares of Avid common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Avid unless certain stock ownership conditions are satisfied by the Avid stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Material U.S. Federal Income Tax Consequences of the Merger
The receipt of cash by U.S. Holders (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for shares of Avid common stock in the Merger will be a taxable transaction to Avid stockholders for U.S. federal income tax purposes. Such receipt of cash by a U.S. Holder generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Avid common stock surrendered in the Merger by such U.S. Holder. Backup withholding may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.
A Non-U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Avid common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding unless the Non-U.S. Holder complies with certain certification procedures under the backup withholding rules or otherwise establishes a valid exemption from backup withholding.
Avid stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Avid stockholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.
Regulatory Approvals Required for the Merger
Under the Merger Agreement, Avid and Parent have agreed to use reasonable best efforts to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include, for example, notifications pursuant to, and obtaining the expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
On November 21, 2024, Avid and Parent made the filings required to be made under the HSR Act.
The Merger Agreement further provides that Parent will be required to pay Avid a termination fee of $32,000,000 (the “Regulatory Termination Fee”) in the event that the Merger Agreement is terminated under certain specified circumstances. Specifically, the Regulatory Termination Fee is payable to Avid by Parent if, the Merger

Agreement is terminated under certain specified circumstances and after January 31, 2025, Parent or any of its affiliates acquired or agreed to acquire, or publicly announced the intent to acquire, any assets, business, division or any person that is a material, direct competitor, and such acquisition was a proximate cause of the failure of the parties to receive any consents or approvals necessary in connection with the Merger under applicable antitrust laws.
For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.”
Proposal 1: The Merger Agreement Proposal
Conduct of Business Pending the Merger
No Solicitation of Other Offers
Under the Merger Agreement, during the period between the signing of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (the “Pre-Closing Period”), Avid may not, among other actions: (i) solicit, initiate, induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal (as defined below) or any Acquisition Inquiry (as defined below), (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information relating to the Company or any of its subsidiaries or afford to any other person access to the business, properties, assets, books, or records, or to any personnel of the Company or its subsidiaries in connection with, or for the purpose of, soliciting, initiating, inducing the making, submission or announcement of or knowingly facilitating or encouraging, an Acquisition Proposal (as defined below) or any Acquisition Inquiry (as defined below), or (iii) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, subject to a customary “fiduciary out” provision that allows Avid, under certain specified circumstances, to provide information to, and to participate in discussions and engage in negotiations with, third parties with respect to an unsolicited alternative acquisition proposal if the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such alternative acquisition proposal constitutes or would reasonably be expected to lead to a proposal more favorable to the Company’s stockholders (solely in their capacities as such) from a financial point of view as compared to the Transactions, taking into account certain specified considerations. For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Conduct of Business Pending the Merger—No Solicitation of Other Offers.”
Notwithstanding the foregoing restrictions, under certain specified circumstances, from the date of the Merger Agreement to the receipt of the required stockholder approval, if Avid, its subsidiaries or any of their representatives receives an unsolicited written Acquisition Proposal, which was made or renewed on or after the date of the Merger Agreement and did not result from a material breach of the non-solicitation obligations in the Merger Agreement, Avid and its representatives may take certain actions which would otherwise be prohibited if, and only if, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and the failure to take any such action would reasonably be expected to be to be inconsistent with the Board of Directors’ fiduciary duties under applicable law.
If Avid terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, Avid must pay a termination fee of $32,000,000 to Parent. For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—The Board of Directors’ Recommendation; Company Adverse Change Recommendation.”
Conditions to the Closing of the Merger
The obligations of Avid, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:
•	the approval of the Merger Agreement Proposal by the requisite affirmative vote of Avid stockholders;
•
the expiration or earlier termination of the applicable waiting period under the HSR Act and receipt of any required consents, registrations, declarations, notices or filings from governmental bodies as set forth in the disclosure schedule to the Merger Agreement; and

•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental body.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:
•
the representations and warranties of Avid relating to due organization and good standing; certain aspects of Avid’s authority; the binding nature of the Merger Agreement; anti-takeover laws; non-contravention of Avid’s certificate of incorporation or bylaws (or similar organizational documents); certain aspects of Avid’s capitalization; and brokers and other advisors that are not qualified by materiality or Material Adverse Effect being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and that are qualified by materiality or Material Adverse Effect being true and correct in all respects (without disregarding such materiality or Material Adverse Effect qualifications) as of the date of the Merger Agreement and as of the closing date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time);

•
the representations and warranties of Avid relating to its capital structure being true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the closing date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time);

•
the other representations and warranties of Avid not relating to due organization and good standing; certain aspects of Avid’s authority; the binding nature of the Merger Agreement; anti-takeover laws; non-contravention of Avid’s certificate of incorporation or bylaws (or similar organizational documents); certain aspects of Avid’s capitalization; and brokers and other advisors being true and correct without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Material Adverse Effect”, as of the date of the Merger Agreement and as of the closing of the Merger (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the closing date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	Avid having complied with or performed in all material respects all of Avid’s covenants and agreements that Avid is required to comply with or perform at or prior to the Effective Time;
•	the absence of any Material Adverse Effect having occurred since the date of the Merger Agreement that is continuing as of the Effective Time; and
•
the receipt by Parent and Merger Sub of a certificate of Avid, validly executed for and on behalf of Avid and in its name by a duly authorized executive officer or chief financial officer of Avid, certifying that the conditions set forth in the preceding five (5) bullets have been satisfied.

The obligation of Avid to consummate the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Avid:
•
the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the closing date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

•
Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Effective Time; and

•
the receipt by Avid of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions described in the preceding two (2) bullets have been satisfied.

For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Conditions to the Closing of the Merger.”
Termination of the Merger Agreement
In addition to the circumstances described above, Parent and Avid have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or final and non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured failure of any representations and warranties in the Merger Agreement to be true and accurate, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Eastern Time, on May 6, 2025 (subject to an automatic extension until 11:59 p.m. Eastern Time on November 6, 2025 under certain circumstances), and if Avid stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain circumstances, Avid is required to pay Parent a Company Termination Fee equal to $32,000,000, and Parent is required to pay Avid a Reverse Termination Fee equal to $64,000,000 or a Regulatory Termination Fee equal to $32,000,000. For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Termination Fee.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”
Q:	Why am I receiving this proxy statement and proxy card or voting instruction form?
A:
You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting because you have been identified as a stockholder as of the close of business on the Record Date for the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters.

Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held virtually on January 30, 2025, at 10:00 a.m. Pacific time at www.virtualshareholdermeeting.com/CDMO2025SM.
Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to consider and vote on:
•	a proposal to approve the Merger Agreement Proposal;
•	a proposal to approve the Compensation Proposal; and
•	a proposal to approve the Adjournment Proposal.
Q:	Who is entitled to vote at the Special Meeting?
A:
Stockholders as of the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. Each stockholder is entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each share of common stock that such stockholder holds as of the close of business on the Record Date. If you are a beneficial owner, you will need to contact the broker, bank or other nominee who is the stockholder of record with respect to your shares to obtain your Control Number (as defined below) prior to the Special Meeting.

Q:	May I attend and vote at the Special Meeting virtually?
A:
To participate in the Special Meeting, visit www.virtualshareholdermeeting.com/CDMO2025SM on January 30, 2025 and enter your control number included on your proxy or the instructions included with your proxy materials. The meeting will begin promptly at 10:00 a.m. Pacific time, on January 30, 2025. Online access will begin 15 minutes prior to the start of the meeting. If you are unable to locate your control number, you will be able to login as a guest. However, if you login as a guest, you will not be able to vote your shares or ask questions during the meeting.

The virtual meeting platform is supported across most Internet browsers and devices (desktop computers, laptop computers, tablets, and smart phones) running updated versions of applicable software and plugins. Stockholders should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Stockholders should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $12.50 in cash, without interest, subject to any withholding of taxes required by applicable law, for each share of common stock that you own immediately prior to the Effective Time, unless you are entitled to and have properly exercised and not withdrawn, failed to perfect or otherwise lost your appraisal rights under Section 262 of the DGCL.

For example, if you own 100 shares of common stock, you will receive $1,250.00 in cash in exchange for your shares of common stock, subject to any withholding of taxes required by applicable law. You will not receive any shares of the capital stock in the Surviving Corporation.
Q:	What will holders of Company equity awards receive if the Merger is consummated?
A:
Effective as of the Effective Time, each Company Option, Company RSU and Company PSU will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of common stock subject to such award (which for Company PSUs shall be determined at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time), multiplied by (ii) the Merger Consideration (or, for each Company Option, the excess, if any, of the Merger Consideration over such Company Option’s per share exercise price), less any required withholding of taxes.

For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Merger Consideration—Treatment of Company Options, RSUs and PSUs.”
Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible. In order to complete the Merger, the Company must obtain the stockholder approval described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the Merger Agreement Proposal, we currently anticipate that the Merger will be consummated during the first quarter of 2025, although the Company cannot assure completion by any particular date, if at all. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Avid will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, Avid will be required to pay Parent a termination fee of $32,000,000 upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Termination Fee.”

Q:	What vote is required to approve the Merger Agreement Proposal?
A:	The affirmative vote of the holders of a majority of the common stock issued and outstanding as of the close of business on the Record Date is required to approve the Merger Agreement Proposal.
If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Q:	How many shares are needed to constitute a quorum?
A:
The holders of a majority of the common stock issued and outstanding and entitled to vote at the meeting, as of the close of business on the Record Date, present or represented by proxy, will constitute a quorum at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. Your shares of common stock will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), if you vote at the meeting or if you attend the Special Meeting but abstain from voting. The Special Meeting may be adjourned whether or not a quorum is present.

As of the close of business on the Record Date, there were 63,963,302 shares of common stock issued and outstanding.
Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Avid to seek an advisory (non-binding) vote with respect to certain payments that could become payable to certain of its executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal and the Adjournment Proposal, if necessary or appropriate?
A:
The affirmative vote of the holders of a majority of the voting power of the shares present virtually or by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of each of the Compensation Proposal and the Adjournment Proposal. If you fail to submit a proxy or to vote while virtually attending the Special Meeting, or if you vote “ABSTAIN,” or if you do not provide your bank, brokerage firm or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” each of the Compensation Proposal and Adjournment Proposal.

Q:	How does the Board of Directors recommend that I vote?
A:	The Board of Directors unanimously recommends that stockholders vote:
•	“FOR” the Merger Agreement Proposal;
•	“FOR” the Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Avid. Therefore, if the approval of the Merger Agreement Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Avid’s executive officers in accordance with the terms and conditions of the applicable agreements regardless of whether the Compensation Proposal is approved.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?
A:
If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum but will count as a vote “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal.

Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will also have the effect of a vote “AGAINST” the Merger Agreement Proposal but will have no impact on the Compensation Proposal or the Adjournment Proposal.
Q:	What is a “broker non-vote”?
A:
Under the rules of Nasdaq, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of common stock on non-discretionary matters, which we refer to generally as “broker non-votes.” Because none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the Special Meeting.
Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262 of the DGCL. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?
A:
Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, stockholders of record who continuously hold shares of Avid common stock through the Effective Time and do not vote in favor of the Merger Agreement Proposal, and beneficial owners of shares of Avid common stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Avid common stock through the Effective Time that are not voted in favor of the Merger Agreement Proposal will have the right to seek appraisal of the “fair value” of their shares as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights will only be available to stockholders and beneficial owners of shares of Avid common stock, as the case may be, who properly deliver, and do not properly withdraw, a written demand for an appraisal to Avid prior to the vote on the Merger Agreement Proposal at the Special Meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. Stockholders and beneficial owners of shares of common stock who wish to seek appraisal of their shares of common stock are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. Failure to comply with the provisions of Section 262 in a timely and proper manner may result in the loss of appraisal rights. For additional information, see the section entitled “The Merger—Appraisal Rights.”

Q:	Should I send in my stock certificates now?
A:
No. A letter of transmittal will be mailed to you promptly after the Effective Time, and in any event within two (2) business days after the Effective Time, describing how you should surrender your shares of common stock for the Per Share Merger Consideration. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you will need to receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of common stock in exchange for the Per Share Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q:	What should I do if I have lost my stock certificate?
A:
If you have lost your stock certificate, please contact our transfer agent, Broadridge Corporate Issuer Solutions, Inc., at 866-232-0395 or shareholder@broadridge.com to obtain replacement certificates.

Q:	Should I surrender my book-entry shares now?
A:
No. After the Merger is completed, the Paying Agent will send each stockholder of record a letter of transmittal and written instructions that explain how to exchange shares of common stock represented by such stockholder’s book-entry shares for Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Avid in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. You will also lose the ability to exercise appraisal rights in connection with the Merger with respect to the transferred shares. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to complete, sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Avid.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal, but will have no effect on the Adjournment Proposal.

Q:	How may I vote?
A:
If you are a stockholder of record (that is, if your shares of common stock are registered in your name with Broadridge Corporate Issuer Solutions, Inc., our transfer agent), there are four (4) ways to vote:

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the Internet at the address on your proxy card;
•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or
•	by attending the Special Meeting virtually and voting.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.
Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record stockholder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock virtually at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote virtually, your previous vote by proxy will not be counted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	completing, signing and returning another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy by 11:59 p.m. Eastern Time on January 29, 2025;
•	delivering a written notice of revocation to our Corporate Secretary at Avid Bioservices, Inc., 14191 Myford Road, Tustin, California 92780, by 11:59 p.m. Eastern Time on January 29, 2025; or
•	attending the Special Meeting and voting virtually.
If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”

Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
Q:	What should I do if I receive more than one set of voting materials?
A:
Please complete, sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.
Q:	Where can I find the voting results of the Special Meeting?
A:
If available, Avid may announce preliminary voting results at the conclusion of the Special Meeting. Avid will publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Avid files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
7 Penn Plaza, #503
New York, NY 10001
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” which include, but are not limited to, all statements that do not relate solely to historical or current facts, such as statements regarding Avid’s expectations, intentions or strategies regarding the future, or the completion or effects of the Transactions. In some cases, these statements include words like: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Avid’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to:
•
the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the possibility that the stockholders may not adopt the Merger Agreement;
•	the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all;
•	risks related to disruption of management time from ongoing business operations due to the proposed transaction;
•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock;
•	the risk of any unexpected costs or expenses resulting from the proposed transaction;
•	the risk of any litigation relating to the proposed transaction; and
•
the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Avid to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including: (i) the information contained under this caption; and (ii) the information contained under the caption “Risk Factors” and elsewhere in the Company’s most recent filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2024 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at http://www.sec.gov. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
In addition, any forward-looking statements represent our estimates only as of the date they were made and should not be relied upon as representing our estimates as of any subsequent date. Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting virtually on January 30, 2025 at 10:00 a.m. Pacific time at www.virtualshareholdermeeting.com/CDMO2025SM and, if applicable, at any adjournment or postponement thereof.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to: (i) approve the Merger Agreement Proposal; (ii) approve the Compensation Proposal; and (iii) approve the Adjournment Proposal.
We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.
Our stockholders must approve the Merger Agreement Proposal in order for the Merger to be consummated. If our stockholders fail to approve the Merger Agreement Proposal, the Merger will not be consummated. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we urge you to read carefully in its entirety.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 14191 Myford Road, Tustin, California 92780, during regular business hours for a period of no less than ten (10) days before the Special Meeting.
The holders of a majority of the common stock issued and outstanding and entitled to vote at the Special Meeting, as of the close of business on the Record Date, present virtually or represented by proxy, will constitute a quorum at the Special Meeting. As of the Record Date, there were 63,963,302 shares of common stock outstanding and entitled to vote at the Special Meeting, meaning that 31,981,652 shares of common stock must be represented virtually or by proxy at the Special Meeting to have a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies to approve the Merger Agreement Proposal.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the common stock that are issued and outstanding as of the close of business on Record Date is required to approve the Merger Agreement Proposal. As of the Record Date, 31,981,652 shares constitute a majority of the outstanding shares of common stock. Approval of the Merger Agreement Proposal by the stockholders is a condition to the Closing of the Merger.
Under our bylaws, approval of Compensation Proposal and the Adjournment Proposal each require the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Special Meeting and entitled to vote on the subject matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will have the effect of a vote “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal.
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present. However, because none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, Avid does not expect any broker non-votes at the Special Meeting. As such, if you fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted towards a quorum at the Special Meeting.

Shares Held by Avid’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 725,178 shares of common stock, representing approximately 1.1% of the shares of common stock outstanding on the Record Date (and approximately 6.6% of the shares of common stock outstanding when taking into account Company Options, Company RSUs and Company PSUs, in the aggregate, by our directors and executive officers).
Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.
Voting of Proxies
If, at the close of business on the Record Date, your shares are registered in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., on the Record Date, you may cause your shares to be voted by returning a completed, signed and dated proxy card in the accompanying prepaid envelope, or you may vote virtually at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend the Special Meeting and wish to vote virtually, you will need to enter the 16-digit Control Number found next to the label “Control Number” on your proxy card voting instruction form, or in the email sending you the proxy statement. If you attend the Special Meeting and vote virtually, your vote will revoke any previously submitted proxy. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting virtually.
Voting instructions are included on your proxy card. All shares represented by properly completed, signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
If, at the close of business on the Record Date, your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting virtually with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal but will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	completing and signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy by 11:59 p.m. Eastern Time on January 29, 2025;
•	delivering a written notice of revocation to our Corporate Secretary at Avid Bioservices, Inc., 14191 Myford Road, Tustin, California 92780, by 11:59 p.m. Eastern Time on January 29, 2025; or
•	attending the Special Meeting and voting virtually.

If you have submitted a proxy, your virtual appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote virtually or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.
If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Adjournments and Recess
Although it is not currently expected, the Special Meeting may be adjourned or recessed to a later date or dates, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or recess of the Special Meeting for the purpose of soliciting additional proxies will allow the stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or recessed.
Board of Directors’ Recommendation
The Board of Directors, after considering various factors described under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously: (i) determined that the entry into the Merger Agreement and consummation of the Transactions, including the Merger, are advisable, and in the best interest of, Avid and its stockholders; (ii) authorized and approved the execution, delivery and performance by Avid of the Merger Agreement, and the consummation of the Transactions, including the Merger; and (iii) subject to the terms and conditions of the Merger Agreement, resolved to recommend that Avid’s stockholders adopt the Merger Agreement and approve the Merger and the Transactions.
Accordingly, the Board of Directors unanimously recommends, on behalf of Avid, that you vote: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Avid. We have retained MacKenzie Partners, Inc. (“MacKenzie”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $25,000 plus expenses. We will also indemnify MacKenzie against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the Merger Agreement Proposal, we currently anticipate that the Merger will be consummated during the first quarter of 2025, although the Company cannot assure completion by any particular date, if at all. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.
Delisting and Deregistration of Company Common Stock
If the Merger is completed, the shares of Avid’s common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Avid’s common stock will no longer be publicly traded. As such, Avid will no longer file periodic or other reports with the SEC on account of Avid’s common stock.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 30, 2025
The proxy statement is available at https://ir.avidbio.com by clicking on the link titled “SEC Filings”.

Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
7 Penn Plaza, #503
New York, NY 10001
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Avid Bioservices, Inc.
Headquartered in Tustin, California, Avid is a dedicated biologics contract development and manufacturing organization working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies. Avid’s common stock is listed on Nasdaq under the symbol “CDMO.” The principal executive offices of Avid are located at 14191 Myford Road, Tustin, California 92780 and its telephone number is (800) 987-8256.
Space Finco, Inc.
Parent is a Delaware corporation that was formed on October 30, 2024, solely for the purpose of engaging in the Transactions. Parent is currently owned by funds managed by affiliates of GHO. At the Closing, Parent will be owned by funds managed by affiliates of GHO and Ampersand. Parent has not engaged in any business activities other than in connection with the Transactions and the related equity financing and debt financing transactions. Immediately following the Closing, Avid will be an indirect wholly owned subsidiary of Parent. The principal executive offices of Parent are located at c/o GHO Capital Partners LLP, 21 St James’s Square, London SW1Y 4JZ and its telephone number is +44-20-3700-7440.
Space Mergerco, Inc.
Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of Parent and was formed on October 30, 2024, solely for the purpose of engaging in the Transactions. Merger Sub has not engaged in any business activities other than in connection with the Transactions and the related equity financing and debt financing transactions. Immediately following the Closing, Merger Sub will cease to exist and Avid will continue as the Surviving Corporation. The principal executive offices of Merger Sub are located at c/o GHO Capital Partners LLP, 21 St James’s Square, London SW1Y 4JZ and its telephone number is +44-20-3700-7440.
In connection with the Transactions, Parent and/or one of its affiliates has obtained financing commitments for the Transactions. In addition, each of (i) (x) GHO Capital IV USD LP, (y) GHO Capital IV EUR LP, and (z) GHO Capital IV EUR 2 LP, each acting by its general partner, GHO GP IV LP, acting by its general partner, GHO GP IV Ltd whose registered office is at Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Island, (ii) Space Co-Invest LP, (iii) Space Co-Invest (US) LP, and (iv) Ampersand 2023 Limited Partnership have delivered the Equity Commitment Letters to Parent, pursuant to which, upon the terms and subject to the conditions set forth in such letters, the Equity Financing Parties have committed to capitalize Parent at the Closing. The Equity Financing Parties may assign some or all of their respective obligations under the equity commitment letters to any of their respective affiliates, co-investment funds or, subject to certain conditions being met, other investors. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Avid, and as a result of which the separate existence of Merger Sub will cease, and Avid will continue as the Surviving Corporation. As a result of the Merger, Avid will become an indirect wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic or other reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree in writing and specify in the certificate of merger).

Effect on Avid if the Merger is Not Completed
If the Merger Agreement is not adopted by Avid stockholders, or if the Merger is not completed for any other reason:
(i)	the Avid stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;
(ii)
(a) Avid will remain an independent public company, (b) Avid’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (c) Avid will continue to file periodic and other reports with the SEC;

(iii)
we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect Avid’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Avid operates and economic conditions;

(iv)
the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

(v)
the Board of Directors will continue to evaluate and review Avid’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Avid’s business, prospects and results of operations will be adversely impacted); and

(vi)
under certain specified conditions, Avid will be required to pay Parent a termination fee of $32,000,000. For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Termination Fee.”

Merger Consideration
At the Effective Time, each share of common stock (other than shares (i) owned or held by the Company or any direct or indirect wholly owned subsidiary of the Company or held in the Company’s treasury (other than, in each case, shares of common stock held in a fiduciary or agency capacity and beneficially owned by third parties); (ii) owned or held by Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, and (iii) held by holders of any Dissenting Shares) outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Merger Consideration, subject to any withholding of taxes required by applicable law.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of common stock that you own (subject to any withholding of taxes required by applicable law), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “—Appraisal Rights.”
Background of the Merger
The following chronology summarizes the material meetings and events that led to the execution of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board of Directors, members of Avid senior management or Avid’s advisors and other parties.
The Board of Directors and Avid senior management actively monitor and assess developments in the contract development and manufacturing organization (“CDMO”) industry and more generally in manufacturing industries related to the biotechnology and biopharmaceutical industries and are generally aware of the business activities of, and transactions involving, other companies in the CDMO industries and other manufacturing companies related to the biotechnology and biopharmaceutical industries. Avid senior management periodically interacts with executives from senior management of several other companies in these industries and private equity firms with an interest in companies in these industries and occasionally has informal preliminary conversations regarding possible transactions.
On an ongoing basis, the Board of Directors and Avid senior management regularly evaluate options for achieving Avid’s long-term strategic goals and enhancing stockholder value in light of the business, competitive, regulatory, financing and economic environment and developments in Avid’s industry.

To this end, the Board of Directors and Avid senior management have regularly focused on means by which it could expand its existing business organically. In particular, Avid has undertaken several strategic enhancements of the last several years. For example, Avid has entered into strategic agreements/relationships with cell line development companies in order to better serve Avid’s customers, including the licensing of cell line development technologies to enable Avid to pursue its own cell line development service offering. Through a series of facility expansions, Avid increased its manufacturing capacity from approximately $120 million per year to over $400 million and has more than tripled its process development revenue generating capacity and has entered into the viral vector manufacturing space with the construction of a state of the art viral vector manufacturing facility. Avid has also initiated work and investment in disposable centrifugation, multi-column chromatography, and process intensification around N-1 ATF. In addition, Avid has developed initiatives to provide resources to more naturally make its capabilities known to customers and improve services for customers, as well as further developing Avid’s market recognition.
In addition, as part of the evaluation by the Board of Directors and Avid senior management of means to enhance stockholder value, the Board of Directors and Avid senior management have regularly included periodic assessments of potential business combinations, including potential acquisitions of other companies and the sale of Avid or certain of its assets, and the consideration of whether such options would be expected to deliver superior risk-adjusted stockholder value than Avid’s standalone strategic plan. For example, over the course of the last twelve (12) months, Avid explored a strategic merger with a private company, for which Avid engaged advisors (including financial advisors); however, the conversations ended in April 2024 primarily because the initial due diligence reviews by Avid did not indicate that the transaction would increase Avid stockholder value and the private company indicated it was not interested in pursuing further conversations. Avid also explored a strategic merger with another private company that was interested in being acquired by Avid, but the initial conversations never progressed beyond initial stages because the proposed transaction was likely to create significant dilution and was not likely to create Avid stockholder value. In addition, from time to time within the last several years, Avid senior management periodically received informal approaches and outreach from other strategic companies in the industry and private equity firms expressing interest in potential transactions involving Avid or doing preliminary fact-finding about companies like Avid. Through this process, Avid senior management has taken note of the counterparties that may be interested in a transaction involving Avid. In particular, in June 2022, at an industry conference, a large private company in the CDMO industry (which we refer to as “Party A”) expressed to Nicholas S. Green, President and Chief Executive Officer of Avid, that it may be interested in acquiring Avid, and in Spring 2023, following a meeting at a different industry conference, a large international public company in the CDMO industry (which we refer to as “Party B”) expressed to Mr. Green that it may be interested in acquiring Avid. Ultimately neither Party A nor Party B expressed further interest in acquiring Avid or made any proposal following these initial expressions of interest and no private equity firm had expressed interest beyond very preliminary discussions, and as a result, Avid did not enter into any confidentiality agreement in respect of a potential transaction or make available non-public due diligence information or engage in further discussions with respect to any of these potential approaches.
As a result of the foregoing, Avid’s periodic review of potentially available strategic opportunities and discussions with other participants in the CDMO industry and more generally in manufacturing industries related to the biotechnology and biopharmaceutical industries, Avid believes it is generally aware of the opportunities for strategic transactions and acquisitions involving companies in these industries generally and Avid in particular.
On January 12, 2024, a former executive of Avid contacted Mr. Green and offered to set up a meeting between Mr. Green and executives at GHO. The former executive noted that GHO owned certain companies with whom Avid may want to consider exploring potential collaboration opportunities.
On January 19, 2024, following the prior introduction, Mr. Green held an initial conversation with two executives at GHO. During the call, the parties discussed each of their businesses, in each case at a very high level. During the January 19 call, GHO inquired about a further meeting between GHO, Ampersand (a frequent collaborator with GHO), and Mr. Green, including potentially visiting Avid’s facilities in order for GHO and Ampersand to learn more about Avid. At the time of these discussions, Avid was aware that certain then-existing investments by GHO and/or Ampersand may offer collaboration opportunities with Avid, including various investments in companies that could be helpful to Avid with respect to viral vectors, fill finish, formulation development and material storage, and high potency, conjugation capabilities and service offerings. Mr. Green agreed to have GHO and Ampersand visit Avid’s facilities in Orange County, California. While Avid did not plan on sharing any sensitive information, Avid requested that each of GHO and Ampersand enter into a confidentiality agreement with Avid as a precautionary matter. No potential acquisition of Avid by GHO was discussed during the conversation.

On April 24, 2024 and April 27, 2024, Avid entered into a confidentiality agreement with Ampersand and GHO, respectively. The agreements each included a 12-month standstill. The agreements do not restrict either counterparty from making confidential proposals to the Board of Directors.
On April 29, 2024, two executives of GHO visited Avid’s facilities in Orange County, California and met with certain executives of Avid, including Mr. Green and Daniel R. Hart, Chief Financial Officer of Avid, to discuss Avid. No non-public information about Avid was disclosed during these meetings. The representatives of GHO asked to continue to have discussions with Avid to learn more about Avid and maintain a dialogue going forward.
On May 13, 2024, when Messrs. Green and Hart and Matthew Kwietniak, Chief Commercial Officer of Avid, were already scheduled to be in New York City to attend an investor conference, they met for an introductory meeting and dinner with executives of each of GHO and Ampersand, with a representative of Moelis present, to discuss Avid.
Following the dinner, even though no potential transaction between GHO or Ampersand and Avid had been discussed between the parties to date, Mr. Green notified Dr. Joseph Carleone, Chairman of the Board of Directors, about recent discussions between Avid and GHO and Ampersand and indicated that he believed, given the extensiveness of their interest and the fact that other collaborations had not been raised, that it was becoming increasingly likely that GHO and Ampersand may have interest in a transaction involving Avid beyond collaboration opportunities with certain companies the private equity firms owned. In addition, members of Avid senior management began to consider selection of possible financial advisors and legal counsel for Avid if GHO and Ampersand were to make a proposal for a transaction involving Avid. Members of Avid senior management collected recommendations for such advisors and reviewed the experience and qualifications of such advisors in similar proposed transactions, including specific consideration of five financial advisors (including Moelis) and five prospective legal counsel (including Cooley LLP (“Cooley”)), and held meetings with certain of these prospective advisors.
On May 30, 2024, an executive of Ampersand visited Avid’s facilities in Orange County, California and met with certain executives of Avid, including Mr. Green and Mr. Hart, to discuss Avid. No non-public information about Avid was disclosed during these meetings.
On June 5, 2024, GHO and Ampersand sent an unsolicited proposal letter to Dr. Carleone in which GHO and Ampersand made a non-binding indication of interest to acquire Avid for $10.50 per share in cash (the “June 5 Initial Proposal”), representing a 37.6% premium to the closing price of $7.63 per share on the day prior to the proposal. The June 5 Initial Proposal was subject to numerous conditions, including completion of due diligence and negotiation of definitive agreements providing for the transaction. GHO and Ampersand stated in the letter that they intended to have the capacity (together with their co-investors) to underwrite the full purchase price of the proposed transaction. GHO and Ampersand requested a six-week period of exclusivity during which Avid would negotiate exclusively with GHO and Ampersand regarding a potential transaction. Later that day, Dr. Carleone responded to the June 5 Initial Proposal and indicated that the Board of Directors would review the proposal and respond in due course. The June 5 Initial Proposal was promptly provided to the full Board of Directors, which was thereafter kept regularly apprised of developments.
On June 8, 2024, the Board of Directors held a meeting by videoconference, with attendance from members of Avid senior management. At the meeting, the Board of Directors discussed the June 5 Initial Proposal, possible methods by which to review and consider the proposal and possible responses to the proposal. The Board of Directors received a presentation on the fiduciary duties of the directors applicable in connection with the consideration of the proposed transaction and other guidelines to be followed by the Board of Directors in connection with the consideration of the proposed transaction. The Board of Directors discussed whether to engage a financial advisor or legal counsel for Avid in connection with consideration of the proposed transaction and reviewed the prospective advisors vetted by Avid senior management. Following discussion, the Board of Directors determined to retain Cooley as legal counsel for Avid in connection with the proposed transaction and further consider selection of a financial advisor and a response to the proposal at a subsequent meeting of the Board of Directors.
On June 11, 2024, the Board of Directors held a meeting by videoconference, with attendance from representatives of Cooley and members of Avid senior management. At the meeting, the Board of Directors discussed the June 5 Initial Proposal, possible methods by which to review and consider the proposal and possible responses to the proposal. A representative of Cooley reviewed with the Board of Directors the fiduciary duties of the directors applicable in connection with the consideration of the proposed transaction. The Board of Directors discussed the selection of a financial advisor for Avid in connection with the proposed transaction. Following discussion, the Board of Directors determined to retain Moelis as financial advisor for Avid in connection with the proposed transaction to be confirmed following receipt of an acceptable conflicts disclosure letter from Moelis and negotiation of an acceptable engagement letter with Moelis. The Board of Directors also determined to finalize a response to GHO and Ampersand at a subsequent meeting of the Board of Directors after having first obtained advice from Moelis regarding the proposal.
Also at the June 11 meeting, the Board of Directors instructed members of Avid senior management who were aware of the potential transaction not to have any discussions with GHO, Ampersand or any other potential transactional counterparties regarding continued employment following the closing of any possible transaction, or the terms of any such continued employment, without the Board of Directors approval. The Board of Directors also instructed its members and Avid senior management to identify to the Board of Directors on a prompt basis any relationships or actual or potential conflicts of interest with any of GHO, Ampersand or any other potential transactional counterparties for consideration by the Board of Directors. The Board of Directors discussed two relationships that were presented to its attention for the sake of completeness during this period and in each case determined that the relationships presented did not pose any actual or potential conflicts of interest. Specifically, Jeanne Thoma, a Director of Avid, noted to the Board of Directors that she has been a director of ANI Pharmaceuticals, Inc. (“ANI”), a publicly traded biopharmaceutical company, since 2020, and Ampersand is also an investor in ANI, in each case as is publicly available. At no point did ANI express any interest in acquiring Avid nor was it considered by the Board of Directors to be a likely acquiror of Avid. In addition, Dr. Carleone noted to the Board of Directors that from time-to-time he works with an advisory firm to identify companies that may be considering a sale process and that he had received a fee within the last two years from such advisory firm as a result of an acquisition of a company by GHO following a sale process. The advisory firm earned a fee after Dr. Carleone identified a company to the advisory firm that may be available for sale (without regard to GHO), the advisory firm then suggested that such company may be available for sale to certain potentially interested parties, including GHO, and the company ultimately determined to be acquired by GHO. Dr. Carleone had no agreement with GHO, no further rights to fees from that transaction and no right to any fees in connection with any other transaction involving GHO, including any acquisition of Avid. Neither Ms. Thoma nor Dr. Carleone maintained any direct correspondence with GHO or Ampersand regarding their proposed acquisition of Avid or had any interests regarding the proposed transaction other than as described in this proxy statement. These procedures on each of these items were also followed during the period the Board of Directors considered proposals from GHO and Ampersand and other parties culminating in the execution of the Merger Agreement.
On June 14, 2024, the Board of Directors held a meeting by videoconference, with attendance from representatives of each of Moelis and Cooley and members of Avid senior management. At the meeting, the Board of Directors discussed the June 5 Initial Proposal, possible methods by which to review and consider the proposal and possible responses to the proposal. Representatives of Moelis made a presentation to the Board of Directors regarding preliminary publicly available financial information regarding Avid and the June 5 Initial Proposal. During the course of the discussion, the Board of Directors and the advisors discussed various means by which the valuation of Avid could be considered, alternatives for reviewing the valuation of Avid, the financial performance and prospects of Avid and alternative strategies available to Avid. The Board of Directors and the advisors also discussed a range of possible responses and courses of action that could be followed by the Board of Directors in response to the proposal and possible responses of GHO and Ampersand based on feedback that could be provided by the Board of Directors. Following discussion, the Board of Directors determined that the June 5 Initial Proposal did not appropriately value Avid, to reject the June 5 Initial Proposal and to undertake further analysis of Avid with Moelis, including directing management to prepare and present to the Board of Directors draft standalone management forecasts reflecting Avid senior management’s best estimates for the future financial performance of Avid, which, once finalized and approved by the Board of Directors, would be used by Moelis to prepare preliminary financial analyses of Avid and of the June 5 Initial Proposal to further refine the Board of Directors’ view on appropriate values of Avid. The Board of Directors instructed Moelis to convey the rejection, without additional explanation, to representatives of GHO and Ampersand.
Following the meeting, at the direction of the Board of Directors, a representative of Moelis responded to GHO and Ampersand informing them of the rejection of the June 5 Initial Proposal.
On June 23, 2024, GHO and Ampersand sent an unsolicited revised proposal letter to Avid in which GHO and Ampersand made a non-binding indication of interest to acquire Avid for $11.00 per share in cash (the “June 23 Revised Proposal”). The June 23 Revised Proposal was subject to substantially the same conditions as the June 5

Initial Proposal. GHO and Ampersand identified in the June 23 Revised Proposal priority due diligence items that they wanted to see to validate the value that it would be prepared to offer for Avid. GHO and Ampersand requested a six-week period of exclusivity in the June 23 Revised Proposal.
On June 24, 2024, Dr. Carleone responded to the June 23 Revised Proposal and indicated that the Board of Directors would review the proposal and respond in due course.
On June 26, 2024, the Board of Directors held a special meeting that coincided with a regular meeting of the Board of Directors, with attendance from representatives of each of Moelis and Cooley and members of Avid senior management. At the meeting, the Board of Directors discussed with the advisors the June 23 Revised Proposal, possible methods by which to review and consider the proposal and possible responses to the proposal. The Board of Directors also discussed the status of Avid senior management’s preparation of draft standalone management forecasts of Avid. Following discussion, the Board of Directors determined that it wanted to have the benefit of further financial analysis from Moelis that would use the standalone management forecasts of Avid that were in process. Accordingly, the Board of Directors directed Moelis to inform GHO and Ampersand that the Board of Directors was reviewing the June 23 Revised Proposal and would respond when it deemed appropriate. Separately during the regular meeting of the Board of Directors, the Board of Directors reviewed the proposed economic terms of the proposed engagement letter under which Avid would formally retain Moelis as its financial advisor for the proposed transaction. Moelis had previously provided Avid with customary relationship disclosures regarding Moelis’ relationships with Avid, GHO and Ampersand. The Board of Directors concluded that, based upon the information provided by Moelis in such disclosure statement, Moelis did not have any relationships that would be likely to impair its ability to provide independent advice to the Board of Directors and the Board of Directors was prepared to proceed with formalizing Moelis’ engagement on the terms presented.
Following the meeting, a representative of Moelis informed GHO and Ampersand that the Board of Directors was reviewing the June 23 Revised Proposal and would respond when it deemed appropriate. From time to time thereafter, representatives of GHO and Ampersand asked Moelis about the status of Avid’s response, expressing a preference for prompt feedback.
On July 1, 2024, Avid and Moelis entered into the engagement letter to formalize the engagement of Moelis as financial advisor to Avid for the proposed transaction.
On July 15, 2024, the Board of Directors held a meeting by videoconference, with attendance from representatives of each of Moelis and Cooley and members of Avid senior management. At the meeting, the Board of Directors reviewed and considered draft standalone management forecasts prepared by Avid senior management reflecting their best estimates for the future financial performance of Avid. The draft forecasts were prepared using a process that was substantially similar to the process used by management in developing its fiscal year 2025 budget and the three-year plan (fiscal years 2025 through 2027) presented to the Board of Directors in January 2024 prior to the outreach by GHO and Ampersand. During the meeting, members of Avid senior management presented the draft forecasts to the Board of Directors and they discussed several aspects of the forecasts, including work done to prepare the model, assumptions on which the various scenarios of the model were based, risks and uncertainties regarding the future financial performance of Avid, opportunities for additional upside for Avid, and several other factors. In particular, among the risks and uncertainties regarding the future financial performance of Avid, the Board of Directors discussed a number of risks, which included the uncertainty around the recovery in biotechnology funding, the impact of which had been significant in the prior year, Avid’s funding challenges (including the loss of its revolving credit facility) and Avid’s ability to weather an extended or another downturn in market conditions and Avid’s ability to maintain pace with a highly capital intensive sector of the market. The Board of Directors also discussed the potential adverse impact of changes in factors that were largely positive at present, such as passage of the BIOSECURE ACT, or risks of any positive trends that, should they reverse, may have a significant impact on the business. Among the opportunities for additional upside for Avid as a standalone company, the Board of Directors considered the possibility for increased biotechnology funding, impacts from passage of BIOSECURE Act, further onshoring of manufacturing, completion of capacity, Avid’s backlog increasing and further recognition of Avid’s operational quality. The forecasts provided reflected Avid senior management’s best estimates for the future financial performance of Avid, considering all of these factors, which were generally thought to be well understood. Following this discussion, the Board of Directors approved the use of the forecasts with adjustments as recommended by the Board of Directors during the meeting and directed Moelis to use these approved forecasts for purposes of presenting further financial analysis to the Board of Directors. See the section entitled “The Merger—Financial Projections” for further information on the forecasts.

On July 22, 2024, the Board of Directors held a meeting by videoconference, with attendance from representatives of each of Moelis and Cooley and members of Avid senior management. At the meeting, the Board of Directors discussed with the advisors the June 23 Revised Proposal and possible responses to the proposal. Representatives of Moelis made a presentation of preliminary financial analyses of Avid and the June 23 Revised Proposal. The Board of Directors and the advisors also discussed possible responses to the proposal, including rejecting the offer, rejecting the offer but providing targeted value-based due diligence in response to GHO and Ampersand’s priority due diligence items to permit GHO and Ampersand to increase the terms of its proposal, or engaging in a more comprehensive due diligence review with GHO and Ampersand as they had requested. During the course of this discussion, the Board of Directors and its advisors discussed, among other things, how the proposal could be considered relative to the status quo strategy of business operations as a standalone company, risks and uncertainties regarding the existing business operations, ways that the price in the proposed transaction could possibly be improved (including with additional information or alternative proposals), GHO and Ampersand’s request for exclusivity, risks and uncertainties related to the proposed transaction, the other conditions of the offer, likely financing for the transaction and the potential messaging implied by various possible responses. In particular, the Board of Directors discussed whether the proposed transaction (based on likely expected improvements to the price per share to be offered) would allow Avid stockholders to adequately recognize the future value of Avid’s reasonable expectations for growth as a standalone company, or in certain cases Avid’s more aggressive expectations for growth, without the execution risks posed by such operations through the proposed transaction. The representatives of Moelis also presented information about other transactions that may be available to Avid, including other potential parties that may be interested in acquiring or combining with Avid.
Following discussion, the Board of Directors determined that the June 23 Revised Proposal did not appropriately value Avid, to reject the June 23 Revised Proposal and to authorize the Avid senior executives to share selected additional information about Avid (including a management presentation and selected financial information) with GHO and Ampersand in order to assist them in improving their proposal (but without providing a counteroffer or authorizing any exclusive negotiation period). The Board of Directors also directed Moelis to contact potential counterparties (including strategic and financial sponsor counterparties, which were referred to as “tier one prospects”, to gauge their interest in entering into a transaction involving Avid and share selected additional information about Avid (including a management presentation and selected financial information) with interested parties pursuant to a confidentiality agreement with a standstill. The potential counterparties were selected from a list of several possible counterparties based on the assessment of the Board of Directors and Avid senior management with input from Moelis of being the parties with the highest likelihood of being willing and able to make a value-enhancing proposal to enter into a transaction involving Avid. Among other things, in selecting the “tier one prospects,” the Board of Directors considered factors such as ability to pay, ability to transact and expected interest in further investment in Avid’s industry and/or Avid being a logical extension of existing offerings. The list of potential counterparties included Party B but did not include Party A because it was determined that Party A was not likely to be able to complete a transaction at a value in the range of June 23 Revised Proposal based on its high leverage, focus on divestitures and prior expression of interest in Avid at a much lower price).
Following the meeting, at the direction of the Board of Directors, a representative of Moelis informed GHO and Ampersand that the Board of Directors determined that the June 23 Revised Proposal did not appropriately value Avid and rejected the June 23 Revised Proposal but had authorized the Avid senior executives to share selected additional information about Avid (including a management presentation and selected financial information) with GHO and Ampersand in order to assist them in improving their proposal. Avid senior management and Moelis began to share this information with GHO and Ampersand and their advisors, including William Blair & Company, LLC (“William Blair”), financial advisor to GHO and Ampersand, and maintained a regular dialogue with William Blair regarding such information and the proposed transaction during the following months, including as detailed below.
Beginning on July 24, 2024, in accordance with the Board of Directors’ direction, representatives of Moelis contacted nine potential strategic counterparties (including certain financial sponsor-backed strategic counterparties) and five potential financial sponsor counterparties from the tier one prospect list (as well as a few other potential counterparties on a no-names basis with companies with whom Moelis was discussing possible transaction opportunities) to gauge their interest in a potential transaction involving Avid. This included a large, globally-recognized financial sponsor referred to as “Party C”. Each of the potential counterparties that was contacted was invited to express an interest in entering into a potential transaction involving Avid and was offered to attend a management presentation and receive preliminary information about Avid pursuant to a confidentiality agreement.

Each of the proposed counterparties was informed that at least one other party had expressed interest in a transaction that had already been rejected. GHO and Ampersand were also informed that Avid had contacted additional parties and any proposal they provided would be considered in light of other proposals that were received.
Each of the interested parties was provided with a form confidentiality agreement, which included a 12-month standstill restriction that would permit the counterparty to make confidential proposals to the Board of Directors. Representatives of Cooley and each interested counterparty negotiated the terms of their respective confidentiality agreement.
From late July until the execution of the Merger Agreement, Avid entered into confidentiality agreements with seven other counterparties (not including GHO and Ampersand), including Party C that had expressed an interest in receiving further information on Avid. Each of the seven other confidentiality agreements entered into by Avid contained standstill restrictions of twelve (12) months but permitted the counterparty to make confidential proposals to the Board of Directors.
In late July and August, Avid senior management provided selected financial information to each of GHO and Ampersand and the other seven interested counterparties that had signed confidentiality agreements, together with their representatives, and offered management meetings and site visits at Avid’s facilities in Orange County, California, with five counterparties participating in virtual management meetings and three counterparties visiting Avid on-site. The financial information provided included an adjustable model for the future financial performance of Avid that each interested counterparty could use to build its own financial model of the future financial performance of Avid within the framework of the Board of Directors-approved forecasts for Avid. This adjustable model allowed each counterparty to complete their own assessment of clinical to commercial success of customer’s assets within Avid’s backlog and pipeline, among other certain factors. Avid did not provide the specific Board of Directors-approved forecasts nor any other specific forecasts to the interested counterparties. In addition, at the request of certain of the parties, Avid senior management participated in certain follow-up meetings on information presented.
On July 31, 2024, members of Avid senior management, including Messrs. Green, Hart and Kwietniak, made a management presentation to GHO and Ampersand, and on August 2, 2024, GHO and Ampersand met with members of Avid senior management to discuss follow-up questions from the prior management presentation. On August 2, 2024, members of Avid senior management, including Messrs. Green, Hart and Kwietniak, made a management presentation to Party C, and on August 7, 2024, Party C met with members of Avid senior management to discuss follow-up questions from the prior management presentation.
On August 8, 2024, the Board of Directors held a meeting by videoconference, with attendance from representatives of each of Moelis and Cooley and members of Avid senior management. At the meeting, the Board of Directors discussed the status of the initial outreach to the potentially interested counterparties which were referred to as tier one prospects. Representatives of Moelis discussed its interactions with the parties contacted and indicated which parties had requested confidentiality agreements, signed confidentiality agreements and received management presentations and other information (or for which any of those items were still in process) and the parties that had declined, and explained the feedback provided by each of the parties contacted for their decisions about whether or not to proceed. Overall, of the 14 potential counterparties contacted (excluding GHO and Ampersand), six parties remained interested in further discussions, one was still evaluating the opportunity and seven (including Party B) had declined to pursue the opportunity. The Board of Directors and the advisors discussed whether to expand Avid’s outreach to other potentially interested counterparties, including whether there were other parties that they believed would be prepared to offer more value to Avid’s stockholders than Ampersand and GHO, whether to contact further parties now or to wait for further feedback on price, the most likely timing for receiving indications of interest from interested parties, any impact of further outreach on that schedule and whether a typical merger agreement could be expected to allow the Board of Directors to continue to hear interest from other counterparties. Following discussion, the Board of Directors directed Moelis to contact additional potential counterparties based on input provided by the Board of Directors to gauge their interest in entering into a transaction involving Avid in the same manner as previously authorized. The Board of Directors also determined to request proposals from interested counterparties in early September after Labor Day, to allow sufficient time for potential counterparties to evaluate the potential transaction.
Beginning on August 8, 2024, in accordance with the Board of Directors’ direction, representatives of Moelis contacted an additional five potential strategic counterparties (including certain financial sponsor-backed strategic counterparties) and five potential financial sponsor counterparties that had not previously been contacted to gauge their interest in a potential transaction involving Avid. Two of such potential financial sponsor counterparties executed confidentiality agreements, which are included in the confidentiality agreements with the seven parties described above, of which one potential financial sponsor counterparty declined to move forward after initial diligence, and the other potential financial sponsor counterparty (“Party D”) continued to express interest in a potential transaction with Avid. The other eight parties contacted declined to move forward with a potential transaction and did not execute confidentiality agreements.
On August 16, 2024, Moelis provided instructions to all parties that had expressed an interest in entering into a transaction involving Avid, including Party C, Party D and GHO and Ampersand, to provide a non-binding indication of interest to acquire Avid by September 5, 2024 if they were interested in entering into the proposed transaction.
On August 21, 2024, at Party C’s request, members of Avid senior management met with Party C to discuss outstanding diligence matters. The parties also met for dinner to further discuss Avid.
On August 28, 2024, at GHO and Ampersand’s request, and following consultation with Dr. Carleone, executives of GHO visited Avid’s facilities in Orange County, California and met, with executives of Ampersand joining virtually, with certain executives of Avid, including Messrs. Green and Hart, to further discuss Avid and the information that had been provided. The parties (other than the executives of Ampersand) also met for dinner that evening to further discuss Avid.
On September 5, 2024, Avid received two non-binding indications of interest to acquire Avid. None of the other parties contacted (including Party D) submitted a proposal in accordance with the instruction. The two non-binding proposals were:
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GHO and Ampersand sent a proposal letter in which GHO and Ampersand made a non-binding indication of interest to acquire Avid for between $11.50 and $12.00 per share in cash (the “September 5 Revised Proposal”). The September 5 Revised Proposal was subject to substantially the same conditions as the June 23 Revised Proposal. GHO and Ampersand requested a four-week period of exclusivity in the September 5 Revised Proposal.

•
Party C sent a proposal letter in which it made a non-binding indication of interest to acquire Avid for between $11.25 and $12.00 per share in cash (the “September 5 Party C Initial Proposal”). The September 5 Party C Initial Proposal was subject to numerous conditions, including completion of due diligence and negotiation of definitive agreements providing for the transaction. Party C stated in the letter that it intended to finance a portion of the Merger Consideration with debt financing but that its proposal was not contingent on its ability to do so.

Reasons cited by the potential counterparties contacted following either the July 22 meeting of the Board of Directors or the August 8 meeting of the Board of Directors that declined to pursue the opportunity included risks related to (i) a highly competitive operating environment, (ii) uncertainty around the availability of biotechnology funding and the implications to Avid's pipeline, (iii) rising geopolitical tensions and potential supply chain disruptions, (iv) customer concentration and (v) execution risks to scale the business, among other reasons.
On September 9, 2024, the Board of Directors held a meeting by videoconference, with attendance from representatives of each of Moelis and Cooley and members of Avid senior management. At the meeting, the Board of Directors discussed with the advisors the proposals received on September 5 and possible responses to the proposals. Representatives of Moelis provided the Board of Directors with a summary of the proposals received and a report on the status of Moelis’ outreach to the potentially interested counterparties and the interest from those parties. Moelis explained the feedback provided by each of the parties contacted for their decisions about whether or not to proceed, noting that they were not expecting any proposals other than the proposals received from GHO and Ampersand and Party C. Representatives of Moelis made a presentation of preliminary financial analyses of Avid and the proposals received on September 5. They also discussed how the proposals could be considered relative to the status quo strategy of business operations.
The Board of Directors and the advisors discussed possible responses to the proposals and risks and uncertainties related to the proposed transactions, conditions in the proposals, methods by which Avid could improve the terms of each of the proposals for further review, GHO and Ampersand’s request for exclusivity, competitive pressure that could be maximized through a formal process for obtaining binding proposals (including after completion of due diligence and providing the terms of a definitive transaction agreement), and possible timelines on which each party could be expected to provide a binding proposal which could then be evaluated by the Board of Directors. Representatives of Cooley also reviewed the key terms of a draft form definitive merger agreement providing for the transaction to be provided to each of the parties if approved by the Board of Directors, noting certain terms that each party would likely seek to negotiate further. Following discussion, the Board of Directors directed Moelis to contact GHO and Ampersand and Party C, decline to agree to any of the proposals made, invite each of them to provide a binding proposal to acquire Avid, and note to each that they had not differentiated their price from other interested parties and that the Board of Directors believed that any successful party would need to offer a price per share no less than the high end of the range indicated in each of their proposals made on September 5.
Following the meeting, Moelis contacted each of GHO and Ampersand and Party C to provide the Board of Directors’ feedback and discuss next steps. Thereafter, Moelis conducted periodic discussions with each of these parties regarding timelines and next steps and communicated a deadline for revised final round written proposals. During the course of these discussions, each party expressed concern about being able to meet the initially proposed deadlines of written proposals by early October and additional time was provided to each party to keep them both involved in pursuing the proposed transaction.
Beginning on September 11, 2024 and continuing until the execution of the Merger Agreement, Avid made additional confidential information about Avid and its businesses available to GHO and Ampersand and Party C and their respective advisors through a virtual data room to permit each party and its advisors to conduct its due diligence reviews. Avid also responded to extensive due diligence inquiries from each of these parties and its advisors, provided functional due diligence sessions with Avid senior management and other employees and hosted site visits at both of Avid’s sites during this period.
On September 20, 2024, members of Avid senior management, including Messrs. Green, Hart and Kwietniak, made an additional management presentation to GHO and Ampersand and certain of their advisors.
September 24, 2024, members of Avid senior management, including Messrs. Green, Hart and Kwietniak, with representatives of Moelis present, participated in a half day diligence session with Party C, followed by dinner with Messrs. Green, Hart and Kwietniak and representatives of Party C.
On September 26 and 27, 2024, representatives of Party C and its advisors, with representatives of Moelis present, visited Avid’s facilities in Orange County, California and had a meeting with members of Avid senior management, including Messrs. Green, Hart and Kwietniak, Richard Richieri, Chief Operations Officer of Avid, and Ray Marzouk, Vice President, Quality of Avid, to discuss Party C’s further due diligence inquiries regarding Avid.
On September 27, 2024, Moelis provided instructions to GHO and Ampersand and Party C to provide a final round proposal to acquire Avid by October 17, 2024. In particular, the representatives of Moelis indicated that a form merger agreement prepared by Cooley would be provided soon and each party would be expected to provide any comments on the agreement to Cooley by October 10.
On September 30, 2024, October 1, 2024 and October 2, 2024, representatives of GHO and Ampersand and their advisors visited Avid’s facilities in Orange County, California and held meetings with members of Avid senior management, including Messrs. Green, Hart, Kwietniak, Richieri and Marzouk, with representatives of Moelis present, to discuss GHO and Ampersand’s further due diligence inquiries regarding Avid.
Also on September 30, representatives of Cooley made available to representatives of GHO and Ampersand and Party C a form merger agreement and requested feedback on the form merger agreement by October 10. The form merger agreement contemplated that the proposed transaction would be completed pursuant to a merger with a stockholder vote, although the recipients were encouraged to alternatively pursue a tender offer structure if feasible and if it would shorten the period from the signing of the merger agreement until the closing. The form merger agreement included customary terms and conditions for such an agreement, including (1) that the transaction would be fully financed and not subject to a financing contingency or limitations of liability for any failure of the transaction to close due to financing, (2) a customary non-solicitation provision with a “fiduciary out” provision that would allow the Board of Directors to change its recommendation in favor of the transaction following receipt of an unsolicited Superior Proposal (as defined below) or following the occurrence of an intervening event and/or terminate the merger agreement to accept an unsolicited Superior Proposal, in each case subject to certain notice and match rights and the payment by Avid of a Company Termination Fee (which would be a two-tiered fee of 1.75% of the implied equity value of Avid in the transaction for the first thirty (30) days and thereafter would increase to 2.75% of the implied equity value of Avid in the transaction), (3) the obligation of the acquiror to take all actions necessary to obtain required antitrust and regulatory approvals and limits on the ability of the acquiror from buying competing businesses, and (4) limitations on the types of determinations or delays by the U.S. Food and Drug Administration or other governing bodies with respect to applications or approvals of Avid’s customers or other parties’ new product candidates or programs that could be taken into account in determining whether a “Material Adverse Effect” had occurred with respect to Avid (the “specified MAE carve-out”).
On October 9, 2024, representatives of Cooley had a videoconference with representatives of Ropes & Gray LLP (“Ropes”), GHO’s legal counsel which for purposes of the negotiation of the merger agreement was also acting on behalf of Ampersand vis-à-vis Avid and Cooley, to discuss the proposed transaction and for Ropes to preview the comments to the form merger agreement that GHO and Ampersand expected to make in a markup to the merger agreement to be delivered the following day.
On October 10, 2024, Ropes sent Cooley GHO and Ampersand’s proposed markup to the form merger agreement. The markup to the merger agreement, among other things, (1) added new closing conditions regarding the receipt of third party consents, non-antitrust regulatory approvals, payoff letters and other matters, (2) revised the definition of “Material Adverse Effect” to remove the specified MAE carve-out, (3) removed the obligation of Parent to take all actions necessary to obtain required antitrust and regulatory approvals, (4) increased the proposed size of the Company Termination Fee that could become payable by Avid to a single-tiered fee of 4% of the implied equity value of Avid in the transaction (including the value of Avid’s outstanding convertible notes) and expanded the circumstances upon which the Company Termination Fee would be payable, and (5) added limitations of liability for Parent in the event that Parent did not close the transaction or was in breach of the merger agreement if specific performance was not awarded and replaced it with an obligation of Parent to pay a Reverse Termination Fee in certain circumstances equal to 5% of the implied equity value of Avid in the transaction (including the value of Avid’s outstanding convertible notes). The markup to the merger agreement reflected that GHO and Ampersand were willing to pursue a tender offer structure if feasible and if it would shorten the period from the signing of the merger agreement until the closing but that they did not believe it would shorten this period given the regulatory approvals. Ropes also provided a draft equity commitment letter to be provided by GHO and Ampersand at the signing of the merger agreement.
Party C did not provide a markup to the form merger agreement on October 10 as instructed. Moelis thereafter spoke with Party C, which indicated that it was still evaluating the transaction but had determined not to submit a markup at that time. Following this conversation, Party C continued to provide due diligence requests and engaged in due diligence sessions with Avid senior management.
On October 14, 2024, representatives of Cooley had a videoconference with representatives of Ropes related to the markup of the form merger agreement provided by Ropes on October 10. The representatives of Cooley gave feedback to the markup of the form merger agreement based on feedback from Avid senior management and certain members of the Board of Directors and suggested that GHO and Ampersand consider the feedback to make GHO and Ampersand’s proposal more compelling. In particular, they indicated that (1) the new closing conditions regarding the receipt of third party consents, non-antitrust regulatory approvals, payoff letters and other matters were not necessary or appropriate, (2) the prior form of the definition of ‘‘Material Adverse Effect” was customary, (3) the full deletion of the obligation of Parent to take all actions necessary to obtain required antitrust and regulatory approvals allocated all risk of antitrust approvals to Avid and that alternatives to share that risk in a more balanced way would be more acceptable, (4) they expected the Board of Directors would accept a single-tiered fee but that the amount should be lower than the amount proposed by GHO and Ampersand, and (5) while not having any feedback on the additional limitations of liability for Parent or the Reverse Termination Fee approach, encouraged GHO and Ampersand to consider increases to the amount of the Reverse Termination Fee as much as possible. In addition, the representatives of Cooley indicated that, based on the proposed conditions for the transaction, they believed that the Board of Directors would want to complete the transaction with a tender offer structure to shorten the period from the signing of the merger agreement until the closing to minimize risk for Avid stockholders, which would be possible based on their proposed approach to the conditions.
Also on October 14, members of Avid senior management, including Mr. Green, conducted a call with Party C to discuss possible future revenue opportunities for Avid.
On October 16, 2024, representatives of Cooley had several videoconferences and calls with representatives of Ropes related to the merger agreement. The representatives of Ropes gave feedback regarding the topics discussed on their videoconference from October 14 and previewed the updated comments to the form merger agreement that GHO and Ampersand expected to make in a markup to the merger agreement to be delivered the following day based on the feedback provided by Cooley. In particular, they noted that GHO and Ampersand were prepared to eliminate the additional conditions proposed in the initial markup on October 10 but that they were not prepared to complete the transaction with a tender offer structure. In addition, the representatives from Ropes noted that, while GHO and Ampersand would not condition the proposed transaction on agreements with Avid senior management for continued employment following the consummation of the proposed transaction and were honoring instructions to not have conversations of such matters, at the appropriate time with the consent of the Board of Directors (but in any case before signing any merger agreement) GHO and Ampersand wanted to have an initial conversation with Mr. Green about his and other members of Avid senior management’s expectations following the closing. From that time through the execution of the Merger Agreement, representatives of each of Moelis and Cooley held numerous conversations with representatives of each of William Blair and Ropes to discuss the merger agreement and various other aspects of the transaction from time to time.
On October 17, 2024, GHO and Ampersand sent a revised proposal letter to Avid in which GHO and Ampersand made a proposal to acquire Avid for $12.25 per share in cash (the “October 17 Revised Proposal”). GHO and Ampersand confirmed that their due diligence was substantially complete and that they expected to have all financing documents in place by October 31. GHO and Ampersand also provided a revised form of their proposed markup to the form merger agreement with the October 17 Revised Proposal and said that they were prepared to close out any remaining items on the merger agreement constructively. The markup to the merger agreement reflected improvement to Avid from the version delivered on October 10 based on the feedback provided by Cooley to Ropes on October 14 and previewed by Ropes on the prior day, including, among other things, to (1) eliminate the additional conditions proposed in the initial markup on October 10, (2) commit to take further procedural actions to obtain required antitrust and regulatory approvals but not to divest assets, (3) decrease the size of the Company Termination Fee that could become payable by Avid to a single-tiered fee of 4% of the implied equity value of Avid in the transaction (excluding the value of Avid’s outstanding convertible notes), and (4) increase the size of the Reverse Termination Fee that could become payable by Parent to 6.25% of the implied equity value of Avid in the transaction (excluding the value of Avid’s outstanding convertible notes). However, the markup to the merger agreement continued to have several provisions that were less favorable to Avid than the form merger agreement provided, including that it (1) continued to remove the specified MAE carve-out from the definition of the “Material Adverse Effect”, (2) removed the obligation of the acquiror to take remedial actions necessary to obtain required antitrust and regulatory approvals and made the limits on the ability of Parent and its affiliates to buy competing businesses last only until January 31, 2025 (or, if earlier, the closing of the Merger), and (3) continued to have limitations of liability for Parent in the event that Parent did not close the transaction or was in breach of the merger agreement if specific performance was not awarded and replaced it with an obligation of Parent to pay the Reverse Termination Fee. GHO and Ampersand requested a period of exclusivity until October 31, 2024 in order to finalize the necessary execution items, including finalization of the definitive documentation and their financing.
Party C did not provide a proposal on October 17 as instructed. Thereafter, Moelis spoke with Party C, who indicated that they were still evaluating the transaction.
On October 19, 2024, the Board of Directors held a meeting by videoconference, with attendance from representatives of each of Moelis and Cooley and members of Avid senior management. At the meeting, the Board of Directors discussed with the advisors any proposals received on October 17 and possible responses to the proposals. Representatives of Moelis provided the Board of Directors with a summary of the October 17 Revised Proposal, the feedback provided by Party C and the summary of their outreach to the potentially interested counterparties. Representatives of Moelis made a presentation of preliminary financial analyses of Avid and the October 17 Revised Proposal. Representatives of Cooley reviewed the status of negotiation of the draft merger agreement with Ropes on behalf of GHO and Ampersand, noting the initial comments made by Ropes, the responses provided to Ropes and possible key terms that the Board of Directors may seek to negotiate further. The Board of Directors and the advisors also discussed GHO and Ampersand’s request for exclusivity and their sense of the importance of the request at this time. The Board of Directors and the advisors discussed possible responses to the proposals and risks and uncertainties related to the proposed transaction, including the maximum price at which they believed GHO and Ampersand would be willing to agree, their perception of the low antitrust risk posed by the proposed transaction, and the other terms and conditions of the draft merger agreement, including the deal protection provisions. Following discussion, the Board of Directors directed Moelis to contact Party C and confirm whether Party C would be submitting a final proposal to acquire Avid at a price per share above $12.00, the high end of their first round bid, and to contact GHO and Ampersand and, together with Avid senior management and the other advisors, seek to negotiate improvements to the terms of the October 17 Revised Proposal. In particular, the Board of Directors instructed that a counterproposal be delivered to GHO and Ampersand of a preliminary agreement to a price of $12.50 per share in cash with the following revisions to the merger agreement: (1) a reduction of the Company Termination Fee that could become payable by Avid to 3.5% of the implied equity value of Avid in the transaction, (2) an increase in the size of the Reverse Termination Fee that could become payable by Parent to 7.5% of the implied equity value of Avid in the transaction, (3) inclusion of the specified MAE carve-out in the definition of the “Material Adverse Effect”, and (4) in lieu of the obligation of Parent to take remedial actions necessary to obtain required antitrust and regulatory approvals and restrictions on the ability of Parent and its affiliates to buy competing businesses after January 31, 2025, the requirement that Parent pay Avid a reverse termination fee in the amount above if the proposed transaction did not close as a result of failure to obtain antitrust approvals. The Board of Directors authorized Avid senior management to agree to extend exclusivity for GHO and Ampersand until October 28 if Party C did not respond favorably to the price inquiry to be made and GHO and Ampersand agreed to the terms of the counterproposal.
Following the meeting, Moelis contacted each of Party C and GHO and Ampersand as instructed by the Board of Directors with respect to the per share offer prices. With respect to Party C, following the price inquiry made by Moelis, Party C informed Moelis that after further evaluation of a proposed transaction that they would not be willing to enter into a transaction to acquire Avid. With respect to GHO and Ampersand, Moelis engaged in several discussions with GHO, Ampersand and William Blair on October 19 and October 20 regarding Avid’s counterproposal and received a range of alternatives for the proposed items, including offer prices ranging from $12.30 to $12.50 per share, various durations of the exclusivity required by GHO and Ampersand (extending to as late as November 5, 2024) and the other terms of the counterproposal.
On October 21, 2024, William Blair provided Moelis with GHO and Ampersand’s updated proposal for consideration by the Board of Directors on behalf of GHO and Ampersand (the “October 21 Revised Proposal”). William Blair indicated that GHO and Ampersand would be willing to agree to a price of $12.30 per share in cash, a reduction of the Company Termination Fee that could become payable by Avid to 3.75% of the implied equity value of Avid in the transaction, agreement that the Reverse Termination Fee that could become payable by Parent would be 7.5% of the implied equity value of Avid in the transaction as requested, no inclusion of the specified MAE carve-out in the definition of the “Material Adverse Effect”, and a requirement that Parent pay Avid a reduced Regulatory Termination Fee equal to 3.75% of the implied equity value of Avid in the transaction if the proposed transaction did not close as a result of failure to obtain antitrust approvals because Parent or its affiliates bought a competing business after January 31, 2025 (but not the other requested changes to the antitrust provisions). The October 21 Revised Proposal also indicated that GHO and Ampersand would expect to have exclusivity through a target signing date of October 31.
Later on October 21, the Board of Directors held a meeting by videoconference, with attendance from representatives of each of Moelis and Cooley and members of Avid senior management. At the meeting, the Board of Directors discussed with the advisors the updates regarding the discussions with Party C and GHO and Ampersand and possible responses to the proposals. Representatives of Moelis provided the Board of Directors with a summary of the discussions since the last meeting of the Board of Directors and the October 21 Revised Proposal, including GHO and Ampersand’s rationale for the terms provided. The Board of Directors and the advisors discussed possible responses to the proposal and risks and uncertainties related to the proposed transaction, including possible timelines for the proposed transaction. Following discussion, the Board of Directors instructed Moelis to seek to negotiate the price terms further. In particular, they instructed Moelis to negotiate with GHO and Ampersand further to seek to get them to agree to a price of $12.50 per share in cash and that, as long as GHO and Ampersand were willing to agree to a price of at least $12.40 per share in cash, the Board of Directors would agree to the proposed resolution of the other items as presented and would agree to grant GHO and Ampersand an exclusive negotiation period until November 1, 2024.
Following the meeting, Moelis contacted GHO and Ampersand as instructed by the Board of Directors. They noted that the Board of Directors wanted GHO and Ampersand to agree to a price of $12.50 per share in cash without offering any lower number. Later that day and on October 22, representatives of Moelis, GHO, Ampersand and William Blair further discussed the terms and conditions of the proposal and whether GHO and Ampersand would be able to agree to the price proposed.
On October 23, 2024, Ropes provided Cooley with GHO and Ampersand’s updated proposal. Ropes indicated that GHO and Ampersand would be willing to agree to a price of $12.50 per share in cash, with the proposed resolution of the other items as presented and on the condition that Avid would agree to grant GHO and Ampersand an exclusive negotiation period until November 1, 2024. They also provided a list of remaining due diligence items that they said were important to GHO and Ampersand in closing out its due diligence based on the price increase.

Later on October 23, consistent with the Board of Directors’ instructions at its meeting on October 21, representatives of Cooley sent Ropes a form exclusivity agreement providing for an exclusive negotiation period until the close of business on November 1 unless Parent were to reduce the proposed price or negatively impact the proposed terms of the proposed transaction. The parties agreed to target executing the merger agreement by that date.
On October 24, 2024, Avid, GHO and Ampersand executed the exclusivity agreement, at which time Avid and its representatives terminated access to the online data room and any discussions regarding a potential transaction with any other potential counterparty.
During the remainder of the week and the beginning of the following week, representatives of each of Avid, GHO and Ampersand and their respective advisors engaged in discussions regarding finalizing the definitive documentation providing for the transaction and completing any remaining due diligence. During this period and culminating in the execution of the Merger Agreement on November 6, representatives of Cooley and Ropes exchanged several drafts of the documentation, including the Merger Agreement, Equity Commitment Letters, Limited Guarantees, disclosure schedules and other ancillary agreements, and held a number of discussions relating thereto.
On October 29, 2024, representatives of William Blair and Ropes informed representatives of Moelis and Cooley, respectively, that, while they are making good progress and matters are coming together well, GHO and Ampersand would not be able to execute the Merger Agreement that week as they finalized their financing and would need to delay until the following week. William Blair sent a request for an extension of the exclusivity period until the close of business on November 6 and said GHO and Ampersand would target executing the Merger Agreement by that date.
On November 2, 2024, the Board of Directors held a meeting by videoconference, with attendance from representatives of each of Moelis and Cooley and members of Avid senior management. At the meeting, the Board of Directors discussed with the advisors the updates regarding the negotiations with GHO and Ampersand. At the meeting, representatives of Moelis provided the Board of Directors with a summary of the discussions since the last meeting of the Board of Directors, GHO and Ampersand’s request for the extension to exclusivity and the proposed timeline for the transaction. The Board of Directors and the advisors discussed possible responses to the request and risks and uncertainties related to the proposed transaction. Representatives of Cooley reviewed with the Board of Directors the key terms and conditions of the draft Merger Agreement that had been negotiated to date with GHO and Ampersand, including the economic terms of the proposed transaction, the conditions to closing, the covenants of the parties during the period prior to the closing (including provisions regarding the operations of Avid during the pendency of the transaction), the covenants prohibiting the solicitation of alternative transactions and right of the Board of Directors to consider unsolicited transaction proposals and to change its recommendation regarding the transaction and/or terminate the Merger Agreement to accept a Superior Proposal in certain circumstances, the termination fees payable by Avid or Parent in certain circumstances, the provisions and ancillary agreements regarding Parent’s obligation to close or remedies available to Avid and other key terms of the Merger Agreement. They noted that the terms of the Merger Agreement were substantially final, other than a few remaining items regarding compensation. Following discussion, the Board of Directors authorized the extension of the exclusive negotiation period (which had been extended by several hours until the time of the board meeting by written confirmation to the Board of Directors) until November 6. The Board of Directors also discussed in executive session, with Mr. Green present, the open compensation-related items and GHO and Ampersand’s request for an initial conversation with Mr. Green about his and other members of Avid senior management’s expectations following the Closing, which GHO and Ampersand had agreed to defer until the Board of Directors authorized the conversation after the terms of the Merger Agreement were substantially final. The Board of Directors discussed these open items and requests, evaluated possible compensation terms to keep the employees retained and adequately incentivized prior to the Closing and evaluated any impact of these matters on the ability to consummate the proposed transaction. Following discussion, the Board of Directors authorized Mr. Green to meet with GHO and Ampersand to finalize the open compensation-related items consistent with their guidance to him and have the requested initial conversation (but not enter into any definitive agreement or understanding with GHO or Ampersand).
Later that day, Avid, GHO and Ampersand executed the extension of the exclusivity agreement.
On November 5, 2024, Mr. Green and an executive from each of GHO and Ampersand met to discuss the open compensation-related items in the Merger Agreement consistent with the Board of Directors’ guidance to him. The parties finalized the negotiations of these items that day and early on the day on November 6. They also had an initial conversation about Mr. Green’s and other members of Avid senior management’s expectations following the Closing (about which no definitive agreements or understandings were reached).
On the afternoon of November 6, 2024, the Board of Directors held a meeting by videoconference, with attendance from representatives of each of Moelis and Cooley and members of Avid senior management. At the meeting, the Board of Directors reviewed the terms of the proposed transaction. Representatives of Cooley reviewed with the Board of Directors the fiduciary duties of the directors in connection with the consideration of the possible transaction and the updates to the terms and conditions of the draft Merger Agreement since the prior presentation to the Board of Directors on the draft agreement on November 2, including the final terms of the then open compensation-related terms. Representatives of Moelis reviewed with the Board of Directors Moelis’ financial analysis of the Merger Consideration and delivered to the Board of Directors an oral opinion, which was confirmed by delivery of a written opinion, dated November 6, 2024, addressed to the Board of Directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the Merger Consideration to be received in the Merger by holders of the common stock is fair, from a financial point of view, to such holders. See the section entitled “The Merger—Opinion of Moelis & Company” for further information on the Moelis opinion and analyses. The Board of Directors discussed the proposed communications plan regarding the transaction. Following discussion and review of the various presentations made, matters considered and discussion of the benefits and risks of the proposed transaction, the Board of Directors unanimously determined the Merger Agreement and the consummation of the transactions contemplated thereby is advisable to, and in the best interest of, Avid and its stockholders, approved the execution, delivery and performance by Avid the Merger Agreement and the consummation of the transactions contemplated thereby and resolved to recommend to the Avid stockholders the approval of the Merger at the Special Meeting. See the section entitled “The Merger—Recommendation of the Avid Board of Directors; Avid’s Reasons for the Merger” for further information on the Board of Directors’ recommendation and reasons for the recommendation.
After the Board of Directors meeting, Avid and Parent executed the Merger Agreement.
Thereafter on the evening of November 6, Avid, GHO and Ampersand issued a joint press release announcing the Merger.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously: (i) determined the entry into the Merger Agreement and the Transactions, are advisable, and in the best interest of, Avid and its stockholders; (ii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Merger; and (iii) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the Avid stockholders adopt the Merger Agreement and approve the Merger and the Transactions.
The Board of Directors also unanimously recommends that Avid stockholders vote: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
Reasons for the Merger
In the course of reaching its determination and recommendation, the Board of Directors consulted with Avid management, Cooley and Moelis. The Board of Directors considered the following reasons (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) determination that the entry into the Merger Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of, Avid and its stockholders, (ii) authorization and approval of the execution, delivery and performance by Avid of the Merger Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of the Merger Agreement, recommendation that Avid stockholders adopt the Merger Agreement and approve the Merger and the Transactions:
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Cash Merger Consideration; Certainty of Value. The Board of Directors considered that the consideration to be paid in the Merger is payable solely in cash, which allows Avid stockholders to realize immediate liquidity and certainty of value in respect of their shares of Avid common stock, while eliminating the effect on stockholders of long-term business and execution risk of continuing to operate the Company on a standalone basis and the uncertainty of the trading price of common stock for Avid stockholders.

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Significant De-Risking of Results of Future Operations as a Standalone Company of Avid’s Business, Financial Condition and Prospects and the Biologics Industry. The Board of Directors considered its knowledge of and familiarity with Avid’s business, financial condition and results of operations, as well as its financial plan and prospects if it were to remain a standalone company, and other alternatives available to Avid (as more fully described under the section of this proxy statement captioned “The Merger—Background of the Merger”). The Board of Directors considered the risks and uncertainties associated with achieving and executing upon the Avid management’s Projections (as more fully described below under the section of this proxy statement captioned “The Merger—Financial Projections”) and the fact that $12.50 per share represented a compelling premium even if the Projections were realized. The Board of Directors considered that stockholders would continue to be subject to the risks and uncertainties of Avid’s financial plan and prospects unless the common stock was acquired for cash. These risks and uncertainties include the risks and uncertainties facing the global biologics manufacturing industries, including potential volatility in the biologics, biotechnology and biopharmaceutical markets, the increased volatility resulting from escalating political and global trade tensions that could disrupt supply chains of necessary raw materials and supplies, uncertainty around the availability of biotechnology funding and the highly competitive nature of the industry in which Avid operates, as well as the other risks and uncertainties discussed in the Company’s filings with the SEC (as more fully described under the section of this proxy statement captioned “The Merger—Background of the Merger”).

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Results of Process Conducted; Available Alternatives; and Best Alternative for Maximizing Stockholder Value. The Board of Directors considered possible alternatives to a sale of Avid and whether any of them were more attractive to Avid stockholders than the Merger. Those matters considered included:

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Results of Process Conducted. The Board of Directors considered the strategic transaction process conducted by Avid, including the nine potential strategic counterparties (including certain financial sponsor-backed strategic counterparties) and five potential financial sponsor counterparties from the tier one prospect list (as well a few other potential counterparties on a no-names basis with companies with whom Moelis was discussing possible transaction opportunities), that were contacted or solicited during the process in an effort to obtain the best value reasonably available to Avid stockholders, the fact that such process resulted in two (2) first round bids and one (1) final round bid, and that no such party was willing to move forward with Avid regarding a potential transaction on terms that were better than the GHO and Ampersand proposal (as more fully described under the section of this proxy statement captioned “The Merger—Background of the Merger”).

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Negotiations with GHO and Ampersand; Five Improvements to Price. The Board of Directors considered the fact that, during the course of negotiations with GHO and Ampersand (as more fully described below under the section of this proxy statement captioned “The Merger—Background of the Merger”), GHO and Ampersand increased their initial offer from $10.50 per share on June 5, 2024, to $11.00 per share on June 23, 2024, to a range of $11.50 to $12.00 per share on September 5, 2024, to $12.25 per share on October 17, 2024, to $12.30 per share on October 21, 2024 and then, ultimately, to $12.50 per share.

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Highest Value Obtainable. The Board of Directors believed that, (i) as a result of an active negotiating process, Avid had obtained the highest price that GHO and Ampersand were willing to pay, (ii) there was a substantial risk of losing GHO and Ampersand’s final offer of $12.50 per share if Avid continued to pursue a higher price, and (iii) the Merger Consideration represented the highest price per share value reasonably obtainable under the circumstances as of the date of the Merger Agreement, including the fact that the Per Share Merger Consideration represented a $2.00 increase above the initial $10.50 per share offer price in the June 5 Initial Proposal.

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Risks Associated with Strategic and Financial Alternatives. The Board of Directors considered that the aforementioned other strategic and financial alternatives were not reasonably likely to create greater value for Avid’s stockholders than the Merger, taking into account, among other variables, (i) execution risks as well as business, competitive, industry and market risks, particularly those in the biologics manufacturing industry more generally, (ii) risks that Avid may not be able to increase revenues in line with market expectations and/or internal projections, including the Projections, (iii) risks involved with future employee retention, (iv) risks associated with the availability of capital and the need to make further investments in the business, and (v) risks around whether the public market will appropriately value Avid’s ongoing execution progress of its business plan.

•	Closing Certainty. The Board of Directors also considered the high degree of certainty that the closing would be achieved in a timely manner, under the terms of the Merger Agreement.
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Merger Consideration and Historical Trading Prices. With assistance from Moelis, the Board of Directors reviewed the historical market process, volatility and trading information with respect to the common stock, including the fact that the Merger Consideration of $12.50 per share presented a compelling premium to historical market prices for the shares of Avid common stock, including that the Merger Consideration constituted a premium of (i) approximately 13.8% to the closing price of Avid’s common stock of $10.98 on November 6, 2024, the last full trading day prior to the announcement of the transaction; (ii) approximately 21.9% to the volume-weighted average price (“VWAP”) of Avid’s common stock for the twenty (20) day period ending on the Unaffected Date; (iii) approximately 19.1% to the VWAP of Avid’s common stock for the thirty (30) day period ending on the Unaffected Date; (iv) approximately 16.9% to the VWAP of Avid’s common stock for the forty-five (45) day period ending on the Unaffected Date; (v) approximately 17.0% to the VWAP of Avid’s common stock for the sixty (60) day period ending on the Unaffected Date; (vi) approximately 24.4% to the VWAP for the ninety (90) day period ending on the Unaffected Date; (vii) approximately 50.1% to the VWAP of Avid’s common stock for the six (6) month period ending on the Unaffected Date; (viii) approximately 207.1% to Avid’s fifty-two (52) week low for the period ending on the Unaffected Date; and (ix) approximately 0.2% to Avid’s fifty-two (52) week high for the period ending on the Unaffected Date. The Board of Directors also considered that the Merger Consideration of $12.50 per share constituted a premium of approximately 63.8% to the closing price of Avid’s common stock of $7.63 on June 4, 2024, the last trading day prior to GHO and Ampersand’s initial proposal in the June 5 Initial Proposal. The Board of Directors also considered the fact that the Merger Consideration represented a 6.5x multiple of management forecasted fiscal year 2025 revenue and a 5.5x multiple of management forecasted fiscal year 2026 revenue.

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Fairness Opinion of Moelis. The Board of Directors considered the opinion of Moelis, dated November 6, 2024 and addressed to the Board of Directors, that the Merger Consideration to be received in the Merger by stockholders is fair, from a financial point of view, to such stockholders, as more fully described in the section of this proxy statement captioned “The Merger—Opinion of Moelis & Company LLC”.

•	Terms of the Merger Agreement. The Board of Directors reviewed and considered the terms and conditions of the Merger Agreement and the Transactions, including the Merger, including:
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Nature of the Negotiations; Terms of the Merger Agreement as a Whole. The Board of Directors considered the fact that the Merger Agreement was negotiated in the context of a competitive process, at arm’s length between Avid and GHO and Ampersand, with the assistance of their respective legal and financial advisors. The Board of Directors considered that, in its view, the material terms of the Merger Agreement, taken as a whole, were as favorable as those found in comparable acquisition transactions.

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Conditions to the Consummation of the Merger; Likelihood of Closing. The Board of Directors considered the conditions to the consummation of the Merger being specific and limited, including the requirement that the Merger Agreement be adopted by the holders of a majority of the outstanding shares of common stock. The Board of Directors considered the reasonable likelihood of satisfying the conditions to complete the Merger and the likelihood that the Merger will be completed.

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Ability to Respond to Certain Unsolicited Acquisition Proposals. The Board of Directors considered Avid’s right, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals that are made on or after November 6, 2024 and prior to the time that the Merger Agreement Proposal is approved by Avid’s stockholders, as more fully described in the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—The Board of Directors’ Recommendation; Company Adverse Change Recommendation”.

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Ability to Terminate Merger Agreement to Accept a Superior Proposal; Company Termination Fee. The Board of Directors considered Avid’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions of the Merger Agreement and paying Parent a termination fee of $32,000,000 (as more fully described under the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Conduct of Business Pending the Merger—No Solicitation of Other Offers”). The Board of Directors believed that the Company

Termination Fee is reasonable, is consistent with market averages for such fees payable in comparable transactions, and is not preclusive of, or a substantial impediment to, a third party making an Acquisition Proposal (as more fully described under the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—The Board of Directors’ Recommendation; Company Adverse Change Recommendation”).
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Committed Financing. The Board of Directors considered the fact that Parent and Merger Sub have obtained committed equity financing for the full purchase price of the Merger from certain affiliated funds of GHO and Ampersand, which committed equity financing commitments provide funding of an amount sufficient to cover the aggregate Merger Consideration, all fees and expenses payable by Parent, Merger Sub or Avid on the closing date and the payment and discharge of any indebtedness required to be paid at Closing under the Merger Agreement.

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Financing Efforts and Limited Guarantee. The Board of Directors considered the obligation of Parent and Merger Sub to use reasonable best efforts to consummate the Equity Financing and the limited number and nature of the conditions to the Equity Financing and the fact that the Equity Financing Parties provided a limited guaranty in favor of Avid, which, taken together, guarantee the obligation of Parent to pay any termination fee, reimburse and indemnify Avid with respect to certain expenses in connection with its cooperation with obtaining Parent’s debt financing and pay certain other amounts required under the Merger Agreement, subject to an aggregate cap equal to $64,000,000 (as more fully described below under the section of this proxy statement captioned “The Merger—Financing of the Merger”).

•	Absence of Any Financing Condition. The Board of Directors considered the ability of the parties to consummate the Merger, including the absence of any financing condition in the Merger Agreement.
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Specific Performance. The Board of Directors considered Avid’s entitlement to specific performance to prevent breaches of the Merger Agreement and Avid’s ability, under certain circumstances pursuant to the Merger Agreement and the Equity Commitment Letters, to seek specific performance of Parent’s obligation to cause the equity commitment to be funded.

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Reverse Termination Fee. The Board of Directors considered the fact that the Merger Agreement provides that Parent will pay Avid the Reverse Termination Fee if the Merger Agreement is terminated by Avid due to any breach of representations or covenants made by Parent or Merger Sub that causes a closing condition not to be satisfied (following notice and an opportunity to cure) or in certain circumstances in which all other closing conditions have been satisfied, but Parent or Merger Sub fails to close when required to do so under the Merger Agreement.

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Regulatory Termination Fee. The Board of Directors considered the fact that Parent will be required to pay the Company a termination fee of $32,000,000 in the event that the Merger Agreement is validly terminated under certain specified circumstances following Parent’s, or any of its affiliates’ acquisition or agreement to acquire, or public announcement of the intent to acquire, any assets, business, division or any person after January 31, 2025 that is a material, direct competitor of the Company, and such acquisition is a proximate cause of the failure of the parties to receive any consents or approvals necessary in connection with the Merger under applicable antitrust laws.

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Outside Date. The Board of Directors considered the end date of May 6, 2025, subject to a potential extension until November 6, 2025, allowing for time that the Board of Directors believes to be sufficient to complete the Merger.

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Appraisal Rights. The Board of Directors considered the availability of appraisal rights under Section 262 of the DGCL to Avid’s stockholders who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement.

The Board of Directors also considered a number of uncertainties and risks in their deliberations concerning the Transactions, including the Merger, including the following (which are not necessarily presented in order of relative importance):

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Loss of Future Value Creation. The Board of Directors considered the fact that Avid would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of Avid.

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Failure to Close; Closing Conditions. The Board of Directors considered that the conditions to Parent’s obligation to close the Merger would be subject to conditions, including receipt of stockholder approval and regulatory approval, the absence of a Material Adverse Effect (as defined in the Merger Agreement), compliance by Avid with covenants in the Merger Agreement in all material respects and the absence of inaccuracies in its representations and warranties in the Merger Agreement beyond negotiated standards of materiality, and the possibility that such conditions may not be satisfied, including as a result of events outside of Avid’s control. The Board of Directors also considered that it would be unlikely that any of the other parties who indicated an interest in acquiring Avid would continue to be willing to acquire the common stock on terms as favorable as the terms on which GHO and Ampersand are prepared to acquire Avid, if at all.

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Diversion of Management Attention and Impact on Operations Following Public Announcement of Merger. The Board of Directors considered the risks and costs to Avid if the Merger does not close or is not completed in a timely manner, including that Avid’s directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction and the potential effect on Avid’s business and relationships with customers, partners and employees, any or all of which risks and costs, among other things, could adversely affect Avid’s overall competitive position and the trading price of Avid’s common stock.

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Termination Fee; Limitation of Soliciting Alternative Proposals. The Board of Directors considered the requirement that Avid pay the Company Termination Fee under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal (as more fully described under the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—The Board of Directors’ Recommendation; Company Adverse Change Recommendation”).

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Limited Remedies. The Board of Directors considered the fact that if Parent fails to complete the Merger as a result of its breach of the Merger Agreement in certain circumstances, remedies may be limited to the Reverse Termination Fee described above, which may be inadequate to compensate Avid for the damage caused, and if available, other rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain.

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Pre-Closing Covenants. The Board of Directors considered the restrictions on the conduct of Avid’s business prior to the consummation of the Merger, including the requirement that Avid conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent Avid from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Avid might have pursued.

•	Tax Treatment. The Board of Directors considered the fact that an all cash transaction would generally be taxable to Avid’s stockholders that are U.S. persons for U.S. federal income tax purposes.
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No Solicitation. The Board of Directors considered the fact that the terms of the Merger Agreement prohibit Avid and its representatives from soliciting third party acquisition proposals until the termination of the Merger Agreement.

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Expenses. The Board of Directors considered the significant transaction costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Avid management required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results, including the trading price of the common stock.

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Public Announcement of the Merger. The Board of Directors considered the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of Avid’s common stock.

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Antitrust Uncertainty. The Board of Directors considered the fact that the completion of the Merger will require certain antitrust clearance and consents, which clearances and consents could subject the Merger to unforeseen delays and risks.

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Director and Officer Interests. The Board of Directors considered the fact that Avid’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Avid’s stockholders (see below under the caption “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger”).

The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement and approve the Merger and the Transactions addresses the reasons considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of reasons considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Rather, in considering the information and reasons described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to different factors. The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Forward-Looking Statements”.
Opinion of Moelis & Company LLC
At the meeting of the Board of Directors on November 6, 2024 to evaluate and approve the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated November 6, 2024, addressed to the Board of Directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the Merger Consideration to be received in the Merger by stockholders is fair, from a financial point of view, to such stockholders.
The summary of the written opinion of Moelis set forth below is qualified in its entirety by the full text of Moelis’ written opinion dated November 6, 2024, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, and which is attached as Annex B to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use of the Board of Directors (solely in its capacity as such) in its evaluation of the Merger Consideration to be received by the stockholders. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration and does not address Avid’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to Avid. Moelis’ opinion does not constitute a recommendation to any stockholder of Avid as to how such stockholder should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:
•	reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts relating to Avid;
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reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Avid furnished to Moelis by Avid, including financial forecasts provided to or discussed with Moelis by the management of Avid (see “—Financial Projections” for a summary of these financial forecasts);

•	reviewed information regarding the capitalization of Avid furnished to Moelis by Avid;
•	conducted discussions with members of the senior management and representatives of Avid concerning the information described above, as well as the business and prospects of Avid generally;
•	reviewed the reported prices and trading activity for the common stock;
•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;
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considered the results of efforts by or on behalf of Avid, including by Moelis at Avid’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of Avid;

•	reviewed a draft, dated November 5, 2024, of the Merger Agreement;

•	participated in certain discussions and negotiations among representatives of Avid and Parent and their advisors; and
•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
In connection with its analysis and opinion, Moelis relied on the information supplied to, discussed with or reviewed by it being complete and accurate in all material respects. Moelis did not independently verify any such information (nor did it assume any responsibility for the independent verification of any such information). Moelis also relied on the representation of Avid’s management that Avid’s management is not aware of any facts or circumstances that would make any such information inaccurate or misleading. Moelis relied upon, without independent verification, the assessment of Avid and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, Moelis assumed, at Avid’s direction, that such financial forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Avid as to the future performance of Avid. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Avid, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion does not address Avid’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Avid. Moelis’ opinion does not address the terms of any financing of the Merger, including the likelihood of completion of any such financing, any legal, regulatory, tax or accounting matters. Moelis was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the Merger Consideration from a financial point of view to the stockholders. Moelis did not express any opinion as to fair value, viability or the solvency of Avid following the closing of the Merger. In rendering its opinion, Moelis assumed that the final executed form of the Merger Agreement would not differ in any material respect from the draft dated November 5, 2024 that Moelis reviewed, that the Merger will be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party set forth in the Merger Agreement are accurate and correct, and that the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement. Moelis assumed that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger will be obtained, except to the extent that could not be material to Moelis’ analysis.
Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date on which the opinion was delivered, and Moelis assumes no responsibility to update its opinion for developments after the date on which it was delivered. As the Board of Directors was aware, the credit, financial and stock markets have been experiencing unusual volatility and Moelis expressed no opinion or view as to any potential effects of such volatility on Avid, Parent or the Merger.
The following is a summary of the material financial analyses presented by Moelis to the Board of Directors at its meeting held on November 6, 2024, in connection with its opinion.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
Financial Analyses of Avid
Selected Public Companies Analysis. Moelis reviewed financial and stock market information of the selected publicly traded pharmaceutical contract development and manufacturing companies that focus on biologics and others that produce high value inputs for biologics manufacturing.
Based on its professional judgment and experience, Moelis excluded contract development and manufacturing organizations that focus on the development and manufacture of small molecules, clinical research organizations, and companies providing analytical instruments that serve the high growth end-markets due to significant differences in business models, go-to-market strategies, competitive dynamics, and margin profiles. For purposes of selecting its reference ranges for this analysis, Moelis noted that none of the selected companies reviewed in their analysis were deemed directly comparable to the Company, including as a result of (i) the Company’s transition to a pure-play

CDMO as compared to other companies’ diversity in businesses, (ii) the Company’s growth and margin profile as an early stage company as compared to later stage companies and (iii) the competitive dynamics and market conditions in the United States as compared to Europe.
Moelis reviewed, among other things, enterprise values of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on November 5, 2024, plus preferred stock, plus, as of the relevant company’s most recently reported quarter end, short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests) as a multiple of estimated revenue and Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense, where applicable) for fiscal years 2025 and 2026. Financial data for the selected companies was based on publicly available research analysts’ estimates, public filings and other publicly available information. Information for Catalent, Inc. is based upon the unaffected stock price of Catalent, Inc. on February 3, 3023, prior to the publicly reported potential acquisition of Catalent, Inc. and includes multiples of estimated revenue and Adjusted EBITDA for fiscal years 2024 and 2025.
The selected publicly traded companies and their corresponding enterprise value to Adjusted EBITDA multiples were:

	2025E EV/Adj. EBITDA	2026E EV/Adj. EBITDA
Selected Company
Bachem Holding AG	27.9x	21.4x
Catalent, Inc.*	10.7x	9.8x
Lonza Group AG	19.4x	16.5x
Oxford Biomedica plc	—	19.3x
PolyPeptide AG	31.8x	16.0x
Mean	22.5x	16.6x
Median	23.7x	16.5x

*	As noted above, information for Catalent, Inc. includes multiples of estimated revenue and Adjusted EBITDA for fiscal years 2024 and 2025.
Based on its professional judgment and experience, Moelis considered but did not rely on revenue-based multiples as an appropriate valuation for publicly traded contract development and manufacturing organizations, which Moelis noted is also consistent with valuation methodologies published by equity research analysts for the sector.
Moelis then applied ranges of selected multiples derived from the selected companies of 16.0x to 27.0x in the case of fiscal year 2026 estimated Adjusted EBITDA to corresponding financial data of Avid. The high end of the range of selected multiples was also informed by Avid’s fiscal year 2026 estimated enterprise value / Adjusted EBITDA multiple of 26.9x and the low end of the range was informed by PolyPeptide AG in light of its similar scale, growth trajectory and margin profile, while taking into account the Company’s greater exposure to attractive end-segments. Financial data for Avid was based on financial forecasts and other information and data provided by Avid’s management. This analysis indicated the following implied per share reference range for Avid, as compared to the $12.50 per share consideration:

Implied Per Share Reference Range	Merger Consideration
$5.72 – $10.57	$12.50

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow (“DCF”) analysis of Avid using financial forecasts and other information and data provided by Avid’s management to calculate the present value of the estimated future unlevered free cash flows projected to be generated by Avid. In performing the DCF analysis of Avid, Moelis utilized a range of discount rates of 12.00% to 17.00% based on an estimated range of the Company’s weighted average cost of capital (“WACC”). The WACC range was derived using the Capital Asset Pricing Model and a size premium. Moelis used the foregoing range of discount rates to calculate estimated present values as of April 30, 2024 of (i) Avid’s estimated after-tax unlevered free cash flows for fiscal year 2025 through fiscal year 2029 (in each case, discounted using a mid-year discounting convention), and (ii) estimated terminal values derived by applying a range of multiples of 17.0x to 20.0x to Avid’s fiscal year 2029 estimated Adjusted EBITDA. Moelis noted that the selected terminal multiple range was informed by the current and ten-year average historical trading multiples of the Company and selected publicly traded CDMOs, as well as the Company’s financial profile and growth trajectory in the terminal year compared to the Company’s current financial metrics and trading multiples. In calculating the implied equity value of Avid, Moelis separately valued, as of April 30, 2024, Avid’s (i) U.S. federal and state net operating losses (“NOLs”) and (ii) California R&D tax credits, in each case, using estimates of tax cash savings provided by Avid. This analysis indicated the following implied per share reference range for Avid (inclusive of the net present value of the tax attributes), as compared to the $12.50 per share consideration:

Implied Per Share Reference Range	Merger Consideration
$8.13 – $11.89	$12.50

Other Information
Moelis also noted for the Board of Directors certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:
•
Discounted Cash Flow Analysis – Sensitivity A: using the Sensitivity A financial forecasts, Moelis performed a DCF analysis of Avid using the same methodology, including the same multiples and discount rates described above under “—Discounted Cash Flow Analysis” to calculate the present value of the estimated future unlevered free cash flows projected by management of Avid to be generated by Avid and the present value of the estimated terminal value of Avid. In calculating the implied equity value of Avid, Moelis separately valued, as of April 30, 2024, tax attributes of Avid as described above under “—Discounted Cash Flow Analysis.” This DCF analysis yielded an implied range of share prices for common stock (inclusive of the net present value of the tax attributes) of $6.25 - $9.68, which, for reference only, Moelis compared to the Merger Consideration;

•
Discounted Cash Flow Analysis – Sensitivity B: using the Sensitivity B financial forecasts, Moelis performed a DCF analysis of Avid using the same methodology, including the same multiples and discount rates described above under “—Discounted Cash Flow Analysis” to calculate the present value of the estimated future unlevered free cash flows projected by management of Avid to be generated by Avid and the present value of the estimated terminal value of Avid. In calculating the implied equity value of Avid, Moelis separately valued, as of April 30, 2024, tax attributes of Avid as described above under “—Discounted Cash Flow Analysis.” This DCF analysis yielded an implied range of share prices for common stock (inclusive of the net present value of the tax attributes) of $11.50 - $16.07 which, for reference only, Moelis compared to the Merger Consideration;

•
52-Week Low/High Company Per Share Price Analysis: the historical trading prices for the common stock during the 52-week period ended November 5, 2024, which reflected low and high stock prices during such period ranging from $4.07 to $12.48 per share;

•
Analyst Price Target Analysis: one-year forward stock price targets for the common stock in recently published, publicly available Wall Street research analysts’ reports, which indicated low and high stock price targets ranging from $12.00 to $16.00 per share; and

•
5-Year Strategic Return on Invested Capital: theoretical purchase prices that could be paid by a hypothetical strategic buyer in an acquisition of Avid based on Avid’s estimated adjusted net operating profit after tax for fiscal years 2025 through 2029 and a required return on invested capital for the strategic buyer ranging from 7.00% to 9.00%, assuming illustrative synergies of 25% of Avid’s estimated operating expenditures in each year using the financial forecasts and other information and data provided by Avid’s management. This illustrative analysis indicated an implied per share reference range for Avid of approximately $6.92 to $8.85.

Miscellaneous
This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company used in the analyses described above is identical to Avid. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Avid, nor Moelis or any other person assumes responsibility if future results are materially different from those forecasts.
The Merger Consideration was determined through arms’ length negotiations between Avid and Parent and was approved by the Board of Directors. Moelis did not recommend any specific consideration to Avid or its Board of Directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.
Moelis acted as financial advisor to Avid in connection with the Merger. Avid agreed to pay Moelis certain fees for its services in connection with the Merger, comprised of (i) a retainer fee of $500,000, which became payable upon execution of an engagement letter between Avid and Moelis on July 1, 2024, and which fee shall be offset against the transaction fee referred to below, (ii) an opinion fee of $3,000,000, which became payable upon Moelis’ having substantially completed its work in connection with the delivery of its opinion, regardless of the conclusion reached therein and which fee shall be offset against the transaction fee referred to below, and (iii) a transaction fee, which shall become payable upon consummation of the Merger. The transaction fee is calculated by reference to the fully diluted enterprise value of Avid implied by the Merger and is currently estimated to be approximately $25,800,000. In addition, Avid has agreed to indemnify Moelis for certain liabilities arising out of its engagement and not arising out of Moelis’ bad faith or gross negligence, including liabilities under the federal securities laws.
Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of Avid, Parent, GHO and Ampersand. Moelis provided investment banking and other services to GHO unrelated to the Merger and in the future may provide such services to Parent, GHO, Ampersand or their affiliates and Moelis has received and may receive compensation for such services. In the past two (2) years prior to the date of the opinion, Moelis acted as financial advisor to a portfolio company of GHO in a buy-side transaction, which was completed in 2022, and received $1,000,000 for such services.
The opinion was for the use and benefit of the Board of Directors (solely in its capacity as such) in its evaluation of the Merger. The opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. The opinion was approved by a Moelis & Company LLC fairness opinion committee.
The Board of Directors selected Moelis as its financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.
Financial Projections
While Avid has publicly issued limited short-term guidance concerning aspects of its expected financial performance from time to time, Avid does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance or results of operations due to the inherent unpredictability of the underlying assumptions and projections. However, in connection with the Board of Director’s review of potential strategic alternatives, including the Merger, between June and July 2024, Avid management, at the direction of the Board of Directors, prepared non-public, unaudited, prospective financial information for fiscal years 2025 through 2029 based on Avid management’s probability-adjusted five-year plan (the “Projections”), which assumed an implied revenue compound annual growth rate of 15.1%. The Board of Directors directed Moelis to use, and rely on, the Projections in connection with its financial analyses and for rendering its fairness opinion in connection with the Merger, as described in the section of this proxy statement captioned “The Merger—Opinion of Moelis & Company LLC”. Avid did not provide the specific Board of Directors-approved forecasts nor any other specific forecasts to interested counterparties, but a subset of the unaudited prospective financial information contained in the Projections was provided to potential counterparties, including representatives of GHO and Ampersand, in connection with the evaluation of a potential strategic transaction with Avid.

Avid management also prepared standalone forecasts based on the Projections that assumed (i) an implied revenue compound annual growth rate of 12.3% (“Sensitivity A”) and (ii) an implied revenue compound annual growth rate of 18.9% (“Sensitivity B” and together with Sensitivity A, the “Sensitivity Forecasts”) and provided the Sensitivity Forecasts to the Board of Directors and to Moelis for reference purposes. The Sensitivity Forecasts were not provided to any potential counterparties.
The Projections were not prepared with a view toward public disclosure or toward complying with GAAP, nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The Projections included in this document have been prepared by, and are the responsibility of, Avid. Ernst & Young LLP, Avid’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Projections.
The non-GAAP financial measures used in the Projections were relied upon by the Board of Directors and Moelis in connection with their consideration of the Merger and the Merger Consideration. While Avid believes that such non-GAAP financial measures provide useful supplemental information in analyzing Avid’s financial results, there are limitations associated with the use of such financial measures. Such non-GAAP measures as used by Avid may not be directly comparable to similarly titled measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Board of Directors or Moelis in connection with the Merger. Accordingly, Avid has not provided a reconciliation of the financial measures included in the Projections to the relevant GAAP financial measures. The Projections may differ from published analyst estimates and forecasts, and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Transactions.
The Projections reflect estimates and assumptions made by Avid management with respect to general business, economic, competitive, regulatory, and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Avid’s control. In particular, the Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions (as described below) that are inherently uncertain. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on Avid’s business and its results of operations. The Projections were developed solely using the information available to Avid’s senior management at the time they were created and reflect assumptions as to certain business decisions that are subject to change. None of Avid, Parent or any of their respective affiliates, advisors or other representatives makes any representation to any Avid stockholder regarding the validity, reasonableness, accuracy or completeness of the Projections or the ultimate performance of Avid relative to the Projections. The inclusion of the Projections in this proxy statement does not constitute an admission or representation of Avid that the Projections or the information contained therein is material. Except as required by applicable law, neither Avid nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the Projections if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account if evaluating the Projections, which were prepared as of an earlier date. Modeling and forecasting the future in the biopharmaceutical industry, in particular, is a highly speculative endeavor.
The Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors, and other information regarding Avid in its public filings with the SEC. The Projections were developed by Avid management on a standalone basis without giving effect to the Merger and the Transactions, and therefore the Projections do not give effect to the proposed Transactions or any changes to Avid’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Transactions. Furthermore, the Projections do not take into account the effect of any failure of the Transactions to be completed and should not be viewed as accurate or continuing in that context.
The Projections further reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The inclusion of the

Projections should not be regarded as an indication that Avid or anyone who received the Projections then considered, or now considers, the Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. Avid management views the Projections as being subject to inherent risks and uncertainties associated with such long-range projections.
Adjusted EBITDA and unlevered free cash flow contained in the Projections set forth below are each “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
The most directly comparable GAAP financial measure for Adjusted EBITDA is net income, and the most directly comparable GAAP financial measure for unlevered free cash flow is net cash provided by (used in) operating activities. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed transaction if the disclosure is included in a document such as this proxy statement.
In light of the foregoing factors and uncertainties inherent in the Projections, holders of shares of Avid’s common stock are cautioned not to place undue, if any, reliance on the summary of the Projections set forth below. The information and table set forth below is included solely to give Avid stockholders access to certain of the financial projections that were made available to the Board of Directors, Moelis, GHO and Ampersand and is not included in this proxy statement in order to influence any Avid stockholder’s decision to vote with respect to the Merger Agreement Proposal or for any other purpose:

(dollars in millions)	Projections
	2025E	2026E	2027E	2028E	2029E
Total Revenue	$158	$186	$222	$256	$283
Adjusted EBITDA(1)	$24	$32	$45	$60	$73
Unlevered Free Cash Flow(2)	$10	$13	$19	$28	$37

(1)
“Adjusted EBITDA” is defined as the amount of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and stock-based compensation expense, as adjusted for certain non-recurring and other non-cash items.

(2)	“Unlevered Free Cash Flow” is defined as Adjusted EBITDA, less (i) taxes, less (ii) capital expenditures, plus or minus (iii) changes in net working capital.
Interests of Avid’s Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to approve the Merger Agreement Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of Avid and its stockholders, in reaching its decision to approve the execution, delivery and performance by Avid of the Merger Agreement and the consummation of the Transactions, including the Merger, and in making their recommendation that the stockholders approve the Merger Agreement Proposal.
Arrangements with Parent
As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to and following the Closing, however, certain of our executive officers may have discussions or may enter into agreements with, Parent or Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers
Under the Merger Agreement, to the fullest extent permitted by applicable law, all existing rights to indemnification, advancement of expenses and exculpation, for acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), by Avid or any of its subsidiaries existing in favor of those persons who are directors and officers of Avid or any of its subsidiaries as of the date of the Merger Agreement, have been directors or officers of Avid or any of its subsidiaries in the past or who become directors or officers of Avid or any of its subsidiaries following the date of the Merger Agreement and prior to the Effective Time (such individuals, collectively, the “Indemnified Persons”), in each case to the extent provided in the certificate of incorporation, bylaws, or applicable governing documents of Avid or its subsidiaries, as applicable (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between Avid or any of its subsidiaries, as applicable, and each Indemnified Person (to the extent set forth on the Avid disclosure schedule to the Merger Agreement and in effect as of the date of the Merger Agreement) in the forms made available to Parent or its representatives prior to the date of the Merger Agreement, will (i) survive the Closing, (ii) to the fullest extent permitted under applicable law, not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons, and (iii) be observed by the Surviving Corporation and its subsidiaries to the fullest extent available under applicable law for a period of six (6) years from the Effective Time. Any claim made pursuant to such rights within such six-year period will continue to be subject to the Merger Agreement and the rights provided under the Merger Agreement until disposition of such claim (even if after such six-year period).
Additionally, from the Effective Time until the sixth (6th) anniversary of the Effective Time, (i) Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of Avid or any of its subsidiaries against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his or her capacity as) a director or officer of Avid or any of its subsidiaries at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions, in each case to the extent required by the existing indemnification obligations, and (ii) the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by Avid and its subsidiaries as of the date of the Merger Agreement for the benefit of the Indemnified Persons who are currently covered by such existing policy or become covered by such existing policy prior to the Effective Time with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of Avid and its subsidiaries (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. At the Company’s election prior to the Effective Time, Avid may (through a nationally recognized insurance broker) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time and if such “tail policy” has been obtained, it will be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to the Merger Agreement; provided, however, that in no event will the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by Avid and its subsidiaries as of the date of the Merger Agreement with respect to such existing policy (or for any tail policy, the corresponding amount), it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent will be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount (or for any tail policy, the corresponding amount). For more information, please see the section of this proxy statement captioned “Proposal 1: The Merger Agreement Proposal—Indemnification and Insurance.”
Treatment of Company Options, RSUs and PSUs
Avid from time to time has granted awards under its equity incentive plans of Company Options, Company RSUs and Company PSUs.
As of December 11, 2024, there were 1,874,847 shares of common stock subject to outstanding Company Options, 2,472,521 shares of common stock subject to outstanding Company RSUs, and 1,830,219 shares of common stock subject to outstanding Company PSUs.
The Merger Agreement provides that each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time, and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess of the Per Share Merger Consideration over the exercise price payable per share under such Company Option, less applicable tax withholdings. Each Company Option with a per share exercise price that is equal to or greater than the Per Share Merger Consideration will be cancelled at the Effective Time without payment of consideration and have no further force or effect.
Each Company PSU that is outstanding as of immediately prior to the Effective Time, will, immediately prior to the Effective Time, to the extent unvested, vest in accordance with its terms at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time, and each such Company PSU will be cancelled and converted into solely the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares (determined at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time) issuable in settlement of such Company PSU immediately prior to the Effective Time without regarding to vesting, multiplied by (ii) the Per Share Merger Consideration, less applicable tax withholdings.
Each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares issuable in settlement of such Company RSU immediately prior to the Effective Time without regard to vesting, multiplied by (ii) the Per Share Merger Consideration, less applicable tax withholdings.
Treatment of Purchase Rights under the Avid ESPP
The Merger Agreement generally provides that as soon as practicable following the date of the Merger Agreement, the Company will take all actions with respect to the Avid ESPP that are necessary to provide that: (i) subject to the consummation of the Merger, the Avid ESPP will terminate effective immediately prior to the Effective Time; (ii) with respect to any offering periods in effect as of the date of the Merger Agreement, no employee who is not a participant in the Avid ESPP as of the date of the Merger Agreement may become a participant in the Avid ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for such offering periods; (iii) if such offering periods terminate prior to the Effective Time, then the Avid ESPP will be suspended and no new offering period will be commenced under the Avid ESPP prior to the termination of the Merger Agreement; and (iv) if an offering period in effect on the date of the Merger Agreement is still in effect at the Effective Time, then the last day of such offering period will be accelerated to a date prior to the Closing reasonably agreed by the parties.
Treatment of Annual Bonuses
If the Closing of the Merger occurs prior to July 1, 2025, Parent has agreed to pay, or cause to be paid, on the first regular payroll date of the Company following the Closing, the annual bonus of each employee who remains an employee as of the Closing, which is expected to include annual bonuses for each of Avid’s executive officers, for the Company’s fiscal year ending April 30, 2025 (“FY25”) in an amount equal to the annual bonus amount that such employees would receive if such employees’ annual bonus for FY25 was determined disregarding any individual component, if applicable, in the calculation of the amount of the annual bonus and weighting the Company performance components at 100%, with all applicable Company performance goals deemed achieved at the target level (each, a “FY25 Bonus”), subject to such employees remaining employed by the Company, Parent or one of their affiliates through the payment date, except that prior to the Closing, the authorized officers of the Company may reduce (including to zero dollars) any FY25 Bonus payable to a non-executive officer in its sole discretion. Each FY25 Bonus will be paid net of any withholding taxes required to be deducted and withheld by applicable law. If the Closing does not occur prior to July 1, 2025, the Company will not pay any FY25 Bonus but may pay annual bonuses for FY25 on or after July 1, 2025, to the extent earned in accordance with the terms of the applicable annual bonus plan.
Treatment of Deferred Compensation Plan
The Company maintains the Deferred Compensation Plan under which our executive officers participate. The Merger Agreement provides that the Company will, prior to the Closing and in a manner intended to be in compliance with Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations, terminate the Deferred Compensation Plan effective as of immediately prior to the Closing. In connection with such termination, it is expected that amounts that Avid’s executive officers deferred under the Deferred Compensation Plan will be distributed to Avid’s executive officers shortly following the Closing.

Payments Upon Termination at or Following Change in Control
Executive Severance Plan
The Company maintains an Executive Severance Plan (the “Severance Plan”) applicable to all individuals employed by us at the C-level and vice president level, including Avid’s executive officers. To the extent Avid’s executive officers are currently a party to an existing agreement with us providing for severance benefits, such executive officer has the ability, following the occurrence of an event entitling such executive officer to receive severance benefits under such existing agreement and the Severance Plan, to elect whether to receive the benefits under such existing agreement or the Severance Plan.
Under the Severance Plan, in the event of a termination of an executive officer’s employment by us without cause or a resignation by an executive officer for good reason three (3) months prior to a change in control or within twelve (12) months following a change in control, the severance benefits for the executive officer will consist of the following:
•
payment of a lump sum amount equal to the executive officer’s base salary and target bonus, plus reimbursement for a portion of the cost of continued group health insurance coverage (such portion equal to the total premium, less the employee portion of such coverage in effect as of the executive officer’s termination date), for the number of months in the applicable severance period, which is twenty four (24) months for Messrs. Green, Hart, Richieri and Kwietniak and twelve (12) months for Mr. Ziebell; and

•
immediate vesting in full of all of the executive officer’s outstanding equity awards; however, if vesting is otherwise based on satisfaction of performance objectives, such objectives will be deemed satisfied at 100% of target for each performance period.

In the event of a termination of an executive officer’s employment by us without cause or a resignation by an executive officer for good reason three (3) or more months prior to a change in control or more than twelve (12) months following a change in control, the severance benefits for the executive officer will consist of continued payment of base salary following the date of such an executive officer’s termination of employment, plus reimbursement for the a portion of the cost of continued group health insurance coverage (such portion equal to the total premium, less the employee portion of such coverage in effect as of the executive officer’s termination date) for the applicable severance period, which is twelve (12) months for Messrs. Green, Hart, Richieri and Kwietniak and six (6) months for Mr. Ziebell.
Receipt of severance benefits under the Severance Plan is conditioned upon the executive officer’s timely execution of a separation agreement containing, among other provisions, a general release of all claims in favor of us.
If any payment under the Severance Plan would constitute an excess parachute payment within the meaning of Section 280G of the Code, the payments may be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, however, the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision, or any other tax).
For purposes of the Severance Plan, “cause” generally means the participant’s (i) breaches in any material respect or fails to fulfill in any material respect a fiduciary duty owed to Company; (ii) breaches in any material respect the terms of the participant’s employment agreement with the Company, if any, or any other confidentiality or non-solicitation, non-competition agreement between Company and the participant; (iii) pleads guilty to or is convicted of a felony; (iv) is found to have engaged in any reckless, fraudulent, dishonest or grossly negligent misconduct; (v) fails to perform his or her duties to the Company and the participant fails to cure any such failure within thirty (30) days after written notice from the Company of such failure, however, such right to cure shall not apply to any repetition of the same failure previously cured hereunder; or (vi) violates any material rule, regulation or policy of the Company that may be established and made known to Company’s employees from time to time, including without limitation, the Company’s employee handbook.
For purposes of the Severance Plan, “good reason” generally means, with respect to any participant, any one of the following that occurs without the consent of the participant: (i) a material reduction in the participant’s duties, authority, or responsibilities relative to the participant’s duties, authority, or responsibilities as in effect immediately prior to such reduction; however, continued employment following a change in control with substantially the same responsibility with respect to the Company’s business and operations will not constitute a material reduction in title, duties, authority, or responsibilities, (ii) a material reduction in the participant’s annual base salary, other than a reduction that occurs in connection with a Company-wide decrease in executive team compensation, (iii) a relocation of the participant’s principal workplace by more than fifty (50) miles that increases the participant’s one way commute based on his or her residence as of immediately prior to the time that the relocation is announced by at least fifty (50) miles, or (iv) the Company’s material breach of any written compensatory agreement as to which both the Company (or a Company affiliate) and the participant are parties; however, in each such case, the participant must provide thirty (30) days’ notice of the participant’s intent to resign for good reason within ninety (90) days after the participant learns of a potential good reason trigger, and the resignation shall be for good reason only if the potential good reason trigger remains substantially uncured as of the specified date of resignation.
Employment Agreements and Offer Letter with Certain Executive Officers
Avid is a party to certain legacy employment agreements with Messrs. Green, Hart and Ziebell and an offer letter with Mr. Kwietniak. We are not party to an employment agreement with Mr. Richieri.
Under such employment agreements and offer letter, in the event of a change in control of Avid, if (i) Mr. Green’s or Mr. Hart’s employment is terminated other than for cause or Mr. Ziebell’s employment is terminated by the Company for any reason, in each case within three (3) months prior or twenty-four (24) months following such change in control, (ii) Messrs. Green, Hart or Ziebell terminates his employment for good reason within three (3) months prior to or twenty-four (24) months, for Mr. Green and Mr. Hart, or twelve (12) months, for Mr. Ziebell, following such change in control, or (iii) Mr. Kwietniak’s employment is terminated in connection with such change in control, the executive will be paid (a) in the case of Mr. Kwietniak, six (6) months’, and Mr. Green, twelve (12) months’ base salary, payable in equal monthly installments, and in the case of Mr. Hart and Mr. Ziebell, twenty-four (24) months’ base salary, payable in a single lump sum, and (b) other than with respect to Mr. Green and Mr. Kwietniak, one hundred percent (100%) of such executive’s earned target bonus as determined by the Compensation Committee of the Board of Directors in its sole discretion. Mr. Hart and Mr. Ziebell will also be paid a single lump sum payment equal to group insurance benefits for themselves and their family for twenty-four (24) months and in the case of Mr. Kwietniak and his family payable monthly in equal installments for a period of six (6) months. In addition, for Messrs. Green and Hart, any outstanding equity awards, and for Mr. Ziebell, any outstanding options to purchase common stock, will immediately become fully vested, however, Company PSUs will only vest as to the “target” level of performance, and, with respect to stock options, Mr. Green will have a period of one (1) year following the date of such termination, and Mr. Hart and Mr. Ziebell each will have a period of time equal to the lesser of two (2) years, for Mr. Hart following the date of such termination, and for Mr. Ziebell, following the date of the change in control, or until the original expiration date of the applicable option to exercise any vested and outstanding stock options as of the date of such termination. Other than Mr. Kwietniak, an executive’s receipt of the foregoing severance benefits is conditioned upon such executive’s execution of a general release of known and unknown claims in favor of the Company and its affiliates.
Pursuant to such employment agreements and offer letter, if we terminate Mr. Green’s, Mr. Hart’s or Mr. Ziebell’s employment without cause or Mr. Green, Mr. Hart or Mr. Ziebell, as the case may be, terminates his employment for good reason, in each case, not in connection with a change in control, such executive officer will be entitled to:
•	continued base salary and, other than with respect to Mr. Green, reimbursement for group insurance benefits for a period of twelve (12) months;
•	other than with respect to Mr. Green, the payment of any prorated earned target bonus, as determined by the Compensation Committee of the Board of Directors in its sole discretion; and
•
a period of time equal to the lesser of two (2) years, for Mr. Ziebell, and twelve (12) months, for Mr. Green and Mr. Hart, following the date of such termination or until the original expiration date of the applicable option to exercise any vested and outstanding stock options as of the date of such termination.

Mr. Green’s, Mr. Hart’s and Mr. Ziebell’s receipt of the foregoing severance benefits is subject to his timely execution and non-revocation of a general release of claims in favor of Avid.
Pursuant to Mr. Kwietniak’s offer letter, if his employment is terminated by us without cause or he terminates his employment for good reason, Mr. Kwietniak will be entitled to continuation of his base salary and group benefits paid for a period of six (6) months.

Each of Mr. Green’s, Mr. Hart’s and Mr. Ziebell’s employment agreement defines “good reason” as (i) the Company relocates the executive officer’s principal place of work to a location more than fifty (50) miles from the original location, without the executive officer’s prior written approval; (ii) the executive officer’s position and/or duties are modified so that his duties are no longer consistent with the executive officer’s title; or (iii) the executive officer’s annual base salary and related benefits, as adjusted from time to time, are reduced without his written authorization; except that for Mr. Ziebell only, for purposes of the change of control severance benefits described above, in lieu of the foregoing, “good reason” means, following a change of control: (x) the executive’s position is not substantially similar to his current position or a position satisfactory to him, (y) the executive’s then current base salary and related benefits are reduced or negatively impacted in any material respect, or (z) the Company relocates the executive’s principal place of work to a location more than fifty (50) miles from the original location, without prior written approval.
Payments upon Death or Disability
In the event of the death or disability of Mr. Hart or Mr. Ziebell, as defined in their employment agreements, the Company will not pay any further compensation or benefits after such event other than the payment by the Company of group insurance benefits previously provided to such executive officers for a period of twelve (12) months.
Payments upon Executive’s Voluntary Resignation with Extended Notice Period
In the event that Mr. Ziebell voluntarily resigns other than for good reason, and in connection therewith provides ninety (90) days’ advance written notice (the “Extended Notice Period”) to the Company, the Company will pay Mr. Ziebell’s base salary then in effect and shall continue to provide other contractual benefits including group insurance benefits during the Extended Notice Period and for a period of six (6) months following the Extended Notice Period, conditioned upon Mr. Ziebell making himself telephonically available to the Board of Directors and the Company’s executive team for up to two (2) hours per week.
280G Mitigation Actions
If payments made or to be made to executive officers would reasonably be expected to constitute parachute payments (within the meaning of Section 280G of the Code), the Company may, after providing advance notice to Parent before taking any such action, take the following steps to eliminate or mitigate the potential impact of Section 280G of the Code on past or future payments to the executive officers, including, but not limited to: (i) obtaining confirmation from its accountants on treatment of certain payments as reasonable compensation for services to be rendered, both before and/or following the Closing, (ii) obtaining third party valuations of noncompetition or similar covenants, (iii) to the extent that the Closing will occur in calendar year 2025, accelerate into calendar year 2024 (a) the vesting of all or a portion of equity awards that would otherwise vest prior to the Closing, and/or (b) payment of an applicable executive officer’s FY25 Bonus, or (iv) termination of the Deferred Compensation Plan in a manner that complies with Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations, except such termination shall in no event occur earlier than the date that is thirty (30) days prior to the latest date that Parent and the Company agree Closing can occur. The Company will consult with and seek consent from Parent prior to taking any action to terminate the Deferred Compensation Plan or with respect to any additional remedial actions.
For purposes of mitigating the potential adverse impact of Sections 280G and 4999 of the Code on each of Messrs. Green, Hart, Richieri and Kwietniak, the Company expects that for each such executive officer, the Board of Directors will, prior to December 31, 2024, accelerate into calendar year 2024 (i) payment of his FY25 Bonus, and (ii) vesting and settlement of portions of his Company RSUs and Company PSUs, limited to such portions of the awards that are otherwise scheduled or eligible to vest in normal course on or prior to July 9, 2025 (to the extent not deferred under the Deferred Compensation Plan), each in the amount and in the number of shares as set forth in the table below, and in each case subject to him executing a recoupment agreement that provides that in the event he voluntarily terminates employment with the Company for any reason other than good reason (as defined in the Severance Plan or his employment agreement, as applicable), or the Company terminates his employment for cause (as defined in the Severance Plan), the Company will recoup the net value (i.e., the value after reduction for applicable tax withholdings and measured as of the payment date or settlement date, as applicable) of the portion of the accelerated compensation (if any) that, absent the acceleration contemplated above, he would not have earned or been entitled to receive as of his termination of employment, except if the Closing does not occur, the net value of the accelerated compensation that constitutes a FY25 Bonus would be subject to recoupment on a prorated basis, based on the number of days he was employed by the Company during FY25.

The mitigation actions contemplated above are expected to mitigate some but not all of the potential adverse impact of Sections 280G and 4999 of the Code on each of Messrs. Green and Kwietniak and while the Board may accelerate additional portions of equity awards to more fully mitigate the impact of Sections 280G and 4999 of the Code on each of Messrs. Green and Kwietniak, it is expected that the Board, in determining the appropriateness of the available mitigation actions, will take a measured approach and limit the mitigation action of accelerating equity awards to accelerate only the portion of such awards (to the extent not deferred) that are otherwise scheduled or eligible to vest in normal course on or prior to July 9, 2025, to balance the objectives of mitigating the potential impact of Sections 280G and 4999 of the Code with preserving retention value and maintaining sound executive compensation practices.

Name	Accelerated FY25 Bonus $	Accelerated Shares Subject to Company RSUs (#)	Accelerated Shares Subject to Company PSUs (#)	Estimated Total Value of Acceleration ($)(1)
Nicholas S. Green	676,000	119,973	183,558	4,470,138
Daniel R. Hart	240,500	4,278	45,330	860,600
Richard A. Richeri	165,200	—	10,696	298,900
Matthew R. Kwietniak	159,200	9,291	29,480	643,838

(1)
The values represent the sum of the accelerated FY25 Bonus and the estimated value of the accelerated shares subject to Company RSUs and Company PSUs. The estimated value of the accelerated shares subject to Company RUSs and Company PSUs is calculated based on the number of shares accelerated, multiplied by $12.50.

Interim Non-Employee Director Compensation
Prior to the Closing, Avid may grant annual director awards in the ordinary course of business consistent with past practice, except each such annual director award will have a grant date fair value equal to $100,000 and will fully vest on the earlier of (i) the one-year anniversary of the date of grant and (ii) immediately prior to the Effective Time, subject to the director’s continuous service with us through such vesting date. Additionally, the Company may continue to pay annual cash retainers in equal quarterly installments to non-employee directors of the Company in amounts not to exceed the amounts as provided in our Non-Employee Director Compensation Program, as described in our 2024 Definitive Proxy Statement. On December 14, 2024, Avid granted each non-employee director an annual director award consistent with the foregoing. In addition, Avid continues to pay annual cash retainers consistent with the foregoing.
Quantification of Potential Payments to Certain Avid Executive Officers in Connection with the Merger
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to certain executive officers in connection with the Merger. Please see the section of this proxy statement captioned “—Payments Upon Termination at or Following Change in Control” for further information regarding this compensation.
The table below assumes that: (i) for the purposes of this table only, that the Closing occurs on December 17, 2024 (which is the latest practicable date before the filing of this proxy statement); (ii) the employment of Messrs. Green, Hart, Richieri, Kwietniak and Ziebell is terminated immediately following the Closing in a manner entitling the named executive officer to receive the most favorable severance benefits described in the section of this proxy statement captioned “—Payments Upon Termination at or Following Change in Control” that the named executive officer is eligible to receive; (iii) for purposes of calculating the severance benefits triggered, the named executive officers’ salary and target bonus are those in effect as of November 22, 2024; (iv) no named executive officer receives any additional equity grants on or prior to the Closing; (v) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the Closing, additional compensation or benefits; and (vi) without respect to any contractual cutbacks or mitigation actions that may occur to the extent any portion of such payments is determined to constitute a parachute payment (within the meaning of Section 280G of the Code). Pursuant to applicable proxy disclosure rules, the value of the equity award vesting acceleration below is calculated based on the number of shares covered by the applicable equity award (or for any Company PSU, the target number of shares subject to the Company PSU) that are accelerating multiplied by $12.50 per share (less the applicable exercise price per share in the case of Company Options). The amounts shown in the table below do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the Closing, or the value of payments or benefits that are not based on or otherwise related to the Merger.

In addition to the assumptions described in the preceding paragraph, the amounts set forth in the table below are based on certain other assumptions that are described in the footnotes accompanying the table below. The assumptions based upon which we have estimated the amounts in the table below may or may not actually occur. Accordingly, the ultimate amounts to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. No named executive officer has a tax gross-up agreement relating to any excise taxes on excess parachute payments that could be imposed under Sections 280G and 4999 of the Code.
Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Nicholas S. Green	3,380,000	10,497,163	85,869	13,963,032
Daniel R. Hart	1,683,500	2,612,838	85,869	4,382,207
Richard A. Richieri	1,321,600	1,612,288	63,715	2,997,603
Matthew R. Kwietniak	1,273,600	1,732,750	88,566	3,094,916
Mark R. Ziebell	1,296,400	1,388,101	86,038	2,770,539

(1)
The amounts listed in this column for our named executive officers represent the (i) “double-trigger” cash severance payments to which our named executive officers may become entitled under the Severance Plan, except for Mr. Ziebell, which such amount represents the “double-trigger” cash severance payments to which he may become entitled under his employment agreement given that he is entitled to greater benefits provided in his employment agreement, as described in more detail in the section of this proxy statement captioned “—Payments Upon Termination at or Following Change in Control” and (ii) the “single-trigger” payment of each named executive officer’s FY25 Bonus. To be eligible for such “double-trigger” cash severance benefits, with respect to the named executive officers (other than Mr. Ziebell), their employment must be terminated by the Company without cause (excluding on account of death or disability) or they must resign for good reason, in either case, upon or during the period three (3) months prior to and twelve (12) months after a change in control, and with respect to Mr. Ziebell only, his employment must be terminated by the Company for any reason during the period three (3) months prior to and twenty-four (24) months after a change in control or, he must resign for good reason within twelve (12) months after a change in control, which includes, among other things, Mr. Ziebell not being in a substantially similar position or a position satisfactory to him (for the purposes of the table above, each such termination of a named executive officer’s employment, a “Qualifying CIC Termination”). To be eligible for the “single-trigger” payment of their FY25 Bonus, each named executive officer must remain employed with the Company through the Closing.

Name	Base Salary Severance ($)	Target Bonus Severance ($)	FY25 Bonus ($)	Total Value ($)
Nicholas S. Green	1,352,000	1,352,000	676,000	3,380,000
Daniel R. Hart	962,000	481,000	240,500	1,683,500
Richard A. Richieri	826,000	330,400	165,200	1,321,600
Matthew R. Kwietniak	796,000	318,400	159,200	1,273,600
Mark R. Ziebell	926,000	185,200	185,200	1,296,400

(2)
The amount listed in this column represents the estimated value of “single-trigger” vesting acceleration each named executive officer may receive for their Company RSUs and Company PSUs in connection with the Closing, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—Treatment of Company Options, RSUs and PSUs”. To be eligible for such “single-trigger” benefits, Messrs. Green, Hart, Richieri, Kwietniak and Ziebell, must remain employed with the Company through the Closing. The amounts reflected in this table for Company PSUs held by our named executive officers assumes that such Company PSUs will, immediately prior to the Effective Time, accelerate and vest at the target performance level, as described in the section of this proxy statement captioned “—Treatment of Company Options, RSUs and PSUs”.

Name	Value of Unvested Company RSUs ($)	Value of Unvested Company PSUs ($)	Total Value ($)
Nicholas S. Green	5,355,738	5,141,425	10,497,163
Daniel R. Hart	1,334,488	1,278,350	2,612,838
Richard A. Richieri	808,988	803,300	1,612,288
Matthew R. Kwietniak	880,175	852,575	1,732,750
Mark R. Ziebell	709,488	678,613	1,388,101

(3)
The amounts listed in this column represent the estimated value of the “double-trigger” reimbursement of continued health coverage under COBRA benefits to which each of our named executive officers may become entitled under the Severance Plan, or for Mr. Ziebell, his employment agreement, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control”. To be eligible for such “double-trigger” COBRA reimbursement benefits, the employment of the named executive officer must terminate in a Qualifying CIC Termination. The full amount represents the value of reimbursement of continued health coverage under COBRA based on the applicable named executive officer’s estimated cost for such coverage as of November 22, 2024.

(4)	As noted above, certain payments and benefits are payable on a “single trigger” basis, while others are payable on a “double trigger” basis. The totals of these amounts are as follows:

Name	Single Trigger ($)	Double Trigger ($)
Nicholas S. Green	11,173,163	2,789,869
Daniel R. Hart	2,853,338	1,528,869
Richard A. Richieri	1,777,488	1,220,115
Matthew R. Kwietniak	1,891,950	1,202,966
Mark R. Ziebell	1,573,301	1,197,238

Equity Awards Held by Avid’s Executive Officers and Non-employee Directors
As discussed above at “Treatment of Company Options, RSUs and PSUs”, at the Effective Time, each Company Option, Company RSU and Company PSU that is outstanding as of immediately prior to the Effective Time will become vested as of immediately prior to the Effective Time (including those held by our executive officers and non-employee directors) will be cancelled and automatically converted into the right to receive the Per Share Merger Consideration payable for each share (minus the applicable per share exercise price for any Company Options).
Each of our executive officers is eligible to receive the applicable benefits with respect to his or her equity awards described above under the heading “Payments Upon Termination at or Following Change in Control”.
Equity Interests of Avid’s Executive Officers and Non-Employee Directors
The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards, whether vested or unvested, held by each of Avid’s executive officers and non-employee directors that are outstanding as of November 22, 2024. The table also sets forth the values of these shares and equity awards, determined as the number of shares multiplied by the Per Share Merger Consideration payable for each share (minus the applicable per share exercise price for any Company Options). No additional shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.
Equity Interests of Avid’s Executive Officers and Non-Employee Directors

Name	Shares (#)(1)	Shares ($)	Options #(2)	Options ($)	RSUs (#)(3)	RSUs ($)	PSUs (#)(4)	PSUs ($)	Total
Nicholas S. Green	226,653	2,833,163	75,000	393,000	482,914	6,036,425	423,069	5,288,363	$14,550,951
Daniel R. Hart	84,186	1,052,325	229,880	1,458,183	127,375	1,592,188	105,206	1,315,075	$5,417,771
Richard A. Richieri	37,704	471,300	104,748	674,164	64,719	808,988	64,264	803,300	$2,757,752
Matthew R. Kwietniak	25,407	317,588	—	—	75,112	938,900	69,087	863,588	$2,120,076
Mark R. Ziebell	66,799	834,988	189,145	1,178,300	69,092	836,650	56,022	700,275	$3,550,213
Esther M. Alegria, Ph.D.	10,990	137,375	8,376	—	34,903	436,288	—	—	$573,663
Joseph Carleone, Ph.D.	103,568	1,294,600	124,305	858,562	34,903	436,288	—	—	$2,589,450
Richard B. Hancock	117,563	1,469,538	178,254	1,091,670	41,917	523,963	—	—	$3,085,171
Catherine J. Mackey, Ph.D.	16,623	207,788	61,805	325,076	34,903	436,288	—	—	$969,152
Gregory P. Sargen	9,612	120,150	124,305	858,562	34,903	436,288	—	—	$1,415,000
Jeanne A. Thoma	18,855	235,688	19,403	27,940	34,903	436,288	—	—	$699,916

(1)	This number includes shares of common stock beneficially owned, excluding shares of common stock issuable upon exercise of Company Options or settlement of Company RSUs and Company PSUs.
(2)
This number reflects the number of shares of common stock underlying Company Options held by Avid’s executive officers and non-employee directors as of November 22, 2024, including both vested and unvested Company Options. The number of shares subject to the vested and unvested portions of the Company Options, and the value (determined as the aggregate number of underlying shares multiplied by the Per Share Merger Consideration minus the aggregate exercise price with respect to such shares) of those portions of the Company Options are provided in the table below:

Name	Vested Company Options (#)	Vested Company Options ($)	Unvested Company Options (#)	Unvested Company Options ($)
Nicholas S. Green	75,000	393,000	—	—
Daniel R. Hart	229,880	1,458,183	—	—
Richard A. Richieri	104,748	674,164	—	—
Mark R. Ziebell	189,145	1,178,300	—	—
Esther M. Alegria, Ph.D.	8,376	—	—	—
Joseph Carleone, Ph.D.	124,305	858,562	—	—
Richard B. Hancock	178,254	1,091,670	—	—
Catherine J. Mackey, Ph.D.	61,805	325,076	—	—
Gregory P. Sargen	124,305	858,562	—	—
Jeanne A. Thoma	19,403	27,940	—	—

(3)
This number reflects the number of shares of common stock underlying Company RSUs held by Avid’s executive officers and non-employee directors as of November 22, 2024, including both vested and unvested Company RSUs. The number of shares subject to the vested and unvested portions of the Company RSUs, and the value (determined as the aggregate number of underlying shares multiplied by the Per Share Merger Consideration) of those portions of the Company RSUs are provided in the table below. The number of shares subject to the vested Company RSUs reflected in the table below represents Company RSUs that have vested but have been deferred pursuant to the Company’s Deferred Compensation Plan.

Name	Vested Company RSUs (#)	Vested Company RSUs ($)	Unvested Company RSUs (#)	Unvested Company RSUs ($)
Nicholas S. Green	54,455	680,687	428,459	5,355,738
Daniel R. Hart	20,616	257,700	106,759	1,334,488
Richard A. Richieri	—	—	64,719	808,988
Matthew R. Kwietniak	4,698	58,725	70,414	880,175
Mark R. Ziebell	12,333	154,162	56,759	709,488
Esther M. Alegria, Ph.D.	—	—	34,903	436,288
Joseph Carleone, Ph.D.	—	—	34,903	436,288
Richard B. Hancock	7,014	87,675	34,903	436,288
Catherine J. Mackey, Ph.D.	—	—	34,903	436,288
Gregory P. Sargen	—	—	34,903	436,288
Jeanne A. Thoma	—	—	34,903	436,288

(4)
This number reflects the sum of the target number of shares of common stock subject to unvested Company PSUs (which the Company has assumed will be the number of shares determined to be subject to unvested Company PSUs immediately prior to the Effective Time) and the actual number of shares subject to vested Company PSUs held by Avid executive officers and non-employee directors as of November 22, 2024. The actual number of shares subject to the vested Company PSUs and the assumed number of shares subject to unvested Company PSUs, and the value (determined as the aggregate number of actual or assumed, as applicable, underlying shares multiplied by the Per Share Merger Consideration) of those portions of the Company PSUs are provided in the table below. The number of shares subject to vested Company PSUs reflected in the table below represents Company PSUs that have vested but have been deferred pursuant to the Company’s Deferred Compensation Plan.

Name	Vested Company PSUs (#)	Vested Company PSUs ($)	Unvested Company PSUs (#)	Unvested Company PSUs ($)
Nicholas S. Green	11,755	146,938	411,314	5,141,425
Daniel R. Hart	2,938	36,725	102,268	1,278,350
Richard A. Richieri	—	—	64,264	803,300
Matthew R. Kwietniak	881	11,013	68,206	852,575
Mark R. Ziebell	1,733	21,662	54,289	678,613

Financing of the Merger
Parent and Merger Sub have represented to Avid that, assuming the Equity Financing is funded in accordance with the Equity Commitment Letters and assuming the satisfaction of the conditions set forth in the Merger Agreement, Parent and Merger Sub will have available to them sufficient funds to pay the aggregate Merger Consideration, any payments required to be made on or after the Closing under the 2029 Indenture in respect of the 2029 Convertible Notes as a result of the Transactions and the fees and expenses required to be paid at the Closing by Parent and Merger Sub under the Merger Agreement. This includes funds needed to: (i) pay Avid stockholders the amounts due under the Merger Agreement for their Avid common stock, (ii) make payments in respect of our outstanding Company Options, Company RSUs, and Company PSUs payable at Closing pursuant to the Merger Agreement, (iii) pay and discharge any outstanding indebtedness of the Company required to be repaid at Closing pursuant to the Merger Agreement and (iv) all fees, costs and expenses required to be paid at Closing pursuant to the Merger Agreement. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the Closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $1,120,000,000.
In connection with the financing of the Merger, Parent and/or Merger Sub have obtained committed financing consisting of (i) equity to be provided by the Equity Financing Parties pursuant to the terms of the Equity Commitment Letters and (ii) debt financing to be provided pursuant to the Debt Commitment Letter by the lenders party thereto. In connection with the Merger Agreement, Parent and Merger Sub have delivered to Avid copies of the Financing Letters. Notwithstanding anything in the Merger Agreement to the contrary, in no event will the receipt or availability of any funds or financing (including the financing contemplated by the Financing Letters) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement.
Equity Financing
In connection with the execution of the Merger Agreement, the Equity Financing Parties have delivered the Equity Commitment Letters to Parent, pursuant to which, upon the terms and subject to the conditions set forth in the Equity Commitment Letters, the Equity Financing Parties have committed to contribute an aggregate amount of up to $1,120,000,000 to Parent in connection with the Merger solely for the purpose of funding, and to the extent necessary to fund, the Required Amounts pursuant to the Merger Agreement. The Equity Financing Parties may assign some or all of their respective obligations under the Equity Commitment Letters to any of their respective affiliates, co-investment funds or other investors, subject to certain conditions being met.
The obligation of the Equity Financing Parties to fund the equity commitment under the Equity Commitment Letters is subject to the following conditions:
•
the satisfaction, or waiver of the mutual closing conditions and the conditions precedent to Parent and Merger Sub’s obligations to consummate the Merger under the Merger Agreement, other than those conditions that by their terms are to be, and which are capable of being, satisfied at Closing;

•	Parent and Merger Sub fail to consummate the Closing on the date required pursuant to the terms of the Merger Agreement; and
•
the Company has irrevocably notified Parent in writing that if Parent performs its obligations under the Merger Agreement and if the Equity Financing were funded in accordance with the terms of the Equity Commitment Letter, then the Company stands ready, willing and able to consummate the Closing.

The obligation of each Equity Financing Party to fund in full the equity commitment under the applicable Equity Commitment Letter will automatically and immediately terminate upon the earliest to occur of (a) the funding of its respective equity commitment in accordance with the applicable Equity Commitment Letter and the consummation of the Closing pursuant to the Merger Agreement, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) following any valid termination of the Merger Agreement giving rise to the payment of the Reverse Termination Fee or Regulatory Termination Fee, as applicable, the payment in full of the Reverse Termination Fee, including payment by the Equity Financing Parties of the guaranteed obligations under the Limited Guarantees and (d) Avid or any of its controlled affiliates, officers or directors, or any person on behalf of the foregoing, commencing any legal proceeding against any Equity Financing Party or certain related parties of any Equity Financing Party asserting any claim (whether in tort, contract or otherwise) other than claims under, or in respect of, the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees, the Confidentiality Agreement or any transaction contemplated thereby.
Avid is an express third-party beneficiary of the Equity Commitment Letters with respect to enforcing Parent’s right to cause the Equity Financing Parties to fund their respective commitments under their Equity Commitment Letters in accordance with such Equity Commitment Letter, and to cause Parent to enforce its rights against such Equity Financing Party to perform its funding obligations under such Equity Commitment Letter, in each case subject to (i) the limitations and conditions set forth in such Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.

Debt Financing
Parent has entered into the Debt Commitment Letter with the Debt Commitment Party, pursuant to which, subject to the terms and conditions set forth therein, the Debt Commitment Party has committed to provide debt financing in an aggregate principal amount of up to $235.0 million, of which up to $165.0 million will be available at Closing in the form of initial term loans to consummate the Merger and pay related fees, costs and expenses. The Debt Commitment Party’s obligation to provide the Debt Financing is subject to certain conditions, including, but not limited to, the following (subject to certain exceptions and qualifications as set forth in the Debt Commitment Letter):
•	since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement) that is continuing as of the date of the Debt Commitment Letter;
•
the consummation of the Merger substantially concurrently with the initial funding of the Debt Financing and in accordance with the Merger Agreement in all material respects and without any amendments or waivers that are material and adverse to the Debt Commitment Party;

•	the making of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the loan documents;
•	the Equity Financing shall be made substantially concurrently with the initial funding of the Debt Financing; and
•
the (i) delivery of (A) certain required financial information regarding the Company and its subsidiaries, (B) certain customary closing certificates, (C) customary documentation relating to “know your customer” and anti-money laundering rules and regulations and (ii) the payment of fees required to be paid by Parent on the closing date.

The Debt Commitment Party’s commitments under the Debt Commitment Letter automatically terminate upon the earliest to occur of: (i) five (5) business days after the Termination Date (as defined in the Merger Agreement), which shall not be extended beyond 11:59 p.m. Eastern Time on November 6, 2025, as in effect on the date of the Debt Commitment Letter, (ii) the initial funding date of the Debt Financing under the Debt Commitment Letter, (iii) the date of the valid termination of the Merger Agreement in accordance with its terms prior to the consummation of the Merger, and (iv) the consummation of the Merger without the funding of the Debt Financing.
As of the date hereof, the documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.
Limited Guarantees
Concurrently with the execution of the Merger Agreement, the Equity Financing Parties have entered into the Limited Guarantees, pursuant to which such Equity Financing Parties have agreed, on a several and not joint basis, to guarantee the payment and performance of such Equity Financing Party’s respective pro rata percentage of Parent’s obligation to (a) pay Avid (i) the Reverse Termination Fee or the Regulatory Termination Fee and (ii) enforcement expenses related to the Reverse Termination Fee or Regulatory Termination Fee and (b) reimburse and indemnify Avid with respect to certain expenses in connection with Parent’s Debt Financing and pay certain other amounts required under the Merger Agreement, in each case subject to an aggregate cap in the amount of $64,000,000 plus the actual amount of the Company’s enforcement expenses and reimbursement obligations, and an individual cap applicable to each Equity Financing Party equal to such Equity Financing Party’s specified percentage share of the guaranteed obligations. Each Equity Financing Party may assign some or all of their respective obligations under its Limited Guarantee to any persons who have been allocated a portion of its investment in accordance with the terms of its Equity Commitment Letter.
Each Limited Guarantee will terminate upon the earliest to occur of:
•	the Closing of the Merger;
•	the receipt by Avid of the applicable Equity Financing Party’s proportion of the guaranteed obligations under the Limited Guarantee, subject to the caps described above; or
•
the date that is sixty (60) days following the valid termination of the Merger Agreement in accordance with its terms, unless prior to such date Avid has commenced a legal proceeding against any Equity Financing Party or Parent under and pursuant to such Limited Guarantee.

Appraisal Rights
If the Merger is consummated, our stockholders (including beneficial owners of shares of common stock) who do not vote in favor of the Merger Agreement Proposal, who properly demand an appraisal of their shares, who continuously hold of record or beneficially own their shares through the Effective Time of the Merger, who otherwise comply with the procedures of Section 262 of the DGCL and who do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions thereof, seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL, which we refer to as “Section 262”. Voting “AGAINST” or failing to vote “FOR” the Merger Agreement Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” are to the record holder of shares as to which appraisal rights are asserted, all references in Section 262 and in this summary to the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text Section 262 of the DGCL, which is available on Annex C to this proxy statement and at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders exercise their appraisal rights under Section 262.
STOCKHOLDERS SHOULD CAREFULLY REVIEW THE FULL TEXT OF SECTION 262 AS WELL AS THE INFORMATION DISCUSSED BELOW.
Under Section 262, if the Merger is completed, stockholders of record or beneficial owners who (i) submit a written demand for appraisal of such stockholder’s shares of our common stock to Avid prior to the vote on the Merger Agreement Proposal; (ii) do not vote, virtually or by proxy, in favor of the Merger Agreement Proposal; (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the Effective Time of the Merger; and (iv) otherwise comply with the procedures and satisfy certain ownership thresholds set forth in Section 262 may be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the consideration set forth in the Merger Agreement, for the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the Merger through the date of payment of the judgment (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the Merger to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding) as described further below. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all holders of shares of a class or series of stock that, immediately prior to the closing of the Merger, were listed on a national securities exchange who are otherwise entitled to appraisal rights unless (a) the total number of shares of the class or series of stock for which appraisal rights have been pursued or perfected exceeds one percent (1%) of the outstanding shares of such class or series as measured in accordance with subsection (g) of Section 262; or (b) the value of the merger consideration in respect of such shares exceeds $1,000,000. We refer to these conditions as the “ownership thresholds.” Given that the shares of our common stock are listed on Nasdaq (and assuming such shares remain so listed up until closing of the Merger), then the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless one of the ownership thresholds is satisfied.
Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on the amount determined to be the fair value of the shares subject to appraisal will accrue and compound quarterly from the Effective Time of the Merger through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person entitled to appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Avid’s notice to our stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is available in Annex C to this proxy statement and at the following URL: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder who wishes to exercise appraisal rights, or who wishes to preserve such stockholder’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the per share price described in the Merger Agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, Avid believes that if a person is considering exercising such rights, such person should seek the advice of legal counsel.
Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
•	such person must not vote in favor of the Merger Agreement Proposal;
•	such person must deliver to Avid a written demand for appraisal before the vote on the Merger Agreement Proposal at the Special Meeting;
•
such person must continuously hold of record or beneficially own the shares of our common stock from the date of making the demand through the Effective Time of the Merger (a person will lose appraisal rights if the person transfers the shares before the Effective Time of the Merger); and

•
such person or the surviving corporation must file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders within one hundred twenty (120) days after the Effective Time of the Merger (the surviving corporation is under no obligation to file any petition and has no intention of doing so).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights with respect to the shares of our common stock unless one of the ownership thresholds is met. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement Proposal, each person who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement Proposal or abstain.
Filing Written Demand
A person wishing to exercise appraisal rights must deliver to Avid, before the vote on the Merger Agreement Proposal at the Special Meeting, a written demand for the appraisal of such person’s shares. In addition, that person must not vote or submit a proxy in favor of the Merger Agreement Proposal. A vote in favor of the Merger Agreement Proposal, virtually at the Special Meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A person exercising appraisal rights must hold, beneficially or of record, the shares on the date the written demand for appraisal is made and must continue to hold the shares through the Effective Time of the Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Agreement Proposal or abstain from voting on the Merger Agreement Proposal. Neither voting against the Merger Agreement Proposal nor abstaining from voting or failing to vote on the Merger Agreement Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Agreement Proposal. A proxy or vote against the Merger Agreement Proposal will not constitute a demand. A person’s failure to make the written demand prior to the taking of the vote on the Merger Agreement Proposal at the Special Meeting will constitute a waiver of appraisal rights.
In the case of a written demand for appraisal made by a stockholder of record, the demand must reasonably inform Avid of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. In the case of a written demand for appraisal made by a beneficial owner, the demand must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the Verified List (as defined below), and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Avid Bioservices, Inc.
14191 Myford Road
Tustin, California 92780
Attention: Corporate Secretary
At any time within sixty (60) days after the Effective Time of the Merger, any person who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the per share price offered pursuant to the Merger Agreement, without interest and less any applicable withholding taxes, by delivering to Avid, as the surviving corporation, a written withdrawal of the demand for appraisal. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction (which we refer to as a “Reservation”) for any Application (as defined below); provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration within sixty (60) days after the Effective Time of the Merger. If the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, such person will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share price being offered pursuant to the Merger Agreement.
Notice by the Surviving Corporation
If the Merger is completed, within ten (10) days after the Effective Time of the Merger, the surviving corporation will notify each stockholder (including any beneficial owner) of each constituent corporation who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Agreement Proposal, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within one hundred twenty (120) days after the Effective Time of the Merger, but not thereafter, the surviving corporation or any person who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by any person other than the surviving corporation, demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.
Within one hundred twenty (120) days after the Effective Time of the Merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement Proposal and with respect to which Avid has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). Such statement must be given within ten (10) days after receipt by the surviving corporation of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by any person other than the surviving corporation, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation and all of the persons shown on the Verified List at the addresses stated therein. Notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery. The costs of any such notice are borne by the surviving corporation.
After notice is provided to the applicable persons as required by the Delaware Court of Chancery, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by stock certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with this requirement, the Delaware Court of Chancery may dismiss the proceedings as to such person. Upon application by the surviving corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Given that the shares of our common stock are listed on Nasdaq (and assuming such shares remain so listed up until closing of the Merger), the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless one of the ownership thresholds is met.
Determination of Fair Value
After the Delaware Court of Chancery determines the persons entitled to appraisal and, with respect to our common stock, that at least one of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (x) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest accrued before such voluntary cash payment, unless paid at that time.
In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262. ALTHOUGH AVID BELIEVES THAT THE PER SHARE PRICE IS FAIR, NO REPRESENTATION IS MADE AS TO THE OUTCOME OF THE APPRAISAL OF FAIR VALUE AS DETERMINED BY THE DELAWARE COURT OF CHANCERY, AND STOCKHOLDERS SHOULD RECOGNIZE THAT SUCH AN APPRAISAL COULD RESULT IN A DETERMINATION OF A VALUE HIGHER OR LOWER THAN, OR THE SAME AS, THE PER SHARE PRICE. Neither Avid nor Parent anticipates offering more than the per share price to any persons exercising appraisal rights, and each of Avid and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the per share price. If a petition for appraisal is not timely filed or, with respect to our common stock, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the right to an appraisal will cease.
The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Delaware Court of Chancery may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith (which we refer to as an “Application”), the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal that were not dismissed pursuant to the terms of Section 262 or subject to an award pursuant to a Reservation. In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of our common stock will be deemed to have been converted at the Effective Time of the Merger into the right to receive the per share price as provided in the Merger Agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time of the Merger, if neither of the ownership thresholds above has been satisfied in respect of those seeking appraisal rights with respect to the shares of our common stock, or if the person delivers to the surviving corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the per share price as provided in the Merger Agreement in accordance with Section 262.
From and after the Effective Time of the Merger, no person who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, if neither of the ownership thresholds above has been satisfied in respect of those seeking appraisal rights with respect to the shares of our common stock, or if such person delivers to the surviving corporation a written withdrawal of such person’s demand for an appraisal and an acceptance of the

Merger, within sixty (60) days after the effective date of the Merger, then the right of such person to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including, without limitation, a Reservation; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the effective date of the Merger.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of appraisal rights. In that event, you will be entitled to receive the per share price for your dissenting shares in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The Merger will be accounted for as a “business combination” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to stockholders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This discussion is for general information only and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances. For example, this summary does not consider any aspects of U.S. federal tax law other than income taxation, such as U.S. federal estate or gift tax consequences, the alternative minimum tax, the Medicare tax on net investment income, the application of the special tax accounting rules under Section 451(b) of the Code, or any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction. In addition, this discussion does not address the tax consequences that may be relevant to stockholders who may be subject to special treatment under U.S. federal income tax laws, such as:
•	banks or other financial institutions;
•	tax-exempt organizations;
•	retirement or other tax deferred accounts;
•	S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities, in each case, for U.S. federal income tax purposes or an investor therein;
•	insurance companies;
•	mutual funds;
•	brokers or dealers in stocks and securities or currencies;
•	traders in securities that elect to use the mark-to-market method of accounting for their securities;
•	“regulated investment companies”, as described in the Code;
•	“real estate investment trusts”, as described in the Code;
•	entities subject to the U.S. anti-inversion rules;
•	certain former citizens or long-term residents of the United States;
•	except as noted below, stockholders that own or have owned (directly, indirectly or constructively) 5% or more of our common stock (by vote or value);

•	holders holding our common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	holders whose shares of our common stock constitute “qualified small business stock” within the meaning of Section 1202 of the Code or certain stock as described in Section 1244 of the Code;
•	holders that received their shares of our common stock in a compensatory transaction, or pursuant to the exercise of options or warrants;
•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;
•	U.S. Holders whose “functional currency” is not the U.S. dollar;
•	holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•	“controlled foreign corporations” or “passive foreign investment companies”, each as described in the Code;
•	corporations that accumulate earnings to avoid U.S. federal income tax; or
•	tax consequences to stockholders that do not vote in favor of the Merger and properly demand appraisal of their shares of our common stock under Section 262 of the DGCL.
If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
•	an individual who is (or is treated as) a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more “United States persons” as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. Holders are currently taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the completion of the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder if the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
we are or have been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of our common stock (the “Relevant Period”) and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than five percent (5%) of our common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds fifty percent (50%) of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of twenty-four percent (24%)) may apply to the proceeds received by a stockholder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such stockholder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code (“FATCA”), impose a U.S. federal withholding tax of thirty percent (30%) on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of thirty percent (30%) on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The U.S. Treasury Department released proposed Treasury Regulations which, if finalized in their present form, would eliminate the FATCA withholding tax of thirty percent (30%) applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such Treasury Regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.
Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of our common stock pursuant to the Merger.
THE SUMMARY ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES IN CONNECTION WITH THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING ANY REPORTING REQUIREMENTS AND THE IMPACT OF ANY POTENTIAL CHANGE IN LAW.
Regulatory Approvals Required for the Merger
General
Avid and Parent have agreed to use reasonable best efforts to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement.
HSR Act and U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act is thirty (30) calendar days, unless the waiting period is terminated earlier or extended. The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until each of Avid and Parent file a Notification and Report Form with the DOJ and the FTC under the HSR Act and the applicable waiting period has expired or been terminated. Avid and Parent made the necessary filings with the DOJ and the FTC on November 21, 2024.
At any time before or after consummation of the Merger, notwithstanding the expiration of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Other Regulatory Matters
Pursuant to the Merger Agreement, the Company agreed to use commercially reasonable efforts to assist Parent in its submission of a Drug Manufacturing License Application, and all requisite supplemental documents, to the California Department of Public Health, Food and Drug Branch, where Ownership Change is selected as the reason for submitting such application, so as to facilitate Parent making such submission within five (5) business days of the date of the Merger Agreement. Parent made the necessary filings to the California Department of Public Health, Food and Drug Branch on November 8, 2024.
Legal Proceedings
As of the filing of this proxy statement, there were no legal proceedings pending related to the Merger or the Transactions.

PROPOSAL 1: THE MERGER AGREEMENT PROPOSAL
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Avid, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedule to the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Avid, Parent and Merger Sub rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Avid, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Avid, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Avid, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Avid and its business.
Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time: (i) Merger Sub will be merged with and into Avid, and as a result of which the separate existence of Merger Sub will cease, and Avid will continue as the Surviving Corporation; and (ii) the separate existence of Merger Sub will cease. At the Effective Time, except as otherwise agreed pursuant to the terms of the Merger Agreement, all of the property, rights, privileges, powers and franchises of Avid and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of Avid and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the certificate of incorporation of Avid as the Surviving Corporation will be amended and restated to conform to Exhibit B of the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the bylaws of Avid as the Surviving Corporation, except that all reference to Merger Sub will be automatically amended and will become references to Avid as the Surviving Corporation. Immediately after the Effective Time, the initial directors of Avid as the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time and the initial officers of Avid as the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time.
Closing and Effective Time
The Closing of the Merger will take place no later than the third business day after the satisfaction or waiver of all of the closing conditions of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions that by their nature will be satisfied by actions taken at the Closing of the Merger, but subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of such conditions), unless another date, time or place is agreed to in writing by the parties. On the closing date, the parties will file a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the DGCL. The Merger will become effective upon the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger.
Merger Consideration
Common Stock
At the Effective Time, by virtue of the Merger and without any further action on the part of the parties or any Avid stockholder, each share then issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Avid or any direct or indirect wholly owned subsidiary of Avid (or held in Avid’s treasury), (ii) shares held by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, and (iii) any Dissenting Shares) will be cancelled and cease to exist and be converted into the right to receive cash in an amount equal to the Per Share Merger Consideration, subject to any withholding of taxes required by applicable law.
Treatment of Company Options, RSUs and PSUs
The Merger Agreement provides that each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time, and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess of the Per Share Merger Consideration over the exercise price payable per share under such Company Option, less applicable tax withholdings. Each Company Option with a per share exercise price that is equal to or greater than the Per Share Merger Consideration will be cancelled at the Effective Time without payment of consideration and have no further force or effect.
Each Company PSU that is outstanding as of immediately prior to the Effective Time, will, immediately prior to the Effective Time, to the extent unvested, vest in accordance with its terms at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time, and each such Company PSU will be cancelled and converted solely into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares (determined at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time) issuable in settlement of such Company PSU immediately prior to the Effective Time without regard to vesting, multiplied by (ii) the Per Share Merger Consideration, less applicable tax withholdings.
Each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares issuable in settlement of such Company RSU immediately prior to the Effective Time without regard to vesting, multiplied by (ii) the Per Share Merger Consideration, less applicable tax withholdings.
Treatment of Purchase Rights under the Avid ESPP
The Merger Agreement generally provides that as soon as practicable following the date of the Merger Agreement, the Company will take all actions with respect to the Avid ESPP that are necessary to provide that: (i) subject to the Closing, the Avid ESPP will terminate effective immediately prior to the Effective Time; (ii) with respect to any offering periods in effect as of the date of the Merger Agreement, no employee who is not a participant in the Avid ESPP as of the date of the Merger Agreement may become a participant in the Avid ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for such offering periods; (iii) if such offering periods terminate prior to the Effective Time, then the Avid ESPP will be suspended and no new offering period will be commenced under the Avid ESPP prior to the termination of the Merger Agreement; and (iv) if an offering period in effect on the date of the Merger Agreement is still in effect at the Effective Time, then the last day of such offering period will be accelerated to a date prior to the Closing reasonably agreed by the parties.

Exchange and Payment Procedures
The Paying Agent will act as agent to Avid stockholders to receive the Merger Consideration, the Option Consideration (as defined in the Merger Agreement), the RSU Consideration (as defined in the Merger Agreement) and the PSU Consideration (as defined in the Merger Agreement) payments. At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent cash in U.S. dollars sufficient to make payment of the aggregate Merger Consideration, Option Consideration, RSU Consideration and PSU Consideration (other than such Option Consideration, RSU Consideration and PSU Consideration payable through payroll in accordance with the terms of the Merger Agreement) to Avid stockholders.
Promptly after the Effective Time (and in any event no later than two (2) business days after the Effective Time), Parent will cause the Paying Agent to mail or otherwise provide to each stockholder of record entitled to receive the Merger Consideration appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form) and instructions for use in effecting the surrender any certificates (or effective affidavits of loss in lieu thereof) or book-entry shares to the Paying Agent in exchange for the Merger Consideration for each share formerly evidenced by such certificates or book-entry shares.
If any funds deposited with the Paying Agent are not claimed within twelve (12) months after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver such unclaimed funds to the Surviving Corporation, at which point, stockholders entitled to the unclaimed funds may look to the Surviving Corporation (subject to abandoned property, escheat and other similar legal requirements) only as general creditors with respect to the Merger Consideration that is payable upon due surrender of the certificates or book-entry shares held by such stockholders.
The Surviving Corporation, Parent and Merger Sub may deduct and withhold any applicable taxes.
Representations and Warranties
The Merger Agreement contains representations and warranties of Avid, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Avid are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, any fact, event, occurrence, effect, condition, change, development or circumstance (each, an “Effect”) is deemed to have a “Material Adverse Effect” on Avid and its subsidiaries, taken as a whole, if such Effect, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), operations or results of operations, except that, none of the following, and no Effect arising out of, relating to or resulting from the following, will be deemed in and of themselves, either alone or in combination, to be or constitute, and none of the following will be taken into account in determining whether there has been, or would reasonably be expected to have, a Material Adverse Effect:
(i)	any Effect generally affecting any industry in which Avid or its subsidiaries operates;
(ii)
any general economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region;

(iii)	any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates or fluctuations in the value of any currency;
(iv)	any Effect in regulatory, legislative or political conditions in the United States or any other country or region in the world;
(v)
any act of terrorism, cyberterrorism, war, civil unrest, national or international calamity, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, pandemic (including the COVID-19 pandemic, and any variations thereof or related or associated epidemics, pandemics or disease outbreaks) or epidemic or any other similar event (and any escalation or worsening of any of the foregoing);

(vi)	any change in legal requirements or GAAP, or interpretations of any legal requirements or GAAP;
(vii)
any change in the market price, credit rating or trading volume of Avid’s stock or other securities or any change affecting the ratings or the ratings outlook for Avid (provided, that the underlying factors contributing to any such change will not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect);

(viii)
any failure by Avid or any of its subsidiaries to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure will not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect);

(ix)
any Effect arising out of or relating to the announcement, execution, pendency or performance of the Merger Agreement and the Transactions, including (a) any action taken or not taken by Avid or any of its subsidiaries at the written request of Parent, (b) the initiation or settlement of any legal proceedings threatened or commenced by or involving any stockholder arising out of or related to the Merger Agreement or the transactions contemplated hereby, (c) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its affiliates or (d) the impact of any of the foregoing on the relationships, contractual or otherwise, of Avid or any of its subsidiaries with employees, financing sources, customers, suppliers, partners, governmental bodies, or other business or regulatory relationships; provided, that, this clause (ix) will not apply with respect to Avid’s representations and warranties of the Merger Agreement related to non-contravention and consents to the extent it addresses the consequences of the announcement of, or the compliance with, the Merger Agreement, or the pendency of the Merger Agreement or consummation of the Transactions; or

(x)
any Effect resulting or arising from Parent’s or Merger Sub’s breach of the Merger Agreement or an Equity Financing Party’s breach of the Equity Commitment Letter; with it being understood that any Effect referred to in the foregoing clauses (i) through (vi) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such Effect has or would reasonably be expected to have a materially disproportionate adverse impact on Avid and its subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which Avid and its subsidiaries operate (with the incremental materially disproportionate adverse Effects taken into account).

In the Merger Agreement, Avid has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Avid and its subsidiaries;
•	the certificate of incorporation and bylaws of Avid and its subsidiaries;
•	ownership and capital structure of Avid and its subsidiaries;
•
Avid’s corporate power and authority to enter into, deliver and perform its obligations under the Merger Agreement and the other agreements contemplated therein and the enforceability of the Merger Agreement against Avid;

•	the inapplicability of Section 203 of the DGCL;
•
the absence of, assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act and any other applicable antitrust laws and the rules and regulations of Nasdaq, the execution and delivery of the Merger Agreement by Avid and the consummation by Avid of the Transactions, (i) any conflict or contravention with or violation of any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of Avid, (ii) any conflict or contravention with or violation caused by Avid of any legal requirements or order applicable to Avid, or to which Avid is subject, or (iii) any conflict or contravention with, breach or violation as a result of, or constitution of a default under (with or without notice or lapse of time or both), or resulting right of termination, revocation, modification, amendment, acceleration or cancellation of any material contract, except in the case of clauses (ii) and (iii), for such violations, conflicts, breaches, and defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	the necessary vote of Avid stockholders to adopt the Merger Agreement and approve the Transactions;
•	required consents, approvals and regulatory filings in connection with the Merger Agreement;

•
the absence of any outstanding shares entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, redemption right, repurchase right, anti-dilutive right or any similar right;

•	the absence of any outstanding shares subject to any right of first refusal;
•	the absence of any outstanding bonds, debentures, notes or other indebtedness of Avid having a right to vote on any matters on which Avid stockholders have a right to vote;
•
the absence of any contract relating to the voting or registration of, or restriction on, purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to) any shares;

•
the absence of any undisclosed and outstanding (i) shares of capital stock or equity interests in Avid; (ii) subscriptions, options, calls, warrants, conversion or exchange rights or other rights to acquire any capital stock or restricted stock units or any similar rights; or (iii) securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of Avid or its subsidiaries;

•	the absence of any obligation, or contract pursuant to which Avid may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares;
•
the absence of any stockholder rights plans (or similar plans commonly referred to as “poison pills”) or contracts under which Avid or its subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities;

•	the preparation, compliance and accuracy of Avid’s financial statements, including Avid’s maintenance of internal controls and procedures with respect to financial reporting;
•	the preparation, compliance, accuracy and timely filing of Avid’s SEC filings, including Avid’s maintenance of disclosure controls and procedures;
•	compliance with the Sarbanes-Oxley Act and the applicable listing and other rules and regulations of Nasdaq;
•
the absence of any event, change, action, failure to act or transaction has occurred that had or would be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since April 30, 2024;

•
the operation in all material respects in the ordinary course of business consistent with past practice by Avid and its subsidiaries, and the absence of any action which Avid and its subsidiaries would otherwise be prohibited from taking during the Pre-Closing Period, in each case since January 1, 2021;

•	good and valid title to tangible assets owned by Avid;
•	certain real property leased or subleased by Avid and its subsidiaries;
•	trademarks, patents, copyrights, trade secrets and other intellectual property matters including security and measures against unauthorized disclosure as well as inbound and outbound licenses;
•	the existence and enforceability of specified categories of Avid’s material contracts, and the absence of any notices with respect to termination or intent not to renew the material contracts;
•	the absence of undisclosed liabilities;
•	compliance with applicable law and regulatory matters;
•	the absence of violations of trade control and anti-corruption laws and regulations;
•	compliance with applicable data security requirements;
•	governmental authorizations necessary to enable Avid and its subsidiaries to conduct its business;
•	tax matters;
•	employment matters and employee benefit plans;
•	environmental matters;

•	insurance matters;
•	litigation matters;
•	the rendering of Moelis’ opinion to Avid;
•	payment of fees to brokers, financial advisors or similar other persons in connection with the Transactions;
•
the absence of any notice of intent or actions by material vendors or material customers to cancel, or materially alter or decrease the volume of payments or sales, or, to the knowledge of Avid, any threat to do any of the foregoing, with respect to any arrangement with Avid or any of its subsidiaries since April 30, 2022;

•	the absence of any material changes to Avid’s billing, pricing, collections, credit or discounting policies with respect to a material customer since April 30, 2022; and
•
the absence of any contract, commitment or transaction between Avid or any of its subsidiaries, on the one hand, and any person required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act, on the other hand; and

•	Avid’s non-reliance on any representations and warranties not set forth in the Merger Agreement.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Avid that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to each of Parent and Merger Sub;
•
Parent’s and Merger Sub’s corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;

•
the absence of, assuming compliance with the applicable provisions of the Exchange Act, the DGCL and the HSR Act, the execution and delivery of the Merger Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, (i) any conflict or contravention with or violation of any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) any conflict or contravention with or violation caused by Parent or Merger Sub of any legal requirements or order applicable to Parent or Merger Sub or to which Parent or Merger Sub is subject, or (iii) any conflict or contravention with, breach as a result of, or constitution of a default under any contract, except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, or defaults as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement;
•	the formation of Merger Sub solely for the purpose of engaging in the Transactions and activities incidental thereto;
•	litigation matters;
•	financing and the limited guarantee;
•	sufficiency of proceeds;
•	solvency of the Surviving Corporation and its subsidiaries;
•	ownership of Avid shares;
•	the absence of any formal or informal arrangements or other understandings with any Avid stockholder, director, officer, employee or other affiliate of Avid;
•	payment of fees to brokers, financial advisors or similar other persons in connection with the Merger Agreement; and
•	Parent’s and Merger Sub’s non-reliance on any representations and warranties not set forth in the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Access and Investigation
The Merger Agreement provides that during the Pre-Closing Period, Avid will, and will cause its representatives to, provide Parent and its representatives with reasonable access to Avid’s properties, offices, books and records, contracts, commitments and personnel and other information with respect to the business, properties and personnel of Avid and its subsidiaries (other than to the extent specifically related to the negotiation and execution of the Merger Agreement or any sale process preceding the execution and delivery of the Merger Agreement or, except as expressly provided otherwise in the Merger Agreement, to any Acquisition Proposal), in each case as Parent reasonably requests and subject to the terms and conditions of the Merger Agreement.
Conduct of Business Pending the Merger
During the Pre-Closing Period, except as: (i) as required or contemplated under the Merger Agreement, (ii) as required by applicable law or to the extent necessary to comply with obligations under any material contract in effect as of the date of the Merger Agreement; (iii) consented to by Parent in writing (which consent will not be unreasonably withheld, delayed or conditioned); or (iv) as disclosed in the disclosure schedule to the Merger Agreement, Avid will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course in all material respects, maintain its existence in good standing pursuant to applicable law, preserve intact its material assets, properties, contracts, and other material legally binding understandings, licenses and business organizations and preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, creditors, contracts and other persons with which Avid and its subsidiaries have material business relations. During the Pre-Closing Period, Avid will promptly notify Parent of any notices alleging that the consent of any person is or may be required in connection with the Transactions and any litigation, or threat of litigation, related to the Transactions.
Additionally, the Merger Agreement provides that during the Pre-Closing Period, except as: (i) as required or contemplated under the Merger Agreement, (ii) required by applicable law; (iii) consented to by Parent in writing (which consent will not be unreasonably withheld, delayed or conditioned); or (iv) as disclosed in the disclosure schedule to the Merger Agreement, Avid and its subsidiaries will not, among other things:
•
establish a record date for, declare, accrue, set aside or pay any dividend or make any other constructive, deemed or actual distribution, except for dividends or other distributions by a subsidiary of Avid to Avid;

•	repurchase, redeem or otherwise reacquire any Avid capital stock (including Avid common stock), or any rights, warrants or options to acquire any Avid capital stock, subject to customary exceptions;
•	adjust, split, reverse split, combine, subdivide or reclassify any Avid capital stock or other equity interests;
•
sell, issue, grant, deliver, pledge, transfer, dispose of, encumber or authorize the issuance, sale, delivery, pledge, transfer, disposal of, encumbrance or grant by Avid or any of its subsidiaries (other than pursuant to agreements in effect as of the date of the Merger Agreement) any (i) capital stock, equity interest or other security, (ii) option, call, warrant, restricted securities or right to acquire capital stock, equity interests or other securities of Avid or its subsidiaries; or (iii) any instrument convertible into or exchangeable for any capital stock, equity interests or other securities of Avid and its subsidiaries, subject to customary exceptions;

•
(i) establish, adopt, terminate or amend any employee plan, or amend or waive any of the rights of Avid and its subsidiaries under, or accelerate the vesting under, any provision of any of the employee plans, (ii) provide increases in salary, wages or benefits to any current or former employee, director, officer or independent contractor of Avid and its subsidiaries, other than increases in base compensation in the ordinary course of business in respect of any non-executive officer employee whose annual base compensation does not equal or exceed $250,000 after giving effect to such increase, (iii) grant to any current or former employee, director, officer or independent contractor of Avid and its subsidiaries any equity or equity-based awards under Avid’s equity plans or otherwise or (iv) grant to any current or former employee, director, officer or independent contractor of Avid or its subsidiaries any right to reimbursement, indemnification or payment for any taxes incurred, except that Avid and its subsidiaries may (a) amend any employee plans to the extent required by applicable law; (b) replace, renew or extend a broadly applicable employee plan that provides health and welfare benefits in the ordinary course of business, provided such replacement, renewal or extension does not materially increase the cost of such employee plan or benefits provided under such employee plan based on the cost on the date of the Merger Agreement and (c) make annual or quarterly bonus or commission payments to the extent earned in accordance with the terms of the employee plans set forth in the disclosure schedule to the Merger Agreement;
•
(i) enter into (a) any change-of-control agreement with any executive officer, employee or independent contractor or (b) any retention agreement with any executive officer, or (ii) enter into (a) any employment, severance or other material agreement with any executive officer or director or (b) any employment or severance agreement with any non-executive officer employee with an annual base salary equal to or greater than $250,000 or any consulting agreement with an independent contractors with an annual base compensation greater than $250,000 or (c) hire, engage, or terminate the employment or engagement of any employee with an annual base salary equal to or in excess of $250,000 or independent contractor with an annual base compensation equal to or in excess of $250,000;

•	amend, amend and restate or permit the adoption of any amendment or amendment and restatement to its certificate of incorporation or bylaws or other charter or organizational documents;
•
acquire any business or entity (including by merger, consolidation or acquisition of stock or assets) for consideration that is individually in excess of $1,000,000 or in the aggregate in excess of $5,000,000, except for any acquisition of materials from suppliers in the ordinary course of business;

•
make any loans, advances or capital contributions to, or investments in, any other person, except for (i) loans solely between Avid and its subsidiaries, (ii) advances for employee expenses in the ordinary course of business or (iii) the extension of trade credit in the ordinary course of business, consistent with past practice;

•	enter into any joint venture, partnership, limited liability company, strategic alliance, profit sharing or similar arrangement;
•
make or authorize any capital expenditure except (i) in accordance with Avid’s capital expenditure budget as set forth in the disclosure schedule to the Merger Agreement or (ii) capital expenditures not addressed in the foregoing capital expenditure budget that do not exceed $500,000 individually or $2,000,000 in the aggregate during any fiscal year;

•
sell, lease, transfer, license, or otherwise dispose of or assign any material portion of its tangible properties or tangible assets for consideration that is individually in excess of $500,000 or in the aggregate in excess of $2,000,000, except for (i) dispositions in the ordinary course of business (including selling inventory and entering into non-exclusive license agreements with customers and service providers in the ordinary course of business), (ii) transfers between Avid and its subsidiaries, (iii) dispositions of obsolete, surplus or worn out tangible assets that are no longer useful in the conduct of the business of Avid and its subsidiaries, or (iv) voluntary terminations or surrenders of leases or subleases of real property in the ordinary course of business;

•
create, assume, guarantee, incur any indebtedness or issue any debt securities after the date of the Merger Agreement, except for (a) indebtedness reasonably necessary to finance capital expenditures permitted under the Merger Agreement, and (b) borrowings by Avid of indebtedness of Avid or any of its subsidiaries under its existing facilities;

•	sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any of its material intellectual property;
•
except in the ordinary course of business, make, change, or revoke any material tax election or settle or compromise any material tax claim, amend any material tax return, affirmatively surrender any right to claim a refund of material taxes, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) in respect of material taxes with any taxing authority;

•
commence any legal proceeding, except with respect to: (i) routine matters in the ordinary course of business pursuant to which the amounts at issue do not exceed $2,500,000; (ii) in such cases where Avid reasonably determines in good faith that failure to commence suit would result in a material impairment of a valuable aspect of Avid’s or its subsidiaries’ businesses (provided that Avid consults with Parent and considers the views and comments of Parent with respect to such legal proceeding prior to commencement of the legal proceeding); or (iii) in connection with a breach of the Merger Agreement or any other agreements contemplated by the Merger Agreement;
•
settle, release, waive or compromise any actual or threatened legal proceeding or other claim, other than (i) any legal proceeding relating to a breach of the Merger Agreement or any other agreements contemplated by the Merger Agreement, (ii) a settlement in connection with or related to any matter disclosed in the disclosure schedule to the Merger Agreement that results solely in a monetary obligation involving only the payment or monies by Avid and its subsidiaries of not more than $2,500,000 in the aggregate; (iii) a settlement that results solely in a monetary obligation involving only the payment of monies by Avid and its subsidiaries of not more than $500,000 in the aggregate or any material injunctive or equitable relief, or imposing material restrictions, on the business activities of Avid and its subsidiaries, taken as a whole; or (iv) a settlement that results in no monetary obligation of Avid or its subsidiaries or the receipt of payment of Avid or any of its subsidiaries (provided, that such settlement does not involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of Avid and its subsidiaries);

•	enter into, negotiate, amend or extend any collective bargaining agreement or other agreement with any labor organization or works council, except to the extent required by applicable law;
•	take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements under, the WARN Act or any similar legal requirement;
•	adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of Avid and its subsidiaries;
•	abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any governmental authorizations in a manner which is adverse to Avid and its subsidiaries;
•	enter into any new line of business material to Avid and its subsidiaries, taken as a whole, or form a new subsidiary of Avid;
•	cancel, reduce, terminate or fail to maintain in effect material insurance policies covering Avid and its subsidiaries and their respective properties, assets and businesses;
•
modify or amend any rights under any material contract in a manner that is adverse in any material respect to Avid and its subsidiaries, taken as a whole, or terminate any material contract that has not expired in accordance with its terms;

•
change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or tax accounting methods or practices in any respect, except as required by GAAP or legal requirements; or

•	authorize any of, or agree or commit to take, any of the foregoing actions.
As soon as reasonably practicable following the date of the Merger Agreement, Avid will use reasonable best efforts to reasonably cooperate with Parent in order for Avid to purchase (or finance) an earthquake insurance policy covering building, property and business interruption for applicable Avid properties through a nationally recognized insurance carrier or carriers; provided that Avid will not be required to spend more than $2,500,000 to purchase such coverage. Subject to the foregoing, such reasonable cooperation will include coordinating on the amount of such insurance, taking into account the business of Avid and what is reasonably available in the market.
Notwithstanding the foregoing, nothing contained herein will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of Avid or its subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and Avid will exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its subsidiaries’ operations.

No Solicitation of Other Offers
For purposes of this proxy statement and the Merger Agreement:
For the purposes of the Merger Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement that (i) contains confidentiality and use provisions that are not materially less restrictive in the aggregate to Avid (and any of its affiliates and representatives named therein) than those contained in the Confidentiality Agreement, dated as of April 26, 2024 by and between Avid and GHO and the Confidentiality Agreement, dated as of April 24, 2024 by and between Avid and Ampersand (collectively, the “Confidentiality Agreements”) (except for such changes necessary in order for Avid to be able to comply with its obligations under the Merger Agreement and except that such confidentiality agreement need not contain standstill provisions), and (ii) does not prohibit Avid from providing any information to Parent in accordance with the Merger Agreement or otherwise prohibit Avid from complying with its obligations under the Merger Agreement.
“Acquisition Proposal” means any proposal or offer from any person (other than Parent and its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, providing for, in a single transaction or series of related transactions, any:
•
acquisition or license of assets of Avid and its subsidiaries equal to 20% or more of the consolidated assets of Avid and its subsidiaries or to which 20% or more of the revenues or earnings of Avid and its subsidiaries on a consolidated basis are attributable;

•
direct or indirect purchase or other acquisition by any person or entity (or persons acting in concert) or group, whether from Avid or any other person, of outstanding shares representing more 20% or more of the outstanding shares after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender or exchange offer by any person or entity (or persons acting in concert) or group that, if consummated in accordance with its terms, would result in such person or entity (or persons acting in concert) or group beneficially owning 20% or more of the outstanding shares after giving effect to the consummation of such tender or exchange offer; or

•
merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Avid that if consummated would result in any person or entity (or persons acting in concert) or group beneficially owning 20% or more of the outstanding shares, in each case other than the Transactions.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors (or committee thereof) determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and taking into account all relevant terms and conditions of such Acquisition Proposal that the Board of Directors (or a committee thereof) reasonably determines to be relevant, (i) is reasonably capable of being completed on the terms proposed, and (ii) if consummated, would result in a transaction more favorable to Avid stockholders (solely in their capacities as such) from a financial point of view than the Transactions (taking into account all legal, regulatory, financial, certainty of closing, timing and other aspects of such proposal that the Board of Directors (or a committee thereof) reasonably determines to be relevant and the person making such proposal, and any revisions to the Merger Agreement, the Equity Commitment Letters, the Guarantees (as defined in the Merger Agreement), or any other binding written proposal made or offered in writing by Parent prior to the applicable time of such determination to the extent such proposal has not been withdrawn as of such time). For purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal are deemed to be references to “50%.”
During the Pre-Closing Period, Avid will not, and will cause its subsidiaries and its and their respective officers and directors to not, and will use its reasonable best efforts to cause each of its and their respective representatives not to:
•
solicit, initiate, induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiry regarding, or the making of any proposal or offer that would reasonably be expected to lead to, an Acquisition Proposal (an “Acquisition Inquiry”);

•
engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information relating to Avid or any of its subsidiaries or afford to any other person access to the business, properties, assets, books, or records, or to any personnel of Avid or its subsidiaries in connection with, or for the purpose of, soliciting, initiating, inducing the making, submission or announcement of or knowingly facilitating or encouraging, an Acquisition Proposal or any Acquisition Inquiry; or
•
enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”).

In addition, Avid and its subsidiaries (i) terminated access by any third party (other than Parent and its representatives) to any physical or electronic data room relating to any potential Acquisition Proposal as required by that certain letter agreement by and between the Company, GHO and Ampersand, dated as of October 24, 2024 and (ii) within three (3) business days after the date of the Merger, did request from each such third party, and any other person with whom the Company provided confidential information with respect to a potential Acquisition Proposal, the prompt return or destruction of all confidential information furnished by or on behalf of Avid or its subsidiaries prior to the date of the Merger Agreement.
If at any time during the Pre-Closing Period and prior to the receipt of the required stockholder approval, if Avid, its subsidiaries or any of their representatives receives an unsolicited written Acquisition Proposal or Acquisition Inquiry from any person or group of persons, which was made or renewed on or after the date of the Merger Agreement and did not result from a material breach of the non-solicitation obligations in the Merger Agreement, (i) Avid and its representatives may contact and engage in discussions with such person or group of persons solely to clarify the terms and conditions of such Acquisition Proposal or Acquisition Inquiry, request that any oral Acquisition Proposal be provided in written form and inform such person or group of persons of the terms of the Merger Agreement, and (ii) solely with respect to an Acquisition Proposal, if the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then Avid and its representatives may (A) enter into an Acceptable Confidentiality Agreement (if one is not already in effect between Avid and such person or group of persons) and furnish pursuant to an Acceptable Confidentiality Agreement information, including non-public information, with respect to Avid and its subsidiaries to the person or group of persons who has made such Acquisition Proposal and their respective representatives and financing sources, provided that Avid agrees to promptly (and in any event within one (1) business day) provide to Parent any material non-public information concerning Avid and its subsidiaries that is provided to any person given such access which was not previously provided to Parent or its representatives, and (B) engage or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and their respective representatives and financing sources, including soliciting the submission of a revised Acquisition Proposal.
Following the date of the Merger Agreement, Avid has agreed to (i) promptly (and in any event within two (2) business days) notify Parent if any bona fide Acquisition Proposal or Acquisition Inquiry are received by Avid, (ii) promptly (and in any event within two (2) business days) provide to Parent a copy of any written Acquisition Proposal or Acquisition Inquiry that Avid receives and a summary of the material terms and conditions of any oral Acquisition Proposal or Acquisition Inquiry, (iii) keep Parent reasonably informed of any material developments regarding any Acquisition Proposal or Acquisition Inquiry on a reasonably prompt basis upon Parent’s reasonable request, and (iv) upon Parent’s reasonable request, reasonably inform Parent of the status of such Acquisition Proposal.
Nothing in the Merger Agreement prohibits Avid or the Board of Directors, nor will any of the following constitute a Company Adverse Change Recommendation subject to certain exceptions, from (i) taking and disclosing to Avid stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to Avid stockholders that is required by applicable law, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the 10th business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act, (v) informing any person of the existence of the provisions contained in the Merger Agreement or (vi) making any disclosure to Avid stockholders (including regarding the business, financial condition or results of operations of Avid and its subsidiaries) that the Board of Directors has determined to make in good faith, after consultation with its outside legal counsel, it being understood that any such statement or disclosure must be subject to the terms and conditions of the Merger Agreement. In addition, a factually accurate public statement by Avid or the Board of Directors that describes Avid’s receipt of an Acquisition Proposal or Acquisition Inquiry, the identity of the person making the Acquisition Proposal or Acquisition Inquiry, the material terms of the Acquisition Proposal or Acquisition Inquiry and the operation of the Merger Agreement with respect to the Acquisition Proposal or Acquisition Inquiry will not be deemed, in and of itself, to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Board of Directors to withhold, withdraw, amend or modify, the Board of Directors’ recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal or Acquisition Inquiry; or (C) a Company Adverse Change Recommendation.
The Company has agreed that (i) any violation of the non-solicitation restrictions set forth in the Merger Agreement by any director or officer of Avid or any action by any other representative acting on Avid’s behalf in breach of the non-solicitation provisions of the Merger Agreement will be deemed to be a breach of the Merger Agreement by Avid and (ii) upon becoming aware of any breach or threatened breach of the non-solicitation provisions of the Merger Agreement by a representative of Avid, Avid will use its reasonable best efforts to stop such breach or threatened breach.
The Board of Directors’ Recommendation; Company Adverse Change Recommendation
As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the stockholders vote “FOR” the Merger Agreement Proposal. The Merger Agreement provides that the Board of Directors will not effect a Company Adverse Change Recommendation (as defined below) except as described below.
During the Pre-Closing Period, the Board of Directors may not take any of the following actions (any such action, a “Company Adverse Change Recommendation”):
•
withdraw, withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), the Board of Directors’ recommendation;

•	approve, recommend, endorse or declare advisable, or publicly propose to approve, recommend, endorse or declare advisable, any Acquisition Proposal;
•
approve, recommend, endorse or declare advisable, or propose to approve, recommend, endorse or declare advisable, or allow Avid to execute or enter into, any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement);

•	fail to include the Board of Directors’ recommendation in the proxy statement;
•	fail to reaffirm the Board of Directors’ recommendation within five (5) business days after Parent so requests in writing (subject to certain exceptions); or
•
or fail to recommend against any Acquisition Proposal that is a tender or exchange offer subject to Rule 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within the ten (10) business days of its commencement (within the meaning of Rule 14d-2 under the Exchange Act) or make any other recommendation in connection with any such tender offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Board of Directors (or a committee thereof) to the Avid stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication).

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the receipt of the required stockholder approval, if Avid or any of its subsidiaries or any of Avid’s or its subsidiaries’ representatives has received a written Acquisition Proposal from any person that is not a result of a material breach of the Merger Agreement, has not been withdrawn and after consultation with its financial advisors and outside legal counsel, and the Board of Directors (or a committee thereof) has determined, in good faith, that such Acquisition Proposal is a Superior Proposal, (i) the Board of Directors may make a Company Adverse Change Recommendation or (ii) Avid may terminate the Merger Agreement to enter into an agreement with respect to such Superior Proposal in accordance with the Merger Agreement if and only if:
•
the Board of Directors determines in good faith, after consultation with Avid’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors to Avid’s stockholders under applicable law;

•
Avid provides Parent with prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate the Merger Agreement at least four (4) business days prior to making any such Company Adverse Change Recommendation or termination to the Merger Agreement (a “Determination Notice”), which will include the material terms and conditions of such Acquisition Proposal, the identity of the person or group of persons making such a proposal, and include copies of all definitive agreements relating to such Acquisition Proposal;

•	Avid provides to Parent a copy of the written Acquisition Proposal;
•
Avid provides Parent four (4) business days (the “Match Period”) after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and, to the extent Parent desires to negotiate, negotiates and make its representatives reasonably available to negotiate in good faith with Parent with respect to the proposed revisions or other proposal, if any; and

•
the Board of Directors, after considering the terms of the Merger Agreement, the Equity Commitment Letters and the Guarantees and any binding written proposals made by Parent to amend the terms of the Merger Agreement, the Equity Commitment Letters and the Guarantees or enter into another proposal, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period (to the extent such proposal has not been withdrawn by Parent as of the time of determination), and determines, in good faith, that such Acquisition Proposal is a Superior Proposal and that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Board of Directors to Avid’s stockholders under applicable law.

Avid may issue any “stop, look and listen” communication pursuant to Rule 14d-9(f), which under the Merger Agreement is not, in and of itself, considered a Company Adverse Change Recommendation and will not require a Determination Notice.
Additionally, the Board of Directors may make a Company Adverse Change Recommendation in response to a Change in Circumstance (as defined below), if and only if:
•
the Board of Directors determines in good faith, after consultation with Avid’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors to Avid’s stockholders under applicable law;

•	Avid provides Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation;
•	Avid specifies the Change in Circumstance (as defined below) in reasonable detail;
•
Avid provides Parent four (4) business days after the delivery of the Determination Notice to propose revisions to the terms of the Merger Agreement, Equity Commitment Letters and Guarantees (as defined in the Merger Agreement) or make another binding written proposal, so that such Change in Circumstance (as defined below) would no longer necessitate a Company Adverse Change Recommendation, and, to the extent Parent desires to negotiate, negotiates (and causes its representatives to negotiate) in good faith with Parent with respect to the proposed revisions or other proposal, if any; and

•
the Board of Directors, after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, determines, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance (as defined below) would be reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors to the Avid stockholders under applicable law.

For the purposes of this proxy statement and the Merger Agreement, “Change in Circumstance” means any material event, fact, occurrence or development or material change in circumstances with respect to Avid and its subsidiaries that (a) was not known or reasonably foreseeable to the Board of Directors as of the date of the Merger Agreement (or if known to the Board of Directors as of the date of the Merger Agreement, the consequences of which were not known or reasonably foreseeable to the Board of Directors) and first becomes known (or the consequences become known, if applicable) to the Board of Directors after the execution and delivery of the Merger Agreement and prior to the time stockholder approval is obtained and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their affiliates, (iii) the fact, in and of itself, that Avid meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of the Merger Agreement, provided, that this exception will not prevent or otherwise affect any development or change underlying Avid meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred, (iv) any changes after the date of the Merger Agreement in the market price or trading volume of the shares of Avid common stock, provided that this exception will not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred or (v) any events, changes or circumstances resulting primarily from a breach of the Merger Agreement by Avid.
Employee Benefits
The Merger Agreement provides that, for a period of at least one (1) year following the Effective Time (or, if shorter, for the applicable continuing employee’s period of employment), Parent will provide, or cause to be provided, to each employee of the Company and its subsidiaries who is employed by the Company or any of its subsidiaries as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any subsidiary or affiliate thereof) during such period (each, a “Continuing Employee”) (i) base salary (or base wages, as the case may be), short-term cash incentive compensation opportunities (including bonuses and commissions), and annual vacation accrual rates, each of which is individually no less favorable than the base salary (or base wages, as the case may be), short-term cash incentive compensation opportunities (including bonuses and commissions), and annual vacation accrual rates provided to such Continuing Employee immediately prior to the execution of the Merger Agreement, and (ii) severance pay and benefits no less favorable than the severance pay and benefits provided under the employee plans set forth in the disclosure schedule to the Merger Agreement and (iii) other broad-based retirement, health and welfare benefits (other than any change-in-control or other transaction-based payments, long-term incentives, non-qualified deferred compensation, retention payments, equity or equity-based compensation, defined benefit arrangements, and post-retirement or retiree medical or welfare benefits (the “Excluded Benefits”)) that are substantially comparable in the aggregate, to the broad-based retirement, health and welfare benefits (other than the Excluded Benefits) provided to such Continuing Employee immediately prior to the execution of the Merger Agreement, except to the extent more favorable compensation and benefits may be required by applicable law.
Each Continuing Employee will be given service credit for all purposes, including for eligibility to participate, benefit levels (including levels of benefits under Parent’s or the Surviving Corporation’s (or applicable subsidiary’s) vacation policy) and eligibility for vesting under Parent or the Surviving Corporation’s (or applicable subsidiary’s) employee benefit plans and arrangements (other than with respect to the Excluded Benefits) with respect to his or her length of service with the Company and its subsidiaries (and their predecessors) prior to the Closing except that such benefits will not result in the duplication of benefits or to benefit accrual under any Excluded Benefits.
With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent will, or will cause the Surviving Corporation (or applicable subsidiary) to and instruct its affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company and its subsidiaries as in effect from time to time.
With respect to any health or welfare benefit plan of Parent or the Surviving Corporation (or applicable subsidiary) in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time (the “Parent Plans”), Parent will (A) use commercially reasonable efforts to waive all limitations as to pre-existing conditions exclusions and waiting periods or required physical examinations under such Parent Plans with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions, waiting periods or physical examinations would not apply under a similar health or welfare plan in which such Continuing Employees participated immediately prior to the Effective Time and (B) use commercially reasonable efforts to provide credit to Continuing Employees under the applicable Parent Plan for all deductibles, co-payments and other out of pocket expenses incurred by such Continuing Employee or their covered dependents in the plan year in which the Effective Time occurs to the extent applicable under any such plan.
If, at least ten (10) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan, the Company will terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). If the Company 401(k) plan is terminated, then as soon as practicable following the 401(k) Termination Date, Parent will, to the maximum extent permitted under the Parent’s 401(k) Plan, permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and will permit each such Continuing Employee to elect to transfer their account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.
If the Closing occurs prior to July 1, 2025, Parent will pay, or cause to be paid, on the first regular payroll date of the Company following the Closing, each Continuing Employee’s annual bonus for FY25 in an amount equal to the annual bonus amount that the Continuing Employee would receive if the Continuing Employee’s annual bonus for FY25 was determined by disregarding any individual component in the calculation of the amount of the annual bonus and weighting the Company performance components at 100%, with all applicable Company performance goals deemed achieved at the target level (each, a “FY25 Bonus”), subject to the Continuing Employee remaining employed by the Company, Parent or one of their affiliates through the payment date, except that prior to Closing, the authorized officers of the Company may reduce (including to zero dollars) any FY25 Bonus payable to a non-executive officer in its sole discretion. Each FY25 Bonus will be paid net of any withholding taxes required to be deducted and withheld by applicable laws. If the Closing does not occur prior to July 1, 2025, the Company will not pay any FY25 Bonus but may pay annual bonuses on or after July 1, 2025, to the extent to the extent earned in accordance with the terms of the applicable annual bonus plan.
Additionally, the Company will, prior to the Closing and in a manner intended to be in compliance with Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations, terminate the Company’s Deferred Compensation Plan effective as of immediately prior to the Closing.
Notwithstanding the foregoing, nothing in the Merger Agreement prohibits the parties and their affiliates from amending, modifying or terminating any or all compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the parties, including each employee plan, and nothing in the Merger Agreement requires the parties and their affiliates to continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms.
Efforts to Close the Merger
Under the Merger Agreement, Parent and Avid agreed to use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Merger and make effective the Transactions as soon as reasonably practicable, including: (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and making all necessary registrations and filings, (ii) obtaining all necessary consents from third parties and (iii) executing and delivering any additional instruments necessary or reasonably advisable to consummate the Transactions.
Under the Merger Agreement, each party to the Merger Agreement, if applicable, will, and will cause their respective affiliates, if applicable, to promptly (but in no event later than ten (10) business days after the date of the Merger Agreement unless otherwise agreed in writing between antitrust counsel for each party), make an appropriate filing of all Notification and Report Forms as required by the HSR Act with respect to the Transactions. Avid will use commercially reasonable efforts to assist Parent in its submission of a Drug Manufacturing License Application, and all requisite supplemental documents, to the California Department of Public Health, Food and Drug Branch, where “Ownership Change” is selected as the reason for submitting such application, so as to facilitate Parent making such submission within five (5) business days of the date of the Merger Agreement.
Without limiting the generality of anything contained in this section of the Merger Agreement, during the Pre-Closing Period, each party to the Merger Agreement will use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a governmental body or third party before a governmental body, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions, (iii) promptly and regularly keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other parties of any communication to or from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party copies of documents, communications or materials provided to or received from any governmental body and material details of any oral communications in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and in connection with any of the foregoing and except as may be prohibited by any governmental body or by any legal requirement, in connection with any such request, inquiry, investigation or legal proceeding in respect of the Transactions, each party will provide advance notice of and permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any governmental body in connection with such request, inquiry, investigation or legal proceeding; provided, that any of the foregoing documents and information provided to the other party pursuant to this paragraph (i) may be redacted to (A) remove references to valuation of Avid or the identity of alternative acquirers, (B) comply with contractual arrangements, or (C) preserve legal privilege, and (ii) may be designated as “outside counsel only,” in which case such documents and information will be provided only to outside counsel and consultants retained by such counsel. Each party, unless otherwise agreed to in writing, will respond as promptly as practicable to requests for information, documentation, other material or testimony that may be reasonably requested by any governmental body, including by responding at the earliest reasonably practicable date to any request for additional information, documents or other materials received by any party or any of their respective subsidiaries from any governmental body in connection with such applications or filings for the Transactions. Parent will pay all filing fees under the HSR Act and other antitrust laws; provided, that Parent and Avid will each bear its own costs for the preparation of any such filings. Neither party will commit to or agree with any governmental body to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile under the HSR Act, or any other applicable antitrust laws, or agree with any governmental body not to consummate the Transactions for any period of time, without the prior written consent of the other party.
In furtherance and not in limitation of the foregoing, Parent and Merger Sub will each use their reasonable best efforts to promptly take, and cause their respective affiliates to take, any and all reasonable actions necessary to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC, DOJ, or any other governmental bodies, including those of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or expirations or termination of the waiting period under the HSR Act or other antitrust laws, and to use reasonable best efforts to avoid the commencement of a lawsuit by the FTC, the DOJ or other governmental bodies, and to use reasonable best efforts to avoid the entry of, effect the dissolution of, or to eliminate, any legal restraint which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Termination Date, as promptly as possible, in each case in order to obtain any necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, expirations or terminations of waiting periods, to consummate the Transactions prior to the Termination Date or to avoid the commencement or entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any legal proceeding under any antitrust law, which would otherwise have the effect of preventing the Closing; provided, that no party will be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is not conditioned upon the occurrence of the Closing. In the event Parent and Avid receive requests for additional information (“Second Requests”) under the HSR Act in connection with the Transactions, each party will use its reasonable best efforts to substantially comply with such request as soon as practicable as provided by Section 7A(e) of the HSR Act. For purposes of this provision, a party will be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance and by certifying in writing to the FTC or DOJ, as applicable its substantial compliance. In the event that a party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a Second Request, such party will comply as soon as practicable with such subpoena or civil investigative demand. Notwithstanding the forgoing, in no event will Parent or Merger Sub be required to, or to cause any of their respective affiliates (including as of the Effective Time Avid and its subsidiaries) to sell, lease, license, divest or dispose of any of its or their respective assets, rights, intellectual property, product lines or businesses. Nothing will require Avid to agree to or to take, or commit to take, any action with respect to its assets, businesses, or any of its affiliates that is not conditioned upon the consummation of the Transactions (and Avid will not be permitted to agree to any of the foregoing, whether or not conditioned upon the consummation of the Transactions, without the prior written consent of Parent).
Prior to the earlier of the Closing and January 31, 2025, each of Parent and Merger Sub will not, and Parent will cause its affiliates not to, directly or indirectly, acquire or agree to acquire, or publicly announce the intent to acquire, any assets, business, division or any person that is a material, direct competitor of Avid (whether by merger, consolidation, license, purchasing the assets of or equity in any such person or by any other manner), if entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would reasonably be expected to (i) impose any material delay in the expiration or termination of the applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a governmental body necessary to consummate the Merger and the Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable law or (ii) materially increase the risk of any governmental body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin, or otherwise prohibit consummation of the Merger and the Transactions.
Cooperation with the Financing
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition under the Merger Agreement, and Parent and Merger Sub are obligated to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to the fulfilment or waiver of the closing conditions.
Under the Merger Agreement, Parent or Merger Sub, as applicable, agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on a timely basis and on the terms and conditions described in the Equity Commitment Letters, including to:
•
maintain in full force and effect the Equity Commitment Letters in accordance with the terms and subject to the conditions thereof until the funding of the applicable Financing thereunder (subject to Parent’s ability to amend the Equity Commitment Letters as provided in the Merger Agreement);

•	satisfy on a timely basis (or obtain waivers of) all conditions to funding that are applicable to Parent and/or its affiliates in the Equity Commitment Letters;
•	consummate the Equity Financing at or prior to the Closing, including causing the Equity Financing Parties to fund the Equity Financing at the Closing;
•	comply with its obligations pursuant to the Equity Commitment Letters;
•	enforce its rights pursuant to the Equity Commitment Letters.
Parent and Merger Sub are also required to provide Avid with prompt notice (A) of any breach (or written threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letters; (B) of the receipt by Parent or Merger Sub of any oral or written notice or communication from any Equity Financing Party with respect to any (1) actual or threatened breach, default, termination or repudiation by any party to the Equity Commitment Letters of any provisions of the Equity Commitment Letters or such definitive agreements; or (2) dispute or disagreement between or among any parties to the Equity Commitment Letters; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letters.
Under the Merger Agreement, Parent agreed to provide information reasonably requested by Avid relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within three (3) business days) after the date that Avid delivers such written request to Parent.
Under the Merger Agreement, Parent and Merger Sub agreed that neither party would, without the prior written consent of the Company, amend, modify, supplement, replace, substitute or waive any of the conditions to funding contained in the Equity Commitment Letters or any other provisions of, or remedies under, the Equity Commitment Letters to the extent such amendment, modification, supplement, replacement, substitute or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) adversely affect the ability of Parent and Merger Sub to timely consummate the Transactions, including the ability to pay the required amount in full; (iii) (x) impose new or additional conditions to the funding of the Equity Financing or (y) expand, amend or modify any of the existing conditions to the funding of the Equity Financing in a manner that could make the funding of the Equity Financing less likely to occur or prevent, materiality hinder, or materially delay the Closing; (iv) materially delay or prevent the closing date or make the timely funding of the Equity Financing or the satisfaction of the conditions to obtaining the Equity Financing less likely to occur in any respect; (v) adversely impact the ability of Parent to enforce its rights against the other parties to the Equity Commitment Letters; or (vi) result in the termination of the Equity Commitment Letters, provided that Parent will be permitted to amend the Equity Commitment Letters to increase the amount of proceeds available under the Equity Commitment Letters, together with any conforming or ministerial changes related thereto.
In the event that Parent or Merger Sub amends, modifies, supplements, replaces or waives the Equity Commitment Letters in accordance with the Merger Agreement, references in the Merger Agreement to “Equity Financing” will be deemed to refer to the Equity Financing as amended, supplemented, replaced or waived.
The Equity Financing Parties, Parent, Merger Sub and each of their respective affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) agreed to not enter into any contract after the date of the Merger Agreement and prior to the Closing awarding any agent, broker, investment banker or financial advisor any financing or financial advisory role on an exclusive basis without the prior written consent of Avid.
Under the Merger Agreement and prior to Closing, Avid agreed to use commercially reasonable efforts to provide to Parent customary cooperation reasonably requested by Parent in connection with Debt Financing, including:
•
as promptly as reasonably practicable, timely furnishing to Parent and any Debt Financing Source (as defined in the Merger Agreement) and their respective representatives the interim unaudited consolidated balance sheet of the Company and its subsidiaries as of the last day of each fiscal quarter ended after June 30, 2024 and least forty-five (45) days prior to the Effective Time and the related statements of income and cash flows of the Company and its subsidiaries for each such fiscal quarter (“Required Financing Information”) and such other information regarding Avid and its subsidiaries reasonably necessary for the arrangement (and consummation) of any Debt Financing or assembly of marketing materials and customary for financings of this type, provided that these obligations may be satisfied with respect to the Required Financing Information by filing the Form 10-K or 10-Q, as applicable, of Avid filed with the SEC within the applicable time periods required by applicable law and regulations (including any extended deadlines available thereunder) and the Company will not be required to provide Required Financing Information with respect to any fiscal quarter after the date of the Merger Agreement prior to the date that is thirty-five (35) days after the end of such fiscal quarter;

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participating in a reasonable number of meetings, presentations with actual or prospective Debt Financing Sources (as defined in the Merger Agreement), road shows, due diligence sessions, drafting sessions and sessions with rating agencies (which, at the Company’s option, may be attended via teleconference or virtual meeting platforms), in each case, upon reasonable advance notice, at reasonable times and locations to be mutually agreed;

•
assisting Parent and the Debt Financing Sources (as defined in the Merger Agreement) in the preparation of customary rating agency presentations, bank information memoranda and high-yield offering prospectuses or memoranda required in connection with the Debt Financing, in each case, solely as required in connection with the Debt Financing and customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as Avid, provided, that (A) Avid and its representatives will not have responsibility for the preparation of any pro forma financial statements, forecasts of financing statements, or projections; and (B) all such authorization letters and related materials (1) will include or expressly incorporate language that exculpates Avid, its affiliates and its and their respective representatives from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such presentations, memoranda and other materials and documents and information set forth therein, and (2) will have been previously identified to, and provided to, Avid and Avid and its representatives will have been given reasonable opportunity to review and comment;
•
(a) assisting with the preparation of definitive financing documentation, including any schedules or exhibits thereto or any perfection certificate, (b) obtaining a certificate of the chief financial officer (or person performing similar functions) of Avid with respect to solvency matters, (c) assisting with obtaining landlord waivers and insurance certificates and endorsements, and (d) assisting Parent in connection with the preparation of any pledge, security and other financing documents as may be reasonably requested by Parent or the Debt Financing Sources (as defined in the Merger Agreement), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

•	facilitating the pledging or the reaffirmation of the pledge of collateral that will not take effect until the Effective Time;
•
subject to and conditioned upon the occurrence of the Closing, the taking of corporate actions reasonably necessary to permit the consummation of any Debt Financing and to permit the proceeds thereof to be made available to Parent;

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furnishing Parent and the financing sources at least four (4) business days prior to Closing with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least nine (9) business days prior to Closing; and

•
cooperating with the satisfaction of the conditions precedent to the Debt Financing (to the extent any such conditions are customary and consistent with the other terms of the Merger Agreement and require the cooperation of, and are within the control of, Avid or any of its subsidiaries).

Furthermore, neither Avid nor any of its subsidiaries will be required to (i) waive or amend any terms of the Merger Agreement or cause any condition to Closing to fail to be satisfied, (ii) pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities (except to the extent reimbursed or indemnified by Parent in accordance with the Merger Agreement); (iii) execute, deliver, approve, modify or perform any agreement, instrument, certificate or other documentation in each case that would be effective prior to the Effective Time (other than customary authorization letters); (iv) take any action that, in the good faith determination of Avid, would unreasonably interfere with the conduct of the business or Avid and its subsidiaries or create a risk of damage or destruction to any property or assets of Avid or any of its subsidiaries; (v) require Avid or any of its affiliates or any of its or their respective representatives to adopt any resolutions, execute any consents or otherwise take any corporate or similar action (except with regards to directors of the Board of Directors or officers of Avid that will continue in such role as of Closing and with respect to consents that shall only be effective as of or following the Effective Time); (vi) require Avid or any of its affiliates or any of its or their respective representatives to deliver any legal opinion or reliance letter or comfort letter; (vii) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, the Merger Agreement, any organizational document, any contract or any law; or (viii) provide access to or disclose information which would result in waiving any attorney-client privilege.
In addition, other than customary authorization and representation letters, no action, liability or obligation of Avid, any of its subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time and neither Avid nor any of its subsidiaries or their respective representatives will be required to take any such action pursuant to any such certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Additionally, any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its subsidiaries as the obligor. Nothing in the Merger Agreement will require (1) any representative of Avid or any of its subsidiaries to deliver any certificate or opinion or take any other action under the Merger Agreement that could reasonably be expected to result in personal liability to such representative; or (2) the Board of Directors to approve any related financing or contracts (except with regards to directors of the Board of Directors that will continue in such role as of Closing and with respect to financing or contracts that will be effective as of or following the Effective Time).

In accordance with the Merger Agreement, Parent will indemnify and hold harmless Avid and its subsidiaries and their respective representatives from and against, and will pay and reimburse Avid and its subsidiaries and their respective representatives for, any and all losses (including attorneys’ fees) incurred or sustained by, or imposed upon, any of them in connection with the arrangement of the Financing and any information utilized in connection therewith, subject to customary exceptions.
Director and Officer Indemnification and Insurance
The Merger Agreement provides that all existing rights to indemnification, advancement of expenses and exculpation, for acts and omissions occurring prior to the Effective Time, in favor of those current and former directors and officers of Avid and its subsidiaries, or those who become directors or officers of Avid or any of its subsidiaries following the date of the Merger Agreement and prior to the Effective Time, as provided in the certificate of incorporation, bylaws, or applicable governing documents of Avid or its subsidiaries and as provided in the indemnification agreements between Avid or its subsidiaries and each Indemnified Person, will (i) survive the Closing, (ii) not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons, and (iii) be observed by the Surviving Corporation and its subsidiaries to the fullest extent available under Delaware law for a period of six (6) years from the Effective Time.
The Merger Agreement also provides that from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) will, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of Avid or any of its subsidiaries against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his or her capacity as) a director or officer of Avid or any of its subsidiaries at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions, in each case to the extent required by the existing indemnification obligations. Without otherwise limiting the Indemnified Person’s rights with regards to counsel, following the Effective Time, the Indemnifying Parties will be entitled to continue to retain Cooley LLP, or such other counsel selected by the Indemnified Persons that is reasonably acceptable to the Surviving Corporation.
Additionally, from the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by Avid and its subsidiaries as of the date of the Merger Agreement for the benefit of the Indemnified Persons who are currently covered by such existing policy or become covered by such existing policy prior to the Effective Time with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of Avid and its subsidiaries (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. At Avid’s election prior to the Effective Time, Parent or Avid may (through a nationally recognized insurance broker) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time and if such “tail policy” has been obtained, it will be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to the Merger Agreement. In no event, however, will the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by Avid and its subsidiaries as of the date of the Merger Agreement with respect to such existing policy (or for any tail policy, the corresponding amount), and if the annual premiums payable for such insurance coverage exceeds such amount, Parent will cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount (or for any tail policy, the corresponding amount).
For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger.”

Other Covenants
Special Meeting
Avid has agreed to take all actions necessary under applicable law, its certificate of incorporation and bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable after the date on which the mailing of this proxy statement to Avid stockholders is complete (and in any event no later than forty (40) calendar days after the date of such completed mailing) for the purpose of voting upon the Merger Agreement Proposal.
Stockholder Litigation
Avid has agreed to promptly notify Parent of any litigation against Avid and/or its directors relating to the Transactions (including by providing copies of all pleadings with respect thereto) and to keep Parent informed on a reasonably current basis with respect thereto. Avid will give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any transaction litigation and consult with Parent with respect to the defense, settlement and prosecution of any transaction litigation. Avid has also agreed to give Parent the right to review and comment on all filings or responses to be made by Avid in connection with such litigation, and the right to consult on the settlement with respect to such litigation, and Avid will in good faith take such comments into account, but Parent will not be afforded any decision-making power or other authority over such transaction litigation except Avid may not enter into a settlement without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
2029 Convertible Notes
At and prior to the Closing, Avid has agreed to comply in a timely manner with all of the provisions of the 2029 Indenture and all applicable law in connection therewith applicable to Avid, including executing and delivering supplemental indentures to the 2029 Indenture in connection with the Merger, the delivery, issuance or entry into any notices, certificates, legal opinions or other documents or instruments required to comply with the 2029 Indenture, provided, that Avid will deliver a copy of any such supplemental indenture, notice, certificate, legal opinion or other document to Parent reasonably in advance of delivering or entering into such supplemental indenture, notice, certificate, legal opinion or other document in accordance with the terms of the 2029 Indenture. Additionally, prior to the Closing, Avid will not amend, modify, supplement or terminate the 2029 Indenture or take any action that would result in a change to the Conversion Rate (as defined in the 2029 Indenture as in effect on the date of the Merger Agreement) without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Avid will provide Parent and its counsel reasonable prior opportunity to review and comment on any supplemental indentures, notices, certificates or other documents or instruments deliverable pursuant to the 2029 Indenture prior to the dispatch or making of such supplemental indentures, notices, certificates or other documents or instruments and Avid will consider in good faith all reasonable comments provided by Parent and its counsel with respect thereto.
Avid will (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the 2029 Indenture prior to the Effective Time (other than to the extent expressly required under such 2029 Indenture), (ii) enter into, effect or agree to any settlement, termination, instrument or agreement with respect to the 2029 Indentures that is effective prior to the Effective Time, or (iii) refrain from delivering or delay the delivery of, any notice required by the 2029 Indenture and to the extent reasonably practicable Avid will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice.
Conditions to the Closing of the Merger
The obligations of Avid, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:
•	the approval of the Merger Agreement Proposal by the requisite affirmative vote of Avid stockholders;
•
the expiration or earlier termination of the applicable waiting period under the HSR Act and receipt of any required consents, registrations, declarations, notices or filings from governmental bodies as set forth in the disclosure schedule to the Merger Agreement; and

•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental body.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:
•
the representations and warranties of Avid relating to due organization and good standing; certain aspects of Avid’s authority; the binding nature of the Merger Agreement; anti-takeover laws; non-contravention of Avid’s certificate of incorporation or bylaws (or similar organizational documents); certain aspects of Avid’s capitalization; and brokers and other advisors that are not qualified by materiality or Material Adverse Effect being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and that are qualified by materiality or Material Adverse Effect being true and correct in all respects (without disregarding such materiality or Material Adverse Effect qualifications) as of the date of the Merger Agreement and as of the closing date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time);

•
the representations and warranties of Avid relating to its capital structure being true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the closing date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time);

•
the other representations and warranties of Avid not relating to due organization and good standing; certain aspects of Avid’s authority, binding nature of the agreement, and anti-takeover laws; non-contravention of Avid’s certificate of incorporation or bylaws (or similar organizational documents); certain aspects of Avid’s capitalization; and brokers and other advisors being true and correct without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Material Adverse Effect”, as of the date of the Merger Agreement and as of the closing of the Merger (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the closing date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	Avid having complied with or performed in all material respects all of Avid’s covenants and agreements that Avid is required to comply with or perform at or prior to the Effective Time;
•	the absence of any Material Adverse Effect having occurred since the date of the Merger Agreement that is continuing as of the Effective Time; and
•
the receipt by Parent and Merger Sub of a certificate of Avid, validly executed for and on behalf of Avid and in its name by a duly authorized executive officer or chief financial officer of Avid, certifying that the conditions set forth in the preceding five (5) bullets have been satisfied.

The obligation of Avid to consummate the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Avid:
•
the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the closing date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

•
Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Effective Time; and

•
the receipt by Avid of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions described in the preceding two (2) bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated, and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time, as follows:
•	by mutual written consent of Parent and Avid at any time prior to the Effective Time;
•	by either Parent or Avid if:
○
a court of competent jurisdiction or other governmental body issues a final and nonappealable order, preventing the consummation of the Merger (except that a party will not be permitted to terminate the Merger Agreement in accordance with this bullet if such a final and nonappealable order was primarily due to or caused by the failure of such party to perform any of its covenants or obligations under the Merger Agreement);

○
if the Merger has not been consummated by 11:59 p.m., Eastern Time, on May 6, 2025; however, that in the event that on the original termination date, Avid has not received the required regulatory approvals, but all of the other closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), then the original termination date will be automatically extended without further action by the parties until 11:59 p.m. Eastern Time on November 6, 2025, except that the right to terminate the Merger Agreement in accordance with this bullet will not be available to any party if its (or in the case of Parent, Parent or Merger Sub’s) breach of any provision of the Merger Agreement resulted in the failure of the Effective Time to occur by the termination date; or

○	if the Avid stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof.
•	by Parent if:
○
Avid has breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, or if any of the representations or warranties of Avid is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a Closing condition, if measured as of the time Parent asserts a right of termination, except that if such breach, failure or inaccuracy is capable of being cured by the termination date, Parent will not be entitled to terminate the Merger Agreement prior to the delivery by Parent to Avid of written notice of such breach, delivered at least thirty (30) days prior to such termination stating Parent’s intention to terminate the Merger Agreement and the basis for such termination (or such shorter period of time as remains prior to the termination date, the shorter of such periods, the “Company Breach Notice Period”) and Parent will not be entitled to terminate the Merger Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period (to the extent capable of being cured), provided that Parent will not have the right to terminate the Merger Agreement if Parent or Merger Sub is then in breach of any covenant or agreement of the Merger Agreement or any representation or warranty of Parent in the Merger Agreement is inaccurate, in each case, such that any condition precedent to Closing would not then be satisfied; or

○
if at any time prior to receipt of the required stockholder approval, the Board of Directors (or a committee thereof) makes and has not withdrawn a Company Adverse Change Recommendation, except that Parent’s right to terminate the Merger Agreement will expire upon receipt of the required stockholder approval.

•	by Avid:
○
Parent has breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, or if any of the representations or warranties of Parent is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a Closing condition, if measured as of the time Avid asserts a right of termination, except that if such breach, failure or inaccuracy is capable of being cured by the termination date, Avid will not be entitled to terminate the Merger Agreement prior to the delivery by Avid to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination stating Avid’s intention to terminate the Merger Agreement and the basis for such termination (or such shorter period of time as remains prior to the termination date, the shorter of such periods, the “Parent Breach Notice Period”) and Avid will not be entitled to terminate the Merger Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period (to the extent capable of being cured), provided that Avid will not have the right to terminate the Merger Agreement if Avid is then in breach of any covenant or agreement of the Merger Agreement or any representation or warranty of Avid in the Merger Agreement is inaccurate, in each case, such that any condition precedent to Closing would not then be satisfied;
○
at any time prior to the receipt of the required stockholder approval, in order to accept a Superior Proposal and/or enter into a Company Acquisition Agreement providing for the consummation of such Superior Proposal, so long as (i) Avid has not materially breached any of its obligations with respect to such Superior Proposal and (ii) prior to or substantially concurrently with such termination, Avid pays the Company Termination Fee due to Parent;

○
if (i) all of the Closing conditions set forth in the Merger Agreement have been and continue to be satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) Parent and Merger Sub fail to consummate the Closing on the date required; (iii) Avid has irrevocably notified Parent in writing that, if Parent performs its obligations under the Merger Agreement and the Equity Financing is funded in accordance with the Equity Commitment Letters, then Avid stands ready, willing and able to consummate, and will consummate, the Closing; (iv) Avid gives Parent written notice at least two (2) business days prior to such termination stating Avid’s intention to terminate the Merger Agreement; and (v) the Closing has not been consummated by the end of such two (2) business day period.

In the event that the Merger Agreement is terminated pursuant to the termination rights discussed immediately above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve Avid from any liability for any willful and material breach of the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the Confidentiality Agreement or the Limited Guarantee.
Termination Fee
Upon termination of the Merger Agreement in accordance with its terms, under specified circumstances, Avid will be required to pay Parent a termination fee of $32,000,000. Specifically, the Company Termination Fee is payable to Parent by Avid if the Merger Agreement is terminated due to (i) Avid accepting a Superior Proposal and/or entering into a Company Acquisition Agreement providing for the consummation of such Superior Proposal, or (ii) the Board of Directors effecting a Company Adverse Change Recommendation. This Company Termination Fee will also be payable if the Merger Agreement is terminated under certain circumstances and prior to such termination, an Acquisition Proposal is publicly disclosed or otherwise made known to the Board of Directors or management or Avid and, within twelve (12) months of the termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into.
The Merger Agreement further provides that Parent will be required to pay Avid a termination fee of $64,000,000 in the event that the Merger Agreement is terminated under certain specified circumstances. Specifically, the Reverse Termination Fee is payable by Parent to Avid if the Merger Agreement is terminated by Avid following (i) Parent’s failure to consummate the Merger as required pursuant to, and in the circumstances specified in, the Merger Agreement; or (ii) Parent or Merger Sub’s material breach of their representations, warranties or covenants in a manner that would cause the failure of the applicable closing conditions. The Merger Agreement further provides that Parent will be required to pay Avid a termination fee of $32,000,000 in the event that the Merger Agreement is terminated under certain specified circumstances. Specifically, the Regulatory Termination Fee is payable to Avid by Parent if the Merger Agreement is terminated under certain specified circumstances and, after January 31, 2025, Parent or any of its affiliates acquired or agreed to acquire, or publicly announced the intent to acquire, any assets, business, division or any person that is a material, direct competitor, and such acquisition was a proximate cause of the failure of the parties to receive any consents or approvals necessary in connection with the Merger under applicable antitrust laws.
Specific Performance
Notwithstanding anything to the contrary in the Merger Agreement, Parent, Merger Sub and Avid are entitled to an injunction, specific performance or other equitable relief, except that, although the parties, each in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, the Merger Agreement, under no circumstances will a party be permitted or entitled to receive both specific performance of the other party’s obligation to effect the Closing and any payment of the Company Termination Fee (in the case of Parent), the Parent Termination Fee or the Regulatory Termination Fee (in the case of Avid) and/or monetary damages in respect of a willful breach of Avid.
Limitations of Liability
If the Merger Agreement is validly terminated, the Company Termination Fee (to the extent owed pursuant to the Merger Agreement) plus reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with enforcement of a legal proceeding resulting in a judgment against Avid, will be Parent’s, Merger Sub’s, the Equity Financing Parties’ and the Parent related parties’ sole and exclusive remedies against the Avid related parties arising out of or in connection with the Merger Agreement, the Merger, any agreement executed in connection with the Transactions, the termination of the Merger Agreement, the failure to consummate the Merger or any of the Transactions or claims or actions under applicable law arising out of or in connection with any breach, termination or failure, and upon payment of such amounts, (A) none of the Company related parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of the Merger Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the parties (or their respective affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreements); and (B) none of Parent, Merger Sub or any other person will be entitled to bring or maintain any legal proceeding against the Company or any Company related party arising out of the Merger Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the parties (or their respective affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreements). However, Avid and its subsidiaries are not relieved from any liability (i) if the Merger Agreement is validly terminated by either party in circumstances where the Company Termination Fee is not owed for any willful breach of or actual and intentional fraud under the Merger Agreement prior to such termination or (ii) for any breaches of the Confidentiality Agreements, provided that no collective monetary damages payable by Avid’s related parties for breaches (including in the case of willful breach or actual and intentional fraud) or otherwise under the Merger Agreement (taking into account the payment of the Company Termination Fee pursuant to the Merger Agreement) exceed an amount equal to the Company Termination Fee plus any Parent enforcement expenses payable by the Company in the aggregate for all such breaches.
If the Merger Agreement is validly terminated, the Reverse Termination Fee or the Regulatory Termination Fee (to the extent owed pursuant to the Merger Agreement) plus reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with enforcement of a legal proceeding resulting in a judgment against Avid, will be Avid’s and the Avid related parties’ sole and exclusive recourse and remedies against the Parent related parties arising out of or in connection with the Merger Agreement, the Debt Commitment Letter, the Equity Commitment Letters, the Limited Guarantee, the Equity Financing, the Debt Financing, the Merger, any agreement executed in connection with the Transactions, the termination of the Merger Agreement, the failure to consummate the Merger or any of the Transactions or any claims or actions under applicable law arising out of or in connection with any breach, termination or failure, and upon payment of such amounts, (A) none of the Parent related parties will have any further liability or obligation to Avid or its affiliates relating to or arising out of the Merger Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the parties (or their respective affiliates) will remain obligated with respect to, and Avid may be entitled to remedies with respect to, the Confidentiality Agreements); and (B) none of Avid or any other person will be entitled to bring or maintain any legal proceeding against Parent, Merger Sub or any Parent related party arising out of the Merger Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the parties (or their respective affiliates) will remain obligated with respect to, and Avid may be entitled to remedies with respect to, the Confidentiality Agreements).
Notwithstanding the foregoing, in no event will the Avid related parties or the Parent related parties seek or obtain, nor will they permit any of their representatives or any other person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Reverse Termination Fee or the Company Termination Fee, respectively, including in the case of willful breach of the Merger Agreement or actual or intentional fraud.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such fees and expenses, except that Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent and Parent and Merger Sub will pay or cause to be paid all transfer, documentary, sales, use, stamp, registration, value-added and other similar taxes and fees incurred in connection with entering into the Merger Agreement and the consummation of the Merger.
Amendment
The Merger Agreement may generally be amended at any time with the approval of the respective boards of directors (or duly authorized committees thereof) of Avid and Parent and in writing signed by each of the parties. However, any modification, waiver or termination of certain sections of the Merger Agreement that would require to approval of Avid stockholders under the DGCL will not be effective without the approval of the Avid stockholders.
Governing Law
The Merger Agreement is governed by Delaware law.
The Board of Directors unanimously recommends, on behalf of Avid, that you vote “FOR” the Merger Agreement Proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Avid is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Avid’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of Avid’s Directors and Executive Officers in the Merger.” The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. Accordingly, the Company is asking you to approve the following resolution:
“RESOLVED, that the stockholders of Avid approve, on a non-binding, advisory basis the compensation that will or may become payable to Avid’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘The Merger—Interest of Avid’s Directors and Executive Officers in the Merger’.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Avid. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Vote Required and Board of Directors Recommendation
Approval of the Compensation Proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Special Meeting and entitled to vote on the subject matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention with respect to the Compensation Proposal will be counted for purposes of determining the presence or absence of a quorum, but will have the effect of a vote “AGAINST” the Compensation Proposal.
The Board of Directors unanimously recommends, on behalf of Avid, that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
In the Adjournment Proposal, we are asking our stockholders to approve a proposal to authorize the Board of Directors, in its discretion, to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement Proposal if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders who have previously returned properly executed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairperson of the Special Meeting.
Vote Required and Board of Directors Recommendation
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Special Meeting and entitled to vote on the subject matter.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention with respect to the Adjournment Proposal will be counted for purposes of determining the presence or absence of a quorum, but will have the effect of a vote “AGAINST” the Adjournment Proposal.
The Board of Directors unanimously recommends, on behalf of Avid, that you vote “FOR” the Adjournment Proposal.

MARKET PRICES AND DIVIDEND DATA
Our common stock is listed on Nasdaq under the symbol “CDMO.” As of December 17, 2024, there were 64,142,509 shares of common stock outstanding held by approximately 605 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. We have never declared or paid any cash dividends on our common stock.
On December 17, 2024, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on Nasdaq was $12.36 per share. You are encouraged to obtain current market quotations for our common stock.
Following the Merger, there will be no further market for our common stock, and it will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic or other reports with the SEC. In the event that the Merger is not consummated, our payment of any future dividends would be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our Board of Directors may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
The following table sets forth the beneficial ownership of our capital stock as of November 22, 2024 by:
•	each person or group of affiliated persons, who we know to beneficially own more than 5% of our outstanding common stock, each of whom we refer to as a 5% owner;
•	each of our named executive officers;
•	each of our directors; and
•	all of our current named executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include (i) shares of common stock issuable pursuant to the exercise of Company Options that are currently exercisable or are exercisable within sixty (60) days of November 22, 2024, (ii) shares of common stock issuable upon vesting of Company RSUs within sixty (60) days of November 22, 2024, and (iii) shares of common stock issuable upon vesting of Company PSUs within sixty (60) days of November 22, 2024 each of which are deemed to be outstanding for the purpose of computing the percentage ownership of outstanding shares of common stock owned by the person holding these securities, but they are not treated as outstanding for the purpose of computing the percentage of outstanding shares of common stock owned by any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o Avid Bioservices, Inc., 14191 Myford Road, Tustin, California 92780. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent(a)
Greater than 5% Stockholders (other than directors and executive officers):
BlackRock, Inc.(b)	5,281,444	8.26%
T. Rowe Price Investment Management, Inc.(c)	4,352,252	6.80%
Point72 Asset Management, L.P.(d)	4,285,594	6.70%
Vanguard Group Inc.(e)	3,617,873	5.66%
AltraVue Capital, LLC(f)	3,359,332	5.25%
Named Executive Officers and Directors(g):
Nicholas S. Green	407,854(h)	*
Daniel R. Hart	347,639(h)	*
Richard A. Richieri	160,721(h)(i)	*
Matthew R. Kwietniak	37,182(h)	*
Mark R. Ziebell	275,356(h)	*
Esther M. Alegria, Ph.D.	46,122(h)	*
Joseph Carleone, Ph.D.	254,629(h)	*
Richard B. Hancock	329,587(h)	*
Catherine J. Mackey, Ph.D.	105,184(h)	*
Gregory P. Sargen	160,673(h)	*
Jeanne A. Thoma	65,014(h)	*
All directors and executive officers as a group (11 persons)	2,189,961	3.35%

*	Represents beneficial ownership of less than 1%
(a)	Applicable percentage ownership of our common stock computed on the basis of 63,963,302of our common stock outstanding as of November 22, 2024, adjusted as required by rules promulgated by the SEC.

(b)
The information set forth herein is based solely on a Schedule 13G/A filed with the SEC on January 8, 2024, by BlackRock, Inc., 50 Hudson Yards, New York, NY 10001, reporting ownership as of December 31, 2023.

(c)
The information set forth herein is based solely on a Schedule 13G filed with the SEC on February 14, 2024 by T. Rowe Price Investment Management, Inc., 101 E. Pratt Street, Baltimore, MD 21201, reporting ownership as of December 31, 2023.

(d)
The information set forth herein is based solely on a Schedule 13G/A filed with the SEC on November 14, 2024 jointly by Point72 Asset Management, L.P. (“Point72 Asset Management”) with respect to shares held by (i) Point72 Associates, LLC, an investment fund it manages (“Point72 Associates”); (ii) Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”) with respect to shares held by Point72 Associates; (iii) Point72 Europe (London) LLP (“Point72 Europe (London)”) with respect to shares held by an investment fund it manages; and (iii) Steven A. Cohen with respect to shares beneficially owned by Point72 Asset Management and Point72 Capital Advisors and Point72 Europe (London).

(e)
The information set forth herein is based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by Vanguard Group Inc., PO Box 2600 V26, Valley Forge, PA 19482, reporting ownership as of December 29, 2023.

(f)
The information set forth herein is based solely on a Schedule 13G filed with the SEC on April 17, 2024 by AltraVue Capital, LLC, 11747 NE 1st Street, Suite 205, Bellevue, QA 98005-3018, reporting sole voting power as to 2,252,437 shares, shared voting power as to 1,106,895 shares and sole dispositive power as to 3,359,332 shares as of April 15, 2024.

(g)	The address of all of our executive officers and directors is c/o Avid Bioservices, Inc., 14191 Myford Road, Tustin, California, 92780.
(h)
Includes shares that such individuals have the right to acquire as of November 22, 2024, or within sixty (60) days thereafter, pursuant to the exercise of outstanding stock options and vesting of stock awards and/or, in the case of certain NEOs and directors, the settlement of Company RSUs and/or Company PSUs for which settlement has been deferred as follows: Mr. Green—181,201 shares; Mr. Hart—263,453 shares; Mr. Richieri—115,799; Mr. Kwietniak—11,775; Mr. Ziebell—208,557 shares; Dr. Alegria—35,132 shares; Dr. Carleone—151,061 shares; Mr. Hancock—46,159 shares; Dr. Mackey—61,805 shares; Mr. Sargen—124,305 shares; and Ms. Thoma—19,403 shares. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.

(i)	Includes 7,218 shares held by Mr. Richieri’s spouse and 5,544 shares his spouse has the right to acquire as of November 22, 2024, or within sixty (60) days thereafter.

OTHER MATTERS
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.
Future Stockholder Proposals
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Avid. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Stockholder Proposals for 2025 Annual Meeting of Stockholders
Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2025 annual meeting of stockholders, the proposal must be received at our principal executive offices at 14191 Myford Road, Tustin, California 92780, addressed to the Corporate Secretary, no later than May 9, 2025, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. However, if our 2025 annual meeting of stockholders is not held between September 16, 2025 and November 15, 2025, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.
Advance Notice Procedure for 2025 Annual Meeting of Stockholders
Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of our Board of Directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. For our 2025 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Avid Bioservices Inc., 14191 Myford Road, Tustin, California 92780, by not earlier than the close of business on June 18, 2025 and not later than the close of business on July 18, 2025. However, if the 2025 annual meeting of stockholders is not held between September 16, 2025 and November 15, 2025, the notice must be delivered no earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the 2025 annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the 2025 annual meeting of stockholders is made. All such notices must be submitted in accordance with the specific procedural requirements in our bylaws and must include certain information with regard to the person submitting the proposal. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the proposal at our 2025 annual meeting of stockholders.
In addition to satisfying the deadlines in the “advance notice” provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these “advance notice” provisions, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company’s nominees must include in their notice the information required by Rule 14a-19 under the Exchange Act.
Householding of Special Meeting Materials
Some “street name” holders may be “householding” our notices of Internet availability of proxy statements, proxy statements and annual reports. This means that only a single copy of these materials may have been sent to two (2) or more stockholders sharing the same address. We will promptly deliver a separate copy of any such document to you if you call or write us at our principal executive offices, 14191 Myford Road, Tustin, California, 92780, Attn: Investor Relations, telephone: (800) 987-8256. If you would like to receive separate copies of any of these materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, please notify your brokerage firm, bank, broker-dealer, trustee or other nominee if your shares are held in “street name”, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors section of our website, https://ir.avidbio.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the Special Meeting.
•
Avid’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024 (the “Annual Report”), filed with the SEC on July 2, 2024, including the information specifically incorporated by reference into the Annual Report on Form 10-K from Avid’s definitive proxy statement on Schedule 14A filed with the SEC on August 28, 2024;

•	Avid’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024, filed with the SEC on September 9, 2024;
•	Avid’s Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC on August 29, 2024, October 17, 2024 and November 7, 2024; and
•
the description of our common stock set forth in our registration statement on Form S-3, filed with the SEC on July 14, 2009 (including any amendment or report filed for the purpose of updating that description, including Exhibit 4.3 to the Annual Report).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the Special Meeting between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Notwithstanding the foregoing, we will not incorporate by reference in this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.
These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.
Any person, including any beneficial owner of shares of common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to the Company’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Avid Bioservices, Inc.
Attention: Investor Relations
14191 Myford Road
Tustin, California 92780
(800) 987-8256
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
7 Penn Plaza, #503
New York, NY 10001
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

MISCELLANEOUS
Avid has supplied all information relating to Avid, and Parent has supplied, and Avid has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 18, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A
AGREEMENT AND PLAN OF MERGER

by and among

Space Finco, Inc.,

a Delaware corporation;

Space Mergerco, Inc.,

a Delaware corporation; and

Avid Bioservices, Inc.,

a Delaware corporation.

Dated as of November 6, 2024

A-i

A-ii

Exhibits
Exhibit A – Certain Definitions

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 6, 2024, by and among Space Finco, Inc., a Delaware corporation (“Parent”); Space Mergerco, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”); and Avid Bioservices, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue in its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, will be a wholly owned Subsidiary of Parent.
B. The board of directors of the Company (the “Company Board”) has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of, the Company and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and the Transactions (the “Company Board Recommendation”).
C. The board of directors of each of Parent and Merger Sub has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable, and in the best interest of Parent and Merger Sub and their respective stockholders, and (ii) authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger.
D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered (a) limited guarantees (the “Guarantees”) from the Equity Financing Parties in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, and (b) equity commitment letters between Parent and the Equity Financing Parties, pursuant to which the Equity Financing Parties have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amount set forth therein.
E. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions, and (ii) prescribe certain conditions with respect to the consummation of the Transactions.
NOW, THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I. THE MERGER
Section 1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Parties shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.
Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.3 Closing; Effective Time.
(a) Unless this Agreement shall have been terminated pursuant to Article VI, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables at 8:00 a.m. Eastern Time no later than the third (3rd) business day on which the conditions set forth in Article V are satisfied or waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless another date, time or place is agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).
Section 1.4 Certificate of Incorporation and Bylaws. At the Effective Time:
(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation; and
(b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.
Section 1.5 Directors and Officers. At the Effective Time:
(a) the parties will take the necessary actions such that the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified; and
(b) the parties will take the necessary actions such that the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.
Section 1.6 Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i) any shares of Company Common Stock (each, a “Share”) then owned or held by the Company or any direct or indirect wholly owned Subsidiary of the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) any Shares then owned or held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii) except as provided in Section 1.6(a)(i) and Section 1.6(a)(ii) and subject to Section 1.6(b), each Share then issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be canceled and cease to exist and be converted into the right to receive $12.50 in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements and in accordance with Section 1.7(g); and
(iv) each share of the common stock, par value of $0.01 per share, of Merger Sub then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Company Options, RSUs and PSUs with the same economic effect as contemplated by this Agreement prior to such event.
Section 1.7 Surrender of Certificates; Stock Transfer Books.
(a) Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 1.6. The agreement entered into prior to Closing pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in U.S. dollars sufficient to make payment of the aggregate Merger Consideration, Option Consideration, RSU Consideration and PSU Consideration payable pursuant to Section 1.6 and Section 1.9(d) (other than such Option Consideration, RSU Consideration and PSU Consideration payable through payroll in accordance with and subject to Section 1.7(g) and Section 1.9(d)) (the total cash deposited with the Paying Agent, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration, Option Consideration, RSU Consideration and PSU Consideration payable pursuant to Section 1.6 and Section 1.9(d), in each case, in accordance with the terms of this Section 1.7(a). The Payment Fund shall be invested by the Paying Agent as and to the extent reasonably directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months; provided, further, that no gain or loss on the Payment Fund shall affect the amounts payable hereunder. In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 1.6, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.
(b) Promptly after the Effective Time (but in no event later than two (2) business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, at the Effective Time, a holder of record of Shares that are (i) represented by certificates evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares that are not held, directly or indirectly, through DTC, in the case of each of clauses (i) and (ii), notice advising such Person of the occurrence of the Effective Time, which notice shall include (A) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form), specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms of the conditions of the Paying Agent Agreement), as applicable and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as part of the Merger pursuant to Section 1.6. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.
(c) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 1.6.
(d) Upon surrender to the Paying Agent of the Shares that (i) are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof), together with duly completed and executed appropriate transmittal materials required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) and (iii) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary and desirable third-party intermediaries pursuant to Section 1.7(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(e) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that is payable to them upon due surrender of the Certificates or Book-Entry Shares held by them. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(f) As of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.
(g) Each of the Paying Agent, the Company, the Surviving Corporation, Parent, Merger Sub, and each of their respective withholding agents and Affiliates, as applicable, shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration payable to any holder of Shares, Company Options, RSUs or PSUs or any other amounts payable pursuant to this Agreement to any other Person pursuant to this Agreement such Taxes as are required by any applicable Tax Legal Requirements to be deducted and withheld. Other than with respect to withholding arising from compensatory amounts, failure to provide the certificate described in Section 5.2(d) of this Agreement or any withholding arising from any payee’s failure to provide a duly executed IRS Form W-9 or the appropriate version of and duly executed IRS Form W-8

(including all applicable attachments), as applicable, required to be delivered to the Paying Agent pursuant to the Paying Agent Agreement, Parent shall use commercially reasonable efforts to (i) provide notice to the applicable payee at least three (3) days prior to withholding and (ii) cooperate to avoid such deduction or withholding obligation. To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary herein but subject to Section 1.9(d), any employee compensation payable pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.
(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.7(g)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.
Section 1.8 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time that are held by holders (a) who are entitled to demand appraisal rights under Section 262 of the DGCL, (b) have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL, and (c) as of the Effective Time have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such Shares, the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration as of the Effective Time, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.7(g)), and such Shares shall not be deemed to be Dissenting Shares. At the Effective Time, any holder of Dissenting Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in this Section 1.8. The Company shall provide Parent prompt (and in no event later than two (2) business days after receipt by the Company) written notice of any written demands received by the Company for appraisal of any Shares, any written withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or other applicable Legal Requirements that relates to such demand, and Parent will have the opportunity and right to participate in and, after the Effective Time, direct all negotiations and Legal Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment (or direct any payment to be made) with respect to any demands for appraisal or offer to settle or settle any such demands.
Section 1.9 Treatment of Company Options, RSUs and PSUs.
(a) Each Company Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. Immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each vested Company Option (after giving effect to the acceleration treatment set forth in the preceding sentence) that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the excess of the Merger Consideration over the exercise price payable per Share under such Company Option (the “Option Consideration”), less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.9(d) and subject to Section 1.7(g). Each Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor and shall have no further force or effect.

(b) Each restricted stock unit award granted pursuant to any of the Company Equity Plans (each, an “RSU” and together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares issuable in settlement of such RSU immediately prior to the Effective Time without regard to vesting, multiplied by (B) the Merger Consideration (the “RSU Consideration”), less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.9(d) and subject to Section 1.7(g).
(c) Each performance stock unit award granted pursuant to any of the Company Equity Plans (each, a “PSU” and together, the “PSUs”) that is outstanding as of immediately prior to the Effective Time, shall, immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, to the extent unvested, vest in accordance with their terms at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time, and each PSU shall be cancelled and converted into solely the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares (determined at the greater of target performance (100%) and actual performance determined as of the end of the fiscal quarter immediately preceding the Effective Time) issuable in settlement of such PSU immediately prior to the Effective Time without regard to vesting, multiplied by (B) the Merger Consideration (the “PSU Consideration”), less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.9(d) and subject to Section 1.7(g).
(d) As soon as reasonably practicable after the Effective Time (but no later than the later of (i) five (5) business days after the Effective Time or (ii) the first payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Option Consideration, RSU Consideration and PSU Consideration payable with respect to Company Options, RSUs and PSUs held by current or former employees of the Company or its Subsidiaries (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.7(g)); provided, however, that to the extent the holder of a Company Option, RSU or PSU is not, and was not at any time during the vesting period of the Company Option, RSU or PSU, an employee of the Company or its Subsidiaries for employment Tax purposes, the Option Consideration, RSU Consideration or PSU Consideration payable pursuant to Section 1.9 with respect to such Company Option, RSU or PSU shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 1.7.
(e) Prior to the Closing, the Company Board or any committee thereof shall adopt such resolutions as are necessary to give effect to the transactions contemplated by Section 1.9, including to provide that the Company Equity Plans and all awards issued thereunder will terminate as of the Effective Time.
Section 1.10 No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any Shares.
Section 1.11 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article II, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, on or after April 30, 2022 and at least one (1) business day prior to the date of this Agreement (so long as such documents are publicly available via the Electronic Data Gathering Analysis and Retrieval (EDGAR) system) (the “Recent SEC Reports”) (other than any disclosures of information, factors or risks that are predictive, cautionary or forward-looking in nature contained or referenced therein under the captions “Risk Factors” “Cautionary Note Regarding Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk”), except that it is understood that any matter disclosed in such Recent SEC Reports will not be deemed to be disclosed for purposes of Section 2.1, Section 2.3,

Section 2.5, Section 2.7(c) and Section 2.23; or (b) subject to Section 7.11, as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing:
Section 2.1 Due Organization and Good Standing.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own, lease, operate and use its properties and assets in the manner in which its properties and assets are currently owned, leased, operated and used, except, in each case, where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of the Certificate of Incorporation, bylaws or other charter or organizational documents.
(b) The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each of its Subsidiaries, including all amendments thereto, as in effect on the date hereof.
Section 2.2 Subsidiaries.
(a) Section 2.2(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of its Subsidiaries own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, other than a Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries owns any debt securities in any other Entity.
(b) Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company has all requisite power and authority to own, lease, operate and use its properties and assets and carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Legal Requirements, and are authorized and validly issued and are fully paid and nonassessable. No outstanding capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company has been issued in violation of any preemptive rights, rights of first refusal or other similar rights. No Subsidiary of the Company has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary.
Section 2.3 Authority; Binding Nature of Agreement; Anti-Takeover Laws.
(a) The Company has all corporate power and authority, and has taken all corporate action necessary, to enter into and deliver and to perform its obligations under this Agreement and any other agreement contemplated herein and, subject to obtaining the Company Required Vote, to consummate the Merger. The Company Board (at a meeting duly called and held) has (a) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (c) resolved to make the Company Board Recommendation, which resolutions, subject to Section 4.4, have not been subsequently withdrawn or modified in a manner adverse to Parent. The only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger is the Company Required Vote. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(b) Assuming the accuracy of the representations and warranties set forth in Section 3.9, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL or any other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Transactions.
Section 2.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act and any other applicable Antitrust Laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) conflict or contravene with or cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of the Company; (b) conflict or contravene with or cause a violation by the Company of any Legal Requirements or order applicable to the Company, or to which the Company is subject; or (c) conflict or contravene with, result in breach or violation of, or constitute a default under (with or without notice or lapse of time or both), or give rise to any right of termination, revocation, modification, amendment, acceleration or cancellation of any Material Contract, except in the case of clauses (b) and (c), for such violations, conflicts, breaches, and defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act and the rules and regulations of Nasdaq, no authorization, registration, approval, order, Consent, notice, or filing is required from any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or the other Transactions and the performance by the Company of its covenants and obligations pursuant to this Agreement, except those authorizations, registrations, approvals, orders, notifications, filings or Consents that the failure to so give, make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.5 Capitalization.
(a) The authorized capital stock of the Company consists of: (i) 150,000,000 Shares, of which 63,955,784 shares have been issued or are outstanding as of the close of business on the Reference Date; and (ii) 5,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding Shares have been issued in violation of any preemptive rights, rights of first refusal or other similar rights. Except as set forth in this Section 2.5(a), the Company has no other shares of capital stock authorized. All of the Shares issuable upon conversion of the 2029 Convertible Notes have been duly authorized by all necessary corporate action. The issuance of the outstanding 2029 Convertible Notes was duly authorized by all necessary corporate action and the 2029 Convertible Notes were issued in accordance with the terms of the 2029 Indenture.
(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, redemption right, repurchase right, anti-dilutive right or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the Company Stockholders have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act or the Exchange Act. There are no accrued and unpaid dividends with respect to any outstanding capital stock of the Company.
(c) As of the close of business on the Reference Date: (i) 1,875,991 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 2,477,395 Shares are subject to or otherwise deliverable in connection with outstanding RSUs under Company Equity Plans, assuming a maximum number of shares to be issued under such RSUs; (iii) 1,830,219 Shares are subject to or otherwise deliverable in connection with outstanding PSUs under Company Equity Plans, assuming a maximum number of shares to be issued under such PSUs; (iv) 91,685 Shares are reserved for future issuance under the Company ESPP; and (v) 16,180,000 Shares are reserved for issuance pursuant to the 2029 Indenture. Other than the Merger and the other Transactions, there has been no event, condition or development that has resulted in an adjustment to the Conversion Rate (as defined in the 2029 Indenture) with respect to the 2029 Convertible Notes. Other than the 2029 Indenture, the Company has no agreements or arrangements with the holders of the 2029 Convertible Notes pursuant to which it is obligated to pay any monetary compensation to such holders upon the consummation of the Merger and the Transactions. As of the close of business on the Reference Date, before giving effect to any “make-whole” adjustments set forth therein, the Conversion Price (as defined in the 2029 Indenture) of the 2029 Convertible Notes was $9.88875. From the Reference Date to the date of this Agreement, the Company has not issued or granted any Shares or shares of Company Preferred Stock, except for Shares issued pursuant to the vesting and settlement of RSUs and PSUs that were outstanding on the Reference Date in accordance with their terms.
(d) Except for the 2029 Convertible Notes and as otherwise set forth in this Section 2.5, as of the close of business on the Reference Date, there were no: (i) outstanding shares of capital stock, or other equity interest in the Company; (ii) outstanding subscriptions, options, calls, warrants, conversion or exchange rights or other rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company or its Subsidiaries; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or its Subsidiaries; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company or its Subsidiaries are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
(e) Section 2.5(e) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option, RSU and PSU outstanding as of the close of business on the Reference Date, as applicable: (i) the name of the recipient; (ii) the number of Shares subject to such Company Option, RSU or PSU; (iii) the exercise or purchase price of such Company Option if applicable; (iv) the date on which such Company Option, RSU or PSU was granted; (v) the vesting schedule applicable to such Company Option, RSU or PSU (including the vested and unvested portion of each such Company Option, RSU or PSU as of the Reference Date); (vi) the date on which such Company Option expires; and (vii) whether such Company Option is intended to be an incentive stock option as described in Section 422 of the Code. All grants of Company Options, RSUs and PSUs were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with all applicable Legal Requirements and the exercise price per Share of each Company Option was not less than the fair market value of a Share on the applicable date of grant. Each Company Option that is intended to qualify as an “incentive stock option” satisfies the requirements of Section 422 of the Code. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options, RSUs and PSUs outstanding as of the date of this Agreement, the forms of all stock option agreements and forms of grant notice evidencing such Company Options and the forms of stock unit agreements and forms of grant notice evidencing such RSUs and forms of performance stock unit agreements and forms of grant notice evidencing such PSUs, and any stock option agreement evidencing Company Options, stock unit agreement evidencing RSUs or performance stock unit agreement evidencing PSUs that materially deviates from the form. The Company has delivered or made available to Parent or Parent’s Representatives copies of the Company ESPP, any amendments thereto and all applicable offering documents. Other than as set forth in Section 2.5(b), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, performance stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company and there is no Contract to which the Company is a party or with respect to which the Company has or would reasonably be expected to have liability, in each case, that contains a promise or commitment to grant a Company Stock Award or other award under the Company Equity Plans that has not been satisfied by the Company as of the Reference Date. The Company has the requisite power and authority, in accordance with the applicable Company Equity Plans, the applicable award agreements and any other applicable Contract, to take the actions contemplated by Section 1.9.
Section 2.6 SEC Filings; Financial Statements.
(a) Since April 30, 2022, the Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) except to the extent that information contained in a Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) in an amendment to such Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented in accordance with GAAP, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end audit adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.
(c) The Company maintains, and at all times since April 30, 2022 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended April 30, 2024, and, except as set forth in the Recent SEC Reports, since April 30, 2022, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.
(d) The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Company SEC Documents, and the statements contained in such certifications are correct and complete. “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.
(f) Since April 30, 2022, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral complaint allegation, assertion or claim with respect to auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company, or unlawful auditing matters with respect to the Company or any Subsidiary of the Company, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since April 30, 2022, no internal investigations with respect to auditing practices have been conducted.
(g) Neither the Company nor any of its Subsidiaries is a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in the instructions to Item 303(b) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities, whether absolute, contingent, accrued or fixed, matured or unmatured, or otherwise, that are required by GAAP to be reflected or reserved against on the Company in the Company’s published financial statements or other Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).
(h) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and, as of the date hereof, there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.
(i) The Proxy Statement (as defined below) will not, at the time it is filed with the SEC, at the time it is mailed to the Company’s stockholders, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub, or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.
Section 2.7 Absence of Changes. From the date of the Balance Sheet through the date of this Agreement, (a) except for the Transactions and discussions and negotiations related thereto, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice, (b) the Company and its Subsidiaries have not taken, committed or agreed to take any action that would be prohibited by Section 4.2 (excluding Section 4.2(b)(iv) and Section 4.2(b)(v)) if taken or proposed to be taken after the date hereof through the Effective Time and (c) there has not occurred a Material Adverse Effect.
Section 2.8 Title to Assets. The Company and each of its Subsidiaries has good and valid title to (free and clear of any Encumbrances, other than Permitted Encumbrances) all tangible personal property and assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC (but excluding intellectual property which is covered by Section 2.10), free and clear of all Encumbrances other than Permitted Encumbrances and except for assets (including inventory) sold or otherwise disposed of in the ordinary course of business or in connection with the Transactions since the date of such Balance Sheet and except where such failure to have good and valid title has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.9 Real Property.
(a) Neither the Company nor any of its Subsidiaries owns or, since April 30, 2022, has owned any real property.
(b) Section 2.9(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property that is leased or subleased by the Company and its Subsidiaries from another Person (the “Leased Real Property”). Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, the Company and each of its Subsidiaries holds a valid and existing leasehold interest in each Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases and subleases with respect to real property to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries have received any written notice, or to the knowledge of the Company, other notice, regarding any violation or breach or default under any Company Lease that has not since been cured, in each case, except for violations or breaches that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material subleases, licenses, occupancy agreements, consents, assignments, purchase agreements, or other contracts granting to any Person (other than the Company or its Subsidiaries) the right to use or occupy the Leased Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Leased Real Property. The Leased Real Property leases are in full force and effect and are valid, binding and enforceable on the Company or one of its Subsidiaries that is a party to such lease and, to the knowledge of the Company, the other parties thereto, subject to Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the applicable the Leased Real Property leases is in default in any material respect under any of such leases.
Section 2.10 Intellectual Property.
(a) Section 2.10(a) of the Company Disclosure Schedule identifies each item of Registered IP included in the Company IP. All of the Registered IP included in the Company IP is subsisting and, to the knowledge of the Company, valid and enforceable. No action (including any cancellation, interference, opposition, inter partes review, reissue, reexamination) or other proceeding of any nature (other than non-final office actions with respect to the prosecution of any patent or trademark applications being conducted before a Governmental Body in the ordinary course of business) is pending or, to the knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP required to be listed on Section 2.10(a) of the Company Disclosure Schedule is being or has been contested or challenged, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries (i) solely and exclusively owns all rights, title and interests in and to all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances, and, (ii) has a valid and enforceable right to use all other material Intellectual Property Rights used by the Company or any of its Subsidiaries in their businesses as currently conducted, provided that nothing in the foregoing clauses (i) or (ii) shall be construed as a representation with respect to the infringement misappropriation or other violation of any Intellectual Property Right owned by any other Person. The Company and each of its Subsidiaries will continue to own, have a license to or have the right to all use the Company IP and such other material Intellectual Property Rights immediately following the Closing to the same extent as immediately prior to the Closing. Each current or former Company Associate involved in the creation or development of any Company IP for or on behalf of the Company or any of its Subsidiaries has signed a written agreement containing a valid and enforceable assignment of Intellectual Property Rights to the Company or its Subsidiaries, except for any instance where a failure to do so has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used to create material Company IP, except for any such use of funding, facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Company IP.
(d) Section 2.10(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company or any of its Subsidiaries: (i) is granted a license to any material Intellectual Property Right (each, an “In-bound License”); or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company or any of its Subsidiaries under an In-bound License (each, an “Out-bound License”); provided, that (x) In-bound Licenses shall not include (and Section 2.10(d) of the Company Disclosure Schedule may exclude) (A) any material transfer agreements, clinical trial agreements, or nondisclosure agreements, in each case, that are entered into in the ordinary course of business, (B) commercially available software-as-a-service offerings licensed pursuant to off-the-shelf software licenses, or licenses commonly referred to as “open source,” “public,” or “freeware” software licenses, or (C) any non-exclusive in-bound licenses granted to the Company or any of its Subsidiaries by their respective customers or service providers under supply agreements, customer agreements or services agreement in each case entered into in the ordinary course of business and where the grant of such rights is incidental to performance under each such agreement, and (y) Out-bound Licenses shall not include (and Section 2.10(d) of the Company Disclosure Schedule may exclude) (A) any material transfer agreements, clinical trial agreements, or nondisclosure agreements that are entered into in the ordinary course of business, or (B) any non-exclusive out-bound licenses of Company IP entered into between the Company or any of its Subsidiaries and their customers or service providers in the ordinary course of business (collectively (x) and (y), “Standard Contracts”).
(e) (i) The operation of the business of the Company and any of its Subsidiaries does not infringe, misappropriate or otherwise violate, and has not in the past six (6) years infringed, misappropriated, or otherwise violated any Intellectual Property Right owned by any other Person; and (ii) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or in the past six (6) years has infringed, misappropriated or otherwise violated any Company IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries, except, in the case of each of clause (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Legal Proceeding (A) pending (or, to the knowledge of the Company, threatened in writing) against the Company and its Subsidiaries alleging that the operation of the businesses of the Company and its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person, or (B) pending (or threatened in writing) by the Company and its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to a member of the Company and its Subsidiaries. Since April 30, 2022, neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of the Company and its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f) The Company and its Subsidiaries have taken reasonable security and other measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of their trade secrets and other material confidential information. The Company and its Subsidiaries are not in material breach of and have not breached any material obligations or material undertakings of confidentiality which they owe or have owed to any Person.
(g) The Company and its Subsidiaries (i) lawfully own, lease or license all Systems and such Systems are reasonably sufficient for the needs of the Company and its Subsidiaries, and (ii) to the knowledge of the Company, will continue to have such rights immediately after the Closing to the same extent as prior to the Closing. To the knowledge of the Company, the Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (A) significantly disrupt or adversely affect the functionality or integrity of any System, or (B) enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data. In the past two (2) years, there has been no failure or other substandard performance of or any security incident involving any System that has caused a disruption to the Company or any of its Subsidiaries, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are not in breach of any of their Contracts relating to Systems. In the last four (4) years, the Company and its Subsidiaries have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party System, nor received any notice of intent to conduct any such audit, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h) None of the Company IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such Company IP, other than patent or trademark prosecution activities being conducted before a Governmental Body in the ordinary course of business.
Section 2.11 Contracts.
(a) Section 2.11(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, other than any Company Contract that is a (1) nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, (2) that is an Employee Plan (except as set forth in Section 2.11(a)(i)) or (3) that is a Standard Contract, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:
(i) any Company Contract (A) with any current Company Associate pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any cash payments for severance, termination, or similar payment to such Company Associate, except for severance, termination, or similar payments required by applicable Legal Requirements or that do not equal or exceed $500,000 or (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Stock Award other than accelerated vesting provided in Company Equity Plans or any grants or accelerated vesting that do not exceed $500,000;
(ii) any Company Contract (A) containing any exclusivity obligations or otherwise limiting the freedom or right of the Company or any of its Subsidiaries, in any material respect, to engage in any line of business or to compete with any other Person in any location or line of business, or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries, in each case under clause (A) or (B), which obligations, limitations or restrictions are material to the Company and its Subsidiaries, taken as a whole;
(iii) any Company Contract that requires by its terms the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount having an expected value in excess of $1,000,000 in the fiscal year ending April 30, 2024;
(iv) any Company Contract under which the Company or any of its Subsidiaries (A) have created, incurred, assumed or guaranteed any Indebtedness for borrowed money, (B) have advanced or loaned an amount to any Person or (C) have granted to any Person a security interest in the Company’s or such Subsidiary’s tangible or intangible assets, in each case of the forgoing clauses (A), (B) and (C), in an amount in excess of $1,000,000 (excluding any obligations incurred pursuant to business credit card expenditures in the ordinary course of business);
(v) any Company Contract constituting a joint venture, strategic alliance, partnership, or limited liability corporation, in each case, for the sharing of profits and losses;
(vi) any Company Contract that limits, restricts or prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or limits, restricts or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;
(vii) any Company Contract (a) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent or more of the voting securities of the Company or any Affiliate of the foregoing (or, to the knowledge of the Company, any immediate family member of any of the foregoing), or (b) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act;

(viii) any Company Contract for the lease or sublease of any material real property;
(ix) any Company Contract relating to the acquisition or disposition of any business, or a material amount of stock or assets of any Person, in each case, for consideration in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) with material obligations remaining to be performed by the Company or any of its Subsidiaries or material liabilities of the Company or any of its Subsidiaries continuing after the date of this Agreement;
(x) any Company Contract with any Governmental Body under which payments in excess of $1,000,000 were received by the Company and its Subsidiaries in the fiscal year ending April 30, 2024;
(xi) any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock or other equity interests or securities;
(xii) any Contract containing a right of first refusal, right of first negotiation or right of first offer in each case with respect to any equity interests or assets in favor of a party other than the Company or its Subsidiaries;
(xiii) any Contract relating to the settlement of any litigation proceeding that provides for any continuing material obligations on the part of the Company or any of its Subsidiaries;
(xiv) any Contract required to be set forth on Section 2.9(b) of the Company Disclosure Schedule;
(xv) any Contract with a Material Vendor or Material Customer; and
(xvi) any Company Contract that is an In-bound License or an Out-bound License.
(b) As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives a copy of each Material Contract. Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material violation, breach of or material default under any Material Contract and, neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is, to the knowledge of the Company, enforceable by the Company or any of its Subsidiaries, as applicable, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, preferential transfers affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (clauses (i) and (ii), the “Bankruptcy and Equity Exceptions”). Since April 30, 2022, neither the Company not any of its Subsidiaries has received any written notice or, to the knowledge of the Company, any bona fide notice of any (A) intent by any party to terminate, cancel or not renew any Material Contract or (B) violation or breach or default under any Material Contract that has not since been cured, except for such violations or breaches that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Material Contract. Neither the Company nor any of its Subsidiaries has waived in writing any rights under any Material Contract, except for such waivers that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.12 Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company and its Subsidiaries under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) as of the date of this Agreement or entered into in the ordinary course of business, including commercially available off-the-shelf software licenses, generally available patent license agreements and non-exclusive outbound license agreements; (iv) liabilities incurred since the date of the Balance Sheet in the ordinary course of business (none of which results from, arises out of or relates to any material breach or violation of, or default under, a Material Contract) and (v) liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.13 Compliance with Legal Requirements; Regulatory Matters.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and since April 30, 2021 have been, in compliance with all applicable Legal Requirements, including Healthcare Laws. To the knowledge of the Company, no Legal Proceeding is pending or threatened against the Company or its Subsidiaries alleging any material breach or violation of, material non-compliance with, or default under any such Legal Requirements in connection with the conduct of the business. Since April 30, 2021, neither the Company nor any of its Subsidiaries have been given written notice of any material alleged violation, or been charged with, any material violation of any Legal Requirement.
(b) Since April 30, 2021, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i) neither the Company nor any of its Subsidiaries has made any false, misleading, or untrue statement of fact, or failed to disclose a fact required to be disclosed, to any Governmental Body, nor committed any act, made any statement, or failed to make any statement that would reasonably be likely to provide a basis for the U.S. Food and Drug Administration (the “FDA”) to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Governmental Body to invoke any similar policy;
(ii) neither the Company nor any of its Subsidiaries has experienced a theft or significant loss of controlled substances or listed chemicals that would require reporting to any Governmental Body, including the U.S. Drug Enforcement Administration (the “DEA”) or any similar foreign Governmental Body, or experienced any diversion of controlled substances or listed chemicals or any breach of the security systems and procedures required under any applicable Legal Requirement governing the Company’s and its Subsidiaries’ development, testing, investigation, manufacture, storage, handling, transportation, distribution, marketing, or sale of products;
(iii) all products manufactured by the Company and its Subsidiaries have been developed, tested, sourced, manufactured, distributed, exported, imported, stored, handled, and sold in compliance with all Healthcare Laws; and no product manufactured, distributed, or sold by the Company or its Subsidiaries has been adulterated or misbranded by the Company, seized, withdrawn, recalled, detained, or subject to any suspension of manufacturing, import hold or refusal, field notification, field correction, or safety alert. To the knowledge of the Company, there has occurred no change reasonably likely to cause (a) a change in the manufacture of any such product outside the ordinary course of business, (b) a suspension of manufacturing, seizure, denial, withdrawal, recall, detention, import alert, field notification, field correction, or safety alert relating to any such product, (c) a termination, seizure, or suspension of marketing of any such product, or (d) a product to become adulterated or misbranded;
(iv) neither the Company nor any of its Subsidiaries nor any Company Associate, and, to the knowledge of the Company, no agent, contractor, or supplier acting on behalf of, or providing products or services to, the Company and its Subsidiaries has been engaged in conduct that would reasonably be expected to result in being (a) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b) or any similar Legal Requirement), (b) excluded from participation in United States federal health care programs (under the provisions of 42 U.S.C. § 1320a-7 or any similar Legal Requirement), (c) convicted of a crime for which a Person can be debarred or excluded, (d) threatened to be debarred or excluded, (e) prohibited from participating in any procurement program of or otherwise contracting with any Governmental Body; or (f) subject to any equivalent sanction described in this Section 2.13(b)(iv) in any foreign jurisdiction;
(v) neither the Company nor any of its Subsidiaries has (a) received from the FDA any Form FDA-483, notice of adverse finding, warning letter or untitled letter, or any other written notice from the FDA or any other Governmental Body alleging or asserting noncompliance with any applicable

Healthcare Laws or Governmental Authorizations, or (b) been the subject of any Legal Proceeding commenced by or on behalf of a Governmental Body, including the FDA, the DEA, the DOJ, the United States Department of Health and Human Services Office of the Inspector General of the (“OIG”), or any similar foreign Governmental Body;
(vi) neither the Company nor any of its Subsidiaries has become, continued to be a party to, or been requested to enter into any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or other similar written agreement, in each case, with or imposed by any Governmental Body, including the FDA, the DEA, the DOJ, the OIG, or any similar foreign Governmental Body;
(vii) the Company and its Subsidiaries have been in compliance with all Legal Requirements regarding the retention and integrity of records and documents. All reports, data, documents, forms, claims, permits, submissions, filings, notices, applications, and records required to be filed with, maintained in connection with, or furnished to a Governmental Body by the Company and its Subsidiaries have been so filed, maintained, or furnished, and all such reports, data, documents, forms, claims, permits, submissions, filings, notices, applications, and records were true and complete on the date filed (or, to the extent required to be updated or corrected, were updated or corrected to be true, accurate and complete as of the date of such update); and
(viii) the Company and its Subsidiaries have not been authorized to bill, nor have they directly claimed or received reimbursement from, any Governmental Program or from any other Third-Party Payor Program for services reimbursable under such programs.
Section 2.14 Trade Control Laws; Anti-Corruption Laws.
(a) Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company and its Subsidiaries: (x) is currently, or has been since April 30, 2021: (i) a Sanctioned Person, (ii) organized or resident in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Export-Import Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Export-Import Laws, or the anti-boycott Legal Requirements administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service and Office of Foreign Assets Control (collectively, “Trade Control Laws”); or (y) since April 30, 2021, has on behalf of or in connection with the Company and its Subsidiaries, made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.
(b) Since April 30, 2021, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company and its Subsidiaries, received from any Governmental Body any written notice, inquiry, or, to the knowledge of the Company, any internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Body, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.
(c) Neither the Company nor any of its Subsidiaries is a “TID U.S. business” as defined in 31 C.F.R. § 800.248.
Section 2.15 Data Protection.
(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since April 30, 2021, the Company and its Subsidiaries (i) are, and have been, in compliance with all applicable Data Security Requirements, and (ii) have implemented and maintained a compliance program, including policies and procedures which are designed to ensure compliance with applicable Data Security Requirements.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since April 30, 2021, the Company and its Subsidiaries (i) have not experienced any

Security Incident, and (ii) have not received, or otherwise been subject to, any written notices, complaints, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of applicable Data Security Requirements.
(c) The Company and its Subsidiaries have implemented and maintain a written information security program that includes commercially reasonable administrative, technical, and physical safeguards designed to protect the security, confidentiality, integrity and availability of Sensitive Information and Systems.
(d) The Company and its Subsidiaries have executed commercially reasonable contracts with third parties that Process Sensitive Information on behalf of the Company and its subsidiaries that require such third parties to (i) comply with applicable Data Security Requirements and (ii) take reasonable steps designed to protect the security, confidentiality, integrity and availability of Sensitive Information.
Section 2.16 Governmental Authorizations.
(a) The Company and its Subsidiaries hold all Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to the Governmental Authorizations held by the Company and its Subsidiaries: (i) such Governmental Authorizations are valid and in full force and effect, except where failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the Company and its Subsidiaries are in compliance with the terms and requirements of such Governmental Authorizations, expect where failure to be so in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since April 30, 2021, neither the Company nor its Subsidiaries has, in the conduct of the business, received written notice from any Governmental Body regarding (i) any actual material violation of any Governmental Authorization, or any failure to so comply in any respect with any material term or requirement of any Governmental Authorization, or (ii) any actual or proposed material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization.
(b) To the knowledge of the Company, no event has occurred which would reasonably be expected to result in the material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization. To the knowledge of the Company, there are not currently, and have not been since April 30, 2021, any Legal Proceedings pending or threatened in writing by any Governmental Body with respect to any alleged failure of the Company or its Subsidiaries to have any Governmental Authorizations or any revocation, withdrawal, cancellation, rescission, material modification, termination, suspension, or refusal to renew in the ordinary course, any of the Governmental Authorizations.
Section 2.17 Tax Matters.
(a) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Tax Returns required to be filed by the Company and its Subsidiaries with any Governmental Body has been filed on or before the applicable due date (taking into account any valid extensions of such due date), and all such Tax Returns are true, accurate and complete in all material respects, and (ii) all Taxes, whether or not shown as due on such Tax Returns have been paid, except to the extent such Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the face of the Balance Sheet. There are no Encumbrances upon the assets of the Company or any of its Subsidiaries, other than those described in clause (a) of the definition of Permitted Encumbrances.
(b) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no ongoing or pending audits, examinations, investigations, claims or other proceedings by a Governmental Authority concerning any Tax or Tax Return of the Company or its Subsidiaries, and to the knowledge of the Company, no such audit, examination or other proceeding has been threatened in writing and (ii) no deficiency or proposed adjustment for any Tax has been asserted or assessed by a Governmental Body in writing against the Company or any of its Subsidiaries which deficiency has not been paid in full or which has been withdrawn, settled, or resolved in full.

(c) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Taxes required to have been withheld and paid in connection with amounts paid by the Company or its Subsidiaries to any employee, independent contractor or other Person have been duly and timely withheld, and paid over to the appropriate Governmental Body or properly set aside in accounts for this purpose in accordance with applicable Legal Requirements.
(d) Other than as a result of any validly obtained extension of time to file a Tax Return, neither the Company nor any of its Subsidiaries has (i) agreed to any waiver of any statute of limitations in respect of Taxes that remains in effect or (ii) consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Body (other than any extension of time which is no longer in effect).
(e) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to material Taxes of the Company or any of its Subsidiaries have been entered into, issued by or requested from any Taxing Authority.
(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among the Company and its Subsidiaries or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax). Neither the Company nor any of its Subsidiaries (A) is or has been a member of a group filing Tax Returns on an affiliated, consolidated, combined, or unitary basis (other than a group the common parent of which is the Company or any of its Subsidiaries) or (B) has any material liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract (other than such agreements or arrangements (I) exclusively between or among the Company and its Subsidiaries or (II) with third parties made in the ordinary course of business, the principal purpose of which is not Tax), or otherwise by operation of Legal Requirements.
(g) Within the past two years, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(h) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in, or improper use of, any method of accounting prior to the Closing for any taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (iii) any installment sale or open sale transaction disposition made prior to the Closing; (iv) any prepaid amount received or deferred revenue incurred on or prior to the Closing Date; or (v) any deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local foreign Law) incurred prior to the Closing. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.
(i) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2) or any similar transaction requiring disclosure in accordance with any corresponding Legal Requirement.
(j) Peregrine (Beijing) Pharmaceutical Technology Ltd.is a “controlled foreign corporation” for U.S. federal income tax purposes.
(k) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the unpaid Taxes of the Company and its Subsidiaries did not as of the date of the Balance Sheet exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) since the date of the Balance Sheet, the Company and its Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business or as contemplated by this Agreement.

Section 2.18 Employee Matters; Benefit Plans.
(a) Except as required by applicable Legal Requirements, the employment of each of the employees of the Company or its Subsidiaries located in United States is terminable by the Company or any of its Subsidiaries (as applicable) at will. Other than any officers identified on Section 2.18(a) of the Company Disclosure Schedule, the employment of each of the employees of the Company or its Subsidiaries located outside of the United States is terminable by the Company or any of its Subsidiaries, as applicable, without payment of severance or provision of advance notice in excess of those required by applicable Legal Requirements.
(b) Neither the Company nor any of its Subsidiaries is party to, has any duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company or its Subsidiaries. No notice, consent or consultation obligations with respect to any employees of the Company or its Subsidiaries, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby. Since April 30, 2022, there has not been any strike, material slowdown, work stoppage, lockout, picketing or labor dispute, or any threat thereof, or to the knowledge of the Company, any organizing effort affecting the Company and its Subsidiaries or any of their employees. Since April 30, 2022, and except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have complied with all applicable Legal Requirements related to employment and employment practices, including any pertaining to payment of wages and hours of work, leaves of absence, plant closing notifications, employment statutes or regulations, workplace health and safety, retaliation, or discrimination matters, including charges of unfair labor practices or harassment complaints, and there is no (and since April 30, 2022, there has been no) material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to such applicable Legal Requirements.
(c) There is no, and since April 30, 2022, there has been no pending or, to the knowledge of the Company, threatened Legal Proceeding or settlement or, to the knowledge of the Company, allegation, in each case, relating to sex-based discrimination, sexual harassment or sexual misconduct involving the Company or any of its Subsidiaries or any of their current or former executives, officers or directors in relation to their work for the Company or any of its Subsidiaries. No Company Associate who is an officer, or who earns annual base compensation equal to or exceeding $250,000 (i) to the knowledge of the Company, has given notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Company or its Subsidiaries within the twelve (12) month period following the date hereof or (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration.
(d) Section 2.18(d) of the Company Disclosure Schedule sets forth a list of the material Employee Plans (which will not include any employment agreement for non-officer employees of the Company or its Subsidiaries and equity grant notices, and related documentation, with respect to employees of the Company or its Subsidiaries and agreements with consultants entered into in the ordinary course of business, in each case, that is in all material respects consistent with a standard form agreement or notice made available to Parent prior to the date of this Agreement, which standard form or notice is scheduled on Section 2.18(d) of the Company Disclosure Schedule) and separately identifies each material Employee Plan that is maintained primarily for the benefit of any current or former Company Associate who performs or performed services for the Company or its Subsidiaries outside the United States (each, a “Foreign Employee Plan”). The Company has made available to Parent, with respect to each material Employee Plan, accurate and complete copies of the following (other than any employment agreement for non-officer employees of the Company or its Subsidiaries and equity grant notices, and related documentation, with respect to employees of the Company or its Subsidiaries and agreements with consultants entered into in the ordinary course of business, in each case, that is in all material respects consistent with a standard form agreement or notice made available to Parent prior to the date of this Agreement), as relevant: (i) all plan documents and all amendments thereto (or, if not reduced to writing, a written summary of all material plan terms), and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the results from the most recent nondiscrimination tests required to be performed under the Code for each of the last three (3) years; (vi) all Forms 1094-C for the Company for 2019 to 2023; and (vii) any non-routine correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Body within the last six (6) years.
(e) No Employee Plan is, and neither the Company nor any of its Subsidiaries nor any other Person that would be or, at any relevant time, would have been considered a single employer with any of the Company and its Subsidiaries under the Code or ERISA has during the past six years sponsored, maintained, contributed to, or been required to contribute to, or has, or during the past six (6) years has had any liability (actual or contingent) in respect of (i) a “defined benefit plan” as defined in Section 3(35) or any other plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code or Section 302 of ERISA, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA, (ii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(f) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code and each trust related thereto that is intended to be exempt from Taxes under Section 501(a) of the Code is the subject of a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and to the knowledge of the Company, no event has occurred since the date of the most recent determination or opinion letter that would reasonably be expected to cause the revocation of such determination or letter or result in any material liability to the Company or its Subsidiaries. Each of the Employee Plans is now and has been operated, funded and administered in compliance in all material respects with its terms and all applicable Legal Requirements, including ERISA and the Code, and all required contributions, distributions, and premiums under each Employee Plan for any period ending on or before the Closing Date have been made or accrued, to the extent required to be accrued under GAAP. Neither the Company, nor to the knowledge of the Company, any fiduciary, trustee or administrator of any Employee Plan, has engaged in any transaction with respect to any Employee Plan that could subject any such Employee Plan, the Company or its Subsidiaries, to any liability for a “prohibited transaction” within the meaning of Section 406 of ERISA or Code Section 4975 or that has subjected or would reasonably be expected to subject the Company or its Subsidiaries to any tax or other penalty under the Code, ERISA, or any other applicable Legal Requirements. Neither the Company nor any of its Subsidiaries has incurred or would reasonably be expected to incur or be subject to any penalty, Tax (whether or not assessed) or other penalty under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(g) There is no pending or, to the knowledge of the Company, threatened Legal Proceeding with respect to any Employee Plan (other than routine claims for benefits), and to the knowledge of the Company, no fact or circumstance exists that would be reasonably likely to give rise to any such Legal Proceeding. No Employee Plan is, or within the last six (6) years has been, the subject of an examination or audit by a Governmental Body, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(h) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company, any of its Subsidiaries, nor any Employee Plan has any obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company or any of its Subsidiaries pursuant to any retiree medical benefit plan or other retiree welfare plan.
(i) All Foreign Employee Plans (i) comply in all material respects with applicable local Legal Requirements, and (ii) that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions, except where such failure to comply or failure to be so funded or book reserved has not had and would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company and its Subsidiaries or otherwise interfere in any material respect with the conduct of their respective businesses as now being conducted.
(j) Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code. No Person is entitled to any gross-up, make-whole, indemnification, reimbursement, or other additional payment from the Company or its Subsidiaries in respect of any Tax or interest or penalty under Section 409A of the Code or Section 4999 of the Code.
(k) Except as set forth on Section 2.18(k) of the Company Disclosure Schedule, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former Company Associate to any cash payment, (ii) cause or accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such current or former Company Associate, (iii) directly or indirectly cause the Company and its Subsidiaries to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) limit or restrict the right of the Company, Parent, or any of their respective Affiliates to merge, amend or terminate any Employee Plan, (v) result in any forgiveness of indebtedness of any current or former Company Associate, (vi) otherwise give rise to any liability under any Employee Plan, or (vii) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or in any deduction limitation or excise tax imposed under or by operation of Section 280G of the Code.
Section 2.19 Environmental Matters.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and since April 30, 2022 have been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, and no Legal Proceeding is pending or, to the knowledge of the Company, threatened, the effect of which could reasonably be to suspend, materially modify, or terminate any such Governmental Authorization.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no investigation or Legal Proceeding relating to or arising under any Environmental Law that is (i) pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, pending or threatened in writing against any Leased Real Property.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or any of its Subsidiaries relating to or arising under Environmental Laws.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) to the knowledge of the Company, no Person has been exposed to any Hazardous Materials at a property or facility of the Company or any of its Subsidiaries at levels in excess of applicable permissible exposure levels; and (2) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other Person, has Released Hazardous Materials on, at, under or from any real property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any of its Subsidiaries under any Environmental Law.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in leases for real property.
Section 2.20 Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries as of the date of this Agreement. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms) and all premiums covering periods up to the date hereof have been paid, no notice of cancellation or modification has been received as of the date hereof, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. There is not, and since April 30, 2022 has not been, any pending claim that has been denied or rejected by any insurer and not successfully appealed and covered.
Section 2.21 Legal Proceedings; Orders.
(a) There are no, and since April 30, 2022, there have been no, Legal Proceedings pending and served (or, to the knowledge of the Company, pending and not served or threatened) against the Company or any of its Subsidiaries or to the knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Legal Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any present intention as of the date hereof to initiate any material Legal Proceeding.
(b) Since April 30, 2021, there has been no Order to which the Company or any of its Subsidiaries is subject that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) Since April 30, 2021, there been no investigation or review by any Governmental Body with respect to the Company or any of its Subsidiaries or, to the Company’s knowledge, is being threatened, other than any investigations or reviews that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.22 Fairness Opinion. The Company Board has received the opinion from Moelis & Company LLC, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth therein, the Merger Consideration to be received by the holders of Shares in the Merger is fair from a financial point of view to such holders, and, as of the date hereof, such opinion has not been withdrawn, revoked or modified. The Company will provide to Parent a copy of such written opinion promptly following the date hereof solely for informational purposes (it being understood and agreed that such opinion is solely for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).
Section 2.23 Brokers and Other Advisors. Except for Moelis & Company LLC, no broker, finder, agent, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company and its Subsidiaries. The Company has made available to Parent correct and complete copies of all Contracts pursuant to which Moelis & Company LLC or any of its Affiliates is entitled to any fees, rights of indemnification and expenses in connection with the Transactions.
Section 2.24 Material Vendors and Material Customers. Section 2.24 of the Company Disclosure Schedule sets forth a complete and correct list of the ten (10) largest vendors (by annual payments) (each a “Material Vendor”) and twenty (20) largest customers (by annual sales revenue) (each a “Material Customer”) of the Company and its Subsidiaries in terms of the dollar volume of payments or receipts, respectively, during the fiscal year ending on April 30, 2024. Since April 30, 2022, no Material Vendor or Material Customer has provided notice of its intent, or taken any action, to cancel, or materially alter or decrease the volume of payments or sales, or, to the knowledge of the Company, threatened to do any of the foregoing, with respect to any arrangement with the Company or any of its Subsidiaries. Since April 30, 2022, the Company has not made any material changes to its billing, pricing, collections, credit or discounting policies with respect to a Material Customer.
Section 2.25 Related Party Transactions. Except for any indemnification, compensation or other employment arrangements in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any Contract, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.
Section 2.26 No Other Representations or Warranties; Acknowledgment by the Company.
(a) Except for the representations and warranties expressly set forth in this Article II, in any other agreements contemplated hereby or in any certificate delivered hereunder, neither the Company or any of its Subsidiaries or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to the

Company and its Subsidiaries or their respective businesses or with respect to any other information made available to Parent, Merger Sub or their Representatives in connection with the Transactions, including the accuracy or completeness thereof and the Company and its Subsidiaries hereby expressly disclaim any such other representations and warranties.
(b) The Company acknowledges and agrees that, except for the representations and warranties made by Parent, Merger Sub or the Equity Financing Parties in this Agreement or any or any other agreements contemplated hereby, none of Parent, Merger Sub or any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter made available to the Company or its Representatives in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows, as of the date hereof and as of the Closing:
Section 3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.
Section 3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the recordation of appropriate merger documents as required by the DGCL). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is or will be, as applicable, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
Section 3.3 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, and the HSR Act, if applicable, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) conflict or contravene with or cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) conflict or contravene with or cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict or contravene with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), state takeover laws, the DGCL, the HSR Act, no authorization, registration, approval, order, Consent, notice, or filing is required from any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Merger or the other Transactions, other than such filings, registration, notifications, authorizations, approvals, notices, orders or Consents that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s stockholders, or of any equity holders of any Affiliate of Parent, is necessary to approve this Agreement or any of the Transactions that has not already been obtained as of the date hereof. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Legal Requirement or its organizational documents to approve this Agreement and the Merger.
Section 3.4 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation and its entry into this Agreement and performance hereunder. Parent is the record and beneficial owner of all of the outstanding capital stock of Merger Sub and Merger Sub does not have any other outstanding securities or instruments exercisable for, or otherwise convertible or exchangeable into, capital stock or any other security of Merger Sub.
Section 3.5 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or threatened against Parent or Merger Sub, except as has not had and would not reasonably be expected to, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as has not had, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 3.6 Financing; Guarantee.
(a) Concurrently with the execution and delivery of this Agreement, Parent has provided to the Company true, complete and correct copies of the fully executed equity commitment letters, dated as of the date hereof, between Parent and each of the Equity Financing Parties (the “Equity Commitment Letters”), pursuant to which the investor parties thereto (the “Equity Financing Parties”) have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein for the purpose of financing the Transactions (the “Equity Financing”). The Equity Commitment Letters provide that (a) the Company is a third-party beneficiary thereof in connection with the Company’s exercise of its rights under Section 7.8 and (b) subject in all respects to Section 7.8, Parent and the Equity Financing Parties will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by the Company of such third party beneficiary right.
(b) Each Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Parent and the Equity Financing Parties, as applicable, and is enforceable against Parent and the Equity Financing Parties, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. As of the date hereof, (i) the Equity Commitment Letters and the terms of the Equity Financing have not been amended or modified, (ii) no such amendment or modification is contemplated, and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect, (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect and (iv) no such withdrawal, termination or rescission is contemplated. As of the date hereof, there are no side letters, other Contracts, arrangements or understandings (written or oral) related to the funding or investing, as applicable, of the Equity Financing other than as expressly set forth in the Equity Commitment Letters delivered to the Company prior to the date hereof. Parent or its Affiliates have fully paid any and all commitment fees or other fees or expenses in connection with the Equity Commitment Letters that are payable on or prior to the date hereof. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, no event has occurred and no circumstances exist which, with or without notice, lapse of time or both, would or would reasonably be expected (i) to constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under the Equity Commitment Letter, (ii) make any of the assumptions or any of the statements or representations of Parent or, to the knowledge of Parent, any other Party thereto set forth in the Equity Commitment Letters not being satisfied on a timely basis, or (iii) otherwise result in any portion of the Equity Financing not being available in accordance with the terms of the Equity Commitment Letters. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in

Section 5.1 and Section 5.2, Parent has no reason to believe that (i) any of the conditions to the Equity Financing contemplated by the Equity Commitment Letters will not be satisfied, (ii) the Equity Financing will not be available at the Closing or (iii) any condition to the Closing will not be satisfied.
(c) Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company duly executed Guarantees, pursuant to which the Equity Financing Parties are guaranteeing certain obligations of Parent in connection with this Agreement. As of the date hereof, the Guarantees are in full force and effect and constitute the legal, valid and binding obligation of the Equity Financing Party who executed such Guarantee and, assuming compliance by the Company with it representations, warranties and obligations pursuant to this Agreement and in the Guarantees, no event of has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of such Equity Financing Party under its Guarantee.
(d) For the avoidance of doubt, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain any financing, including the Equity Financing, for the consummation of the transactions contemplated hereby.
Section 3.7 Sufficiency of Proceeds. Assuming the Equity Financing is funded in accordance with the Equity Commitment Letters and assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, the net proceeds of the Equity Financing will be, in the aggregate, sufficient to (a) make the payment of the aggregate Merger Consideration, (b) make any payments required to be made on or after the Closing under the 2029 Indenture in respect of the 2029 Convertible Notes as a result of the Transactions and (c) pay all other amounts (including payment of (x) all amounts payable in respect of Company Options, RSUs and PSUs, (y) all amounts necessary to repay any outstanding Indebtedness of the Company required to be repaid by this Agreement and (z) all fees, costs and expenses) required to be paid at the Closing by the Company or any of its Subsidiaries, Parent or Merger Sub in connection with the Merger or the Equity Financing in accordance with the terms of this Agreement (collectively, the “Required Amount”).
Section 3.8 Solvency. As of the Effective Time and immediately after giving effect to the Merger, and, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2, (a) the amount of the “fair saleable value” of the assets (on a going concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.
Section 3.9 Ownership of Company Common Stock. Neither Parent nor any of Parent’s controlled Affiliates (provided, that, with respect to controlled portfolio companies advised or managed by one or more controlled Affiliates of Parent (“Portfolio Companies”), solely to the actual knowledge of Parent) directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates (subject to the actual knowledge of Parent, with respect to Portfolio Companies) has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock (but excluding any Portfolio Company’s passive ownership of any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock). Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. Neither Parent nor Merger Sub is, or has been at any time during the past three years, an “interested stockholder” of the Company under Section 203(c) of the DGCL.
Section 3.10 Brokers and Other Advisors. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.
Section 3.11 Stockholder and Management Arrangements. As of the date hereof, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has made or entered into, or committed or agreed to enter into, any arrangements or other understandings with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of shares of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (ii) any holder of shares of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal.
Section 3.12 No Other Representations or Warranties; Acknowledgement by Parent and Merger Sub.
(a) Except for the representations and warranties expressly set forth in this Article III, in any other agreements contemplated hereby or in any certificate delivered hereunder, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Parent, Merger Sub or their respective businesses or with respect to any other information made available to the Company or its Representatives in connection with the Transactions, including the accuracy or completeness thereof and Parent and Merger Sub hereby expressly disclaim any such other representations and warranties.
(b) Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company and its Subsidiaries in this Agreement (as qualified by the Company Disclosure Schedule in accordance with Section 7.11), in any other agreements contemplated hereby or in any certificate delivered hereunder neither the Company, any of its Subsidiaries, any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company and its Subsidiaries, its businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company and its Subsidiaries or any other matter made available to Parent, Merger Sub or their Representatives in expectation of, or in connection with, this Agreement or the Transactions. Without in any way limiting the foregoing sentence, neither Parent nor Merger Sub is relying upon and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Company and its Subsidiaries and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
(c) Without in any way limiting the representations and warranties made in Article II and in corresponding sections in any other agreements contemplated hereby or in any certificate delivered hereunder, Parent and Merger Sub have conducted their own independent investigation of the Company and its Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding the businesses of the Company and its Subsidiaries with the management of the Company.
ARTICLE IV. COVENANTS
Section 4.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.1 (the “Pre-Closing Period”), the Company shall, and shall cause the Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s properties, offices, books and records, Contracts, commitments and personnel and other information with respect to the business, properties and personnel of the Company and its Subsidiaries (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in Section 4.1 or Section 4.4, to any Acquisition Proposal), in each case as Parent reasonably requests; provided, however, that any such access shall be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, upon reasonable advance notice to the Company, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing; provided, further, that the Company shall use commercially reasonable efforts to provide Parent and Parent’s Representatives with access to such information in a manner that does not contravene applicable Legal Requirements or fiduciary duties of the Company. Nothing herein shall require the Company to permit any testing or disclose any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege (provided, that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege), (ii) contravene any applicable Legal Requirement or fiduciary duty (provided, that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene any applicable Legal Requirement or fiduciary duty); provided, further, that information may be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to outside counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws, (iii) result in the disclosure of valuations of the Company prepared in connection with the Transactions or any other strategic alternative or (iv) result in the disclosure or use of such document or information in connection with any Legal Proceedings between the Parties (provided that the foregoing shall not limit applicable rules of discovery). The terms and conditions of (a) the Confidentiality Agreement, dated as of April 26, 2024 by and between the Company and GHO Capital Partners LLC (“GHO”) and (b) the Confidentiality Agreement, dated as of April 24, 2024 by and between the Company and Ampersand Management LLC d/b/a Ampersand Capital Partners (“Ampersand”) ((a) and (b) collectively, the “Confidentiality Agreements”) shall apply to any information disclosed pursuant to this Section 4.1. All requests for information made pursuant to this Section 4.1 shall be directed such Persons listed on Section 4.1 of the Company Disclosure Schedule or designated by the Company. Subject to applicable Legal Requirement, information received pursuant to this Section 4.1 and Section 4.14 may be shared by Parent, its Affiliates and their respective Representatives with any actual or prospective Debt Financing Source in connection with any Debt Financing so long as such Debt Financing Source agrees to be bound by confidentiality provisions substantially similar to those set forth in the Confidentiality Agreements.
Section 4.2 Operation of the Company.
(a) During the Pre-Closing Period, except (w) as required or contemplated under this Agreement, (x) as required by applicable Legal Requirements or to the extent necessary to comply with obligations under any Material Contract in effect as of the date hereof, (y) with the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or (z) as set forth in Section 4.2 of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to (A) conduct its business in the ordinary course in all material respects; (B) maintain its existence in good standing pursuant to applicable Legal Requirement; (C) preserve intact its material assets, properties, Contracts or other material legally binding understanding, licenses and business organizations; and (D) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, creditors, contracts and other Persons with which the Company and its Subsidiaries have material business relations; provided, that (1) no action by, or the failure to act of, the Company or any of its Subsidiaries to the extent required to comply with Section 4.2(b) shall constitute a breach of this Section 4.2(a), and (2) any failure to take any action prohibited by Section 4.2(b) shall not be deemed a breach of this Section 4.2(a).
(b) During the Pre-Closing Period, except (w) as required or contemplated under this Agreement, (x) as required by applicable Legal Requirements, (y) with the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or (z) as set forth in Section 4.2 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:
(i) (A) establish a record date for, declare, set aside, make or pay any dividend or other constructive, deemed or actual distribution in respect of any shares of its capital stock (including the Company Common Stock), whether payable in cash, stock, property or otherwise, except for dividends or other distributions by a Subsidiary of the Company to the Company, or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the date hereof) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards to the extent required under the terms of any such Company Stock Award (in effect as of the date hereof); (4) the purchase of Shares in accordance with the terms of the Company ESPP in effect as of the date hereof; or (5) pursuant to transactions solely between or among the Company and its Subsidiaries;
(ii) adjust, split, reverse split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests;
(iii) sell, issue, grant, deliver, pledge, transfer, dispose of, encumber or authorize the issuance, sale, delivery, pledge, transfer, disposal of, encumbrance or grant by the Company or any of its Subsidiaries (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of the Company or any of its Subsidiaries, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or any of its Subsidiaries or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company or any of its Subsidiaries (except that the Company may (1) issue Shares as required to be issued in accordance with the Company Equity Plans in effect as of the date hereof and the terms of the applicable Company Stock Award in effect as of the date hereof upon the settlement of RSUs or PSUs outstanding on the date of this Agreement, or upon the exercise of Company Options outstanding as of the date of this Agreement, (2) issue Shares in respect of any awards outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (3) to the extent required under the terms of an applicable Company Stock Award in effect as of the date hereof, sell shares upon exercise, settlement or sales, as applicable, of Company Options, RSUs, or PSUs if necessary to effectuate a direction of the holder upon exercise, settlement or sales to satisfy, as applicable, the exercise price or Tax obligations with respect to Company Options, RSUs, or PSUs, (4) authorize purchases of shares under a Rule 10b5-1 plan, (5) issue Shares, cash or any combination of Shares and cash pursuant to the terms of the 2029 Indenture and (6) issue such securities in transactions solely between or among the Company and its Subsidiaries;
(iv) except as required by the terms of any Employee Plan or as otherwise permitted under Section 4.2(b)(i) or Section 4.2(b)(iii), (i) establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (ii) provide increases in salary, wages or benefits to any current or former Company Associate, other than increases in base compensation in the ordinary course of business in respect of any non-executive officer employee whose annual base compensation does not equal or exceed $250,000 after giving effect to such increase; (iii) grant to any current or former Company Associate any equity or equity-based awards under the Company Equity Plans or otherwise; or (iv) grant to any current or former Company Associate any right to reimbursement, indemnification or payment for any Taxes incurred under Section 409A or Section 4999 of the Code (except that the Company and its Subsidiaries may: (A) amend any Employee Plans to the extent required by applicable Legal Requirements; (B) replace, renew or extend a broadly applicable Employee Plan that provides health and welfare benefits in the ordinary course of business, provided such replacement, renewal or extension does not materially increase the cost of such Employee Plan or benefits provided under such Employee Plan based on the cost on the date of this Agreement, and (C) make annual or quarterly bonus or commission payments to the extent earned in accordance with the terms of the Employee Plans set forth on Section 2.18(e) of the Company Disclosure Schedule;
(v) (A) enter into (1) any change-of-control agreement with any executive officer, employee or independent contractor or (2) any retention agreement with any executive officer, or (B) enter into (1) any employment, severance or other material agreement with any executive officer or director or (2) any employment or severance agreement with any non-executive officer employee with an annual base salary equal to or greater than $250,000 or any consulting agreement with an independent contractors with an annual base compensation greater than $250,000 or (C) hire, engage, or terminate the employment or engagement of any employee with an annual base salary equal to or in excess of $250,000 or independent contractor with an annual base compensation equal to or in excess of $250,000;
(vi) amend, amend and restate or permit the adoption of any amendment or amendment and restatement to its Certificate of Incorporation or bylaws or other charter or organizational documents;

(vii) acquire any business or Entity (including by merger, consolidation or acquisition of stock or assets) for consideration that is individually in excess of $1,000,000 or in the aggregate in excess of $5,000,000, except for any acquisition of materials from suppliers in the ordinary course of business;
(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely between or among the Company and its Subsidiaries, (B) advances for employee expenses in the ordinary course of business or (C) the extension of trade credit in the ordinary course of business, consistent with past practice;
(ix) enter into any joint venture, partnership, limited liability company, strategic alliance, profit sharing or similar arrangement
(x) make or authorize any capital expenditure except (A) in accordance with the Company’s capital expenditure budget as set forth on Section 4.2(b)(x) on the Company Disclosure Schedule or (B) capital expenditures not addressed by the foregoing clause (A) that do not exceed $500,000 individually or $2,000,000 in the aggregate during any fiscal year;
(xi) sell, lease, transfer, license, or otherwise dispose of or assign any material portion of its tangible properties or tangible assets for consideration that is individually in excess of $500,000 or in the aggregate in excess of $2,000,000, except for and excluding (A) dispositions in the ordinary course of business (including selling inventory and entering into non-exclusive license agreements with customers and service providers in the ordinary course of business), (B) transfers between or among the Company and its Subsidiaries, (C) dispositions of obsolete, surplus or worn out tangible assets that are no longer useful in the conduct of the business of the Company and its Subsidiaries, or (D) voluntary terminations or surrenders of leases or subleases of real property in the ordinary course of business;
(xii) create, assume, guarantee, incur any Indebtedness or issue any debt securities after the date of this Agreement except for and excluding (A) Indebtedness reasonably necessary to finance capital expenditures permitted under Section 4.2(b)(x), and (B) borrowings by the Company of Indebtedness of the Company or any of its Subsidiaries under its existing facilities;
(xiii) sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any of its material Intellectual Property;
(xiv) except in the ordinary course of business, make, change, or revoke any material Tax election or settle or compromise any material Tax claim, amend any material Tax Return, affirmatively surrender any right to claim a refund of material Taxes, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) in respect of material Taxes with any Taxing Authority;
(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business pursuant to which the amounts at issue do not exceed $2,500,000; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of the businesses of the Company and its Subsidiaries (provided, that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;
(xvi) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, (B) a settlement in connection with or related to any matter disclosed in Section 2.13 of the Company Disclosure Schedule that results solely in a monetary obligation involving only the payment of monies by the Company and its Subsidiaries of not more than $2,500,000 in the aggregate; (C) a settlement that results solely in a monetary obligation involving only the payment of monies by the Company and its Subsidiaries of not more than $500,000 in the aggregate or any material injunctive or equitable relief, or imposing material restrictions, on the business activities of the Company and its Subsidiaries, taken as a whole; or (D) a settlement that results in no monetary obligation of the Company or any of its Subsidiaries or the receipt of payment by the Company or its Subsidiaries; provided, that no such settlement may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and its Subsidiaries, taken as a whole;

(xvii) enter into, negotiate, amend or extend any collective bargaining agreement or other agreement with any labor organization or works council (except to the extent required by applicable Legal Requirements);
(xviii) take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements under, the Worker Adjustment and Retraining Notification Act of 1988 or any similar Legal Requirement;
(xix) adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company and its Subsidiaries
(xx) abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Governmental Authorizations in a manner which is adverse to the Company and its Subsidiaries;
(xxi) enter into any new line of business material to the Company and its Subsidiaries, taken as a whole, or form a new Subsidiary of the Company;
(xxii) cancel, reduce, terminate or fail to maintain in effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;
(xxiii) modify or amend any rights under any Material Contract in a manner that is adverse in any material respect to the Company and its Subsidiaries, taken as a whole, or terminate any Material Contract (other than any Material Contract that has expired in accordance with its terms);
(xxiv) change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or Tax accounting methods or practices in any respect, except as required by GAAP or Legal Requirements; or
(xxv) authorize any of, or agree or commit to take, any of the actions described in this Section 4.2(b).
(c) As soon as reasonably practicable following the date hereof, the Company shall use reasonable best efforts to reasonably cooperate with Purchaser in order for the Company to purchase (or finance) an earthquake insurance policy covering building, property and business interruption for applicable Company properties through a nationally recognized insurance carrier or carriers; provided that the Company shall not be required to spend more than $2,500,000 to purchase such coverage. Subject to the foregoing, such reasonable cooperation shall include coordinating on the amount of such insurance, taking into account the business of the Company and what is reasonably available in the market.
Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.
Section 4.3 No Solicitation.
(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement that (i) contains confidentiality and use provisions that are not materially less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement and except that such confidentiality agreement need not contain standstill provisions), and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3.
(b) Except as permitted by this Section 4.3, during the Pre-Closing Period, the Company shall not, and will cause its Subsidiaries and its and their respective officers and directors to not, and shall use its reasonable best efforts to cause each of its and their respective Representatives not to, (A) solicit, initiate, induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any Acquisition Inquiry, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to the Company or any of its Subsidiaries or afford to any other Person access to the business, properties, assets, books, or records, or to any personnel of the Company or its

Subsidiaries in connection with, or for the purpose of, soliciting, initiating, inducing the making, submission or announcement of or knowingly facilitating or encouraging, an Acquisition Proposal or any Acquisition Inquiry, or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”). The Company and its Subsidiaries (i) terminated access by any third party (other than Parent and its Representatives) to any physical or electronic data room relating to any potential Acquisition Proposal as required by that certain letter agreement by and between the Company, GHO and Ampersand, dated as of October 24, 2024 (the “Exclusivity Agreement”) and (ii) within three (3) business days after the date of this Agreement, shall request from each such third party, and any other Person with whom the Company provided confidential information with respect to a potential Acquisition Proposal, the prompt return or destruction of all confidential information furnished to such third party by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement.
(c) If at any time during the Pre-Closing Period and prior to the receipt of the Company Required Vote, the Company or any of its Subsidiaries or any of their respective Representatives receives an unsolicited Acquisition Proposal or Acquisition Inquiry from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from a material breach of any of the obligations set forth in this Section 4.3, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons solely to clarify the terms and conditions of such Acquisition Proposal or Acquisition Inquiry, request that any oral Acquisition Proposal be provided in written form and inform such Person or group of Persons of the terms of this Section 4.3, and (ii) solely with respect to an Acquisition Proposal, if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement (if one is not already in effect between the Company and such Person or group of Persons) and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided, that the Company shall promptly (and in any event within one (1) business day) provide to Parent any material non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (B) engage or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their respective Representatives and financing sources, including soliciting the submission of a revised Acquisition Proposal.
(d) Following the date of this Agreement, the Company shall (i) promptly (and in any event within two (2) business days) notify Parent if any bona fide Acquisition Proposal or Acquisition Inquiry are received by the Company, (ii) promptly (and in any event within two (2) business days) provide to Parent a copy of any written Acquisition Proposal or Acquisition Inquiry received by the Company and a summary of the material terms and conditions of any oral Acquisition Proposal or Acquisition Inquiry, (iii) keep Parent reasonably informed of any material developments regarding any Acquisition Proposal or Acquisition Inquiry on a reasonably prompt basis upon the reasonable request of Parent, and (iv) upon the reasonable request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.
(e) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (nor shall any of the following constitute a Company Adverse Change Recommendation, unless, solely with respect to clause (i) set out below, it takes any action contemplated by clause (i), (ii) or (iii) of the definition of Company Adverse Change Recommendation in Section 4.4(a)) (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act, (v) informing any Person of the existence of the provisions contained in this Section 4.3 or (vi) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board has determined to make in good faith, after consultation with its outside legal counsel, it being understood that any such statement or disclosure made by the Company Board must be subject to the terms and conditions of this Agreement. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board that describes the Company’s receipt of an Acquisition Proposal or Acquisition Inquiry, the identity of the Person making such Acquisition Proposal or Acquisition Inquiry, the material terms of such Acquisition Proposal or Acquisition Inquiry and the operation of this Agreement with respect thereto will not be deemed, in and of itself, to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal or Acquisition Inquiry; or (C) a Company Adverse Change Recommendation.
(f) Notwithstanding anything herein to the contrary, the Company agrees that (i) any violation of the restrictions set forth in this Section 4.3 or in Section 4.4 by any director or officer of the Company or any action by any other Representative acting on the Company’s behalf in breach of this Section 4.3 or in Section 4.4 shall be deemed to be a breach of this Agreement by the Company and (ii) upon becoming aware of any breach or threatened breach of this Section 4.3 by a Representative of the Company, the Company shall use its reasonable best efforts to stop such breach or threatened breach.
Section 4.4 Company Board Recommendation.
(a) During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) withdraw, withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (ii) approve, recommend, endorse or declare advisable, or publicly propose to approve, recommend, endorse or declare advisable, any Acquisition Proposal, (iii) approve, recommend, endorse or declare advisable, or propose to approve, recommend, endorse or declare advisable, or allow the Company to execute or enter into, any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) fail to reaffirm the Company Board Recommendation within five (5) business days after Parent so requests in writing (it being understood that the Company will not be obligated to reaffirm the Company Board Recommendation on more than one occasion other than in connection with an Acquisition Proposal or a material amendment to any Acquisition Proposal) or (vi) fail to recommend against any Acquisition Proposal that is a tender or exchange offer subject to Rule 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within the ten (10) business days of commencement thereof (within the meaning of Rule 14d-2 under the Exchange Act) or make any other recommendation in connection with any such tender offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (each of the actions set forth in the foregoing clauses (i) through (vi), a “Company Adverse Change Recommendation”).
(b) Notwithstanding anything to the contrary contained in Section 4.4(a) or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:
(i) in the event that (x) the Company or any of its Subsidiaries or any of their Representatives receives a written Acquisition Proposal from and after the date hereof (or a renewal of any previously received Acquisition Proposal), other than as a result of any material breach of Section 4.3, from any Person or group of Persons that has not been withdrawn and (y) the Company Board (or committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board may (A) make a Company Adverse Change Recommendation and/or (B) authorize the Company to terminate this Agreement in accordance with Section 6.1(h) to enter into a Company Acquisition Agreement with respect to, or otherwise accept, such Superior Proposal, in the case of each of clauses (A) and (B) if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 6.1(h) at least four (4) business days prior to making any such Company Adverse Change Recommendation and/or effecting such termination (a “Determination Notice”), which notice will include the material terms and conditions of such Acquisition Proposal, the identity of the Person or group of Persons making such proposal and include copies of all definitive agreements relating to such Acquisition Proposal (which notice shall not constitute a Company Adverse Change Recommendation); and (3)(I) the Company shall have provided to Parent a copy of such written Acquisition Proposal, (II) the Company shall have afforded Parent four (4) business days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and, to the extent Parent desires to negotiate, shall have negotiated (and shall have caused its Representatives to negotiate) in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (III) after considering the terms of this Agreement, the Equity Commitment Letters and the Guarantees and any binding written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period (to the extent such proposal has not been withdrawn by Parent as of the time of determination), the Company Board shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Proposal and the failure to make the Company Adverse Change Recommendation and/or terminate this Agreement pursuant to Section 6.1(h) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements. For the avoidance of doubt, issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 4.4. The provisions of this Section 4.4(b)(i)(2) and Section 4.4(b)(i)(3) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be the longer of (A) the remaining period under the prior notice period and (B) two (2) business days; and
(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstances, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail); and (C)(1) the Company shall have given Parent four (4) business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement, the Equity Commitment Letters and Guarantees or make another binding written proposal so that such Change in Circumstances would no longer necessitate a Company Adverse Change Recommendation, and, to the extent Parent desires to negotiate, shall have negotiated (and shall have caused its Representatives to negotiate) in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (2) after considering the terms of this Agreement, the Equity Commitment Letters and Guarantees and any binding written proposals made by Parent to amend the terms hereof or thereof or enter into another proposal, if any, prior to 11:59 p.m. Eastern Time on the fourth (4th) business day following delivery of the Determination Notice (to the extent such proposal has not been withdrawn by Parent as of the time of determination), the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstances would still reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 4.4(b)(ii)(B) and Section 4.4(b)(ii)(C) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be the longer of (A) the remaining period under the prior notice period and (B) two (2) business days.
Section 4.5 Proxy Statement.
(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within twenty (20) business days after the date hereof), the Company shall prepare and file with the SEC a preliminary proxy statement relating to a meeting of the Company Stockholders for the purpose of obtaining the Company Required Vote (the “Company Stockholder Meeting”) (as amended or supplemented from time to time, the “Proxy Statement”). Until such time as there has been a Company Adverse Change Recommendation, the

Board of Directors of the Company shall include the Company Board Recommendation in the Proxy Statement. Parent shall furnish all information concerning itself and its Affiliates that is reasonably requested by the Company to be included in the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Until such time as there has been a Company Adverse Change Recommendation, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to the Company Stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration, in good faith, to including any comments on each such document or response that are reasonably proposed by Parent. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any written or oral substantive comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable and to file the Proxy Statement with the SEC in definitive form promptly thereafter. The Company shall promptly notify Parent (and in any case no later than twenty-four (24) hours) upon the receipt of any written or oral substantive comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall provide Parent with a copy of all written correspondence between the Company or any Company Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any substantive oral conversations) with respect to the Proxy Statement or the Transactions.
(b) Each of the Company and Parent shall take all necessary action so that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company shall promptly file an appropriate amendment or supplement to the Proxy Statement describing such information with the SEC and, to the extent required by applicable Legal Requirements, cause such amendment or supplement to be promptly disseminated to the Company Stockholders.
(c) The Company shall (i) establish a record date, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith, (iii) as promptly as reasonably practicable (and in any event within seven (7) business days) after the date on which the Company is informed that the SEC does not intend to review the Proxy Statement or has no further comments thereon, commence or cause to be commenced, the mailing of the Proxy Statement (including a form of proxy) in definitive form to the Company Stockholders in accordance with applicable Legal Requirements and the Company’s bylaws and (iv) subject to applicable Legal Requirements, take all other action necessary under all applicable Legal Requirements, the Certificate of Incorporation, the Company’s bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall, unless there has been a Company Adverse Change Recommendation, use its commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the Company Required Vote. The Company will schedule the Company Stockholder Meeting to be held within forty (40) days of the initial mailing of the Proxy Statement (or if the Company’s proxy solicitor advises in good faith, after discussion with the Parties, that forty (40) days from the date of the initial mailing of the Proxy Statement is insufficient time to submit and obtain the Company Required Vote, such later date as recommended by the Company’s proxy solicitor; provided, that, the Company Stockholder Meeting is held no later than fifty (50) days of the initial mailing of the Proxy Statement). The Company agrees that no matters will be brought before the Company Stockholder’s Meeting other than the adoption of this Agreement and any related and customary procedural matters. The Company shall, if requested by Parent, postpone or adjourn the Company Stockholder Meeting (A) for the absence of a quorum or (B) to allow additional solicitation of votes in order to obtain the Company Required Vote; provided that, the Company shall not be obligated to postpone or adjourn the Company Stockholder Meeting at the request of Parent on more than one (1) occasion. The Company may adjourn, recess or postpone the Company Stockholder Meeting (A) with the written consent of Parent, (B) to the extent the Company determines is necessary or advisable (1) to permit the preparation, filing and dissemination of any supplement or amendment to the Proxy Statement that the Company has reasonably determined in good faith after consultation with outside legal counsel is required under applicable Legal Requirements, and (2) an adequate amount of time for such supplement or amendment to be reviewed by the Company Stockholders in advance of the Company Stockholder Meeting, (C) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (D) if, as of the time that the Company Stockholder Meeting is originally scheduled, there are insufficient Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, without Parent’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), the Company shall not adjourn the Company Stockholder Meeting more than fifteen (15) calendar days past the originally scheduled date or (E) to solicit additional proxies for the purpose of obtaining the Company Required Vote. In the event that the date of the Company Stockholder Meeting as originally called is for any reason postponed or adjourned, the Company agrees that unless Parent shall have otherwise approved (with such approval not to be unreasonably delayed, conditioned or withheld) in writing, it shall use reasonable best efforts to implement such postponement or adjournment in such a way that the Company is not required to establish a new record date for the Company Stockholder Meeting, as so postponed or adjourned, except as required by applicable Legal Requirements.
(d) Nothing in this Section 4.5 shall be deemed to prevent the Company, the Company Board or any committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 4.3 or Section 4.4(b).
Section 4.6 Reasonable Best Efforts; Filings, Consents and Approvals.
(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to, except as set forth in Section 4.6(d), take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the Transactions as soon as reasonably practicable, including: (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and making all necessary registrations and filings, (ii) obtaining all necessary Consents from third parties and (iii) executing and delivering any additional instruments necessary or reasonably advisable to consummate the Transactions.
(b) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall, if applicable, (and shall cause their respective Affiliates, if applicable, to) promptly, but in no event later than ten (10) business days after the date hereof (or such later date as may be agreed in writing between antitrust counsel for each Party), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions. The Company shall use commercially reasonable efforts to assist Parent in its submission of a Drug Manufacturing License Application, and all requisite supplemental documents, to the California Department of Public Health, Food and Drug Branch, where Ownership Change is selected as the reason for submitting such application, so as to facilitate Parent making such submission within five (5) business days of the date hereof.
(c) Without limiting the generality of anything contained in this Section 4.6, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Body or third party before a Governmental Body, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) promptly and regularly keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Party copies of documents, communications or materials provided to or received from any Governmental Body and material details of any oral communications in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and in connection with any of the foregoing and except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation or Legal Proceeding in respect of the Transactions, each Party shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation or Legal Proceeding; provided, that any of the foregoing documents and information provided to the other Party pursuant to this paragraph (i) may be redacted to (A) remove references to valuation of the Company or the identity of alternative acquirers, (B) comply with contractual arrangements, or (C) preserve legal privilege, and (ii) may be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel. Each Party, unless otherwise agreed to in writing, shall respond as promptly as practicable to requests for information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by responding at the earliest reasonably practicable date to any request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Parent shall pay all filing fees under the HSR Act and other Antitrust Laws; provided, that Parent and the Company shall each bear its own costs for the preparation of any such filings. Neither Party shall commit to or agree with any Governmental Body to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile under the HSR Act, or any other applicable Antitrust Laws, or agree with any Governmental Body not to consummate the Transactions for any period of time, without the prior written consent of the other Party.
(d) In furtherance and not in limitation of the foregoing in Section 4.6(a), Parent and Merger Sub shall each use their reasonable best efforts to promptly take, and cause their respective Affiliates to take, any and all reasonable actions necessary to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC, DOJ, or any other Governmental Bodies, including those of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or expirations or termination of the waiting period under the HSR Act or other Antitrust Laws, and to use reasonable best efforts to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies, and to use reasonable best efforts to avoid the entry of, effect the dissolution of, or to eliminate, any Legal Restraint which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Termination Date, as promptly as possible, in each case in order to obtain any necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, expirations or terminations of waiting periods, to consummate the Transactions prior to the Termination Date or to avoid the commencement or entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any legal proceeding under any Antitrust Law, which would otherwise have the effect of preventing the Closing; provided, that no Party shall be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is not conditioned upon the occurrence of the Closing. In the event Parent and the Company receive Requests for Additional Information (“Second Requests”) under the HSR Act in connection with the Transactions, each Party shall use its reasonable best efforts to substantially comply with such request as soon as practicable as provided by Section 7A(e) of the HSR Act. For purposes of this provision, a Party shall be deemed to have complied with any such request by providing a response that the Party in good faith believes to be in substantial compliance and by certifying in writing to the FTC or DOJ, as applicable its substantial compliance. In the event that a Party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a Second Request, such Party shall comply as soon as practicable with such subpoena or civil investigative demand. Notwithstanding the forgoing, in no event shall Parent or Merger Sub be required to, or to cause any of their respective Affiliates (including as of the Effective Time the Company and its Subsidiaries) to sell, lease, license, divest or dispose of any of its or their respective assets, rights, intellectual property, product lines or businesses. Nothing shall require the Company to agree to or to take, or commit to take, any action with respect to its assets, businesses, or Affiliates that is not conditioned upon the consummation of the Transactions (and the Company shall not be permitted to agree to any of the foregoing, whether or not conditioned upon the consummation of the Transactions, without the prior written consent of Parent).
(e) Prior to the earlier of the Closing and January 31, 2025, each of Parent and Merger Sub shall not, and Parent shall cause its Affiliates not to, directly or indirectly, acquire or agree to acquire, or publicly announce the intent to acquire, any assets, business, division or any Person that is a material, direct competitor of the Company, whether by merger, consolidation, license, purchasing the assets of or equity in any such Person or by any other manner, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would reasonably be expected to (i) impose any material delay in the expiration or termination of the applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Merger and the Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Legal Requirements or (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin, or otherwise prohibit consummation of the Merger and the Transactions.
Section 4.7 Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (ii) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Period; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date prior to the Closing Date reasonably agreed by the Parties. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 4.7.
Section 4.8 Employee Benefits.
(a) For a period of at least one year following the Effective Time (or, if shorter, for the applicable Continuing Employee’s period of employment), Parent shall provide, or cause to be provided, to each employee of the Company and its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Subsidiary or Affiliate thereof) during such period (each, a “Continuing Employee”) (i) base salary (or base wages, as the case may be), short-term cash incentive compensation opportunities (including bonuses and commissions), and annual vacation accrual rates, each of which is individually no less favorable than the base salary (or base wages, as the case may be), short-term cash incentive compensation opportunities (including bonuses and commissions), and annual vacation accrual rates provided to such Continuing Employee immediately prior to the execution of this Agreement, and (ii) severance pay and benefits no less favorable than the severance pay and benefits provided under the Employee Plans set forth on Section 2.18(c) of the Company Disclosure Schedule and (iii) other broad-based retirement, health and welfare benefits (other than any change-in-control or other transaction-based payments, long-term incentives, non-qualified deferred compensation, retention payments, equity or equity-based compensation, defined benefit arrangements, and post-retirement or retiree medical or welfare benefits (the “Excluded Benefits”) that are substantially comparable in the aggregate, to the broad-based retirement, health and welfare benefits (other than the Excluded Benefits) provided to such Continuing Employee immediately prior to the execution of this Agreement, except to the extent more favorable compensation and benefits may be required by applicable Legal Requirements. Parent acknowledges that, upon the occurrence of the Effective Time, a “Change in Control” (or “Change of Control” or similar defined term, as the case may be) of the Company shall have occurred for purposes of each of the Employee Plans in which such definition occurs.

(b) Without limiting the foregoing:
(i) Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including levels of benefits under Parent’s or the Surviving Corporation’s (or applicable Subsidiary’s) vacation policy) and eligibility for vesting under Parent or the Surviving Corporation’s (or applicable Subsidiary’s) employee benefit plans and arrangements (other than with respect to the Excluded Benefits) with respect to his or her length of service with the Company and its Subsidiaries (and their predecessors) prior to the Closing Date; provided, that the foregoing shall not result in the duplication of benefits or to benefit accrual under any Excluded Benefits.
(ii) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation (or applicable Subsidiary) to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company and its Subsidiaries as in effect from time to time.
(iii) With respect to any health or welfare benefit plan of Parent or the Surviving Corporation (or applicable Subsidiary) in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time (the “Parent Plans”), Parent shall (A) use commercially reasonable efforts to waive all limitations as to pre-existing conditions exclusions and waiting periods or required physical examinations under such Parent Plans with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions, waiting periods or physical examinations would not apply under a similar health or welfare plan in which such Continuing Employees participated immediately prior to the Effective Time and (B) use commercially reasonable efforts to provide credit to Continuing Employees under the applicable Parent Plan for all deductibles, co-payments and other out of pocket expenses incurred by such Continuing Employee or their covered dependents in the plan year in which the Effective Time occurs to the extent applicable under any such plan.
(c) If, at least ten (10) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan, the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). If the Company 401(k) plan is terminated pursuant to this Section 4.8(c), then as soon as practicable following the 401(k) Termination Date, Parent shall, to the maximum extent permitted under the Parent’s 401(k) Plan, permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer their account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.
(d) If the Closing Date occurs prior to July 1, 2025, Parent shall pay, or cause to be paid, on the first regular payroll date of the Company following the Closing Date, each Continuing Employee’s annual bonus for the Company’s fiscal year ending April 30, 2025 (“FY25”) in an amount equal to the annual bonus amount that the Continuing Employee would receive if the Continuing Employee’s annual bonus for FY25 was determined disregarding any individual component in the calculation of the amount of the annual bonus and weighting the Company performance components at 100%, with all applicable Company performance goals deemed achieved at the target level (each, a “FY25 Bonus”), subject to the Continuing Employee remaining employed by the Company, Parent or one of their Affiliates through the payment date, provided that prior to the Closing Date, the authorized officers of the Company may reduce (including to zero dollars) any FY25 Bonus payable to a non-executive officer in its sole discretion. Each FY25 Bonus shall be paid net of any withholding Taxes required to be deducted and withheld by applicable Laws. For the avoidance of doubt, (i) no FY25 Bonus to any Company Employee shall exceed 100% of such Company Employee’s target bonus level for FY25, and (ii) if the Closing Date does not occur prior to July 1, 2025, the Company shall not pay any FY25 Bonus under this Section 4.8(d) but may pay annual bonuses on or after July 1, 2025, to the extent permitted by Section 4.2(b)(iv).

(e) The Company shall, prior to the Closing Date and in a manner intended to be in compliance with Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations, terminate the Deferred Compensation Plan effective as of immediately prior to the Closing. Copies of all consents and other written actions used in connection with the foregoing shall be provided to Parent at least two (2) days in advance of approving such consent or written action or distribution of communications, as applicable, for Parent’s reasonable review and comment. The Company shall not unreasonably omit comments provided by Parent with respect to such materials.
(f) The provisions of this Section 4.8 are solely for the benefit of the Parties, and no provision of this Section 4.8 is intended to, or shall, constitute the establishment or adoption of or an amendment to any compensation or benefit plan, program, policy, agreement or other arrangement for purposes of ERISA or otherwise or guarantee to any Person any right to continued employment and no current or former Company Associate, or any other Person associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.
Section 4.9 Indemnification of Officers and Directors.
(a) The Parties agree that, to the fullest extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation by the Company or any of its Subsidiaries existing in favor of those Persons who are directors and officers of the Company or any of its Subsidiaries as of the date of this Agreement, have been directors or officers of the Company or any of its Subsidiaries in the past or who become directors or officers of the Company or any of its Subsidiaries following the date hereof and prior to the Effective Time (such individuals collectively, the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), in each case to the extent provided in the certificate of incorporation and bylaws (or applicable governing documents) of the Company or any of its Subsidiaries, as applicable (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company or any of its Subsidiaries, as applicable, and said Indemnified Persons (to the extent set forth on Section 4.9(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available to Parent or Parent’s Representatives prior to the date of this Agreement (such obligations, the “Existing Indemnification Obligations”), shall survive the Closing and to the fullest extent permitted under applicable Legal Requirements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six year period shall continue to be subject to this Section 4.9(a) and the rights provided under this Section 4.9(a) until disposition of such claim (even if after such six-year period).
(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”), to the fullest extent permitted under applicable Legal Requirements, to indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his or her capacity as) a director or officer of the Company or any of its Subsidiaries at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions, in each case to the extent required by the Existing Indemnification Obligations. Without otherwise limiting the Indemnified Persons’ rights with regards to counsel, following the Effective Time, the Indemnified Persons shall be entitled to continue to retain Cooley LLP, or such other counsel selected by the Indemnified Persons that is reasonably acceptable to the Surviving Corporation.
(c) From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries as of the date of this Agreement (an accurate and complete copy of which has been made available to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy or become covered by such existing policy prior to the Effective Time with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company or its Subsidiaries (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. At the Company’s election prior to the Effective Time, the Company may (through a nationally recognized insurance broker) purchase a six year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 4.9(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company and its Subsidiaries as of the date of this Agreement with respect to such existing policy (or for any tail policy, the corresponding amount), it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount (or for any tail policy, the corresponding amount).
(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, Parent shall make proper provisions such that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4.9.
(e) The provisions of this Section 4.9 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 4.9 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.
Section 4.10 Securityholder Litigation. Prior to the Effective Time, each Party will provide the other Parties with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and, upon request, keep such other Parties reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle, or agree to compromise or settle, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 4.10, “participate” means that (i) Parent shall be kept apprised of proposed strategy and other significant decisions and provided with copies of all complaints with respect to the Transaction Litigation (in each case to the extent that the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and (ii) Parent will have the right to review and may offer comments or suggestions with respect to such Transaction Litigation, including on filings and responses, and the Company will give good faith consideration to such comments and suggestions, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
Section 4.11 Notice of Certain Events. Each Party hereto will deliver, as promptly as practicable, notice to the other Parties hereto of such Party becoming aware (a) of any breach of any covenant or agreement made by such Party in this Agreement or (b) that any representation or warranty made by such party has become untrue or inaccurate in any material respect, in the case of each of (a) and (b), if and only to the extent that such untruth, inaccuracy or breach would reasonably be expected to cause any of the conditions set forth in Article V to fail to be satisfied at the Closing; provided, that the delivery of any notice pursuant to this Section 4.11 shall not cure any breach or inaccuracy of any covenant, agreement, representation or warranty made by or of the notifying party or limit the remedies available to the parties receiving such notification.
Section 4.12 Press Release; Public Statements. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to by, the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case, with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement to (including to media, analysts, Company Stockholders, investors or those attending industry conferences) and make internal announcements to its employees and contractors, and the Company Associates and make disclosures in Company SEC Documents, in each case, so long as such statements are consistent with previous press releases, public disclosures or public statements; (b) a Party may, without the prior consent of the other Party, but subject to giving advance notice to the other Party and providing the other Party with a reasonable opportunity to review and comment on such release, public announcement or statement (to the extent not prohibited by any Legal Requirement), issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made pursuant to Section 4.3(e) or that relates to any Acquisition Proposal, Acquisition Inquiry or Company Adverse Change Recommendation and any related matters, (d) no consultation or consent of the other Party shall be required with respect to any dispute between the Parties related to this Agreement or the Transactions and (e) a Party may make communications to current and potential equityholders or investors, in each case who are subject to customary confidentiality restrictions, in connection with fundraising, marketing, informational or reporting activities.
Section 4.13 Equity Financing.
(a) No Amendments to Equity Commitment Letters. Neither Parent nor Merger Sub shall, without the prior written consent of the Company, amend, modify, supplement, replace, substitute or waive any of the conditions to funding contained in the Equity Commitment Letters or any other provisions of, or remedies under, the Equity Commitment Letters to the extent such amendment, modification, supplement, replacement, substitute or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) adversely affect the ability of Parent and Merger Sub to timely consummate the Transactions, including the ability to pay the Required Amount in full; (iii) (x) impose new or additional conditions to the funding of the Equity Financing or (y) expand, amend or modify any of the existing conditions to the funding of the Equity Financing in a manner that could make the funding of the Equity Financing less likely to occur or prevent, materiality hinder, or materially delay the Closing; (iv) materially delay or prevent the Closing Date or make the timely funding of the Equity Financing or the satisfaction of the conditions to obtaining the Equity Financing less likely to occur in any respect; (v) adversely impact the ability of Parent to enforce its rights against the other parties to the Equity Commitment Letters; or (vi) result in the termination of the Equity Commitment Letters (the effects described in clauses (i) through (vi), collectively, the “Prohibited Modifications”); provided, however, that Parent shall be permitted to amend the Equity Commitment Letters to increase the amount of proceeds available thereunder, in each case, together with any conforming or ministerial changes related thereto. In the event that Parent or Merger Sub amends, modifies, supplements, replaces or waives the Equity Commitment Letters in accordance with this Section 4.13, references in this Agreement to “Equity Financing” shall be deemed to refer to the Equity Financing as so amended, supplemented, replaced or waived. Without the prior written consent of the Company, in no event will the Equity Financing Parties, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract after the date hereof and prior to the Closing awarding any agent, broker, investment banker or financial advisor any financing or financial advisory role on an exclusive basis.
(b) Taking of Necessary Actions. Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on a timely basis and on the terms and conditions described in the Equity Commitment Letters, including to (i) maintain in full force and effect the Equity Commitment Letters in accordance with the terms and subject to the conditions thereof (subject to Parent’s ability to amend the Equity Commitment Letters as provided for in Section 4.12(a)); (ii) satisfy on a timely basis (or obtain waivers of) all conditions to funding that are applicable to Parent and/or its Affiliates in the Equity Commitment Letters; (iv) consummate the Equity Financing at or prior to the Closing, including causing the Equity Financing Parties to fund the Equity Financing at the Closing; (v) comply with its obligations pursuant to the Equity Commitment Letters; and (vi) enforcing its rights pursuant to the Equity Commitment Letter.

(c) Information. Parent and Merger Sub shall give the Company prompt notice (A) of any breach (or written threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letters; (B) of the receipt by Parent or Merger Sub of any oral or written notice or communication from any Equity Financing Party with respect to any (1) actual or threatened breach, default, termination or repudiation by any party to the Equity Commitment Letters of any provisions of the Equity Commitment Letters or such definitive agreements; or (2) dispute or disagreement between or among any parties to the Equity Commitment Letters; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letters. Parent will provide information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with three (3) business days) after the date that the Company delivers a written request therefor to Parent.
(d) No Financing Condition. PARENT AND MERGER SUB EACH ACKNOWLEDGE AND AGREE THAT OBTAINING THE EQUITY FINANCING IS NOT A CONDITION TO THE CLOSING. IF THE EQUITY FINANCING HAS NOT BEEN OBTAINED, PARENT AND MERGER SUB WILL EACH CONTINUE TO BE OBLIGATED, SUBJECT TO THE SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN ARTICLE V, TO CONSUMMATE THE MERGER AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT WILL RELIEVE THE PARENT AND MERGER SUB FROM ANY LIABILITY FOR ANY BREACH OF THIS AGREEMENT, INCLUDING THE OBLIGATIONS SET FORTH IN THIS SECTION 4.13.
Section 4.14 Financing Cooperation.
(a) Cooperation with Debt Financing. If Parent intends to obtain any debt financing in connection with the Merger at the Effective Time and enters into an agreement or commitment letter with respect thereof (the “Debt Financing” and together with the Equity Financing, the “Financing”), if reasonably requested by Parent, in all cases subject to the limitations set forth herein and, the Company will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its respective commercially reasonable efforts, to provide Parent with customary cooperation reasonably requested by Parent to assist it in obtaining such Debt Financing by:
(i) as promptly as reasonably practicable, timely furnishing to Parent and any Debt Financing Source and their respective Representatives the Required Financing Information and such other information regarding the Company and its Subsidiaries reasonably necessary for the arrangement (and consummation) of any Debt Financing or assembly of marketing materials and customary for financings of this type; provided, that the obligations set forth in this Section 4.14(a)(i) may be satisfied with respect to the Required Financial Information by filing the Form 10-K or 10-Q, as applicable, of the Company filed with the SEC within the applicable time periods required by applicable law and regulations (including any extended deadlines available thereunder); provided, further, that, notwithstanding anything to the contrary in this Section 4.14, the Company shall not be required to provide Required Financing Information with respect to any fiscal quarter after the date hereof prior to the date that is thirty five (35) days after the end of such fiscal quarter;
(ii) participating in a reasonable number of meetings, presentations with actual or prospective Debt Financing Sources, road shows, due diligence sessions, drafting sessions and sessions with rating agencies (which, at the Company’s option, may be attended via teleconference or virtual meeting platforms), in each case, upon reasonable advance notice, at reasonable times and locations to be mutually agreed;
(iii) assisting Parent and the Debt Financing Sources in the preparation of customary rating agency presentations, bank information memoranda and high-yield offering prospectuses or memoranda required in connection with the Debt Financing, in each case, solely as required in connection with the Debt Financing and customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; provided, however, that (A) the Company and its Representatives will not have responsibility for the preparation of any pro forma financial statements, forecasts of financing statements, or projections; and (B) all such authorization letters and materials related thereto (1) shall include or otherwise expressly incorporate language that exculpates the Company, its

Affiliates and its and their respective Representatives from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such presentations, memoranda and other materials and documents and information set forth therein, and (2) shall have been previously identified to, and provided to, the Company and the Company and its Representatives shall have been given reasonable opportunity to review and comment thereon;
(iv) (a) assisting with the preparation of definitive financing documentation, including any schedules or exhibits thereto or any perfection certificate, (b) obtaining a certificate of the chief financial officer (or person performing similar functions) of the Company with respect to solvency matters, (c) assisting with obtaining landlord waivers and insurance certificates and endorsements, and (d) assisting Parent in connection with the preparation of any pledge, security and other financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;
(v) facilitating the pledging or the reaffirmation of the pledge of collateral, which such pledge will not take effect until the Effective Time;
(vi) subject to and conditioned upon the occurrence of the Closing, the taking of corporate actions reasonably necessary to permit the consummation of any Debt Financing and to permit the proceeds thereof to be made available to Parent;
(vii) furnishing Parent and the Financing Sources at least four (4) Business Days prior to Closing with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least nine (9) Business Days prior to Closing; and
(viii) cooperating with the satisfaction of the conditions precedent to the Debt Financing (to the extent any such conditions are customary and consistent with the other terms of this Agreement and require the cooperation of, and are within the control of, the Company or any of its Subsidiaries).
(b) Limitation on Obligations of the Company. Notwithstanding anything to the contrary contained in this Section 4.14, the Company and its Subsidiaries will not be required to (i) waive or amend any terms of this Agreement or cause any condition to Closing set forth in Article V to fail to be satisfied, (ii) pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities (except to the extent reimbursed or indemnified by Parent in accordance with Section 4.14(e) and Section 4.14(f)); (iii) execute, deliver, approve, modify or perform any agreement, instrument, certificate or other documentation in each case that would be effective prior to the Effective Time (other than customary authorization letters); (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (v) require the Company or any of its Affiliates or any of its or their respective Representatives to adopt any resolutions, execute any consents or otherwise take any corporate or similar action (except with regards to directors of the Company Board or officers of the Company that will continue in such role as of Closing and with respect to consents that shall only be effective as of or following the Effective Time); (vi) require the Company or any of its Affiliates or any of its or their respective Representatives to deliver any legal opinion or reliance letter or comfort letter; (vii) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, this Agreement, any Organizational Document, any Contract or any Law; or (viii) provide access to or disclose information which would result in waiving any attorney-client privilege. In addition, (A) other than customary authorization and representation letters, in each case, referred to in Section 4.14(a)(iii), no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries or their respective Representatives will be required to take any such action pursuant to any such certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor.

Nothing in this Section 4.14 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 4.14 that could reasonably be expected to result in personal liability to such Representative; or (2) the Company Board to approve any financing or Contracts related thereto (except with regards to directors of the Company Board that will continue in such role as of Closing and with respect to such financing or such Contracts that shall be effective as of or following the Effective Time).
(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in a form and manner reasonable acceptable to the Company in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended or likely to, and will not, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and all goodwill arising from the use thereof shall inure to the Company and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.
(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with each of the Confidentiality Agreements, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by each of the Confidentiality Agreements as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is an express third party beneficiary.
(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 4.14.
(f) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except in each case to the extent arising from willful misconduct, gross negligence, intentional misrepresentation or fraud of the Company, its Subsidiaries and their respective Representatives. Parent’s obligations pursuant to Section 4.14(e) and this Section 4.14(f) are referred to collectively as the “Reimbursement Obligations”.
(g) No Financing Condition. PARENT, MERGER SUB AND GUARANTOR EACH ACKNOWLEDGE AND AGREE THAT OBTAINING THE DEBT FINANCING IS NOT A CONDITION TO THE CLOSING OR THE FUNDING OF THE EQUITY FINANCING UNDER THE EQUITY COMMITMENT LETTER. IF ANY DEBT FINANCING HAS NOT BEEN OBTAINED, PARENT AND MERGER SUB WILL EACH CONTINUE TO BE OBLIGATED, SUBJECT TO THE SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN ARTICLE V, TO CONSUMMATE THE MERGER.
Section 4.15 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors (or respective committees thereof) shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effect of any Takeover Law on any of the Transactions.
Section 4.16 Section 16 Matters. Prior to the Effective Time, the Company and the Company Board (or committee thereof) shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.17 Stock Exchange Delisting; Deregistration.
(a)  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Shares to be delisted from Nasdaq prior to the Effective Time.
(b) If the Surviving Corporation is required to file any reports in accordance with the Exchange Act during the period between the filing of the Form 25 and the Form 15 in connection with the delisting and deregulation described in Section 4.17(a) (the “Delisting Period”), the Company will deliver to Parent at least one (1) business day prior to the Closing a draft of any such reports required to be filed during the Delisting Period (the “Post-Closing SEC Reports”).
Section 4.18 Merger Sub Obligations. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent shall ensure that each of its Subsidiaries (including Merger Sub) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries (including Merger Sub) for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.
Section 4.19 Convertible Notes.
(a) At and prior to the Closing, the Company shall comply in a timely manner with all of the provisions of the 2029 Indenture and all applicable Legal Requirements in connection therewith applicable to the Company, including executing and delivering supplemental indentures to the 2029 Indenture in connection with the Merger, the delivery, issuance or entry into any notices, certificates, legal opinions or other documents or instruments required to comply with the 2029 Indenture; provided, that (i) the Company shall deliver a copy of any such supplemental indenture, notice, certificate, legal opinion or other document to Parent reasonably in advance of delivering or entering into such supplemental indenture, notice, certificate, legal opinion or other document in accordance with the terms of the 2029 Indenture and (ii) prior to the Closing, the Company shall not, except as otherwise set forth in this Section 4.19, amend, modify, supplement or terminate the 2029 Indenture or take any action that would result in a change to the Conversion Rate (as defined in the 2029 Indenture as in effect on the date hereof), in each case, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any supplemental indentures, notices, certificates or other documents or instruments deliverable pursuant to the 2029 Indenture prior to the dispatch or making thereof and, subject to comments to legal opinions which shall be considered in good faith, shall consider in good faith all reasonable comments provided by Parent and its counsel with respect thereto.
(b) Notwithstanding the foregoing, nothing in this Section 4.19 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the 2029 Indenture prior to the occurrence of the Effective Time (other than to the extent expressly required under such 2029 Indenture), (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to the 2029 Indentures, that is effective prior to the occurrence of the Effective Time, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the 2029 Indenture (it being understood that to the extent reasonably practicable the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice).
Section 4.20 Tax Certificate. At least one (1) business day prior to the Effective Time, the Company shall provide a valid and duly executed certificate in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) from the Company stating that the Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a notice to the IRS prepared in accordance with Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date, and in the form attached hereto as Exhibit C.
ARTICLE V. CONDITIONS PRECEDENT TO THE MERGER
The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
Section 5.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions:
(a) The Company will have received the Company Required Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof).
(b) (i) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been earlier terminated, and (ii) any required consents, registrations, declarations, notices or filings from Governmental Bodies in the jurisdictions set forth on Section 5.1(b) of the Company Disclosure Schedule, if any, shall have been made or obtained (or deemed to have been made or obtained by virtue of the expiration or termination of any applicable waiting periods).
(c) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction after the date hereof and remain in effect, nor shall any Legal Requirement have been entered, enforced, enacted, or issued after the date hereof by any Governmental Body, in each case, which prohibits, or makes illegal, the consummation of the Merger (any such order, injunction or Legal Requirement, a “Legal Restraint”).
Section 5.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Legal Requirements) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
(a) The representations and warranties of the Company set forth in this Agreement (other than those referred to in Section 2.1(a), 2.3, 2.4(a), 2.5(e) and 2.23) shall have been true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 2.1(a), 2.3, 2.4(a), 2.5(e) and 2.23 of this Agreement that (x) are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and (y) are qualified by materiality or Material Adverse Effect shall be true and correct in all respects (without disregarding such materiality or Material Adverse Effect qualifications) as of the date of this Agreement and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), and (iii) the representations and warranties of the Company set forth in Section 2.5(a) through Section 2.5(d) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time).
(b) The Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Closing.

(c) Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer or chief financial officer thereof, certifying that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(d) have been satisfied.
(d) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing as of the Effective Time.
Section 5.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
(a) (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement;
(b) Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c) The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.
ARTICLE VI. TERMINATION
Section 6.1 Termination. This Agreement may be terminated prior to the Effective Time:
(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;
(b) by either Parent or the Company if the condition set forth in Section 5.1(c) is not satisfied and a Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a Party if the issuance of such final, non-appealable Legal Restraint was primarily due to or caused by the failure of such Party to perform any of its covenants or obligations under this Agreement;
(c) by either Parent or the Company if the Effective Time (whether prior to or after the receipt of the Company Required Vote) shall not have occurred on or prior to 11:59 p.m. Eastern Time on May 6, 2025 (such date, as extended pursuant to the immediately following proviso, the “Termination Date”); provided, however, that in the event that on the original Termination Date, the condition set forth in Section 5.1(b)(i) has not been satisfied, but all of the other closing conditions set forth in Article V have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the original Termination Date shall be automatically extended without further action by the Parties until 11:59 p.m. Eastern Time on November 6, 2025 (and in the case of such extension, any reference to the Termination Date in this Agreement shall be a reference to the Termination Date, as extended); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to any Party if its (or in the case of Parent, Parent or Merger Sub’s) breach of any provision of this Agreement resulted in the failure of the Effective Time to occur by the Termination Date;
(d) by either Parent or the Company, if the Company fails to obtain the Company Required Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;
(e) by Parent (whether prior to or after the receipt of the Company Required Vote), if the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement, or if any of the representations or warranties of the Company in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 5.1 or Section 5.2, as applicable, if measured as of the time Parent asserts a right of termination pursuant to this Section 6.1(e), except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 6.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 6.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period (to the extent capable of being cured); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(e) if Parent or Merger Sub is then in breach of any covenant or agreement of this Agreement or any representation or warranty of Parent in this Agreement is inaccurate, in each case, such that any condition set forth in Section 5.3(a) or Section 5.3(b) as applicable, would not then be satisfied.
(f) by Parent, if at any time prior to receipt of the Company Required Vote, the Company Board (or a committee thereof) makes and has not withdrawn a Company Adverse Change Recommendation, except that Parent’s right to terminate this Agreement pursuant to this Section 6.1(f) will expire upon receipt of the Company Required Vote;
(g) by the Company (whether prior to or after the receipt of the Company Required Vote), if Parent or Merger Sub has breached or failed to perform any of its respective covenants or other agreements contained in this Agreement, or if any of the representations or warranties of the Company in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 5.1 or Section 5.3, as applicable, if measured as of the time the Company asserts a right of termination pursuant to this Section 6.1(g) except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 6.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period (to the extent capable of being cured); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(g) if the Company is then in breach of any covenant or agreement of this Agreement or any representation or warranty of the Company in this Agreement is inaccurate, in each case, such that any condition set forth in Section 5.3(a) or Section 5.3(b) as applicable, would not then be satisfied;
(h) by the Company, at any time prior to the receipt of the Company Required Vote, in order to accept a Superior Proposal and/or enter into a Company Acquisition Agreement providing for the consummation of such Superior Proposal in accordance with Section 4.4(b), so long as (i) the Company has not materially breached any of its obligations under Section 4.3 with respect to such Superior Proposal and (ii) prior to or substantially concurrently with such termination, the Company pays the Company Termination Fee due to Parent in accordance with Section 6.3(b) to the extent contemplated thereby; or
(i) by the Company if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been and continue to be satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or waived; (ii) Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 1.3; (iii) the Company has irrevocably notified Parent in writing that, if Parent performs its obligations under this Agreement and the Equity Financing is funded in accordance with the Equity Commitment Letters, then the Company stands ready, willing and able to consummate, and will consummate, the Closing; (iv) the Company gives Parent written notice at least two (2) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(i); and (v) the Closing has not been consummated by the end of such two (2) Business Day period.

Section 6.2 Manner and Notice of Termination; Effect of Termination.
(a) The Party terminating this Agreement pursuant to Section 6.1 (other than pursuant to Section 6.1(a)) shall deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 6.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Any proper and valid termination of this Agreement pursuant to Section 6.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the proper and valid termination of this Agreement pursuant to Section 6.1, this Agreement shall immediately be of no further force or effect, without any liability or obligation on of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except Section 2.26, Section 3.13, Section 4.14(e), Section 4.14(f), this Section 6.2, Section 6.3, Article VII, and Exhibit A will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 6.3(b)(vi) and Section 6.3(c)(iii), nothing in this Agreement will relieve any Party from any liability for any Willful Breach of this Agreement (subject to the Company Liability Limitation) arising prior to the valid termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreements or the Guarantees, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
Section 6.3 Expenses; Termination Fee.
(a) Except as set forth in Section 4.6, Section 4.14, this Section 6.3 or as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent.
(b) Company Termination Fee.
(i) If (A) (1) this Agreement is validly terminated pursuant to Section 6.1(c) or Section 6.1(d) or (2) Parent validly terminates this Agreement pursuant to Section 6.1(e) as a result of a breach, failure to perform or inaccuracy by the Company that first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B), (B) after the date hereof and prior to the date of such termination (except in the case of termination pursuant to Section 6.1(d), in which case at least three (3) business days prior to the Company Stockholder Meeting (or any adjournment or postponement thereof)) a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise publicly made known to the Company Board or the Company Stockholders, and in each case, is not publicly withdrawn at least three (3) business days prior to the earlier of the date of the Company Stockholder Meeting (or any adjournment or postponement thereof) and the date of such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then the Company will concurrently with the earlier of (x) the consummation of such Acquisition Proposal or (y) entry into the definitive agreement in respect of such Acquisition Proposal, pay, or cause to be paid, to Parent an amount in cash equal to the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent. For purposes of this Section 6.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”
(ii) If Parent validly terminates this Agreement pursuant to Section 6.1(f), then the Company shall promptly (and in any event within five (5) business days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent if one has been so designated by Parent.
(iii) If the Company validly terminates this Agreement pursuant to Section 6.1(h), then the Company shall prior to or substantially concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(v) Payment; Default. The Parties acknowledge that the agreements contained in this Section 6.3(b) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Company Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate Parent, Merger Sub and their respective Affiliates in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to promptly pay the Company Termination Fee pursuant to this Section 6.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 6.3(b) or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Parent Enforcement Expenses”). The Company Termination Fee and all other payments under this Section 6.3(b) shall be made by the Company to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.
(vi) Sole and Exclusive Remedy. Subject to the provisions of Section 6.3(d) and Section 7.8, if this Agreement is validly terminated pursuant to Section 6.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 6.3(b) (including, if applicable, Parent’s right to Parent Enforcement Expenses under Section 6.3(b)(v)) will be the sole and exclusive remedy of Parent, Merger Sub, the Equity Financing Parties and the Parent Related Parties against the Company Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure. Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 6.3(b) and any Parent Enforcement Expenses payable pursuant to Section 6.3(b)(v) will be the only monetary damages Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure, and upon payment of such amounts, (A) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreements); and (B) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any Legal Proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreements). Notwithstanding the foregoing, this Section 6.3(b)(vi) will not relieve the Company and its Subsidiaries from any liability (I) if this Agreement is validly terminated by either Party in circumstances where the Company Termination Fee is not owed pursuant to Section 6.3(b) for any Willful Breach of or actual and intentional fraud under this Agreement prior to such termination or (II) for any breaches of the Confidentiality Agreements; provided, that under no circumstances will the collective monetary damages payable by the Company Related Parties for breaches (including in the case of Willful Breach or actual and intentional fraud) or otherwise under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to the Company Termination Fee plus any Parent Enforcement Expenses payable by the Company pursuant to Section 6.3(b)(v) in the aggregate for all such breaches (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (including in the case of Willful Breach or actual and intentional fraud) against any of the Company Related Parties, and in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation (including in the case of Willful Breach or actual and intentional fraud) against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure.
(c) Reverse Termination Fee.
(i) If this Agreement is validly terminated pursuant to (A) Section 6.1(g) or (B) Section 6.1(i), then Parent shall promptly (and in any event within five (5) business days) following such termination pay, or cause to be paid, to the Company or its designee (as directed by the Company in writing) an amount in cash equal to the Reverse Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.
(ii) If this Agreement is validly terminated pursuant to (A) (i) Section 6.1(b) (to the extent that the applicable Legal Restraint specifically pertains to Antitrust Laws) or (ii) Section 6.1(c) (and at the time of such termination pursuant to Section 6.1(c), all of the conditions set forth in Section 5.1 have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, are, on the date of such termination, capable of being satisfied) or waived, other than any of the conditions set forth in Section 5.1(c) (to the extent that the applicable Legal Restraint specifically pertains to Antitrust Laws) or Section 5.1(b) (to the extent specifically pertaining to Antitrust Laws)), and (B) after January 31, 2025, Parent, or any of its Affiliates, acquired or agreed to acquire, or publicly announced the intent to acquire, any assets, business, division or any Person that is a material, direct competitor, and such acquisition was a proximate cause of the failure of the Parties to receive any consents or approvals necessary in connection with the Merger under Antitrust Laws in order for the conditions in Section 5.1(b) or Section 5.1(c), as applicable, to be satisfied, then Parent shall promptly (and in any event within five (5) business days) following such termination pay, or cause to be paid, to the Company or its designee (as directed by the Company in writing) an amount in cash equal to the Regulatory Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company. The agreements contained in this Section 6.3(c)(i) and Section 6.3(c)(ii) are an integral part of the transactions contemplated by this Agreement and without these agreements, the Company would not enter into this Agreement.
(iii) Single Payment Only. The Parties acknowledge and agree that in no event will Parent be required to pay the Reverse Termination Fee or Regulatory Termination Fee on more than one occasion, whether or not the Reverse Termination Fee or Regulatory Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(iv) Payment; Default. The Parties acknowledge that the agreements contained in this Section 6.3(c) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Reverse Termination Fee or Regulatory Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate the Company and its Affiliates in the circumstances in which the Reverse Termination Fee or Regulatory Termination Fee, as applicable, is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if Parent fails to promptly pay the Reverse Termination Fee or Regulatory Termination Fee, as applicable, pursuant to this Section 6.3(c) and, in order to obtain such payment, the Company commences a Legal Proceeding that results in a judgment against Parent for the amount set forth in Section 6.3(c) or any portion thereof, Parent will pay to the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Company Enforcement Expenses”). The Reverse Termination Fee, Regulatory Termination Fee and all other payments under this Section 6.3(c) shall be made by Parent to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.
(v) Sole and Exclusive Remedy. Subject to the provisions of Section 6.3(d) and Section 7.8, if this Agreement is validly terminated pursuant to Section 6.1, the Company’s receipt of the Reverse Termination Fee or Regulatory Termination Fee, as applicable, to the extent owed pursuant to Section 6.3(c) (including, if applicable, the Company’s right to Company Enforcement Expenses under Section 6.3(c)(iii) will be the sole and exclusive remedy of the Company and the Company Related Parties against the Parent Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure. The Company’s receipt of the Reverse Termination Fee or Regulatory Termination Fee to the extent owed pursuant to Section 6.3(c) and any Company Enforcement Expenses payable pursuant to Section 6.3(c)(iii) will be the only monetary damages the Company and its Affiliates may recover from the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure, and upon payment of such amounts, (A) none of the Parent Related Parties will have any further liability or obligation to the Company or its Affiliates relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreements); and (B) none of the Company or any other Person will be entitled to bring or maintain any Legal Proceeding against Parent, Merger Sub or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreements).
(d) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 6.3(b) or Section 6.3(c), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 7.8(b), except that, although the Parties, each in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 7.8(b), under no circumstances will a Party be permitted or entitled to receive both (i) specific performance of the other Party’s obligation to effect the Closing and (ii) any payment of the Company Termination Fee (in the case of Parent), the Parent Termination Fee or Regulatory Termination Fee (in the case of the Company) and/or monetary damages in respect of a Willful Breach of the Company (subject to the Company Liability Limitation).
ARTICLE VII. MISCELLANEOUS PROVISIONS
Section 7.1 No Survival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (i) none of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time, and (ii) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, claims and causes of actions (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.
Section 7.2 Amendment. Prior to the Effective Time and subject to Section 4.9(e), any provision of this Agreement may be amended by the Parties only by action taken or authorized by or on behalf of the respective boards of directors (or duly authorized committees thereof) of the Company and Parent at any time; provided, that such amendment is in writing and is signed by each Party; provided, further, that without the further approval of the Company Stockholders, no such amendment or waiver shall be made or given that requires the approval of the Company Stockholders under the DGCL unless the required further approval is obtained.
Section 7.3 Waiver. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing); provided that after obtaining the Company Required Vote and prior to the Effective Time, there shall be no waiver or extension of this Agreement that (x) decreases the Merger Consideration or (y) adversely affects the rights of the Company Stockholders, in the case of each of clauses (x) and (y), without the approval of the Company Stockholders. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 7.4 Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreements shall not be superseded and shall remain in full force and effect (except that, for the avoidance of doubt, Section 9 of each of the Confidentiality Agreements shall not restrict any party thereto from making a confidential proposal to the Board of the Directors of the Company or requesting any amendment or waiver of any provision of such Confidentiality Agreement); provided, further, that, if the Effective Time occurs, the Confidentiality Agreements shall automatically terminate and be of no further force and effect. For the avoidance of doubt, the Exclusivity Agreement shall be of no further force or effect. This Agreement may be executed in several counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 7.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, that (x) following the Closing, each Party may assign its rights, interests and obligations hereunder to its Affiliates but such assignment shall not relieve such Party of its obligations or liabilities hereunder and (y) Parent may assign any or all of its rights or interests under this Agreement as a collateral assignment to any Debt Financing Sources providing the Debt Financing without the written consent of the parties hereto, but such assignment shall not relieve such Party of its obligations or liabilities hereunder. No assignment by any Party in accordance herewith will relieve such Party of any of its obligations hereunder.
Section 7.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (i) if the Closing occurs, (A) the right of the Company Stockholders to receive the Merger Consideration and (B) the right of the holders of Company Options, RSUs and PSUs to receive the Option Consideration, the RSU Consideration or the PSU Consideration, as applicable; (ii) the provisions set forth in Section 4.9; (iii) the limitations on liability of the Company Related Parties set forth in Section 6.3(b); and (iv) the limitations on liability of the Parent Group set forth in Section 6.3(c).
Section 7.8 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies; Waiver of Jury Trial.
(a) This Agreement, and all actions and proceedings arising out of, or relating to the subject matter hereof or the Transactions, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.8(c), in any action or proceeding arising out of or relating to this Agreement, the subject matter hereof or any of the Transactions: (i) each of the Parties irrevocably (i) submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom, in each case, sitting in New Castle County in the State of Delaware, (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware, in each case, sitting in New Castle County of the State of Delaware) (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 7.8(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court). Each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 7.9. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
(b) The Parties agree that irreparable damage for which monetary damages (including any fees payable pursuant to Section 4.14(e) and Section 4.14(f)), even if available, would not be an adequate remedy, would occur and that the Parties would not have any adequate remedy at law in the event that the Parties do not perform their obligations under the provisions of this Agreement (or the Equity Commitment Letters) in accordance with its (or their) specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to the following sentence, (i) the Parties shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.8(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, (ii) the provisions set forth in Section 6.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that if (A) all of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or waived, (B) the Company has irrevocably confirmed in a written notice to Parent that (x) all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or that it is irrevocably waiving any such unsatisfied conditions at the Closing and (y) if the Equity Financing is funded then it would take such actions that are within its control to cause the Closing to occur in accordance with this Agreement as promptly as practicable and (C) Parent and Merger Sub fail to consummate the Closing by the later of (x) the third (3rd) business day following Parent’s receipt of the notification by the Company that it is ready, willing and able to consummate the Transactions and (y) the date the Closing should have occurred pursuant to Section 1.3, the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded (including to cause Parent and Merger Sub to enforce the obligations of the Equity Financing Parties under the Equity Commitment Letters in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letters). The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.8(b) shall not be required to provide any bond or other security in connection with any such order or injunction, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties further agree that (x) by seeking the remedies provided for in this Section 7.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 7.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.8 prior to, or as a condition to, exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a Party pursuant to this Section 7.8 or anything set forth in this Section 7.8 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter. If, prior to the Termination Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party or the Company brings any action seeking an injunction, specific performance or other equitable relief in connection with the Equity Commitment Letters, the Termination Date shall automatically be extended by (a) the amount of time during which such Legal Proceeding is pending plus twenty (20) business days; or (b) such other time period as established by the court presiding over such Legal Proceeding.
(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO OR AGAINST THE DEBT FINANCING ENTITIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SUBJECT MATTER HEREOF, THE DEBT FINANCING OR THE TRANSACTIONS.
Section 7.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder: (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 5:00 p.m. Eastern Time, the business day following the date of transmission (provided, that no

“bounce back” or similar message of non-delivery is received with respect thereto); provided, that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Company):

c/o GHO Capital Partners LLP
21 St James’ Square
London SW1Y 4JZ
Attention: Mike Mortimer; Alan MacKay; Alison Kiernan
Email: [****], [****], [****], [****]

with a copy to (which shall not constitute notice):

Ropes & Gray LLP
191 North Wacker, 32nd Floor
Chicago, Illinois 60606
Attention: Neill P. Jakobe; Timothy A. Castelli; Zachary R. Blume
Email: Neill.Jakobe@ropesgray.com; Timothy.Castelli@ropesgray.com; zachary.blume@ropesgray.com if to the Company (prior to the Effective Time):

Avid Bioservices, Inc.
14191 Myford Road
Tustin, California 92780
Attention: Mark R. Zeibell
Email: [****]

with a copy to (which shall not constitute notice):

Cooley LLP
55 Hudson Yards
New York, NY 10001
Attention: William B. Sorabella
Email: wsorabella@cooley.com

Section 7.10 Transfer Taxes. Except as expressly provided in Section 1.7(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent and Merger Sub when due. Parent and Merger Sub shall file all Tax Returns and other documentation required to be filed with respect to such Taxes and fees.
Section 7.11 Company Disclosure Schedule References. The Parties agree that the disclosure set forth in any particular Section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement for which the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on its face.
Section 7.12 No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Affiliates that no Non-Recourse Party of a

Party shall have any liability relating to this Agreement or any of the Transactions (except in the case of intentional fraud by such Non-Recourse Party or as otherwise agreed to in writing by such Non-Recourse Party (including the liability of the Equity Financing Sources under the Equity Commitment Letters and the Guarantees)).
Section 7.13 Certain Interpretations.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.
(b) Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.
(c) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting party of such agreement or document.
(d) As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation. As used in this Agreement, unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). As used in this Agreement, unless otherwise indicated, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”
(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.
(f) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(g) References to “made available” shall mean that such documents or information referenced: (i) were delivered or provided to the Company, Parent, Merger Sub or their respective Representatives, as applicable, at least one (1) business day prior to the execution and delivery of this Agreement; (ii) were contained in the Company’s electronic data room maintained by Datasite at least one (1) business day prior to the execution and delivery of this Agreement; or (iii) were publicly available, without redactions, in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC at least one (1) business day prior to the execution and delivery of this Agreement.
(h) The information contained in this Agreement and in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Legal Requirement or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.
(i) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(j) References to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date.
(k) References to “$” or “dollars” refer to United States dollars unless otherwise noted.
(l) The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
Section 7.14 Debt Financing Entities. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Debt Financing Entity shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 7.14 shall limit the liability or obligations of such Debt Financing Entities under any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Entity), (b) except as may be set forth in any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Entity, any action of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Entity arising out of, in connection with, or relating to the Debt Financing, or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York (Borough of Manhattan), State of New York (and any appellate court thereof), (c) any interpretation of any agreements related to the Debt Financing will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflict of laws (except for any interpretation as to whether a Material Adverse Effect has occurred, which will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware), (d) no party hereto will bring, permit any of their respective controlled Affiliates to bring, or support anyone else in bringing, any such action in any other court, (e) only the Parent (including its permitted successors and assigns) and the other parties to any debt commitment letter, the fee letter related thereto, any credit agreement or any other agreements governing the Debt Financing at their own direction shall be permitted to bring any claim against a Debt Financing Entity for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of any such agreement, (f) no amendment or waiver of this Section 7.14, Section 7.6, Section 7.8(c) or any of the defined terms used herein or therein that is materially adverse to the Debt Financing Entities in their capacity as such shall be effective against such Debt Financing Entities without the prior written consent of the lenders party to the agreements governing the Debt Financing to which such amendment is materially adverse, and (g) the Debt Financing Entities are express and intended third party beneficiaries of this Section 7.14, Section 7.6 and Section 7.8(c).
[Signature pages follow]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Space Finco, Inc.

By:	/s/ Michael Mortimer
Name:	Michael Mortimer
Title:	Vice President

Space Mergerco, Inc.

By:	/s/ Michael Mortimer
Name:	Michael Mortimer
Title:	Vice President

Avid Bioservices, Inc.

By:	/s/ Nicholas Green
Name:	Nicholas Green
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Certain Definitions
For purposes of this Agreement (including this Exhibit A):
“2025 Bonus Payment” is defined in Section 4.8(d).
“2029 Convertible Notes” shall mean the Company’s 7.00% Convertible Senior Notes due 2029 issued under the 2029 Indenture.
“2029 Indenture” shall mean the Indenture dated March 12, 2024, by and between the Company and U.S. Bank Trust Company, National Association, as trustee, with respect to the 2029 Convertible Notes.
“401(k) Termination Date” is defined in Section 4.8(c).
“Acceptable Confidentiality Agreement” is defined in Section 4.3(a).
“Acquisition Inquiry” shall mean any inquiry regarding, or the making of any proposal or offer that would reasonably be expected to lead to, an Acquisition Proposal.
“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, providing for, in a single transaction or series of related transactions, any (A) acquisition or license of assets of the Company and its Subsidiaries equal to 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, (B) direct or indirect purchase or other acquisition by any Person or entity (or Persons acting in concert) or group, whether from the Company or any other Person(s), of outstanding Shares representing more 20% or more of the outstanding Shares after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender or exchange offer by any Person or entity (or Persons acting in concert) or group that, if consummated in accordance with its terms, would result in such Person or entity (or Persons acting in concert) or group beneficially owning 20% or more of the outstanding Shares after giving effect to the consummation of such tender or exchange offer, or (C) merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or entity (or Persons acting in concert) or group beneficially owning 20% or more of the outstanding Shares, in each case, other than the Transactions.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
“Agreement” is defined in the preamble to this Agreement.
“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, and any applicable Legal Requirements of similar effect.
“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state Legal Requirements and other applicable Legal Requirements (including non-U.S. Legal Requirements) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, or abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly and all Legal Requirements and orders issued by a Governmental Body relating to foreign investment or national security.
“Balance Sheet” is defined in Section 2.8.
“Bankruptcy and Equity Exceptions” is defined in Section 2.11(b).
“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.
A-A-1

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in New York, New York are authorized or required by Legal Requirements to be closed.
“Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company, as amended.
“Certificates” is defined in Section 1.7(b).
“Change in Circumstance” shall mean any material event, fact, occurrence or development or material change in circumstances with respect to the Company and its Subsidiaries that (a) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known to the Company Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) and first becomes known (or the consequences become known, if applicable) to the Company Board after the execution and delivery of this Agreement and prior to the time the Company Required Vote is obtained and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates, (iii) the fact, in and of itself, that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of this Agreement (provided, that the exception in this clause (iii) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), (iv) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided, that the exception in this clause (iv) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred) or (v) any events, changes or circumstances resulting primarily from a breach of this Agreement by the Company.
“Chosen Courts” is defined in Section 7.8(a).
“Closing” is defined in Section 1.3(a).
“Closing Date” is defined in Section 1.3(a).
“Code” shall mean the Internal Revenue Code of 1986.
“Company” is defined in the preamble to this Agreement.
“Company Acquisition Agreement” is defined in Section 4.3(b).
“Company Adverse Change Recommendation” is defined in Section 4.4(a).
“Company Associate” shall mean each officer, employee, or natural person who is an independent contractor, consultant or director, of or to the Company or any of its Subsidiaries.
“Company Board” is defined in Recital B of this Agreement.
“Company Board Recommendation” is defined in Recital B of this Agreement.
“Company Breach Notice Period” is defined in Section 6.1(e).
“Company Common Stock” shall mean the common stock, par value of $0.001 per share, of the Company.
“Company Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party.
“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.
“Company Enforcement Expenses” is defined in Section 6.3(c)(iv).
“Company Equity Plans” shall mean the Company’s 2010 Stock Incentive Plan, as amended, the Company’s 2011 Stock Incentive Plan, as amended and the Company’s 2018 Omnibus Incentive Plan, as amended.
“Company ESPP” shall mean the Company’s 2010 Employee Stock Purchase Plan.
A-A-2

“Company IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Lease” shall mean any Company Contract pursuant to which the Company or its Subsidiaries leases or subleases Leased Real Property from another Person.
“Company Liability Limitation” is defined in Section 6.3(b)(vi)(ii).
“Company Options” shall mean all outstanding options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
“Company Preferred Stock” shall mean the preferred stock, par value of $0.001 per share, of the Company.
“Company Related Parties” shall mean, collectively, (A) the Company and its Subsidiaries and each of their Affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, stockholders and assignees of the Company, any of its Subsidiaries and each of their Affiliates.
“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Shares in favor of the adoption of this Agreement and approval of the Merger.
“Company SEC Documents” is defined in Section 2.6(a).
“Company Stock Awards” shall mean all Company Options, RSUs and PSUs.
“Company Stockholder” shall mean a holder of Company Common Stock.
“Company Stockholder Meeting” is defined in Section 4.5.
“Company Termination Fee” shall mean a fee equal to $32,000,000.
“Confidentiality Agreements” is defined in Section 4.1(a).
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Continuing Employee” is defined in Section 4.8.
“Contract” shall mean any legally binding agreement, contract, subcontract, lease, instrument, bond, debenture, note, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.
“Current ESPP Offering Periods” is defined in Section 4.7.
“Data Security Requirements” shall mean, to the extent governing the privacy, data protection or security of any Personal Information, all applicable (i) Legal Requirements (including the Health Insurance Portability and Accountability Act of 1996 and the EU General Data Protection Regulation), (ii) written privacy policies, and (iii) binding contractual requirements to which the Company or any of its Subsidiaries is a party.
“DEA” shall have the meaning set forth in Section 2.13(b).
“Debt Financing” shall have the meaning set forth in Section 4.14(a).
“Debt Financing Entities” means the Debt Financing Sources, together with their respective Affiliates, and their and their respective Affiliates’ current or future officers, directors, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and the respective successors and permitted assigns of each of the foregoing.
“Debt Financing Sources” shall mean the Persons (other than Parent, the Equity Financing Parties and Merger Sub and their respective Affiliates), if any, in their respective capacities as such, that commit to provide, arrange, underwrite or place all or any portion of the Debt Financing or any alternate debt financing in
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connection with the Merger, together with their respective Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing or such alternate debt financing and the successors and assigns of each of the foregoing.
“Delisting Period” shall have the meaning set forth in Section 4.17(b).
“Determination Notice” is defined in Section 4.4(b)(i).
“DGCL” shall mean the Delaware General Corporation Law.
“Dissenting Shares” is defined in Section 1.8.
“DOJ” shall mean the U.S. Department of Justice.
“DTC” shall mean the Depository Trust Company.
“Effective Time” is defined in Section 1.3(b).
“Employee Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each other salary, bonus, commission, employment, consulting, equity or equity-based, employee loan, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefit, hospitalization, medical, life or other insurance, flexible benefit, supplemental unemployment benefit, profit-sharing, pension, retirement, supplemental retirement, tax gross-up, expense reimbursement, welfare, fringe benefit, change of control, transaction, retention, post-termination or post-employment health and welfare, salary continuation, or other compensation or benefit plan, policy, program, agreement or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of any Company Associate or former officer, employee, or natural person who is an independent contractor, consultant or director, of or to the Company or any of its Subsidiaries or with respect to which the Company and its Subsidiaries could reasonably be expected to have any contingent or other liability.
“Encumbrance” shall mean any lien (including statutory liens for Taxes), license, pledge, hypothecation, lease charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, subscription right, easement, servitude, proxy, voting trust, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“Environmental Law” shall mean any federal, state, local, foreign or other Legal Requirements relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to Hazardous Materials.
“Equity Commitment Letters” shall have the meaning set forth in Section 3.6.
“Equity Financing” shall have the meaning set forth in Section 3.6.
“Equity Financing Parties” shall have the meaning set forth in Section 3.6.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Exclusivity Agreement” is defined in Section 4.3(b).
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“FDA” is defined in Section 2.13(b)(i).
“Financing” shall have the meaning set forth in Section 4.14(a).
“Foreign Employee Plan” is defined in Section 2.18(d).
“FTC” shall mean the U.S. Federal Trade Commission.
“GAAP” is defined in Section 2.6(b).
“Government Official” shall mean any officer or employee of a Governmental Body or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such Governmental Body, department, agency, or instrumentality or on behalf of any such public organization.
“Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, permission, approval, exception, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body.
“Governmental Body” shall mean (a) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) any federal, state, local, municipal, foreign or other government; or (c) any governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, Regulatory Authority or Entity and any court, arbitrator, mediator or other tribunal.
“Governmental Program” means any “Governmental Program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, CHAMPVA, TRICARE, the United States Department of Veteran Affairs, and all other health care reimbursement programs funded and/or regulated by any Governmental Body.
“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined as hazardous, toxic or words of similar meaning under any Environmental Law and includes any pollutant, contaminant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste, lead, asbestos and per- or polyfluoroalkyl substances.
“Healthcare Laws” means any and all federal, state, local, or foreign healthcare and FDA related Legal Requirements, applicable to the Company and its Subsidiaries including those Legal Requirements related to the nonclinical and clinical research, investigation, development, production, design, manufacturing, packaging, handling, labeling, marketing, advertising, promotion, import, export, testing, sale, sampling, distribution, shipping, transport, use, and commercialization of pharmaceutical or biological products (and components thereof), including the United States Federal Food, Drug and Cosmetics Act, 21 U.S.C. § 301 et seq; the Public Health Service Act, 42 U.S.C. § 201 et seq.; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; Legal Requirements governing the protection of human research subjects; the Controlled Substances Act, 21 U.S.C. § 801 et seq., and Legal Requirements governing the manufacture, possession, and distribution of controlled substances; state board of pharmacy Legal Requirements; and any comparable state, federal, or foreign Legal Requirement relating to any of the foregoing.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“In-bound License” is defined in Section 2.10(d).
“Indebtedness” shall mean, with respect to the Company and its Subsidiaries, (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than, with respect to the Company and its Subsidiaries, to the Company or any of its Subsidiaries), including the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties and unpaid fees or expenses thereon; (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person; (c) any obligations in respect of letters of credit (to the extent drawn) and bankers’ acceptances (other than letters of credit used as security for leases) to the extent drawn upon the counterparty thereto; (d) all obligations under
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finance leases (as determined in accordance with GAAP); and (e) any guaranty of any such obligations described in clauses (a) through (d) of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).
“Indemnified Persons” is defined in Section 4.9(a).
“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, rights in Software, data and databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, domain names and URLs, social media accounts and handle, and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know-how, confidential and proprietary information, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights or intellectual property rights of every kind and nature; and (f) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
“IRS” shall mean the Internal Revenue Service.
“knowledge” shall mean, with respect to the Company, the actual knowledge, after reasonable internal inquiry of their direct reports primarily responsible for such matters, of the individuals set forth on Section 1.01 of the Company Disclosure Schedule (the “Knowledge Parties”) as of the date hereof.
“Leased Real Property” is defined in Section 2.9(b).
“Legal Proceeding” shall mean any claim, action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), mediation, investigation or hearing commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, order, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body or any Regulatory Authority (or under the authority of the Nasdaq).
“Legal Restraint” is defined in Section 5.1(c).
“Match Period” is defined in Section 4.4(b)(i).
“Material Adverse Effect” shall mean any fact, event, occurrence, effect, condition, change, development or circumstance (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of, relating to or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to be or constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to have, a Material Adverse Effect: (i) any Effect generally affecting any industry in which the Company or its Subsidiaries operates; (ii) any general economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region; (iii) any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates or fluctuations in the value of any currency; (iv) any Effect in regulatory, legislative or political conditions in the United States or any other country or region in the world; (v) any act of terrorism, cyberterrorism, war, civil unrest, national or international calamity, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, pandemic (including the COVID-19 pandemic, and any variations thereof or related or associated epidemics, pandemics or disease outbreaks) or epidemic or any other similar event (and any escalation or worsening of any
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of the foregoing); (vi) any change in Legal Requirements or GAAP, or interpretations of any Legal Requirements or GAAP; (vii) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided, that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (viii) any failure by the Company or any of its Subsidiaries to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (ix) any Effect arising out of or relating to the announcement, execution, pendency or performance of this Agreement and the Transactions, including (A) any action taken or not taken by the Company or any of its Subsidiaries at the written request of Parent, (B) the initiation or settlement of any Legal Proceedings threatened or commenced by or involving any holder of Shares arising out of or related to this Agreement or the transactions contemplated hereby, (C) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates or (D) the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, financing sources, customers, suppliers, partners, Governmental Bodies, or other business or regulatory relationships; provided, that, this foregoing clause (ix) shall not apply with respect to Section 2.4 to the extent it addresses the consequences of the announcement of, or the compliance with, this Agreement, or the pendency of this Agreement or consummation of the Transactions; or (x) any Effect resulting or arising from Parent’s or Merger Sub’s breach of this Agreement or an Equity Financing Party’s breach of the Equity Commitment Letter; provided. further, that any Effect referred to in the foregoing clauses (i) through (vi) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such Effect has or would reasonably be expected to have a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate (with the incremental materially disproportionate adverse Effects taken into account).
“Material Contract” is defined in Section 2.11(a).
“Merger” is defined in Recital B of this Agreement.
“Merger Consideration” is defined in Section 1.6(a)(iii).
“Merger Sub” is defined in the preamble to this Agreement.
“Nasdaq” shall mean The Nasdaq Capital Market.
“Non-Recourse Party” means, with respect to a Party, any of such party’s former, current and future direct or indirect equity holders, controlling Persons, directors, managers, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, manager, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, general or limited partner, successor or assignee of any of the foregoing).
“OIG” is defined in Section 2.13(b).
“Option Consideration” is defined in Section 1.9(a).
“Out-bound License” is defined in Section 2.10(d).
“Parent” is defined in the preamble to this Agreement.
“Parent Breach Notice Period” is defined in Section 6.1(g).
“Parent Enforcement Expenses” is defined in Section 6.3(b)(v).
“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with one or more other Effects, would or would be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
“Parent Plans” is defined in Section 4.8(b)(iii).
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“Parent Related Parties” shall mean (A) Parent, Merger Sub and their respective Affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and their respective Affiliates.
“Parties” shall mean Parent, Merger Sub and the Company.
“Paying Agent” is defined in Section 1.7(a).
“Paying Agent Agreement” is defined in Section 1.7(a).
“Payment Fund” is defined in Section 1.7(a).
“Permitted Encumbrance” shall mean (a) any Encumbrance that arises for Taxes either (i) not yet due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including any mechanics’, carriers’, workers’, repairers’, materialmen’s or similar Encumbrances arising or incurred in the ordinary course of business, but excluding any such Encumbrances arising as a result of any breach by the Company or its Subsidiaries); (c) any non-exclusive license of Company IP granted by the Company or any of its Subsidiaries to their customers or service providers in the ordinary course of business; and (d) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.
“Person” shall mean any individual, Entity or Governmental Body.
“Personal Information” shall mean any information in the possession, custody, or control of, or Processed by, the Company or its Subsidiaries, that (i) identifies, could be used to identify, or is otherwise related to an individual person or household, or (ii) constitutes “personal data,” “personal information,” “protected health information”, or similar term as defined by applicable Legal Requirements.
“Post-Closing SEC Reports” is defined in Section 4.17(b).
“Pre-Closing Period” is defined in Section 4.1.
“Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, whether by automated means, including to store, collect, copy, process, transfer, transmit, display, access, use, adapt, record, retrieve, organize, structure, erase or disclose, sell, rent, license, disseminate or otherwise make available or other actions that are otherwise defined as ‘processed’ or ‘processing’ under Data Security Requirements.
“Prohibited Modifications” is defined in Section 4.13.
“Proxy Statement” is defined in Section 4.5.
“PSU” is defined in Section 1.9(c).
“PSU Consideration” is defined in Section 1.9(c).
“Recent SEC Reports” is defined in the preamble to Article II of this Agreement.
“Reference Date” shall mean the last business day prior to the date of this Agreement.
“Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body or, solely for domain names, private registrar, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.
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“Regulatory Authority” means any Governmental Body with authority over the quality, identity, strength, purity, safety, efficacy, research, development, testing, investigation, manufacture, packaging, labeling, storage, distribution, advertising, marketing, import, export, or sale of any product that the Company and its Subsidiaries manufacture or are developing, or as to which the Company and its Subsidiaries provide any service.
“Regulatory Termination Fee” shall mean $32,000,000.
“Reimbursement Obligations” is defined in Section 4.14(f).
“Released” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, soil-gas, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.
“Required Amount” is defined in Section 3.7.
“Required Financing Information” means interim unaudited consolidated balance sheet of the Company and its Subsidiaries as of the last day of each fiscal quarter ended after September 30, 2024 and least 45 days prior to the Effective Time and the related statements of income and cash flows of the Company and its Subsidiaries for each such fiscal quarter.
“Reverse Termination Fee” shall mean $64,000,000.
“RSU” is defined in Section 1.9(b).
“RSU Consideration” is defined in Section 1.9(b).
“Sanctioned Country” shall mean any country or territory that is subject to a country-wide embargo by the U.S. Government, including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions in Ukraine.
“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or any Legal Requirement relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Legal Requirements administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation (collectively, “Export-Import Laws”), including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.
“Sanctions Laws” shall mean all Legal Requirements relating to economic or trade sanctions, including the Legal Requirements administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, and the European Union.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933.
“Security Incident” shall mean any (i) unauthorized or unlawful acquisition, loss, access to, disclosure, use, or modification of Sensitive Information, (ii) ransomware, phishing, or other cyberattack; or (iii) other act or omission that compromises the security, confidentiality, integrity, or availability of Sensitive Information or Systems.
“Sensitive Information” means (i) all Personal Information; and (ii) other confidential or proprietary business or customer data and trade secret information in the Company’s or its Subsidiaries’ possession, custody, or control.
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“Share” is defined in Section 1.6(a)(i).
“Software” means computer software programs and databases, including all source code, object code, firmware, specifications, designs and documentation therefor.
“Subsidiary” shall mean, with respect to any Person, an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity or financial interests.
“Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board (or committee thereof) determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and taking into account all relevant terms and conditions of such Acquisition Proposal that the Company Board (or a committee thereof) reasonably determines to be relevant, (a) is reasonably capable of being completed on the terms proposed, and (b) if consummated, would result in a transaction more favorable to the Company Stockholders (solely in their capacities as such) from a financial point of view than the Transactions (taking into account all legal, regulatory, financial, certainty of closing, timing and other aspects of such proposal that the Company Board (or a committee thereof) reasonably determines to be relevant and the Person making such proposal, and any revisions to this Agreement, the Equity Commitment Letters, the Guarantees, or any other binding written proposal made or offered in writing by Parent prior to the applicable time of such determination to the extent such proposal has not been withdrawn as of such time); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
“Surviving Corporation” is defined in Recital B of this Agreement.
“Systems” means all networks, servers, switches, endpoints, platforms, electronics, websites, software, storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Company or its Subsidiaries, including in connection with their products or services.
“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover Legal Requirements.
“Tax” shall mean any tax (including any income or similar tax, franchise tax, capital gains tax, capital stock tax, gross receipts tax, profits tax, license tax, severance tax, occupation tax, documentary tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, alternative tax, add-on tax, or any other fine, charge or levy in the nature of tax), including any interest, penalty or addition thereto, in each case imposed by or under the authority of any Governmental Body.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any amendment thereof.
“Termination Date” is defined in Section 6.1(c).
“Third-Party Payor Program” means such private, non-governmental healthcare programs, including to any private insurance program.
“Trade Control Laws” is defined in Section 2.14(a).
“Transaction Litigation” means any Legal Proceeding commenced or threatened against the Company or any of its Subsidiaries or Affiliates, including any directors or executive officers of the Company, or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantees or the Equity Commitment Letters.
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“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger.
“Treasury Regulations” shall mean the regulations promulgated under the Code.
“Willful Breach” shall mean a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement. Without limitation to the foregoing, it is agreed by the Parties that the following actions, if they occur, shall fall within the definition of Willful Breach: Failure of Parent or Merger Sub to close the Merger pursuant to Section 1.3 when all conditions set forth in Section 5.1 and Section 5.2 have been satisfied.
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ANNEX B

November 6, 2024
Board of Directors
Avid Bioservices, Inc.
14191 Myford Road
Tustin, California 92780
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (“Company Common Stock”), of Avid Bioservices, Inc. (the “Company”) of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Company, Space Finco, Inc. (the “Acquiror”) and Space Mergerco, Inc., a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock (other than shares to be cancelled and retired in accordance with the Agreement and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive $12.50 in cash (the “Consideration”).
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) reviewed information regarding the capitalization of the Company furnished to us by the Company; (iv) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) through (iii) of this paragraph, as well as the business and prospects of the Company generally; (v) reviewed the reported prices and trading activity for the Company Common Stock; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) considered the results of efforts by or on behalf of the Company, including by us at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of the Company; (viii) reviewed a draft, dated November 5, 2024, of the Agreement; (ix) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and, (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our analysis and opinion, we have relied on the information supplied to, discussed with or reviewed by us being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any such information). We have also relied on the representation of the Company’s management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading.
We have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.
399 Park Avenue | 4th Floor | New York, NY 10022
Moelis & Company LLC doing business as Moelis
B-1

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. Our opinion does not address the terms of any financing of the Transaction, including the likelihood of completion of any such financing, any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the holders of Company Common Stock. We are not expressing any opinion as to fair value, viability or the solvency of the Company following the closing of the Transaction. In rendering this opinion, we have assumed that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreement are accurate and correct, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Acquiror or the Transaction.
We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We also became entitled to a fee upon having substantially completed our work in connection with the delivery of our opinion, regardless of the conclusion reached herein. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, the Acquiror, GHO Capital Partners, LLP (“GHO”) and Ampersand Capital Group (“Ampersand”). We have provided investment banking and other services to GHO unrelated to the Transaction and in the future may provide such services to the Acquiror, GHO, Ampersand or their affiliates and have received and may receive compensation for such services. In the past two years prior to the date hereof, we acted as financial advisor to a portfolio company of GHO in a buy-side transaction and received compensation for our services.
This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders.

Very truly yours,
/s/ Moelis & Company LLC
MOELIS & COMPANY LLC

B-2

ANNEX C
Section 262 of the General Corporate Law of Delaware
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

AVID BIOSERVICES
Where collaboration, quality, and reliability meet.

AVID BIOSERVICES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

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V59715-S03893

AVID BIOSERVICES, INC.
Special Meeting of Stockholders
January 30, 2025 at 10:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Nicholas S. Green and Daniel R. Hart, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AVID BIOSERVICES, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 AM, Pacific Time on January 30, 2025, via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/CDMO2025SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

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